Exhibit 10.1
Execution Version
2025 REVOLVING FACILITY REPRICING AMENDMENT
This 2025 Revolving Facility Repricing Amendment dated as of August 21, 2025 (this “Amendment”), is by and among ALLIANCE LAUNDRY HOLDINGS LLC, a Delaware limited liability company (“Holdings”), ALLIANCE LAUNDRY SYSTEMS LLC, a Delaware limited liability company (the “Borrower”), ALLIANCE LAUNDRY (THAILAND) COMPANY LIMITED (the “Thai Borrower” and together with the Borrower, the “Borrowers”), CITIBANK, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”) and each Initial Revolving Facility Lender, Issuing Bank and Swingline Lender (each as defined in the Amended Credit Agreement (as defined below)) who has delivered a signature page hereto pursuant to Section 9.08 of the Existing Credit Agreement (as defined below).
W I T N E S S E T H:
WHEREAS, the Borrowers, Holdings, the Lenders from time to time party thereto and the Administrative Agent are parties to that certain Credit Agreement dated as of August 19, 2024 (as amended by the 2025 Refinancing Term B Facility Amendment dated as of February 20, 2025 the 2025 Revolving Facility Repricing Amendment dated as of February 20, 2025, the 2025-2 Refinancing Term B Facility Amendment dated as of August 21, 2025 and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the Amendment Effective Date (as defined below), the “Existing Credit Agreement”).
WHEREAS, in accordance with this Amendment and pursuant to Section 9.08 of the Existing Credit Agreement, Holdings, the Borrowers and the Initial Revolving Facility Lenders, Issuing Banks and Swingline Lenders party hereto (which constitute 100% of the Initial Revolving Facility Lenders, Issuing Banks and Swingline Lenders as of the Amendment Effective Date) desire to further modify the Existing Credit Agreement to amend the Applicable Margin for the Initial Revolving Facility Loans as further set forth herein.
Accordingly, in accordance with Section 9.08 of the Existing Credit Agreement, the Borrowers, Holdings, the Administrative Agent and the Initial Revolving Facility Lenders, Issuing Banks and Swingline Lenders party hereto agree as follows:
ARTICLE I
DEFINITIONS; INITIAL REVOLVING FACILITY
Section 1.01. Definitions. Unless otherwise defined herein, capitalized terms defined in the Existing Credit Agreement after giving effect to this Amendment (the “Amended Credit Agreement”) have the same meanings when used in this Amendment.
ARTICLE II
AMENDMENTS TO THE EXISTING CREDIT AGREEMENT
Section 2.01.    Amendments. Each of the parties hereto agrees that, effective on the Amendment Effective Date, the Existing Credit Agreement shall be amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages of the Existing Credit Agreement attached as Exhibit A hereto.

ARTICLE III
CONDITIONS TO EFFECTIVENESS AND FUNDING; EFFECT
Section 3.01. Conditions to Effectiveness of this Amendment. This Amendment shall become effective on the first date (the “Amendment Effective Date”) on which the following conditions precedent are satisfied (or waived by the Administrative Agent and all of the Initial Revolving Facility Lenders party hereto):
(a)    Execution and Delivery of this Amendment. The Administrative Agent (or its counsel) shall have received from Holdings, each Borrower, each Initial Revolving Facility Lender, each Issuing Bank and each Swingline Lender (i) a counterpart of this Amendment signed on behalf of such party or (ii) written evidence reasonably satisfactory to the Administrative Agent (which may include delivery of a signed signature page of this Amendment by facsimile or other means of electronic transmission (e.g., “pdf”) that such party has signed a counterpart of this Amendment.
(b)    Payment of Expenses. The Administrative Agent shall have received reimbursement or payment of all reasonable and documented out-of-pocket expenses (including reasonable and documented out-of-pocket fees, charges and disbursements of Paul Hastings LLP) of the Administrative Agent required to be reimbursed or paid by the Loan Parties hereunder or under any Loan Document on or prior to the Amendment Effective Date, in each case, to the extent invoiced at least three Business Days prior to the Amendment Effective Date.
(c)    Closing Certificates; Good Standing Certificates. The Administrative Agent (or its counsel) shall have received (i) customary certificates of the Secretary or Assistant Secretary or similar officer of each Loan Party party hereto dated the Amendment Effective Date and certifying that (1)(x) attached thereto is true and complete copies of the organizational documents of such Loan Parties or (y) that no modifications have been made to such organization documents delivered on the Closing Date or thereafter to the Administrative Agent and (2) attached thereto are customary resolutions or other evidence of authorization and incumbency of authorized officers of such Loan Parties and (ii) certificates of good standing from the secretary of state of the state of organization of such Loan Party.
(d)    Legal Opinion. The Administrative Agent (or its counsel) shall have received, on behalf of itself and the Initial Revolving Facility Lenders party hereto, a customary written opinion of Davis Polk & Wardwell LLP, as New York counsel for the Loan Parties (A) dated as of the Amendment Effective Date, (B) addressed to the Administrative Agent and the Initial Revolving Facility Lenders on the Amendment Effective Date and (C) in form and substance reasonably satisfactory to the Administrative Agent covering such matters relating to this Amendment and the other Loan Documents as the Administrative Agent shall reasonably request.
(e)    Know Your Customer; AML. To the extent such documentation has not been delivered previously, the Administrative Agent shall have received at least three (3) Business Days prior to the Amendment Effective Date all documentation and other information about any Loan Party required by U.S. regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, and if any Borrower qualifies as a “legal entity customer” under the “Beneficial Ownership Regulations” (31 CFR §1010.230), a Beneficial Ownership Certification in relation to such Borrower that has been reasonably requested in writing by the Administrative Agent at least five Business Days prior to the Amendment Effective Date.
For purposes of determining compliance with the conditions specified in this Section 3.01, each Initial Revolving Facility Lender, Issuing Bank and Swingline Lender party hereto shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to such Initial Revolving Facility Lenders, Issuing Banks or Swingline Lenders (as applicable), unless an officer of the Administrative Agent responsible for the transactions contemplated by this Amendment shall have received notice from such Initial Revolving Facility Lender, Issuing Bank or Swingline Lender prior to the Amendment Effective Date specifying its objection thereto. Without limitation of the foregoing, each Initial Revolving Facility Lender, Issuing Bank and Swingline Lender party hereto, the Administrative Agent and each of the other parties hereto acknowledge and irrevocably agree that each of the conditions set forth in this Section 3.01 has been satisfied (or waived by the Administrative Agent and each Initial Revolving Facility Lender, Issuing Bank and Swingline Lender party hereto) and that the Amendment Effective Date is August 21, 2025.
Section 3.02. Effects of this Amendment.
(a)    On the Amendment Effective Date, the Existing Credit Agreement will be automatically amended to reflect the amendments thereto provided for in this Amendment. The rights and obligations of the parties hereto shall be governed (i) prior to the Amendment Effective Date, by the Existing Credit Agreement and (ii) on and after the Amendment Effective Date, by this Amendment and the Amended Credit Agreement. Once the Amendment Effective Date has occurred, all references to the Existing Credit Agreement in any document, instrument, agreement, or writing shall be deemed to refer to the Amended Credit Agreement.
(b)    Each of Holdings and the Borrowers, on behalf of themselves and each other Loan Party, hereby (i) ratifies and reaffirms all of its payment and performance obligations (including with respect to the Guarantors, the “Guaranteed Obligations”), contingent or otherwise, under each of the Loan Documents to which it is a party, and (ii) ratifies and reaffirms the Guaranteed Obligations, each grant of a lien on, or security interest in, its property made pursuant to the Loan Documents (including, without limitation, the grant of security made by each Loan Party pursuant to each Security Document) and confirms that such Guaranteed Obligations, liens and security interests continue to guarantee and secure the Secured Obligations, in each case, on and subject to the terms and conditions set forth in the Amended Credit Agreement and the other Loan Documents.
(c)    Other than as specifically provided herein, this Amendment shall not operate as a waiver or amendment of any right, power or privilege of the Administrative Agent or any Lender under the Existing Credit Agreement or any other Loan Document or of any other term or condition of the Existing Credit Agreement or any other Loan Document, nor shall the entering into of this Amendment preclude the Administrative Agent and/or any Lender from refusing to enter into any further waivers or amendments with respect thereto. This Amendment is not intended by any of the parties hereto to be interpreted as a course of dealing which would in any way impair the rights or remedies of the Administrative Agent or any Lender except as expressly stated herein, and no Lender shall have any obligation to extend credit to the Borrowers other than pursuant to the strict terms of the Existing Credit Agreement and the other Loan Documents, as amended or supplemented to date (including by means of this Amendment). Except as specifically amended by this Amendment, the Loan Documents shall remain in full force and effect and are hereby ratified and confirmed.
(d)    This Amendment shall constitute a “Loan Document” for all purposes of the Existing Credit Agreement and the other Loan Documents and shall be construed, administered and applied in accordance with all of the terms and provisions of the Existing Credit Agreement (and, following the date hereof, the Amended Credit Agreement). From and after the Amendment Effective Date, each reference in the Existing Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import, and each reference to the Existing Credit Agreement in any other Loan Document shall be deemed a reference to the Amended Credit Agreement.

(e)    This Amendment shall not constitute a novation of the Existing Credit Agreement or any other Loan Document.
(f)    By its execution and delivery of this Amendment, each Initial Revolving Facility Lender, Issuing Bank and Swingline Lender party hereto hereby (i) authorizes, directs and instructs the Administrative Agent to execute and deliver on its behalf this Amendment, (ii) confirms and ratifies its indemnification obligations set forth in Section 8.07 of the Existing Credit Agreement as applicable to the execution and delivery by the Administrative Agent of this Amendment and the performance of its obligations hereunder, and (iii) acknowledges and agrees that the Administrative Agent shall rely on the foregoing authorization, direction, instruction, confirmation and ratification to execute and deliver this Amendment.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
Section 4.01. Representations and Warranties of the Borrowers. In order to induce the Administrative Agent and the Initial Revolving Facility Lenders, Issuing Banks and Swingline Lenders party hereto to enter into this Amendment, the Borrowers and Holdings represent and warrant, as of the Amendment Effective Date, as set forth below:
(a)    Authorization. The execution, delivery and performance by the Borrowers and Holdings of this Amendment (a) have been duly authorized by all corporate, partnership, limited liability company action or similar action required to be obtained by the Borrowers and Holdings and (b) will not (i) violate (A) any material provision of law, statute, rule or regulation applicable to the Borrowers and Holdings, (B) the certificate or articles of incorporation or formation or other constitutive documents (including any partnership, limited liability company or operating agreements or by-laws) of the Borrowers and Holdings, (C) any applicable order of any court or any rule, regulation or order of any Governmental Authority applicable to the Borrowers and Holdings or (D) any provision of any indenture, material agreement or other material instrument to which the Borrowers or Holdings is a party or by which any of them or any of their property is or may be bound, (ii) result in a breach of or constitute (alone or with due notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) under such indenture, material agreement or other material instrument, where any such conflict, violation or breach or default referred to in this Section 4.01(a) would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by the Borrowers or Holdings, other than the Liens created by the Loan Documents and Permitted Liens.
(b)    Enforceability. This Amendment has been duly executed and delivered by Holdings and the Borrowers and constitutes a legal, valid and binding obligation of the Borrowers and Holdings enforceable against the Borrowers or Holdings in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), (iii) implied covenants of good faith and fair dealing and (iv) the Legal Reservations.
(c)Representations and Warranties. The representations and warranties contained in Article III of the Amended Credit Agreement shall be true and correct in all material respects (other than representations and warranties qualified as to materiality or Material Adverse Effect, which shall be true and correct in all respects) as of the Amendment Effective Date; provided that any representations and warranties which expressly relate to a given date or period shall be required only to be true and correct in all material respects (other than representations and warranties qualified as to materiality or Material Adverse Effect, which shall be true and correct in all respects) as of such respective date or for the respective period, as the case may be.
ARTICLE V
MISCELLANEOUS
Section 5.01. Headings. The various headings of this Amendment are included for convenience of reference only and shall not affect the interpretation of this Amendment or any provision hereof.
Section 5.02. Execution in Counterparts; Electronic Execution. This Amendment may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract, and shall become effective as provided in Section 3.01. Delivery of an executed counterpart to this Amendment by facsimile transmission (or other electronic transmission pursuant to procedures approved by the Administrative Agent) shall be as effective as delivery of a manually signed original. Delivery of an executed counterpart of a signature page to this Amendment by facsimile or by email as a “.pdf” or “.tif” attachment shall be effective as delivery of a manually executed counterpart of this Amendment. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in this Amendment or any other document to be signed in connection with this Amendment and the transactions contemplated hereby shall be deemed to include electronic signatures, electronic records or the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
Section 5.03. Successors and Assigns. The provisions of this Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns to the extent such successors and assignees are permitted successors and assignees as provided in Section 8.09 or 9.04 of the Amended Credit Agreement.
Section 5.04. Amendments and Waivers. Neither this Amendment nor any terms hereof may be amended, supplemented, waived or modified except in accordance with the provisions of Section 9.08 of the Amended Credit Agreement.
Section 5.05. Governing Law. THIS AMENDMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER, INCLUDING BUT NOT LIMITED TO THE VALIDITY, INTERPRETATION, CONSTRUCTION, BREACH, ENFORCEMENT OR TERMINATION HEREOF AND THEREOF, AND WHETHER ARISING IN CONTRACT OR TORT OR OTHERWISE, SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS THEREOF (OTHER THAN NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1401 AND SECTION 5-1402).
Section 5.06. Submission to Jurisdiction; Waivers. This Amendment shall further be subject to the provisions of Section 9.15 of the Amended Credit Agreement mutatis mutandis.

Section 5.07. Waiver of Right to Trial by Jury. This Amendment shall further be subject to the provisions of Section 9.11 of the Amended Credit Agreement mutatis mutandis.
Section 5.08. Entire Agreement. This Amendment, the other Loan Documents and the agreements regarding certain fees referred to herein constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among or representations from the parties or their Affiliates with respect to the subject matter hereof is superseded by this Amendment and the other Loan Documents. Nothing in this Amendment or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Amendment or the other Loan Documents.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have duly executed this Amendment on the day and year first written above.

ALLIANCE LAUNDRY HOLDINGS
LLC, as Holdings

By:	/s/ Dean Nolden
Name: Dean Nolden
Title: Chief Financial Officer

ALLIANCE LAUNDRY SYSTEMS
LLC, as Borrower

By:	/s/ Dean Nolden
Name: Dean Nolden
Title: Chief Financial Officer
[Signature Page to 2025-2 Revolving Facility Repricing Amendment]

ALLIANCE LAUNDRY (THAILAND)
COMPANY LIMITED, as Thai Borrower

By:	/s/ Benjamin Leo Dobbs
Name: Benjamin Leo Dobbs
Title: Director
[Signature Page to 2025-2 Revolving Facility Repricing Amendment]

ADMINISTRATIVE AGENT:

CITIBANK N.A.,
as Administrative Agent

By:	/s/ Karan Kapoor
	Name:	Karan Kapoor
	Title:	Authorized Signatory
[Signature Page to 2025-2 Revolving Facility Repricing Amendment]

CITIBANK, N.A.,
as an Initial Revolving Facility Lender, an Issuing
Bank and a Swingline Lender

By:	/s/ Karan Kapoor
	Name:	Karan Kapoor
	Title:	Authorized Signatory
[Signature Page to 2025-2 Revolving Facility Repricing Amendment]

CITIBANK, N.A. BANGKOK BRANCH,
as an Initial Revolving Facility Lender, an Issuing Bank

By:	/s/ Achara Leevanichayakul

Name: Achara Leevanichayakul
Title: Thailand Global Network Banking Head
[Signature Page to 2025-2 Revolving Facility Repricing Amendment]

JPMORGAN CHASE BANK, N.A.,
as an Initial Revolving Facility Lender and an Issuing Bank

By:	/s/ Zachary Blaner

Name: Zachary Blaner
Title: Vice President
[Signature Page to 2025-2 Revolving Facility Repricing Amendment]

UBS, AG STAMFORD BRANCH
as an Initial Revolving Facility Lender and an Issuing Bank

By:	/s/ Larcy Naval

Name: Larcy Naval
Title: Director

By:	/s/ Joselin Fernandes

Name: Joselin Fernandes
Title: Director
[Signature Page to 2025-2 Revolving Facility Repricing Amendment]

BANK OF AMERICA, N.A.,
as an Initial Revolving Facility Lender and an Issuing Bank

By:	/s/ Craig DelDuca

Name: Craig DelDuca
Title: Credit Officer
[Signature Page to 2025-2 Revolving Facility Repricing Amendment]

MORGAN STANLEY SENIOR FUNDING, INC.,
as an Initial Revolving Facility Lender and an Issuing Bank

By:	/s/ Jack Kuhns

Name: Jack Kuhns
Title: Vice President
[Signature Page to 2025-2 Revolving Facility Repricing Amendment]

BANK OF MONTREAL,
as an Initial Revolving Facility Lender and an Issuing Bank

By:	/s/ Andrew Berryman

Name: Andrew Berryman
Title: Director
[Signature Page to 2025-2 Revolving Facility Repricing Amendment]

EXHIBIT A: Amended Credit Agreement
[See attached]

Exhibit A
Conformed through 2025-2 ~~Refinancing Term B~~ Revolving Facility Repricing Amendment dated August 21, 2025

CREDIT AGREEMENT
dated as of August 19, 2024
as amended on February 20, 2025
as further amended on February 20, 2025
as further amended on August 21, 2025
as further amended on August 21, 2025
by and among
ALLIANCE LAUNDRY HOLDINGS LLC,
as Holdings,
ALLIANCE LAUNDRY SYSTEMS LLC,
as the Borrower,
ALLIANCE LAUNDRY (THAILAND) COMPANY LIMITED,
as Thai Borrower,
THE LENDERS AND ISSUING BANKS PARTY HERETO FROM TIME TO TIME,
CITIBANK, N.A.,
as Administrative Agent,
CITIBANK, N.A.,
BMO CAPITAL MARKETS CORP.,
BOFA SECURITIES, INC.,
JPMORGAN CHASE BANK, N.A.,
MORGAN STANLEY SENIOR FUNDING, INC.
and
UBS SECURITIES LLC,
as Joint Lead Arrangers and Joint Bookrunners

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- ii -

- iii -

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Exhibits and Schedules

Exhibit A	Form of Assignment and Acceptance
Exhibit B	Form of Administrative Questionnaire
Exhibit C-1	Form of Borrowing Request
Exhibit C-2	Form of Swingline Borrowing Request
Exhibit D	Form of Interest Election Request
Exhibit E	Form of Permitted Loan Purchase Assignment and Acceptance
Exhibit F-1	Form of Non-Bank Tax Certificate (Lenders/Non-Partnerships)
Exhibit F-2	Form of Non-Bank Tax Certificate (Lenders/Partnerships)
Exhibit F-3	Form of Non-Bank Tax Certificate (Participants/Non-Partnerships)
Exhibit F-4	Form of Non-Bank Tax Certificate (Participants/Partnerships)
Exhibit G	Form of Solvency Certificate
Exhibit H	Form of Prepayment Notice
Exhibit I	Form of Compliance Certificate
Exhibit J-1	Form of Term Note
Exhibit J-2	Form of Revolving Note
Exhibit K-1	Form of Acceptable Permitted Junior Intercreditor Agreement
Exhibit K-2	Form of Acceptable Permitted Pari Passu Intercreditor Agreement
Exhibit L	Form of Thai Borrowing Receipt

Schedule 1.01(A)	Certain Excluded Equity Interests
Schedule 1.01(B)	Closing Date Immaterial Subsidiaries
Schedule 1.01(C)	Existing Roll-Over Letters of Credit and Bank Guarantees
Schedule 1.01(D)	Closing Date Unrestricted Subsidiaries
Schedule 1.01(E)	Mortgaged Properties
Schedule 1.01(F)	Existing Cash Management Banks and Hedge Banks
Schedule 2.01	Commitments
Schedule 2.05(l)	Specified Letter of Credit Sublimit
Schedule 3.04	Governmental Approvals
Schedule 3.09	Litigation; Compliance with Laws
Schedule 3.13	Taxes
Schedule 3.16	Environmental Matters
Schedule 5.12	Post-Closing Items
Schedule 5.16	Transactions with Affiliates
Schedule 6.01	Indebtedness
Schedule 6.02(a)	Liens
Schedule 6.04	Investments
Schedule 9.01	Notice Information
- v -

THIS CREDIT AGREEMENT, dated as of August 19, 2024 (as amended pursuant to that certain 2025 Refinancing Amendment (as defined below), that certain 2025 Revolving Facility Repricing Amendment (as defined below), that certain 2025-2 Refinancing Amendment (as defined below), that certain 2025-2 Revolving Facility Repricing Amendment (as defined below) and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), by and among ALLIANCE LAUNDRY HOLDINGS LLC, a Delaware limited liability company (“Holdings”), ALLIANCE LAUNDRY SYSTEMS LLC, a Delaware limited liability company (the “Borrower”), ALLIANCE LAUNDRY (THAILAND) COMPANY LIMITED (the “Thai Borrower”), the LENDERS party hereto from time to time and CITIBANK, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”) for the Lenders and Collateral Agent for the Secured Parties.
RECITALS
WHEREAS, in connection with the consummation of the Transactions (as defined herein), the Borrower has requested that the Lenders and the Issuing Banks hereunder extend credit in the form of (a) Initial Term B Loans in an original aggregate principal amount equal to $2,075,000,000, (b) an Initial USD Revolving Facility in an original aggregate committed principal amount of $225,000,000, and (c) an Initial Thai Baht Revolving Facility in an original aggregate committed principal amount of $25,000,000, in each case subject to increase as provided herein; and
WHEREAS, the Lenders and the Issuing Banks are willing to extend such credit to the Borrower and the Thai Borrower on the terms and subject to the conditions set forth herein.
WHEREAS, Holdings, the Borrower, the Administrative Agent and the 2025 Refinancing Term B Facility Lenders party thereto entered into that certain 2025 Refinancing Term B Facility Amendment (the “2025 Refinancing Amendment”), dated as of February 20, 2025 (the “2025 Refinancing Amendment Effective Date”).
WHEREAS, pursuant to the 2025 Refinancing Amendment, Holdings and the Borrower requested the 2025 Refinancing Term B Facility Lenders extend credit to the Borrower in the form of 2025 Refinancing Term B Loans (which constituted Refinancing Term Loans under this Agreement (including Section 2.23 hereof) substantially concurrent with the effectiveness of the 2025 Refinancing Amendment) in an original aggregate principal amount equal to $2,075,000,000.00, the proceeds of which were used on the 2025 Refinancing Amendment Effective Date to Refinance in full the Initial Term B Loans outstanding immediately prior to the 2025 Refinancing Amendment Effective Date, as set forth herein and therein.
WHEREAS, Holdings, the Borrower, the Administrative Agent and the 2025-2 Refinancing Term B Facility Lenders party thereto entered into that certain 2025-2 Refinancing Term B Facility Amendment (the “2025-2 Refinancing Amendment”), dated as of August 21, 2025 (the “2025-2 Refinancing Amendment Effective Date”).
WHEREAS, pursuant to the 2025-2 Refinancing Amendment, Holdings and the Borrower requested the 2025-2 Refinancing Term B Facility Lenders extend credit to the Borrower in the form of 2025-2 Refinancing Term B Loans (which constituted Refinancing Term Loans under this Agreement (including Section 2.23 hereof) substantially concurrent with the effectiveness of the 2025-2 Refinancing Amendment) in an original aggregate principal amount equal to $2,075,000,000, the proceeds of which were used on the 2025-2 Refinancing Amendment Effective Date to Refinance in full the Initial Term B

Loans outstanding immediately prior to the 2025-2 Refinancing Amendment Effective Date, as set forth herein and therein.
AGREEMENT
NOW, THEREFORE, for and in consideration of the premises herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:
ARTICLE I
Definitions
Section 1.01    Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:
“2025 Refinancing Amendment” has the meaning assigned to such term in the Recitals to this Agreement.
“2025 Refinancing Amendment Effective Date” has the meaning assigned to such term in the Recitals to this Agreement.
“2025 Refinancing Term B Facility” shall mean the 2025 Refinancing Term B Facility Commitments and the 2025 Refinancing Term B Loans made hereunder pursuant to the 2025 Refinancing Amendment.
“2025 Refinancing Term B Facility Commitments” shall have the meaning assigned to such term in the 2025 Refinancing Amendment. The aggregate amount of the 2025 Refinancing Term B Facility Commitments as of the 2025 Refinancing Amendment Effective Date is $2,075,000,000.00.
“2025 Refinancing Term B Facility Lender” shall have the meaning assigned to such term in the 2025 Refinancing Amendment.
“2025 Refinancing Term B Loans” shall have the meaning assigned to such term in the 2025 Refinancing Amendment. For the avoidance of doubt, all 2025 Refinancing Term B Loans outstanding immediately prior to the 2025-2 Refinancing Amendment Effective Date were refinanced in full by the 2025-2 Refinancing Term B Loans on the 2025-2 Refinancing Amendment Effective Date.
“2025 Revolving Facility Repricing Amendment” means the 2025 Revolving Facility Repricing Amendment dated as of February 20, 2025 among Holdings, the Borrowers, the Administrative Agent and each Initial Revolving Facility Lender, Issuing Bank and Swingline Lender.
“2025 Revolving Facility Repricing Amendment Effective Date” shall mean February 20, 2025.
“2025-2 Refinancing Amendment” has the meaning assigned to such term in the Recitals to this Agreement.
“2025-2 Refinancing Amendment Effective Date” has the meaning assigned to such term in the Recitals to this Agreement.

“2025-2 Refinancing Term B Facility” shall mean the 2025-2 Refinancing Term B Facility Commitments and the 2025-2 Refinancing Term B Loans made hereunder pursuant to the 2025-2 Refinancing Amendment.
“2025-2 Refinancing Term B Facility Commitments” shall have the meaning assigned to such term in the 2025-2 Refinancing Amendment. The aggregate amount of the 2025-2 Refinancing Term B Facility Commitments as of the 2025-2 Refinancing Amendment Effective Date is $2,075,000,000.
“2025-2 Refinancing Term B Facility Lender” shall have the meaning assigned to such term in the 2025-2 Refinancing Amendment.
“2025-2 Refinancing Term B Loans” shall have the meaning assigned to such term in the 2025-2 Refinancing Amendment.
“2025-2 Revolving Facility Repricing Amendment” means the 2025-2 Revolving Facility Repricing Amendment dated as of August 21, 2025 among Holdings, the Borrowers, the Administrative Agent and each Initial Revolving Facility Lender, Issuing Bank and Swingline Lender.
“2025-2 Revolving Facility Repricing Amendment Effective Date” shall mean August 21, 2025.
“ABR” shall mean, for any day, a fluctuating rate of interest per annum equal to the highest of (a) the Federal Funds Effective Rate in effect for such day plus 0.50%, (b) the Prime Rate in effect on such day and (c) Term SOFR plus 1.0%; provided that (i) in the case of Initial Revolving Facility Loans, if ABR shall be less than the Floor, such interest rate shall be deemed to be the Floor and (ii) in the case of Initial Term B Loans, if ABR shall be less than the applicable Floor, such interest rate shall be deemed to be such Floor. Any change in such rate due to a change in the Prime Rate, the Federal Funds Effective Rate or Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or Term SOFR, as the case may be.
“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.
“ABR Loan” shall mean any ABR Term Loan, ABR Revolving Loan or Swingline Loan.
“ABR Revolving Facility Borrowing” shall mean a Borrowing comprised of ABR Revolving Loans.
“ABR Revolving Loan” shall mean any Revolving Facility Loan bearing interest at a rate determined by reference to the ABR in accordance with the provisions of Article II.
“ABR Term Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the ABR in accordance with the provisions of Article II.
“ABR Term SOFR Determination Day” has the meaning assigned to such term in the definition of “Term SOFR”.
“Additional Borrower” has the meaning assigned to such term in Section 1.12(a).
“Adjusted EURIBOR” shall mean, with respect to any Eurocurrency Borrowing denominated in Euro for any Interest Period, an interest rate per annum equal to (a) the EURIBOR in effect for such Interest Period divided by (b) one minus the Statutory Reserves applicable to such Eurocurrency

Borrowing, if any; provided that, in the case of the Initial Revolving Facility Loans, if the Adjusted EURIBOR shall be less than the applicable Floor, such interest rate shall be deemed to be such Floor.
“Adjusted Term SOFR” means for purposes of any calculation, the rate per annum equal to Term SOFR for such calculation, provided that (i) in the case of Initial Revolving Facility Loans, if the Adjusted Term SOFR shall be less than the Floor, such interest rate shall be deemed to be the Floor and (ii) in the case of Initial Term B Loans, if the Adjusted Term SOFR shall be less than the applicable Floor, such interest rate shall be deemed to be such Floor.
“Adjustment Date” shall have the meaning assigned to such term in the definition of “Pricing Grid.”
“Administrative Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement, together with its permitted successors and assigns.
“Administrative Agent Fee Letter” shall mean the Agency Fee Letter dated as of August 1, 2024 among the Administrative Agent and the Borrower.
“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.12(c).
“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form of Exhibit B or such other form supplied by the Administrative Agent.
“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” shall mean, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. None of the Administrative Agent, the Arrangers, any Lender (other than any Affiliate Lender or any Debt Fund Affiliate) or any of their respective Affiliates shall be considered an Affiliate of Holdings or any subsidiary thereof.
“Affiliate Lender” shall have the meaning assigned to such term in Section 9.21(a).
“Agents” shall mean the Administrative Agent and the Collateral Agent.
“Agreement” shall have the meaning assigned to such term in the introductory paragraph of this Agreement, as may be amended, restated, supplemented or otherwise modified from time to time.
“Agreement Currency” has the meaning assigned to such term in Section 9.27.
“ALH” shall mean Alliance Laundry Holdings Inc., a Delaware corporation.
“ALH Preferred Equity” shall mean any Preferred Equity Interests issued by any Parent Entity after the Closing Date.
“ALH Thailand” means Alliance Laundry (Thailand) Company Limited.
“Alternative Currency” shall mean, collectively, (a) Euros, (b) solely with respect to Borrowings by, or issuance of Letters of Credit for, the Thai Borrower under the Thai Baht Revolving Facility, Thai Baht and (c) each other currency (other than Euros, Thai Baht (in the case of the Thai Baht Revolving

Facility) or Dollars) that is approved for use in accordance with Section 1.10 in connection with Revolving Facility Loans, Letters of Credit or Swingline Loans, as the case may be.
“Alternative Currency Equivalent” shall mean at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the Issuing Bank, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.
“ALTR LLC” shall have the meaning assigned to such term in the definition of “Securitization Entity.”
“Anti-Corruption Laws” shall have the meaning assigned to such term in Section 3.22.
“Applicable Thai Baht Revolver Commitment Fee Rate” shall mean for any day 0.375% per annum; provided, however, that on and after the first Adjustment Date occurring after delivery of the financial statements and any Compliance Certificate required by Section 5.04 upon the completion of one full fiscal quarter of the Borrower after the Closing Date, the “Applicable Thai Baht Revolver Commitment Fee Rate” will be determined pursuant to the Pricing Grid.
“Applicable USD Revolver Commitment Fee Rate” shall mean for any day 0.375% per annum; provided, however, that on and after the first Adjustment Date occurring after delivery of the financial statements and any Compliance Certificate required by Section 5.04 upon the completion of one full fiscal quarter of the Borrower after the Closing Date, the “Applicable USD Revolver Commitment Fee Rate” will be determined pursuant to the Pricing Grid.
“Applicable Date” shall have the meaning assigned to such term in Section 2.24(a).
“Applicable Margin” shall mean for any day (i) with respect to any Initial USD Revolving Facility Loan, (x) prior to (but excluding) the 2025 Revolving Facility Repricing Amendment Effective Date, 3.25% per annum in the case of any Term SOFR Loan or Eurocurrency Loan and 2.25% per annum in the case of any ABR Loan; provided, however, that on and after the first Adjustment Date occurring after delivery of the financial statements and any Compliance Certificate required by Section 5.04 upon the completion of one full fiscal quarter of the Borrower after the Closing Date, the “Applicable Margin” with respect to any Initial USD Revolving Facility Loan will be determined pursuant to the Pricing Grid ~~and~~, (y) from and after (and including) the 2025 Revolving Facility Repricing Amendment Effective Date but prior to the 2025-2 Revolving Facility Repricing Amendment Effective Date, 2.50% per annum in the case of any Term SOFR Loan or Eurocurrency Loan and 1.50% per annum in the case of any ABR Loan; provided, however, that on and after the first Adjustment Date occurring after delivery of the financial statements and any Compliance Certificate required by Section 5.04 upon the completion of the first fiscal quarter of the Borrower after the 2025 Revolving Facility Repricing Amendment Effective Date, the “Applicable Margin” with respect to any Initial USD Revolving Facility Loan will be determined pursuant to the Pricing Grid and (z) from and after (and including) the 2025-2 Revolving Facility Repricing Amendment Effective Date, 2.25% per annum in the case of any Term SOFR Loan or Eurocurrency Loan and 1.25% per annum in the case of any ABR Loan; provided, however, that on and after the first Adjustment Date occurring after delivery of the financial statements and any Compliance Certificate required by Section 5.04 upon the completion of the first fiscal quarter of the Borrower after the 2025-2 Revolving Facility Repricing Amendment Effective Date, the “Applicable Margin” with respect to any Initial USD Revolving Facility Loan will be determined pursuant to the Pricing Grid, (ii) with respect to any Initial Thai Baht Revolving Facility Loan, (x) prior to (but excluding) the 2025

Revolving Facility Repricing Amendment Effective Date, 3.25% per annum in the case of any Term SOFR Loan or RFR Loan and 2.25% per annum in the case of any ABR Loan; provided, however, that on and after the first Adjustment Date occurring after delivery of the financial statements and any Compliance Certificate required by Section 5.04 upon the completion of one full fiscal quarter of the Borrower after the Closing Date, the “Applicable Margin” with respect to any Initial Thai Baht Revolving Facility Loan will be determined pursuant to the Pricing Grid ~~and~~, (y) from and after (and including) the 2025 Revolving Facility Repricing Amendment Effective Date but prior to the 2025-2 Revolving Facility Repricing Amendment Effective Date, 2.50% per annum in the case of any Term SOFR Loan or RFR Loan and 1.50% per annum in the case of any ABR Loan; provided~~,~~ however, that on and after the first Adjustment Date occurring after delivery of the financial statements and any Compliance Certificate required by Section 5.04 upon the completion of the first fiscal quarter of the Borrower after the 2025 Revolving Facility Repricing Amendment Effective Date, the “Applicable Margin” with respect to any Initial Thai Baht Revolving Facility Loan will be determined pursuant to the Pricing Grid and (z) from and after (and including) the 2025-2 Revolving Facility Repricing Amendment Effective Date, 2.25% per annum in the case of any Term SOFR Loan or RFR Loan and 1.25% per annum in the case of any ABR Loan; provided, however, that on and after the first Adjustment Date occurring after delivery of the financial statements and any Compliance Certificate required by Section 5.04 upon the completion of one fiscal quarter of the Borrower after the 2025-2 Revolving Facility Repricing Amendment Effective Date, the “Applicable Margin” with respect to any Initial Thai Baht Revolving Facility Loan will be determined pursuant to the Pricing Grid, (iii) solely prior to the 2025 Refinancing Amendment Effective Date, with respect to any Initial Term B Loan, 3.50% per annum in the case of any Term SOFR Loan and 2.50% per annum in the case of any ABR Loan; provided, however, that on and after the first Adjustment Date occurring after delivery of the financial statements and any Compliance Certificate required by Section 5.04 upon the completion of one full fiscal quarter of the Borrower after the Closing Date, the “Applicable Margin” with respect to any Initial Term B Loan will be determined pursuant to the Pricing Grid, (iv) from and after the 2025 Refinancing Amendment Effective Date but prior to the 2025-2 Refinancing Amendment Effective Date, with respect to any Initial Term B Loans, 2.75% per annum in the case of any Term SOFR Loan and 1.75% per annum in the case of any ABR Loan; provided, however, that on and after the first Adjustment Date occurring after delivery of the financial statements and any Compliance Certificate required by Section 5.04 upon the completion of the first fiscal quarter of the Borrower after the 2025 Refinancing Amendment Effective Date, the “Applicable Margin” with respect to any Initial Term B Loan will be determined pursuant to the Pricing Grid and (v) from and after the 2025-2 Refinancing Amendment Effective Date, with respect to any Initial Term B Loans, 2.25% per annum in the case of any Term SOFR Loan and 1.25% per annum in the case of any ABR Loan; provided, however, that on and after the first Adjustment Date occurring after delivery of the financial statements and any Compliance Certificate required by Section 5.04 upon the completion of the first fiscal quarter of the Borrower after the 2025-2 Refinancing Amendment Effective Date, the “Applicable Margin” with respect to any Initial Term B Loan will be determined pursuant to the Pricing Grid.
“Applicable Period” shall mean, with respect to any Excess Cash Flow Period, (i) such Excess Cash Flow Period and (ii) at the election of the Borrower with respect to any specified deduction to Excess Cash Flow or the ECF Payment Amount, the period from the end of such Excess Cash Flow Period until the date of required prepayment pursuant to Section 2.11(c) with respect to such Excess Cash Flow Period.
“Approved Fund” shall have the meaning assigned to such term in Section 9.04(b)(ii).

“Arranger Fee Letter” shall mean the Arranger Fee Letter dated as of August 1, 2024 among the Arrangers and the Borrower.
“Arrangers” shall mean, (x) with respect to the Initial Term Loans issued on the Closing Date, collectively, Citibank, N.A., BMO Capital Markets Corp., BofA Securities, Inc., JPMorgan Chase Bank, N.A., Morgan Stanley Senior Funding, Inc. and UBS Securities LLC, in their capacities as joint lead arrangers and joint bookrunners and (y) with respect to the 2025 Refinancing Term B Facility, Citigroup Global Markets Inc., BMO Capital Markets Corp., BofA Securities, Inc., JPMorgan Chase Bank, N.A., Morgan Stanley Senior Funding, Inc. and UBS Securities LLC, in their capacity as joint lead arrangers and (z) with respect to the 2025-2 Refinancing Term B Facility, Citibank, N.A., BMO Capital Markets Corp., BofA Securities, Inc., JPMorgan Chase Bank, N.A., Morgan Stanley Senior Funding, Inc. and UBS Securities LLC, in their capacity as joint lead arrangers and joint bookrunners.
“Asset Sale” shall mean any loss, damage, destruction or condemnation of, or any Disposition (including any sale and leaseback of assets) to any Person of, any asset or assets of the Borrower or any Loan Party.
“Assignee” shall have the meaning assigned to such term in Section 9.04(b)(i).
“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an Assignee, and accepted by the Administrative Agent and the Borrower (if required by Section 9.04), in the form of Exhibit A or such other form (including electronic documentation generated by use of an electronic platform) as shall be approved by the Administrative Agent and reasonably satisfactory to the Borrower.
“Availability Period” shall mean, (a) with respect to the Initial USD Revolving Facility Commitments, the period from and including the Closing Date to but excluding the earlier of the Initial USD Revolving Facility Maturity Date and the date of termination of all of the Initial USD Revolving Facility Commitments, (b) with respect to the Initial Thai Baht Revolving Facility Commitments, the period from and including the Closing Date to but excluding the earlier of the Initial Thai Baht Revolving Facility Maturity Date and the date of termination of all of the Initial Thai Baht Revolving Facility Commitments and (c) with respect to any other Class of Revolving Facility Commitments, the period from and including the effective date for such Class of Revolving Facility Commitments to but excluding the earlier of the Revolving Facility Maturity Date for such Class and the date of termination of the Revolving Facility Commitments of such Class.
“Available RDP Reallocation Amount” shall mean the amount of Restricted Debt Payments that may be made at the time of determination pursuant to Section 6.09(b)(F) minus (in each case unless reallocated or reclassified in accordance with this Agreement) the Available RDP Reallocation Amount utilized by the Borrower on or prior to such time of determination to make additional Investments pursuant to Section 6.04(ii).
“Available RP Capacity Amount” shall mean the amount of Restricted Payments that may be made at the time of determination pursuant to Section 6.06 minus the aggregate amount of the Available RP Capacity Amount utilized by the Borrower or any Subsidiary to incur outstanding Indebtedness and/or Liens pursuant to Section 6.01(hh) and/or Section 6.02(ii), without duplication.
“Available RP Reallocation Amount” shall mean the amount of Restricted Payments that may be made at the time of determination pursuant to Section 6.06(j) minus (in each case unless reallocated or reclassified in accordance with this Agreement) the Available RP Reallocation Amount utilized by the

Borrower on or prior to such time of determination to (x) make additional Investments pursuant to Section 6.04(ii) or (y) make additional Restricted Debt Payments pursuant to Section 6.09(b)(F).
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.14(d).
“Available Unused Commitment” shall mean, (a) with respect to a USD Revolving Facility Lender under any Class of USD Revolving Facility Commitments at any time, an amount equal to the amount by which (x) the applicable USD Revolving Facility Commitment of such USD Revolving Facility Lender in respect of that Class of USD Revolving Facility Commitments at such time exceeds (y) the applicable USD Revolving Facility Credit Exposure of such USD Revolving Facility Lender in respect of that Class at such time and (b) with respect to a Thai Baht Revolving Facility Lender under any Class of Thai Baht Revolving Facility Commitments at any time, an amount equal to the amount by which (x) the applicable Thai Baht Revolving Facility Commitment of such Thai Baht Revolving Facility Lender in respect of that Class of Thai Baht Revolving Facility Commitments at such time exceeds (y) the applicable Thai Baht Revolving Facility Credit Exposure of such Thai Baht Revolving Facility Lender in respect of that Class at such time.
“Available URS Reallocation Amount” shall mean the amount of Investments in Unrestricted Subsidiaries that may be made at the time of determination pursuant to Section 6.04(ee) minus (in each case unless reallocated or reclassified in accordance with this Agreement) the Available URS Reallocation Amount utilized by the Borrower on or prior to such time of determination to make additional Investments pursuant to Section 6.04(ii).
“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” shall mean (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their Affiliates (other than through liquidation, administration or other insolvency proceedings).
“BDT Badger” shall mean BDT Badger Holdings, LLC, a Delaware limited liability company.
“BDT Investor” shall mean BDT Capital Partners, LLC and its Controlled Investment Affiliates.
“Benchmark” shall mean (a) with respect to Dollars, initially, the Term SOFR Reference Rate and (b) with respect to Euros, initially, EURIBOR, (c) with respect to Thai Baht, initially, THOR and (d) with respect to any other Alternative Currency, initially, any benchmark for the determination of a rate of interest for Loans denominated in such Alternative Currency; provided that, if a replacement of any

Benchmark has occurred pursuant to Section 2.14, then such Benchmark shall be replaced with the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.
“Benchmark Replacement” shall mean, with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:
(a)    with respect to Dollars, Daily Simple SOFR; or
(b)    the sum of (i) the alternate benchmark rate that has been jointly selected by the Administrative Agent and the Borrower giving due consideration to (x) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (y) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the then-current Benchmark syndicated credit facilities denominated in the applicable currency at such time and (ii) the Benchmark Replacement Adjustment.
If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the applicable Floor (if any), then the applicable Benchmark Replacement will be deemed to be the applicable Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been jointly selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable currency at such time.
“Benchmark Replacement Conforming Changes” shall mean, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.16 and other technical, administrative or operational matters) that the Administrative Agent, in consultation with the Borrower, decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent, in consultation with the Borrower, decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Benchmark Replacement Date” shall mean the earlier to occur of the following events with respect to the then-current Benchmark: (i) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the then-current Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or the published component used in the calculation thereof); or (ii) in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which all Available Tenors of such Benchmark (or the published component used in the calculation thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date. For the avoidance of doubt, if such Benchmark is a term rate, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (i) or (ii) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” shall mean the occurrence of one or more of the following events with respect to the then-current Benchmark:
1.a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);
2.a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or
3.a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.
For the avoidance of doubt, if such Benchmark is a term rate, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” shall mean, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the then-current Benchmark and solely to the extent that the then-current Benchmark has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document pursuant to Section 2.14.
“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.
“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”
“Big Boy Letter” shall mean a letter from a Lender acknowledging that (i) an assignee may have information regarding Holdings, the Borrower and its Subsidiaries, their ability to perform the Loan Obligations or any other material information that has not previously been disclosed to the Administrative Agent and the Lenders (“Excluded Information”), (ii) the Excluded Information may not be available to such Lender, (iii) such Lender has independently and without reliance on any other party made its own analysis and determined to assign Term Loans to such assignee pursuant to Section 9.04 notwithstanding its lack of knowledge of the Excluded Information and (iv) such Lender permanently waives and releases any and all claims it may have against the Administrative Agent, such assignee (and its Affiliates), Holdings, the Borrower and its Subsidiaries with respect to the nondisclosure of the Excluded Information; or otherwise in form and substance reasonably satisfactory to such assignee, the Administrative Agent and assigning Lender.
“Board of Directors” shall mean, as to any Person, the board of directors or other governing body of such Person, or if such Person is owned or managed by a single entity, the board of directors or other governing body of such entity.
“Bona Fide Debt Fund” shall mean any debt fund, investment vehicle, regulated bank or non-regulated lending entity that is primarily engaged in making, purchasing, holding or otherwise investing in commercial loans or bonds and/or similar extensions of credit in the ordinary course of business (and not primarily engaged in investing in distressed or opportunistic decisions) and which is managed, sponsored or advised by any Person controlling, controlled by or under common control with (a) any bona fide business competitor of Holdings or the Borrower and/or any of its Subsidiaries or (b) any Affiliate of such competitor, but, in each case, with respect to which no personnel involved with any investment in such Person or the management, control or operation of such Person (i) makes, has the right to make or participates with others in making any investment decisions with respect to such Person or (ii) has access to any information (other than information that is publicly available) relating to Holdings, the Borrower or its Subsidiaries or any entity that forms a part of any of their respective businesses; it being understood and agreed that the term “Bona Fide Debt Fund” shall not include any Person that is separately identified to the Arrangers or the Administrative Agent in accordance with clause (i) of the definition of “Ineligible Institution” or any reasonably identifiable Affiliate of any such Person on the basis of such Affiliate’s name.
“Bookrunners” shall mean (x) with respect to the Initial Term Loans issued on the Closing Date, the Joint Bookrunners, (y) with respect to the 2025 Refinancing Term B Facility, Citigroup Global Markets Inc., in its capacity as sole bookrunner and (z) with respect to the 2025-2 Refinancing Term B Loans, the Joint Bookrunners.
“Borrower” shall have the meaning assigned to such term in the recitals hereto.
“Borrower Materials” shall have the meaning assigned to such term in Section 9.17(a).
“Borrowing” shall mean a group of Loans of a single Type under a single Facility, and made on a single date and, in the case of Term SOFR Loans or Eurocurrency Loans, as to which a single Interest Period is in effect.
“Borrowing Minimum” shall mean (a) in the case of Term SOFR Loans or Eurocurrency Loans, an amount the Dollar Equivalent of which is $1,000,000, (b) in the case of ABR Loans, $1,000,000 and (c) in the case of Swingline Loans or RFR Loans, an amount the Dollar Equivalent of which is $500,000.
“Borrowing Multiple” shall mean (a) in the case of Term SOFR Loans or Eurocurrency Loans, an amount the Dollar Equivalent of $250,000, (b) in the case of ABR Loans, an amount in the Dollar Equivalent of which is $250,000 and (c) in the case of Swingline Loans or RFR Loans, an amount the Dollar Equivalent of which is $100,000.
“Borrowing Request” shall mean a request by the Borrower or the Thai Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C-1 or another form approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent).
“Budget” shall have the meaning assigned to such term in Section 5.04(e).
“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that when used in connection with a (i) Eurocurrency Loan denominated in Euros, including any interest rate settings as to any such Eurocurrency Loan, any fundings, disbursements, settlements and payments in Euros in respect of any such Eurocurrency Loan, or any other dealings in Euros to be carried out pursuant to this Agreement in respect of any such Eurocurrency Loan, the term “Business Day” shall mean a TARGET Day, (ii) Term SOFR Loan, including any interest rate settings as to any such Term SOFR Loan, any fundings, disbursements, settlements and payments in such currency in respect of any such Term SOFR Loan, or any other dealings in such currency to be carried out pursuant to this Agreement in respect of any such Term SOFR Loan, the term “Business Day” shall mean a U.S. Government Securities Business Day or (iii) RFR Loan, including any interest rate settings as to any such Eurocurrency Loan, any fundings, disbursements, settlements and payments in Thai Baht in respect of any such RFR Loan, or any other dealings in Thai Baht to be carried out pursuant to this Agreement in respect of any such RFR Loan, the term “Business Day” shall also exclude any day on which banks are authorized or required by law to be closed in Bangkok, Thailand.
“Capital Expenditures” shall mean, for any Person in respect of any period, the aggregate of all expenditures incurred by such Person during such period that, in accordance with GAAP, are or should be included in “additions to property, plant or equipment” or similar items reflected in the statement of cash flows of such Person.
“Capitalized Software Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in accordance with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of such Person and its subsidiaries.
“Captive Insurance Subsidiary” shall mean any Subsidiary of the Borrower subject to regulation as an insurance company (or any Subsidiary thereof).
“Cash Collateralize” shall mean to pledge and deposit with or deliver to the Collateral Agent, for the benefit of one or more of the Issuing Banks or Lenders, as collateral for Revolving L/C Exposure or obligations of the Lenders to fund participations in respect of Revolving L/C Exposure, cash or deposit account balances or, if the Administrative Agent and each applicable Issuing Bank shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and each applicable Issuing Bank. “Cash Collateral”, “Cash Collateralization” and “Cash Collateralized” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“Cash Interest Coverage Ratio” shall mean on any date, the ratio of EBITDA to Consolidated Ratio Interest Expense of the Borrower and its Subsidiaries for the applicable Test Period.
“Cash Management Agreement” shall mean any agreement to provide to Holdings, the Borrower or any Subsidiary cash management services for collections, treasury management services (including controlled disbursement, overdraft, automated clearing house fund transfer services, cash pooling and concentration, return items and interstate depository network services), any demand deposit, payroll, trust or operating account relationships, commercial credit cards, merchant card, purchase or debit cards, non-card e-payables services, supplier financing, and other cash management services, including electronic funds transfer services, lockbox services, stop payment services and wire transfer services.
“Cash Management Bank” shall mean any Person that, at the time it enters into a Cash Management Agreement (or on the Closing Date), is (or is an Affiliate of a Person that is) (a) an Agent, an Arranger, a Lender or an Affiliate of any such Person, in each case, in its capacity as a party to such Cash Management Agreement, regardless of whether any such Person shall thereafter cease to be an Agent, an Arranger or a Lender or an Affiliate of any of the foregoing, (b) from time to time identified to the Administrative Agent by the Borrower in writing as a Cash Management Bank hereunder or (c) listed in Schedule 1.01(F).
“Change of Control” shall be deemed to occur if:
(a)    (i) at any time prior to a Qualified IPO, the Permitted Holders in the aggregate shall at any time cease to have, directly or indirectly, the power to vote or direct the voting of at least a majority of the Voting Stock of the Borrower or (ii) at any time on and after a Qualified IPO, any Person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act as in effect on the Closing Date, but excluding (A) any employee benefit plan of such Person, entity or “group” and its subsidiaries and any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan and (B) any underwriter in connection with any Qualified IPO), other than the Permitted Holders (or any holding company parent of the Borrower owned directly or indirectly by the Permitted Holders), shall at any time have acquired direct or indirect beneficial ownership (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act as in effect on the Closing Date) of voting power of the outstanding Voting Stock of the Borrower having more than the greater of (1) 45% of the ordinary voting power for the election of the Board of Directors of the Borrower and (2) the percentage of the total ordinary voting power for the election of the Board of Directors of the Borrower collectively held, directly or indirectly, by the Permitted Holders, unless in the case of either clause (i) or (ii) of this clause (a), the Permitted Holders have, at such time, the right or the ability by voting power, contract or otherwise to elect at least a majority of the members of the Board of Directors of the Borrower or any Parent Entity; or
(b)    Holdings shall fail to directly own 100% of the issued and outstanding Equity Interests of the Borrower (other than in connection with or after a Qualified IPO, IPO Reorganization Transactions or a Permitted Reorganization or temporarily during the consummation of the Transactions).
Notwithstanding the foregoing, for the purposes of this definition, a passive holding company, special purpose acquisition vehicle, Parent Entity (including any Parent Entity established in connection with a Qualified IPO) or a subsidiary or any of the foregoing shall not be considered a Person, entity or “group” and instead the equityholders of such passive holding company or special purpose acquisition vehicle (other than any other passive holding company or special purpose acquisition vehicle) shall be considered.
Notwithstanding the foregoing or any provision of Section 13(d)-3 of the Exchange Act as in effect on the Closing Date, (i) a Person, entity or “group” shall be deemed not to beneficially own Voting Stock subject to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the Voting Stock in connection with the transactions contemplated by such agreement and (ii) a Person, entity or “group” other than the Permitted Holders will not be deemed to beneficially own the Voting Stock of another Person or entity as a result of its ownership of the Voting Stock or other securities of such other Person or entity’s parent entity (or related contractual rights) unless (A) it owns 50% or more of the total voting power of the Voting Stock entitled to vote for the election of the Board of Directors of such parent entity and (B) the members of the Board of Directors of such parent entity elected by the Person, entity or “group” have a majority of the aggregate votes on the Board of Directors of such parent entity.
“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the Closing Date, (b) any change in law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender (or, for purposes of Section 2.15(b), by any Lending Office of such Lender or by such Lender’s holding company, if any) with any written request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date; provided, however, that notwithstanding anything herein to the contrary, (x) all requests, rules, guidelines or directives under or issued in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act, all interpretations and applications thereof and any compliance by a Lender with any request or directive relating thereto and (y) all requests, rules, guidelines or directives promulgated under or in connection with, all interpretations and applications of, or any compliance by a Lender with any request or directive relating to International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States of America or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case under clauses (x) and (y) be deemed to be a “Change in Law,” but only to the extent a Lender is imposing applicable increased costs or costs in connection with capital adequacy requirements similar to those described in clauses (a) and (b) of Section 2.15 generally on other borrowers of loans under United States of America credit facilities, which, as a credit matter, are similarly situated to the Borrower or Thai Borrower, as applicable.
“Charges” shall have the meaning assigned to such term in Section 9.09.
“Class” shall mean, (a) when used in respect of any Loan or Borrowing, whether such Loan or the Loans comprising such Borrowing are Initial Term B Loans (including the 2025 Refinancing Term B Loans and the 2025-2 Refinancing Term B Loans), any Other Term Loans, Initial USD Revolving Facility Loans, Initial Thai Baht Revolving Facility Loans, Incremental Revolving Loans, Extended Revolving Loans or Replacement Revolving Loans and (b) when used in respect of any Commitment, whether such Commitment is in respect of a commitment to make Initial Term B Loans (including 2025 Refinancing Term B Loans and the 2025-2 Refinancing Term B Loans), any Other Term Loans, Initial USD Revolving Facility Loans, Initial Thai Baht Revolving Facility Loans, Incremental Revolving Loans, Extended Revolving Loans or Replacement Revolving Loans. Other Term Loans, Incremental Revolving Loans, Extended Revolving Loans and Replacement Revolving Loans that have different terms and conditions (together with the Commitments in respect thereof) from the Initial Term B Loans (including the 2025 Refinancing Term B Loans and the 2025-2 Refinancing Term B Loans), the Initial USD Revolving Facility Loans or the Initial Thai Baht Revolving Facility Loans, respectively, and from each other Class of Loans or Commitments, as applicable, shall each be construed to be in separate and distinct Classes. Pursuant to the 2025 Refinancing Amendment and the 2025-2 Refinancing Amendment, respectively, for all purposes of this Agreement, the 2025 Refinancing Term B Loans, the 2025-2 Refinancing Term B Loans and the Initial Term B Loans shall be deemed to be of the same “Class”.
“Closing Date” shall mean August 19, 2024.
“Closing Date Dividend” means the making of dividends or distributions by the Borrower to Holdings (which may make dividends and distribution to ALH or any other Parent Entity) with proceeds of Loans advanced on the Closing Date or cash on the balance sheet of the Borrower and its Subsidiaries for the repurchase or redemption of Equity Interests of ALH or any Parent Entity in an amount not to exceed $900,000,000.
“CNI Growth Amount” shall mean, at any date of determination, an amount (which amount shall not be less than zero) equal to 50% of Consolidated Net Income for the cumulative period from the first day of the fiscal quarter of the Borrower during which the Closing Date occurs to and including the last day of the most recently ended fiscal quarter of the Borrower prior to such date for which consolidated financial statements required pursuant to Section 5.04 have been delivered or, at the Borrower’s election, are internally available (treated as one accounting period).
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Collateral” shall mean all the “Collateral” as defined in the Security Agreement and shall also include any Mortgaged Properties and all other property that is subject to any Lien in favor of the Secured Parties and/or the Administrative Agent, the Collateral Agent or any Subagent for the benefit of the Secured Parties to secure the Secured Obligations pursuant to any Security Document. For the avoidance of doubt, in no event shall “Collateral” include any Excluded Property.
“Collateral Agent” shall mean the Administrative Agent acting as collateral agent for the Secured Parties, together with its successors and permitted assigns in such capacity.
“Collateral and Guarantee Requirement” shall mean the requirement that (in each case in accordance with and subject to Section 5.10 and Schedule 5.12):
(a)    on the Closing Date, the Collateral Agent shall have received (i) a completed Perfection Certificate, dated the Closing Date and signed by a Responsible Officer of the Borrower, together with all attachments contemplated thereby, (ii) from Holdings, the Borrower and each Subsidiary Loan Party, a counterpart of the Guarantee Agreement and of each Security Document, in each case to which it is to be a party as of the Closing Date, in each case duly executed and delivered on behalf of such Person (it being understood that any Guarantee by Holdings shall be “non-recourse” with recourse limited to Equity Interests of the Borrower), (iii) the results of customary lien searches made with respect to the Loan Parties in the jurisdictions contemplated by the Perfection Certificate and (iv) evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such searches are Permitted Liens or have been, or will be simultaneously or substantially concurrently with the closing under this Agreement, released (or arrangements reasonably satisfactory to the Administrative Agent for such release shall have been made);
(b)    on the Closing Date, (i)(x) all outstanding Equity Interests directly owned by the Loan Parties, other than Excluded Securities, and (y) all intercompany Indebtedness owing to any Loan Party, other than Excluded Securities, shall have been pledged to the Collateral Agent to the extent required to be pledged pursuant to the Security Agreement and (ii) the Collateral Agent shall have received certificates or other instruments (if any) representing such Equity Interests (other than certificates or instruments issued by Subsidiaries of the Borrower that are not received from the Borrower on or prior to the Closing Date after using commercially reasonable efforts) and any notes or other instruments, in each case to the extent required to be delivered pursuant to the Security Agreement, together with stock powers, note powers or other instruments of transfer (if applicable) with respect thereto endorsed in blank;
(c)    in the case of any Person (other than a Designated Guarantor) that becomes and remains a Subsidiary Loan Party after the Closing Date, the Collateral Agent shall have received, within the time period set forth in Section 5.10(b) (i) a supplement to the Security Agreement (or, at the option of the Subsidiary Loan Party, a new security agreement in substantially similar form or such other form reasonably satisfactory to the Collateral Agent), (ii) a supplement to the Guarantee Agreement (or, at the option of the Subsidiary Loan Party, a new guarantee agreement in substantially similar form or such other form reasonably satisfactory to the Collateral Agent) and (iii) supplements to the other Security Documents (or, at the option of the Subsidiary Loan Party, new Security Documents in substantially similar form or such other form reasonably satisfactory to the Collateral Agent), if applicable;
(d)    in the case of any Person that is a Designated Guarantor and that becomes and remains a Subsidiary Loan Party after the Closing Date, the Collateral Agent shall have received, by such time as the Administrative Agent shall agree in its reasonable discretion (i) such Security Documents as are customary for the jurisdiction of organization of such Designated Guarantor and reasonably requested by the Collateral Agent, pursuant to which such Designated Guarantor shall grant security over substantially all of its assets, other than Excluded Property, in favor of the Collateral Agent (for the benefit of the Secured Parties) and (ii) a supplement to the Guarantee Agreement (or, at the option of the

Subsidiary Loan Party, a new guarantee agreement in substantially similar form or such other form reasonably satisfactory to the Collateral Agent);
(e)    after the Closing Date, (x) all outstanding Equity Interests of any Person that becomes a Subsidiary Loan Party after the Closing Date that are directly owned by any Loan Party and (y) subject to Section 5.10(d), all Equity Interests directly acquired by a Loan Party after the Closing Date, other than Excluded Securities, in each case shall have been pledged pursuant to the Security Agreement, together with stock powers or other instruments of transfer (if applicable) with respect thereto endorsed in blank;
(f)    except as otherwise contemplated by this Agreement or any Security Document, all Uniform Commercial Code financing statements and filings with the United States Copyright Office and the United States Patent and Trademark Office covering United States issued patents and registered trademarks and copyrights (and pending applications for the foregoing) expressly required by the terms of the Security Documents shall have been delivered, filed, registered or recorded or delivered to the Collateral Agent for filing, registration or the recording concurrently with, or promptly following, the execution and delivery of each such Security Document;
(g)    within (x) 180 days after the Closing Date with respect to each Mortgaged Property set forth on Schedule 1.01(E) (or by such later date as the Collateral Agent may agree in its reasonable discretion) and (y) the time periods set forth in Section 5.10 with respect to each Mortgaged Property to be encumbered pursuant to Section 5.10, the Collateral Agent shall have received:
(i)    counterparts of a Mortgage to be entered into with respect to such Mortgaged Property duly executed and delivered by the record owner of such Mortgaged Property and suitable for recording or filing in all filing or recording offices in the jurisdiction where the applicable Mortgaged Property is located in order to create a valid and enforceable Lien on such Mortgaged Property subject to no other Liens except Permitted Liens, at the time of recordation thereof; and
(ii)    with respect to the Mortgage encumbering each such Mortgaged Property and prior to its recordation, (A) all Flood Documentation as required to ensure compliance with the Flood Insurance Laws, (B) an ALTA mortgagee title insurance policy or policies or marked up title insurance commitments with respect to Mortgaged Properties, or a date-down and/or modification endorsement, if applicable and available in the jurisdiction, paid for by the applicable Loan Party (but in no event in an amount of insurance exceeding the fair market value of such property as reasonably determined by the Borrower), issued by a nationally or regionally recognized title insurance company insuring the Lien of each Mortgage as a valid Lien on the Mortgaged Property described therein, free of any other Liens except Permitted Liens, together with such customary endorsements, coinsurance or reinsurance as the Collateral Agent may reasonably request and, with respect to customary endorsements, which are available at commercially reasonable rates in the jurisdiction where the applicable Mortgaged Property is located, (C) upon reasonable request of the Collateral Agent, a survey of such Mortgaged Property or such other evidence sufficient for such title insurance company to remove all standard survey exceptions from the title insurance policy (or commitment) relating to such Mortgaged Property (or to modify such survey exceptions in the manner required by applicable insurance regulations in the applicable jurisdictions) and issue the customary survey-related endorsements to the extent available in the applicable jurisdiction and (D) an opinion of counsel regarding the enforceability, due authorization, execution and delivery of the applicable Mortgage and such other matters customarily covered in mortgage enforceability opinions in transactions of this kind as the Collateral Agent may reasonably request, in form and substance reasonably acceptable to the Collateral Agent; and
(h)    on the Closing Date, the Collateral Agent shall have received evidence of the insurance required on the Closing Date by the terms of Section 5.02 hereof.
Notwithstanding the foregoing, the Collateral Agent shall not accept delivery of any Mortgage in respect of any Material Real Property acquired by any Loan Party after the Closing Date until the date that is 30 days after the Administrative Agent has delivered to the Lenders (which may be delivered electronically) the following documents in respect of such real property: (i) a completed flood hazard determination from a third party vendor; (ii) if such real property is located in a “special flood hazard area”, (A) a notification to the Borrower (or the applicable Loan Party) of that fact and (if applicable) notification to the Borrower (or the applicable Loan Party) that flood insurance coverage is not available and (B) evidence of the receipt by the Borrower (or the applicable Loan Party) of such notice; and (iii) if such notice is required to be provided to the Borrower (or the applicable Loan Party) and flood insurance is available in the community in which such real property is located, evidence of required flood insurance.
“Commitment Fee” shall have the meaning assigned to such term in Section 2.12(a)(ii).
“Commitments” shall mean, (a) with respect to any Lender, such Lender’s Revolving Facility Commitment or Term Facility Commitment and (b) with respect to any Swingline Lender, its Swingline Commitment (it being understood that a Swingline Commitment does not increase the applicable Swingline Lender’s Revolving Facility Commitment).
“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Compliance Certificate” shall mean a Compliance Certificate signed by a Financial Officer of the Borrower substantially in the form of Exhibit I or another form approved by the Administrative Agent.1
“consolidation” shall mean the consolidation of the accounts of each of the Subsidiaries with those of the Borrower in accordance with GAAP; provided that, except as otherwise expressly provided herein, “consolidation” will not include consolidation of the accounts of any Securitization Entity. The term “consolidated” has a correlative meaning.
“Consolidated Debt” with respect to any Person at any date shall mean the sum of (without duplication) all Indebtedness of such Person that matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, in each case consisting of Indebtedness for borrowed money (including Finance Lease Obligations, purchase money Indebtedness (excluding, for the avoidance of doubt, earnouts and seller notes) and unreimbursed obligations under Letters of Credit) of such Person and its subsidiaries determined on a consolidated basis on such date in accordance with GAAP; provided that, at the option of the Borrower,
1 Exhibit to be amended with Term Loan amendment to include ratings for purposes of determining applicable level of Pricing Grid.

Consolidated Debt shall be decreased or increased, as applicable, by the mark to market value of all currency Hedging Agreements to the extent relating to such Consolidated Debt in a manner determined by the Borrower in good faith. Notwithstanding the foregoing, Consolidated Debt of the Borrower and its Subsidiaries shall not include (a) Indebtedness in respect of letters of credit or bank guarantees, to the extent undrawn, (b) any undrawn loan commitment or cash collateral deposit or other funding commitment or obligation that is Limited Recourse, (c) Permitted Securitization Financing Indebtedness and (d) any contingent obligations, not in excess of the Limited Recourse, in respect of any loss reserve, risk retention, residual value guarantee or other credit support or product support provided in connection with any Foreign Customer Finance Program.
“Consolidated Net Income” shall mean, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis; provided, however, that, without duplication,
(i)    (A) any extraordinary, exceptional, special, non-recurring or unusual gains, losses, fees, costs or income or expense or charge (including relating to any strategic initiatives and accruals and amounts reserved in connection with such gains, losses, charges or expenses), (B) restructuring charges, expenses, losses or reserves, including any charges, expenses, losses or reserves attributable to the undertaking and/or implementation of new initiatives, business optimization activities and other restructuring activities including any tax restructuring, special marketing initiatives, brand investment initiatives, cost rationalization programs, operating expense reductions, synergies and/or similar initiatives or programs (including, without limitation, in connection with any inventory optimization program or curtailment, integration, restructuring or transition, any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, any employee ramp-up charges or any changes related to underutilized personnel (including duplicative personnel) or any implementation of operational and reporting systems and technology initiatives (including any such item relating to the implementation of enhanced accounting or IT functions or new system designs)), any costs and expenses related to any New Project or any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses (including but not limited to rent termination costs, moving costs and legal costs), changes attributable to any carveout, asset retirement costs in connection with sales, dispositions or abandonments of assets or discontinued operations, fees, expenses or charges relating to closing costs, rebranding costs, curtailments or modifications to pension and post-retirement employee benefit plans, excess pension charges, acquisition or other integration costs, opening costs, recruiting costs, signing, retention, recruitment or completion bonuses and expenses, stock option and other equity-based compensation expenses and the amount of payments made to option holders in connection with, or as a result of, any distribution being made to shareholders, severance and relocation costs, systems design, implementation and upgrade charges, losses or expenses and establishment costs, costs relating to entry into a new market or to exiting a market, costs associated with office and facility openings, pre-openings, closings, expansions and consolidations (including but not limited to termination costs, moving costs and legal costs), new operation costs, unused warehouse and other facility costs, new contract costs, project start-up costs, costs relating to early termination of rights fee arrangements, consulting fees, one-time compensation costs, consulting or corporate development costs and software and other Intellectual Property development charges, costs and expenses incurred in connection with strategic initiatives, transition costs, costs and expenses incurred in connection with non-ordinary course product and Intellectual Property development, costs incurred in connection with acquisitions (or purchases of assets) or refranchising transactions prior to or after the Closing Date, business optimization expenses, costs or expenses related to employment of terminated employees, litigation costs and expenses (including costs related to settlements, fines judgments or orders), (C) Pre-Opening Expenses and (D) expenses or charges related to any offering of Equity Interests (including any Qualified IPO) or debt securities of such Person or its subsidiaries or any Parent Entity, any Investment, acquisition, refranchising transaction, Disposition, recapitalization or, incurrence, issuance, repayment, repurchase, refinancing, amendment or modification of Indebtedness (in each case, whether or not successful), any fees, expenses, charges or change in control payments related to the Transactions (including any costs relating to auditing prior periods, any transition-related expenses, Transaction Expenses incurred before, on or after the Closing Date), and any consideration paid or payable in relation to a Permitted Business Acquisition or other permitted Investment to the extent reflected in Net Income, in each case, shall be excluded,
(ii)    any income or loss from Disposed of, abandoned, closed, divested or discontinued operations, properties or assets and any net after-Tax gain or loss on the Dispositions of Disposed of, abandoned, closed or discontinued operations, properties or assets shall be excluded,
(iii)    any gain or loss (less all fees and expenses or charges relating thereto) attributable to business Dispositions or asset Dispositions (including asset retirement costs or sales or issuances of Equity Interests) other than in the ordinary course of business (as determined in good faith by the Borrower) shall be excluded,
(iv)    any income or loss (less all fees and expenses or charges relating thereto) attributable to the early extinguishment or buy-back or cancellation of indebtedness, Hedging Agreements or other derivative instruments shall be excluded,
(v)    the Net Income for such period of any Person that is not a Subsidiary of such Person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash or cash equivalents (or to the extent converted into cash or cash equivalents) to the referent Person or a Subsidiary thereof (other than an Unrestricted Subsidiary of such referent Person) in respect of such period,
(vi)    the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period whether effected through a cumulative effect adjustment or a retroactive application, in each case in accordance with GAAP during such period shall be excluded,
(vii)    effects of purchase accounting adjustments (including the effects of such adjustments pushed down to such Person and its Subsidiaries and including the effects of adjustments to (A) deferred rent, (B) Finance Lease Obligations or other obligations or deferrals attributable to capital spending funds with suppliers or (C) any deferrals of revenue) in component amounts required or permitted by GAAP, resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to the Transactions or any acquisition, refranchising transaction or Investment consummated after the Closing Date or the amortization or write-off of any amounts thereof, net of Taxes, shall be excluded,

(viii)    any impairment charges, including any bad debt expense, or asset write-offs or write-downs, in each case pursuant to GAAP, and the amortization of intangibles and other fair value adjustments arising pursuant to GAAP, shall be excluded,
(ix)    any (a) non-cash compensation charge or (b) costs or expenses realized in connection with or resulting from management equity, profits interests or stock option plans or any other management agreement or plan, employee benefit plans, post-employment benefit plans, or any stock subscription or shareholder agreement, any distributor equity plan or any similar equity plan or agreement (including any deferred compensation arrangement or trust), grants or sales of stock, stock appreciation or similar rights, equity incentive programs or similar rights, long term incentive plans or similar rights, stock options, restricted stock, preferred stock or other rights, and any cash charges associated with the rollover, acceleration or payout of equity interests by management of such Person or its subsidiaries or any Parent Entity shall be excluded,
(x)    accruals and reserves that are established or adjusted, as applicable, within (a) twelve months after the Closing Date that are required to be established, adjusted or incurred, as applicable, as a result of the Transactions in accordance with GAAP, (b) within twelve months after the closing of any other acquisition, Investment or refranchising transaction that are required to be established, adjusted or incurred, as applicable, as a result of such acquisition, Investment or refranchising transaction in accordance with GAAP or (c) that are so required to be established or adjusted as a result of the adoption or modification of accounting principles or policies shall be excluded,
(xi)    non-cash gains, losses, income and expenses resulting from fair value accounting required by the applicable standard under GAAP and related interpretation shall be excluded,
(xii)    any gain, loss, income, expense or charge resulting from the application of any LIFO method shall be excluded,
(xiii)    any charges for deferred Tax expenses associated with any tax deduction or net operating loss arising as a result of the Transactions, or the release of any valuation allowance related to any such item shall be excluded,
(xiv)    (a) any unrealized or realized currency translation or transaction gains and losses (including currency re-measurements of Indebtedness, any currency translation gains and losses related to the translation to the presentation currency and translation of a foreign operation and any net loss or gain resulting from Hedging Agreements), (b) any realized or unrealized gain or loss in respect of (x) any obligation under any Hedging Agreement as determined in accordance with GAAP and/or (y) any other derivative instrument, pursuant to, in the case of this clause (y), Financial Accounting Standards Board’s Accounting Standards Codification No. 815-Derivatives and Hedging and (c) unrealized gains or losses in respect of any Hedging Agreement and any ineffectiveness recognized in earnings related to qualifying hedge transactions or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in respect of Hedging Agreements, shall be excluded,
(xv)    any deductions attributable to minority interests or the amount of any non-controlling interest attributable to non-controlling interests of third parties in any non-Wholly Owned Subsidiary, excluding cash distributions in respect thereof, shall be excluded,
(xvi)    earn-out and contingent consideration obligations (including to the extent accounted for as bonuses or otherwise) shall be excluded,
(xvii)    so long as such Person in good faith expects to receive such amount, to the extent that (x) a claim for reimbursement or indemnification is submitted or expected to be submitted within 180 days and (y) such Person expects in good faith to receive such amount within 365 days following the date of such submission (with a deduction for any amount so added back to the extent not so submitted within 180 days or reimbursed within such 365 days), the amount of proceeds estimated in good faith to be received or receivable with respect to liability or casualty events or business interruption or that are, directly or indirectly, reimbursed or reimbursable by a third party, and amounts that are covered by indemnification or other reimbursement provisions in connection with any acquisition, refranchising transaction, Investment or any sale, conveyance, transfer or other disposition of assets permitted hereunder shall be included (with a deduction for amounts actually received up to such estimated amount to the extent included in Net Income in a future period) and expenses incurred in connection with obtaining such reimbursement or indemnification shall be excluded,
(xviii)    with respect to events that result in one or more retail locations being closed, so long as such Person in good faith expects to receive such amount, to the extent that (x) a claim for reimbursement or indemnification is submitted or expected to be submitted within 180 days and (y) such Person expects in good faith to receive such amount within 365 days following the date of such submission (with a deduction for any amount so added back to the extent not so submitted within 180 days or reimbursed within such 365 days), the amount of proceeds estimated in good faith to be received or receivable with respect to business interruption that are, directly or indirectly, reimbursed or reimbursable by a third party, shall be included (with a deduction for amounts actually received up to such estimated amount to the extent included in Net Income in a future period) and expenses incurred in connection with obtaining such reimbursement or indemnification shall be excluded,
(xix)    solely for the purpose of calculating Excess Cash Flow, the income or loss of any Person accrued prior to the date on which such Person becomes a Subsidiary of such Person or is merged into or consolidated with such Person or any Subsidiary of such Person or the date that such other Person’s assets are acquired by such Person or any Subsidiary of such Person,
(xx)    an amount equal to the amount of distributions actually made to any parent or equity holder of such Person in respect of such period in accordance with Section 6.06(b)(v) shall be included as though such amounts had been paid as income Taxes directly by such Person for such period,
(xxi)    Capitalized Software Expenditures and software development costs shall be excluded,
(xxii)    closing fees, amendment fees and other costs, expenses and charges incurred in connection with Permitted Securitization Financings, including the Existing Securitization Facilities, or any Foreign Customer Finance Program, shall be excluded,

(xxiii)    any non-cash expenses, accruals or reserves related to adjustments to historical tax exposures shall be excluded.
Unless otherwise specified, Consolidated Net Income shall refer to Consolidated Net Income of the Borrower and its Subsidiaries.
“Consolidated Ratio Interest Expense” shall mean, with respect to any Person, cash interest expense (including that attributable to Finance Lease Obligations but excluding that attributable to the annual dividend or return on ALH Preferred Equity), net of cash interest income of such Person and its subsidiaries, with respect to all outstanding Indebtedness of such Person and its subsidiaries and net cash costs (less net cash payments) under Hedging Agreements, but excluding, for the avoidance of doubt, (a) any non-cash interest expense and any capitalized interest, whether paid or accrued, (b) the amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (c) amortization of deferred financing costs, Indebtedness issuance costs, commissions, fees and expenses, (d) any expenses resulting from discounting of Indebtedness in connection with the application of recapitalization accounting or purchase accounting, (e) penalties or interest related to Taxes and any other amounts of non-cash interest resulting from the effects of the acquisition method accounting or pushdown accounting, (f) the accretion or accrual of, or accrued interest on, discounted liabilities (other than Indebtedness) during such period, (g) non-cash interest expense attributable to the mark-to-market valuation of obligations under Hedging Agreements or other derivative instruments pursuant to FASB Accounting Standards Codification No. 815-Derivatives and Hedging, (h) any one-time cash costs associated with breakage in respect of Hedging Agreements for interest rates, (i) any payments with respect to make whole premiums or other breakage costs of any debt, all as calculated on a consolidated basis in accordance with GAAP, (j) all non-recurring interest expense consisting of liquidated damages for failure to timely comply with registration rights obligations, all as calculated on a consolidated basis in accordance with GAAP, (k) expensing of bridge, arrangement, structuring, commitment or other financing fees, (l) any dividends on account of Disqualified Stock and (m) interest expense associated with any Indebtedness (including letters of credit) incurred in connection with any Permitted Securitization Financing or Foreign Customer Finance Program.
Notwithstanding anything to the contrary herein, Consolidated Ratio Interest Expense of the Borrower and its Subsidiaries shall (A) exclude Permitted Securitization Financing Indebtedness and other obligations associated with any Indebtedness (including letters of credit) incurred in connection with any Permitted Securitization Financing or Foreign Customer Finance Program and (B) for any Test Period ending prior to the date that is four full fiscal quarters after the Closing Date, be calculated on an annualized basis, based on Consolidated Ratio Interest Expense of the Borrower and its Subsidiaries for the period commencing on the Closing Date and ending on the last day of such Test Period, based on a year of 365 days and actual days elapsed.
“Consolidated Total Assets” shall mean, as of any date, all amounts which would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of the Borrower and its consolidated Subsidiaries (including for purposes of this definition, the Securitization Entities to the extent consolidated in accordance with GAAP).
“Continuing Thai Baht Letter of Credit” shall have the meaning assigned to such term in Section 2.05(k)(ii).
“Continuing USD Letter of Credit” shall have the meaning assigned to such term in Section 2.05(k)(i).

“Contribution Debt” has the meaning assigned to such term in Section 6.01(l).
“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto.
“Controlled Investment Affiliate” shall mean, as to any Person, any other Person which, directly or indirectly, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise. For the avoidance of doubt, (a) any affiliates, collectively with the funds, partnerships or other co-investment vehicles, in each case managed, advised or controlled by the BDT Investor and (b) BDT Badger, in each case, other than portfolio companies thereof, will constitute a Controlled Investment Affiliate of the BDT Investor.
“Convertible Indebtedness” shall mean Indebtedness of Holdings or any Parent Entity (which may be guaranteed by the Borrower and its subsidiaries) that is either (a) convertible into Qualified Equity Interests of the Borrower or any Parent Entity (and cash in lieu of fractional shares) or cash (in an amount determined by reference to the price of such Qualified Equity Interests) or (b) sold as units with call options, warrants or rights to purchase (or substantially equivalent derivative transactions) that are exercisable for Qualified Equity Interests of the Borrower or any Parent Entity or cash (in an amount determined by reference to the price of such Qualified Equity Interests).
“Covered Affiliate” has the meaning assigned to such term in Section 9.08(k)(i).
“Credit Event” shall have the meaning assigned to such term in Article IV.
“Credit Rating” means the public rating that has been most recently announced by Moody’s and S&P with respect to the corporate rating of the Borrower or Parent Entity.
“Cumulative Credit” shall mean, at any date, an amount, not less than zero in the aggregate, determined on a cumulative basis equal to, without duplication:
(a)    the greater of (x) $300,000,000 and (y) 0.75 times EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period, plus
(b)    the greatest of (i) the Cumulative Retained Excess Cash Flow Amount, (ii) the CNI Growth Amount and (iii) the EBITDA Growth Amount (such greatest amount, the “Cumulative Credit Growth Amount”), plus
(c)    the aggregate amount of any Retained Asset Sale Proceeds and Excluded Proceeds, plus
(d)    the aggregate amount of any Retained Declined Proceeds, plus
(e)    (i) the cumulative amount of proceeds (including cash and the fair market value (as determined in good faith by the Borrower) of property other than cash) from the sale of Equity Interests (other than Disqualified Stock) of the Borrower or (solely to the extent contributed to the Borrower in cash, Permitted Equity or property other than cash) any Parent Entity after the Closing Date and on or prior to such time (including upon exercise of warrants or options), which proceeds have been contributed as Permitted Equity to the capital of the Borrower and (ii) Qualified Equity Interests of the Borrower or any Equity Interests of any Parent Entity issued upon conversion of Indebtedness (other than Indebtedness that is contractually subordinated to the Loan Obligations in right of payment) of the

Borrower or any Subsidiary owed to a person other than the Borrower or a Subsidiary to the extent not increasing any other basket under Article VI; provided that this clause (e) shall exclude Permitted Cure Securities, sales of Equity Interests financed as contemplated by Section 6.04(e) or used as described in clause (x) of the definition of “EBITDA”, any amount used to incur Indebtedness under Section 6.01(l), and any amounts used to finance Restricted Debt Payments pursuant to Section 6.09(b), plus
(f)    100% of the aggregate amount of contributions as Permitted Equity to the capital of the Borrower received in cash (and the fair market value (as determined in good faith by the Borrower) of property other than cash received) after the Closing Date (subject to the same exclusions as are applicable to clause (e) above), plus
(g)    100% of the aggregate principal amount of any Indebtedness (including the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Stock) of the Borrower or any Subsidiary issued after the Closing Date (other than Indebtedness issued to a Subsidiary), which has been converted into or exchanged for Equity Interests (other than Disqualified Stock) in the Borrower or Equity Interests of any Parent Entity (and the fair market value (as determined in good faith by the Borrower) of any property other than cash received by the Borrower or any Subsidiary upon such conversion or exchange), plus
(h)    100% of the aggregate amount received by the Borrower or any Subsidiary in cash (and the fair market value (as determined in good faith by the Borrower) of property other than cash received by Holdings or any Subsidiary) after the Closing Date from:
(A)    the issuance or sale (other than to the Borrower or any Subsidiary) of the Equity Interests of an Unrestricted Subsidiary to the extent not increasing any other basket under Section 6.04, or
(B)    any dividend or other distribution by an Unrestricted Subsidiary to the extent not increasing any other basket under Section 6.04, plus
(i)    in the event any Unrestricted Subsidiary, joint venture or minority investment has been redesignated as a Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Borrower or any Subsidiary, the fair market value (as determined in good faith by the Borrower) of the Investments of the Borrower or any Subsidiary in such Unrestricted Subsidiary, joint venture or minority investment at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable) to the extent not increasing any other basket under Section 6.04, plus
(j)    an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received by the Borrower or any Subsidiary in respect of any Investments made pursuant to Section 6.04(hh) using the Cumulative Credit, plus
(k)    the net proceeds received by the Borrower or any Subsidiary during the period from and including the day immediately following the Closing Date through and including such time in connection with the Disposition to any person (other than the Borrower or any Subsidiary) of any Investment made pursuant to Section 6.04(hh), plus

(l)    an amount equal to the aggregate fair market value (as determined in good faith by the Borrower) of any Initial Term B Loans, Other Term Loans, Incremental Term Loans, Incremental Equivalent Debt, Refinancing Term Loans or Refinancing Notes contributed to the Borrower or any of its Subsidiaries and cancelled after the Closing Date, plus
(m)    the net proceeds received by the Borrower and its Subsidiaries from any Sale and Lease-Back Transaction not prohibited by this Agreement, minus
(n)    any amount thereof used to make Investments pursuant to Section 6.04(hh) after the Closing Date prior to such time, minus
(o)    any amount thereof used to make Restricted Payments pursuant to Section 6.06(e) prior to such time, minus
(p)    any amount thereof used to make Restricted Debt Payments pursuant to Section 6.09(b)(i)(E) (other than payments made with proceeds from the issuance of Equity Interests that were excluded from the calculation of the Cumulative Credit pursuant to clause (e) above).
“Cumulative Credit Growth Amount” shall have the meaning assigned to such term in the definition of “Cumulative Credit”.
“Cumulative Retained Excess Cash Flow Amount” shall mean, at any date, an amount (which shall not be less than zero in the aggregate) determined on a cumulative basis equal to the aggregate cumulative sum of the Excess Cash Flow that is not required to be applied as a mandatory prepayment under Section 2.11(c) for all Excess Cash Flow Periods ending after the Closing Date and prior to such date.
“Cure Amount” shall have the meaning assigned to such term in Section 7.03.
“Cure Expiration Date” shall have the meaning assigned to such term in Section 7.03.
“Cure Right” shall have the meaning assigned to such term in Section 7.03.
“Current Assets” shall mean, with respect to the Borrower and its Subsidiaries on a consolidated basis at any date of determination, all assets (other than cash and Permitted Investments or other cash equivalents) that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Borrower and its Subsidiaries as current assets at such date of determination, other than (a) amounts related to current or deferred Taxes based on income or profits, (b) receivables (i) in respect of interest, insurance proceeds or the proceeds of dispositions or (ii) the proceeds of which are required to be reinvested or applied towards any mandatory prepayment of obligations, (c) assets relating to Hedging Agreements, (d) deferred financing fees and (e) assets arising from prepayments in respect of Capital Expenditures.
“Current Liabilities” shall mean, with respect to the Borrower and its Subsidiaries on a consolidated basis at any date of determination, all liabilities that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Borrower and its Subsidiaries as current liabilities at such date of determination, other than (a) the current portion of any Indebtedness or any capitalized lease liability that does not constitute a Finance Lease Obligation, (b) accruals of Interest Expense (excluding Interest Expense that is due and unpaid), (c) accruals for current or deferred Taxes based on income or profits, (d) accruals, if any, of Transaction Expenses resulting from the Transactions, (e) accruals for

Capital Expenditures, (f) accruals or payables in respect of Permitted Business Acquisitions or other permitted Investments, (g) accruals of any costs or expenses related to (i) severance or termination of employees prior to the Closing Date or (ii) bonuses, pension and other post-retirement benefit obligations, (h) accruals for amounts described in clause (a)(v) of the definition of EBITDA or clause (i) of the definition of Consolidated Net Income, (i) dividends payable and (j) liabilities relating to Hedging Agreements.
“Customary Bridge Loans” shall mean, with respect to any requirements as to earliest maturity or shortest Weighted Average Life to Maturity, bridge loans with a maturity date not longer than one year; provided that any loans, notes, securities or other Indebtedness which are exchanged (automatically or otherwise) for or otherwise intended to replace such bridge loans shall be subject to such requirements.
“Daily Simple RFR” shall mean, for any day (an “RFR Interest Day”), an interest rate per annum equal to the greater of (a) THOR for the day that is 5 Business Days prior to (A) if such RFR Interest Day is a Business Day, such RFR Interest Day or (B) if such RFR Interest Day is not a Business Day, the Business Day immediately preceding such RFR Interest Day and (b) any applicable Floor. Any change in Daily Simple RFR due to a change in THOR shall be effective from and including the effective date of such change in THOR without notice to the Borrower.
“Daily Simple SOFR” shall mean, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent, in consultation with the Borrower, in accordance with the conventions for this rate recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion in consultation with the Borrower.
“Debt Fund Affiliate” shall mean an Affiliate of the BDT Investor (other than Holdings, any of its Subsidiaries or a natural Person) that is a bona fide debt fund or investment vehicle primarily engaged in the making, purchasing, holding or otherwise investing in commercial loans, bonds or similar extensions of credit in the ordinary course of its business and with respect to which none of the Borrower, the BDT Investor or any of their Affiliates that is not a bona fide debt fund, investment vehicle or regulated bank entity primarily engaged in the making, purchasing, holding or otherwise investing in commercial loans, bonds or similar extensions of credit in the ordinary course of its business makes investment decisions or has the power, directly or indirectly, to cause the direction of such Affiliate’s investment decisions. For the avoidance of doubt, any Person that is a limited partner or member of an investment vehicle managed by the BDT Investor shall not be deemed to be a Debt Fund Affiliate.
“Debt Service” shall mean, with respect to the Borrower and its Subsidiaries on a consolidated basis for any period, Interest Expense for such period, plus scheduled principal amortization of Consolidated Debt for such period.
“Debtor Relief Laws” shall mean the US Bankruptcy Code, the Insolvency Act 1986 and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, judicial management, scheme of arrangement, reorganization, stay or similar debtor relief laws of the United States of America or other applicable jurisdictions from time to time in effect.
“Declined Proceeds” shall have the meaning assigned to such term in Section 2.11(h)(i).

“Declining Lender” shall have the meaning assigned to such term in Section 2.11(h)(i).
“Default” shall mean any event or condition that upon notice, lapse of time or both would constitute an Event of Default.
“Defaulting Lender” shall mean, subject to Section 2.25, any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied or (ii) pay to the Administrative Agent, any Issuing Bank, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two Business Days of the date when due, (x) has notified the Borrower, the Swingline Lender, the Administrative Agent or any Issuing Bank in writing that it does not intend or expect to comply with its funding obligations (i) hereunder (unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied) or (ii) generally under other agreements in which it commits to extend credit, or has made a public statement to that effect, (y) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower) or (z) has, or has a direct or indirect parent company that has, other than via an Undisclosed Administration, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.25) upon delivery of written notice of such determination to the Borrower, each Issuing Bank, the Swingline Lender and each Lender. Any obligation to fund pursuant to Section 8.07(b) shall be deemed to be a funding obligation for purposes of this definition.
“Designated Foreign Borrower” shall have the meaning assigned to such term in Section 1.12(a).
“Designated Guarantor” shall have the meaning assigned to such term in the definition of “Subsidiary Loan Party.”
“Designated Non-Cash Consideration” shall mean the fair market value (as determined in good faith by the Borrower) of non-cash consideration received by the Borrower or any Subsidiary in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration by the

Borrower, less the amount of cash or cash equivalents received in connection with a subsequent disposition of, or as proceeds of, such Designated Non-Cash Consideration.
“Dispose” or “Disposed of” shall mean to convey, sell, lease, sell and leaseback, assign, farm-out, transfer or otherwise dispose of any property, business or asset. The term “Disposition” shall have a correlative meaning to the foregoing. For the avoidance of doubt, grants of limited licenses of Intellectual Property for fixed terms in the ordinary course of business in connection with the grant of franchise rights to any Person shall not constitute a Disposition of those Intellectual Property rights.
“Disqualified Stock” shall mean, with respect to any Person, any Equity Interests of such Person that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior or concurrent repayment in full of the Loans and all other Loan Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part or (c) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Stock, in each case, prior to the date that is 91 days after the Latest Maturity Date in effect at the time of issuance thereof (provided that only the portion of the Equity Interests that so mature or are mandatorily redeemable, are so convertible or exchangeable or are so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock). Notwithstanding the foregoing: (i) any Equity Interests issued to any employee or to any plan for the benefit of employees of the Borrower or the Subsidiaries or by any such plan to such employees shall not constitute Disqualified Stock solely because they may be required to be repurchased by Holdings in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; and (ii) any class of Equity Interests of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Equity Interests that are not Disqualified Stock shall not be deemed to be Disqualified Stock.
“Dollar Equivalent” shall mean, at any time, (a) with respect to any amount denominated in Dollars, such amount and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent, the Swingline Lender or the Issuing Bank, as appropriate, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.
“Dollars” or “$” shall mean lawful money of the United States of America.
“EBITDA” shall mean, with respect to the Borrower and its Subsidiaries on a consolidated basis for any period, the Consolidated Net Income of the Borrower and its Subsidiaries for such period, plus (x) the difference between (A) the interest and fees earned on equipment promissory notes sold to special-purpose bankruptcy remote entities less interest expense payable to noteholders of such entities less collection and administrative expenses associated with said promissory notes and (B) the gain on sale accounting resulting from the sale of promissory notes to such entities in accordance with GAAP, plus (y) at the option of the Borrower with regard to any addback, the sum of (in each case without duplication and to the extent the respective amounts described in subclauses (i) through (xxii) of this clause (a) reduced such Consolidated Net Income (other than clauses (ix), (xi), (xiii), (xvii) and (xviii)

below) and were not excluded therefrom for the respective period for which EBITDA is being determined):
(i)    (A) provision for Taxes or deferred Taxes of the Borrower and its Subsidiaries for such period, including, without limitation, income, profits, revenue, capital, federal, state, local, franchise and similar Taxes, property Taxes, foreign withholding Taxes and foreign unreimbursed value added Taxes (including penalties and interest related to Taxes or arising from Tax examinations) and the amount of distributions pursuant to Sections 6.06(a), 6.06(b)(iii) and 6.06(b)(v) in respect of such period and (B) any payments to any Parent Entity in respect of Taxes permitted to be made hereunder,
(ii)    Interest Expense (and to the extent not included in Interest Expense, (a) fees and expenses paid to the Administrative Agent in connection with its services hereunder, (b) other bank, administrative agency (or trustee) and financing fees (including commissions, discounts and other fees and charges associated with the Loans, the Letters of Credit and any Indebtedness issued in connection with any Permitted Securitization Financing or Foreign Customer Finance Program) and rating agency fees, (c) all cash dividend payments made by the Borrower or its Subsidiaries (excluding items eliminated in consolidation) on any series of preferred stock (including the preferred return on Borrower’s preferred units) or Disqualified Stock, (d) costs of surety bonds in connection with financing activities (whether amortized or immediately expensed), (e) interest charge on defined benefit liabilities, (f) unwinding of discount on restoration and onerous lease provisions) of the Borrower and its Subsidiaries for such period and (g) any losses on Hedging Agreements or other derivative instruments entered into for the purpose of hedging interest or currency exchange rate risk, net of interest income and gains on such Hedging Agreements or such derivative instruments,
(iii)    (A) depreciation and amortization expenses of the Borrower and its Subsidiaries for such period including amortization of acquisition-related fair value adjustments to inventory and including the amortization of goodwill (including goodwill or other expense recognition of any costs associated with asset write-ups in accordance with Financial Accounting Standards No. 141(R) and non-cash gains or losses associated with ASC 460) and other intangible assets, deferred financing fees, debt issuance costs, original issue discount and Capitalized Software Expenditures, amortization of unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits (including, for purpose of this clause (A), but without duplication of clause (a)(ii) above, amortization or write-off of deferred financing fees, debt discounts and debt issuance costs and commissions, discounts and other fees and charges associated with the Loans, the Letters of Credit and any Indebtedness issued in connection with any Permitted Securitization Financing) and (B) any impairment charge,
(iv)    [reserved],
(v)    any other non-cash charges, expenses or losses, including, without limitation, any non-cash impairment charge and any write-offs or write-downs, any amortization of intangibles, any non-cash compensation expense, any non-cash translation loss and any non-cash expense relating to the vesting of warrants in each case reducing Consolidated Net Income for such period; provided that for purposes of this sub-clause (v) of this clause (a), (i) if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the Borrower may determine not to add back such non-cash charge in the current period and (ii) to the extent the Borrower does decide to add back any such non-cash charges, any non-cash charges or losses shall be treated as cash charges or losses in any subsequent period during which cash disbursements attributable thereto are made (but excluding, for the avoidance of doubt, amortization of a prepaid cash item that was paid in a prior period),
(vi)    (A) the amount of board of director fees and related indemnities and expenses and management, consulting, monitoring, transaction, advisory, transaction, termination and similar fees and related indemnities and expenses (including reimbursements) paid to the BDT Investor and/or their respective Affiliates or management companies (or any accruals related to such fees and related expenses) and payments to outside directors of the Borrower or any Parent Entity actually paid by or on behalf of, or accrued by, such Person or any of its subsidiaries during such period and (B) the amount of payments made to optionholders of such Person in connection with, or as a result of, any distribution being made to equityholders of such Person, which payments are being made to compensate such optionholders as though they were equityholders at the time of, and entitled to share in, such distribution, in each case to the extent permitted under this Agreement,
(vii)    Transaction Expenses and other transaction fees, costs, accruals, expenses or charges (including rationalization, legal, tax, structuring and other costs and expenses, other than depreciation or amortization expense as described in the preceding sub-clause (iii)) related to (A) any issuance or exchange of Equity Interests (including by Holdings), Investment, acquisition, refranchising transaction, New Project, Disposition, merger, consolidation or amalgamation, recapitalization, dividend, restricted payment, option buyouts, refinancing transactions, hedging agreements or other derivative instruments, or the incurrence, modification, amendment or repayment of Indebtedness (including any amortization or write-off of debt issuance or deferred financing costs, premiums and prepayment penalties) permitted to be incurred by this Agreement (including repayment, redemption or refinancing thereof) (in each case, whether or not successful), including (x) such fees, expenses or charges related to this Agreement (including rating agency legal and bank fees), (y) any amendment or other modification of the Secured Obligations or other Indebtedness and (z) commissions, discounts, yield and other fees, expenses and charges (including any interest expense) related to any Permitted Securitization Financing or any Foreign Customer Finance Program and/or (B) in connection with any Qualified IPO or becoming a standalone company or a public company (in each case, whether or not consummated),
(viii)    the amount of any loss, discount or other charge in connection with a sale of Securitization Assets and any assets related to any Securitization Entity or in connection with any Permitted Securitization Financing or any Foreign Customer Finance Program, including amortization of loan origination costs and amortization of portfolio discounts,
(ix)    pro forma adjustments, including (1) expected “run rate” cost savings, operating expense reductions, operational improvements and other synergies (in each case, net of amounts actually realized), (A) identified to the Arrangers (including in the Projections, any management presentation, any confidential information memorandum, the Model or any quality of earnings or similar report or analysis) prior to the Closing Date (including in respect of any action taken on or prior to the Closing Date) or (B) related to the Transactions or any acquisition (including the commencement of activities constituting a business), disposition (including the termination or discontinuance of activities constituting a business) or other specified investment or transaction or event, or related to any operating change initiative, business optimization initiative, restructuring initiative, cost savings initiative or other initiative (including the effect of increased pricing with respect to products or in customer contracts, the renegotiation of contracts or other arrangements of efficiencies from the shifting of production of one or more products from one or more products from one manufacturing facility to another), that are reasonably identifiable and projected by the Borrower in good faith to result from actions that have been taken or with respect to, which steps have been taken or are expected to be taken within 24 months after the last day of the applicable period (in each case, in the good faith determination of the Borrower) and (2) the aggregate amount of net income projected by the Borrower in good faith to result from binding contracts entered into during such period,
(x)    (A) any costs or expense incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, any pension plan (including any post-employment benefit program which has been agreed to with the relevant pension trustee), any employee benefit trust, any employment benefits program, any long-term incentive plan or any similar equity plan or arrangement (including any deferred compensation arrangement), including, without limitation, pensions or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial costs, including amortization of such amounts arising in prior periods, and (B) any charge in connection with the rollover, acceleration or payout of equity interests held by management, in each case under this clause (x), to the extent that such costs or expenses are non-cash or are funded with cash proceeds contributed to the capital of the Borrower or a Subsidiary (other than contributions received from the Borrower or another Subsidiary) or net cash proceeds of an issuance of Equity Interests of the Borrower (other than Disqualified Stock),
(xi)    add-backs and adjustments (x) that are consistent with Regulation S-X or (y) that are of the type identified or set forth in the Projections, the Model or in any quality of earnings analysis or report prepared by financial advisors of recognized standing or any other firm reasonably acceptable to the Administrative Agent (it being understood that the “Big Four” accounting firms are acceptable) and delivered to the Administrative Agent in connection with any acquisition or Investment not prohibited by this Agreement,
(xii)    the amount of any loss or pre-opening expenses attributable to a New Project, until the date that is 12 months after the date of completing the construction, acquisition, assembling or creation of such New Project, as the case may be; provided that (A) such losses or pre-opening expenses are reasonably identifiable and factually supportable and (B) losses or pre-opening expenses attributable to such New Project after 12 months from the date of completing such construction, acquisition, assembling or creation, as the case may be, shall not be included in this sub-clause (xii),
(xiii)    with respect to any joint venture that is not a Subsidiary and solely to the extent relating to any net income referred to in clause (v) of the definition of “Consolidated Net Income,” an amount equal to the proportion of those items described in subclauses (i), (ii) and (iii) above relating to such joint venture corresponding to the Borrower’s and its Subsidiaries’ proportionate share of such joint venture’s Consolidated Net Income (determined as if such joint venture were a Subsidiary),
(xiv)    one-time costs associated with commencing Public Company Compliance,
(xv)    the aggregate Residual Amount for such period,

(xvi)    the amount of earn-out and other contingent consideration obligations (including to the extent accounted for as bonuses, compensation or otherwise) incurred in connection with (A) the Transactions, (B) acquisitions, refranchising transactions and Investments completed prior to the Closing Date and (C) any acquisition, refranchising transaction or other Investment permitted by this Agreement, in each case, which is paid or accrued in such period and, in each case, adjustments thereof; provided that any accrual amount added back pursuant to this clause (xvi) shall not be added back in any subsequent period when paid,
(xvii)    the amount of any cash actually received by such Person (or the amount of the benefit of any netting arrangement resulting in reduced cash expenditures) during such period and not included in Consolidated Net Income in any period, to the extent that any non-cash gain relating to such cash receipt or netting arrangement was deducted in the calculation of EBITDA pursuant to clause (b) below for any previous period and not added back,
(xviii)    any non-cash charge related to rent expense, including the excess of rent expense over actual cash rent paid during the relevant period due to the use of straight line rent for GAAP purposes,
(xix)    extraordinary, special, unusual, or non-recurring charges, expenses or losses (as determined by the Borrower in good faith),
(xx)    any other charges in connection with a single or one-time event;
(xxi)    any increase in costs or expenses resulting from the revaluation of inventory (including any impact of changes of inventory valuation policy method, including changes in capitalization of variances) or other inventory adjustment; and
(xxii)    charges, costs and expenses relating to marketing, product development, first-year compensation for incremental head count and other activities, in each case under this clause (xxii) directly related to a strategic increase in new product releases;
minus (b) the sum of (without duplication and to the extent the amounts described in this clause (b) increased such Consolidated Net Income for the respective period for which EBITDA is being determined) non-cash items increasing Consolidated Net Income of the Borrower and its Subsidiaries for such period (but excluding any such items (A) in respect of which cash was received in a prior period or will be received in a future period or (B) which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that reduced EBITDA in any prior period) and extraordinary gains.
Notwithstanding anything contained in this definition to the contrary, EBITDA of the Borrower and its Subsidiaries shall be deemed to be: (a) $108,221,000 for the fiscal quarter ended June 30, 2024, (b) $91,363,000 for the fiscal quarter ended March 31, 2024, (c) $105,435,000 for the fiscal quarter ended December 31, 2023 and (d) $88,844,000 for the fiscal quarter ended September 30, 2023 (in each case, as adjusted (i) on a Pro Forma Basis, as applicable and (ii) pursuant to clause (a)(ix), as applicable, for each Test Period).
“EBITDA Growth Amount” shall mean EBITDA of the Borrower and its Subsidiaries (but not less than zero) for the period (taken as one accounting period) beginning on the first day of the fiscal quarter of the Borrower during which the Closing Date occurs to the end of the most recently ended Test

Period less 150% of the Consolidated Ratio Interest Expense of the Borrower and its Subsidiaries for the same period (which amount shall not be less than zero in any fiscal quarter period).
“ECF Date” shall have the meaning assigned to such term in Section 2.11(c).
“ECF Payment Amount” shall have the meaning assigned to such term in Section 2.11(c).
“ECF Threshold Amount” shall have the meaning assigned to such term in Section 2.11(c)(i).
“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (a) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Assignee” means a Person (including Holdings, the Borrower, any Restricted Subsidiary, any Unrestricted Subsidiary, any Affiliate Lender or any Debt Fund Affiliate) other than (a) any Ineligible Institution, (b) any Defaulting Lender or any of its subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing persons described in this clause (b) or (c) any natural person (or a holding company, investment vehicle or trust for, or owned and operated by or for the primary benefit of a natural person).
“Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) that is or was, within the preceding six years, established, sponsored, maintained, or contributed to by Holdings, the Borrower or any Subsidiary, or with respect to any such plan that is subject to Section 302 of ERISA or Title IV of ERISA or Section 412 of the Code, any ERISA Affiliate.
“Environment” shall mean ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources such as flora and fauna.
“Environmental Laws” shall mean all applicable laws (including common law), rules, regulations, codes, ordinances, orders, binding agreements, decrees or judgments, promulgated or entered into by or with any Governmental Authority, relating in any way to the Environment, preservation or reclamation of natural resources, the generation, use, transport, management, Release or threatened Release of, or exposure to, any hazardous material or to public or employee health and safety matters (to the extent relating to the Environment or hazardous materials).
“Environmental Permits” shall have the meaning assigned to such term in Section 3.16.
“Equity Interests” of any Person shall mean any and all shares, interests, rights to purchase or otherwise acquire, warrants, options, participations or other equivalents of or interests in (however designated) equity or ownership of such Person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest, and any securities or other rights or interests convertible into or exchangeable for any of the foregoing.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time and any final regulations promulgated and the rulings issued thereunder.
“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with Holdings, the Borrower or a Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” shall mean (a) any Reportable Event or the requirements of Section 4043(b) of ERISA apply with respect to a Plan; (b) with respect to any Plan, the failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, whether or not waived; (c) a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); (d) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (e) the incurrence by Holdings, the Borrower, a Subsidiary or any ERISA Affiliate of any liability (contingent or otherwise) under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan; (f) the receipt by Holdings, the Borrower, a Subsidiary or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan under Section 4042 of ERISA, or the occurrence of an event or condition which would reasonably be expected to constitute grounds for the institution of such proceedings; (g) the incurrence by Holdings, the Borrower, a Subsidiary or any ERISA Affiliate of any liability (contingent or otherwise) with respect to the withdrawal or partial withdrawal from any Multiemployer Plan; (h) the receipt by Holdings, the Borrower, a Subsidiary or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from Holdings, the Borrower, a Subsidiary or any ERISA Affiliate of any notice that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA, or in “endangered” or “critical” status, within the meaning of Section 432 of the Code or Section 305 of ERISA; (i) the conditions for imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Plan; (j) the withdrawal or partial withdrawal of any of Holdings, the Borrower, a Subsidiary or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; or (k) the filing of a notice of intent to terminate any Plan.
“Erroneous Payment” shall have the meaning assigned to it in Section 8.14(a).
“Erroneous Payment Assigned Amount” shall have the meaning assigned to such term in Section 8.14(f).
“Erroneous Payment Assigning Lender” shall have the meaning assigned to such term in Section 8.14(d).
“Erroneous Payment Deficiency Assignment” shall have the meaning assigned to it in Section 8.14(d).

“Erroneous Payment Impacted Class” shall have the meaning assigned to it in Section 8.14(d).
“Erroneous Payment Return Deficiency” shall have the meaning assigned to it in Section 8.14(d).
“Erroneous Payment Subrogation Rights” shall have the meaning assigned to it in Section 8.14(d).
“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“EURIBOR” shall mean for any Interest Period as to any Eurocurrency Borrowing denominated in Euro (i) the rate per annum determined by the Administrative Agent to be the offered rate which appears on the page of the Reuters Screen which displays the European interbank offered rate administered by the Banking Federation of the European Union (such page currently being the EURIBOR01) (the “EURIBOR Screen Rate”) for deposits (for delivery on the first day of the applicable Interest Period) with a term equivalent to such Interest Period in Euros, determined as of approximately 11:00 a.m. (Brussels, Belgium time), two Business Days prior to the commencement of such Interest Period, or (ii) in the event the rate referenced in the preceding clause (i) does not appear on such page or service or if such page or service shall cease to be available, the rate determined by the Administrative Agent to be the offered rate on such other page or other service which displays EURIBOR Screen Rate for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Euros, determined as of approximately 11:00 a.m. (London, England time) two Business Days prior to the commencement of such Interest Period; provided that if EURIBOR Screen Rates are quoted under either of the preceding clauses (i) or (ii), but there is no such quotation for the Interest Period elected, the EURIBOR Screen Rate shall be equal to the Interpolated Rate.
“Euro” and “€” shall mean the single currency of the Participating Member States.
“Eurocurrency Borrowing” shall mean a Borrowing comprised of Eurocurrency Loans.
“Eurocurrency Loan” shall mean (a) with respect to any Revolving Facility Loan denominated in Euros, a Revolving Facility Loan bearing interest at a rate determined by reference to the Adjusted EURIBOR in accordance with the provisions of Article II and (ii) with respect to any Revolving Facility Loan denominated in an Alternative Currency in accordance with clause (c) of the definition of “Alternative Currency”, a Revolving Facility Loan bearing interest at a rate reasonably determined by the Administrative Agent to be the offered rate that appears on the appropriate page of the Reuters screen (or, in the event such rate does not appear on such Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion) that displays the IBA (or the successor interest rate benchmark provider if IBA is no longer making the applicable interest settlement rate available) rate for deposits in the applicable Alternative Currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) on the applicable Revaluation Date (but if more than one applicable rate for such Interest Period is specified on such page, the rate will be an arithmetic average of all such rates for such Interest Period).
“Event of Default” shall have the meaning assigned to such term in Section 7.01.
“Excess Cash Flow” shall mean, with respect to the Borrower and its Subsidiaries on a consolidated basis for any Excess Cash Flow Period (or the related Applicable Period), EBITDA of the

Borrower and its Subsidiaries on a consolidated basis for such Excess Cash Flow Period without giving effect to clauses (ix), (xi), (xiii), (xvii), (xviii), (xxi) and (xxii) thereof, minus, without duplication:
(a)    Debt Service for the Applicable Period to the extent paid (including (i) fees and expenses paid to the Administrative Agent in connection with its services hereunder, (ii) other bank, administrative or rating agency (or trustee) and financing fees, (iii) costs of surety bonds in connection with financing activities (whether amortized or immediately expensed) and (iv) commissions, discounts, closing fees and other fees and charges owed with respect to revolving commitments, letters of credit, bank guarantees, bankers’ acceptances or any similar facilities or financing and Hedging Agreements),
(b)    the aggregate principal amount of any voluntary payment permitted hereunder of term Indebtedness and the amount of any voluntary payments of revolving Indebtedness to the extent accompanied by permanent reductions of any revolving facility commitments during such Applicable Period (other than any voluntary prepayment of the Term Loans and Other First Lien Debt, which shall be the subject of Section 2.11(c)(ii)(A) and any voluntary prepayments of the Revolving Facility Commitment, which shall be the subject of Section 2.11(c)(ii)(B)),
(c)    Taxes (including Taxes paid pursuant to any Tax sharing arrangement) paid in cash or Tax reserves set aside in good faith for amounts payable in respect of such Fiscal Year by the Borrower and its Subsidiaries during such Excess Cash Flow Period or that will be paid within six months after the end of such Excess Cash Flow Period and the amount of any distributions made pursuant to Sections 6.06(a), 6.06(b)(iii) and 6.06(b)(v) during such Excess Cash Flow Period or that will be made within six months after the close of such Excess Cash Flow Period; provided (x) that with respect to any such amounts to be paid or distributed after the close of such Excess Cash Flow Period, (i) any amount so deducted shall not be deducted again in a subsequent Excess Cash Flow Period, except to the extent such amount has been added back pursuant to clause (q) below and is subsequently paid or distributed and (ii) appropriate reserves shall have been established in accordance with GAAP and (y) without duplication of clause (q) below, any reserves set aside not actually paid during the Excess Cash Flow Period or such six month period after the Excess Cash Flow Period shall increase Excess Cash Flow in the next subsequent Excess Cash Flow Period,
(d)    an amount equal to any increase in Working Capital (other than any increase arising from the recognition or de-recognition of any Current Assets or Current Liabilities upon an acquisition or disposition of a business) of the Borrower and its Subsidiaries for such Excess Cash Flow Period,
(e)    cash expenditures made in respect of Hedging Agreements during such Excess Cash Flow Period, to the extent not reflected in the computation of EBITDA or Interest Expense,
(f)    amounts paid in cash pursuant to a long term cash incentive plan,
(g)    amounts paid in cash during such Excess Cash Flow Period on account of (A) items that were accounted for as non-cash reductions of Net Income in determining Consolidated Net Income or as non-cash reductions of Consolidated Net Income in determining EBITDA of the Borrower and its Subsidiaries in a prior Excess Cash Flow Period and (B) reserves or accruals established in purchase accounting,
(h)    the aggregate principal amount of all mandatory prepayments and scheduled repayments of Indebtedness (other than those required due to the incurrence of Indebtedness (other than revolving Indebtedness)), together with the aggregate amount of any interest, premiums, make whole or penalty payments required to be paid (and actually paid) in connection therewith (other than any mandatory prepayment of the Term Loans and Other First Lien Debt, which shall be the subject of Section 2.11(c)(ii)(C)), in the Applicable Period,
(i)    the amount related to items that were added to or excluded from or not deducted from Net Income in calculating Consolidated Net Income or were added to or excluded from or not deducted from Consolidated Net Income in calculating EBITDA to the extent such items resulted in an increase to EBITDA (including by increasing Consolidated Net Income) and either (i) represented a cash payment which had not reduced Excess Cash Flow upon the accrual thereof in a prior Excess Cash Flow Period or (ii) have a corresponding asset or liability movement captured which has not been excluded in the calculation of Working Capital,
(j)    (A) any deductions attributable to minority interests that were added to or not deducted from Net Income in calculating Consolidated Net Income, (B) the EBITDA of joint ventures and minority investments added to Consolidated Net Income in calculating EBITDA and (C) the EBITDA of any Person referable to any period prior to such Person becoming a Subsidiary of the Borrower,
(k)    cash payments by the Borrower and its Subsidiaries made (or committed) in respect of long term liabilities (including for the purpose of clarity, the current portion of such long term liabilities) of the Borrower and its Subsidiaries other than Indebtedness, except to the extent such cash payments were deducted in the calculation of Consolidated Net Income or EBITDA, and
(l)    to the extent included in the calculation of EBITDA for such Excess Cash Flow Period, the amount of any insurance proceeds received by the Borrower or any Subsidiary during such period under any representation and warranty insurance policy obtained in connection with any acquisition or Investment permitted by this Agreement.
plus, without duplication:
(m)    an amount equal to any decrease in Working Capital (other than any decrease arising from the recognition or de-recognition of any Current Assets or Current Liabilities upon an acquisition or disposition of a business) of the Borrower and its Subsidiaries for such Excess Cash Flow Period,
(n)    cash payments received in respect of Hedging Agreements during such Excess Cash Flow Period to the extent (i) not included in the computation of EBITDA or (ii) such payments do not reduce Interest Expense,
(o)    any extraordinary or non-recurring gain realized in cash during such Excess Cash Flow Period (except to the extent such gain consists of Net Proceeds subject to Section 2.11(b)),
(p)    the amount related to items that were deducted from or excluded from or not added to Net Income in connection with calculating Consolidated Net Income or were deducted from or excluded from or not added to Consolidated Net Income in calculating EBITDA to the extent such items resulted in a decrease to EBITDA (including by decreasing Consolidated Net Income) and either (i) represented cash received by the Borrower or any Subsidiary or (ii) have a corresponding asset or liability movement captured which has not been excluded in the calculation of Working Capital, and

(q)    to the extent any payments for Taxes referred to in clause (c) above are not made in the following Excess Cash Flow Period, the amount of Taxes that were not so paid in such following Excess Cash Flow Period.
“Excess Cash Flow Period” shall mean each Fiscal Year of the Borrower, commencing with the Fiscal Year of the Borrower ending on December 31, 2025.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
“Excluded Indebtedness” shall mean all Indebtedness not incurred in violation of Section 6.01.
“Excluded Lender” has the meaning assigned to such term in Section 9.08(k)(ii).
“Excluded Proceeds” shall have the meaning assigned to such term in the definition of “Net Proceeds.”
“Excluded Property” shall have the meaning assigned to such term in Section 5.10(d).
“Excluded Securities” shall mean any of the following:
(a)    any Equity Interests or Indebtedness with respect to which the Collateral Agent and the Borrower reasonably agree that the cost or other consequences of pledging such Equity Interests or Indebtedness in favor of the Secured Parties under the Security Documents are likely to be excessive in relation to the value (as determined by the Borrower in good faith) to be afforded thereby;
(b)    (i) any Equity Interests of (A) any Foreign Subsidiary of the Borrower or (B) any FSHCO, in each case, in excess of 65% of the issued and outstanding Equity Interests of such entity (provided that, if such entity is a direct or indirect subsidiary of a Foreign Subsidiary of the Borrower, all such Equity Interests shall constitute Excluded Securities) and (ii) any Equity Interest of any Foreign Subsidiary that is not a Loan Party or of any Excluded Subsidiary (other than those Excluded Subsidiaries addressed in clause (b)(i));
(c)    any Indebtedness having an individual principal amount less than $20,000,000;
(d)    any Equity Interests or Indebtedness to the extent the pledge thereof would be prohibited by any Requirement of Law;
(e)    any Equity Interests of any Person that is not a Wholly Owned Subsidiary;
(f)    any Equity Interests of any Immaterial Subsidiary, any Unrestricted Subsidiary or any Securitization Entity;
(g)    any Equity Interests that Rule 3-10, Rule 3-16 or Article 13 of Regulation S-X under the Securities Act of 1933, as amended, as amended, modified or interpreted by the SEC, would require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would require) the filing with the SEC (or any other Governmental Authority) of separate financial statements of Holdings or any Subsidiary of Holdings due to the fact that such Equity Interests secure the Secured Obligations;
(h)    any Equity Interests of any Subsidiary to the extent that the pledge of such Equity Interests could reasonably be expected to result in material adverse Tax consequences to any

Parent Entity (or equityholder thereof), the Borrower or any Subsidiary as determined in good faith by the Borrower;
(i)    any Equity Interests or Indebtedness that are set forth on Schedule 1.01(A) to this Agreement or that have been identified on or prior to the Closing Date in writing to the Agent by a Responsible Officer of the Borrower and agreed to by the Collateral Agent;
(j)    any Indebtedness owned by or owing to Holdings, other than intercompany receivables; and
(k)    any Margin Stock;
provided that in no event shall this definition of “Excluded Securities” include the Equity Interests in the Borrower.
“Excluded Subsidiary” shall mean any of the following (except as otherwise provided in the definition of Subsidiary Loan Party and except for the Borrower):
(a)    each Immaterial Subsidiary,
(b)    each Subsidiary that is not a Wholly Owned Subsidiary (for so long as such Subsidiary remains a non-Wholly Owned Subsidiary),
(c)    each Subsidiary that is prohibited from Guaranteeing or granting Liens to secure the Secured Obligations by any Requirement of Law or that would require consent, approval, license or authorization of a Governmental Authority to Guarantee or grant Liens to secure the Secured Obligations (unless such consent, approval, license or authorization has been received),
(d)    each Subsidiary for which the Guaranteeing or granting Liens to secure the Secured Obligations on the Closing Date or at the time such Subsidiary becomes a Subsidiary not in violation of Section 6.09(c) is prohibited by, or would violate, invalidate, terminate (or cause a right of termination in favor of a third party) or cause a breach under any applicable contractual requirement with an unaffiliated third party (and for so long as such restriction or any replacement or renewal thereof is in effect and so long as such restriction was not created in anticipation of such Person becoming a subsidiary),
(e)    any Securitization Entity,
(f)    any Foreign Subsidiary (including the    Thai Borrower),
(g)    any FSHCO,
(h)    any Subsidiary that is a Subsidiary of (i) any Foreign Subsidiary or (ii) any FSHCO,

(i)    any Captive Insurance Subsidiary,
(j)    any Unrestricted Subsidiary,
(k)    any not-for-profit Subsidiary,

(l)    any    other Subsidiary with respect to which, (x) the Borrower determines in good faith that the cost or other consequences of providing a Guarantee of or granting Liens to secure the Secured Obligations are likely to be excessive in relation to the value (as determined by the Borrower in good faith) to be afforded thereby or (y) providing such a Guarantee or granting such Liens could reasonably be expected to result in material adverse Tax consequences to any Parent Entity (including any equityholder thereof), the Borrower or any Subsidiary, in each case as determined in good faith by the Borrower, and
(m)    with respect to any Swap Obligation, any Subsidiary that is not an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder.
“Excluded Swap Obligation” shall mean, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation, unless otherwise agreed between the Administrative Agent and the Borrower. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.
“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document,
(i)    Taxes imposed on or measured by its overall net income or branch profits (however denominated), and franchise (and similar) Taxes imposed on it, in each case by a jurisdiction (including any political subdivision thereof) as a result of such recipient being organized in, having its principal office in, or in the case of any Lender, having its applicable Lending Office in, such jurisdiction, or as a result of any other present or former connection with such jurisdiction (other than any such connection arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document),
(ii)    in the case of a Lender, any U.S. federal withholding Tax imposed on any payment by or on account of any obligation of any Loan Party hereunder or under any other Loan Document that is required to be imposed on amounts payable to a Lender (other than to the extent such Lender is an assignee pursuant to a request by Holdings under Section 2.19(b) or 2.19(c)) pursuant to laws in force at the time such Lender becomes a party hereto (or designates a new Lending Office), except to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the designation of a new Lending Office (or assignment), to receive additional amounts or indemnification payments from any Loan Party with respect to such withholding Tax pursuant to Section 2.17,
(iii)    any withholding Tax imposed on any payment by or on account of any obligation of any Loan Party hereunder or under any other Loan Document that is attributable to the Administrative Agent’s, any Lender’s or any other recipient’s failure to comply with Sections 2.17(e) or (f), and
(iv)    any Tax imposed under FATCA.
“Existing Credit Facilities” shall mean (A) that certain Credit Agreement dated as of October 9, 2020 among Holdings, the Borrower, the lenders and issuing banks from time to time party thereto and UBS AG, Stamford Branch, as administrative agent and as collateral agent, and (B) that certain revolving credit facility established pursuant to that certain advising letter dated as of December 10, 2018 by and among ALH Thailand and Bank of America, N.A., Bangkok Branch, in each case as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof.
“Existing Roll-Over Letters of Credit” shall mean those letters of credit or bank guarantees issued and outstanding as of the Closing Date and set forth on Schedule 1.01(C), which shall each be deemed to constitute a Letter of Credit issued hereunder on behalf of the Borrower on the Closing Date.
“Existing Securitization Facilities” shall mean (i) the $460,000,000 non-recourse receivables purchase and equipment financing facility established by the Borrower (through ALERT 2015A) on June 8, 2018 and (ii) $120,000,000 the non-recourse receivables purchase and trade financing facility established by the Borrower (through ALTR LLC) on June 8, 2018, in each case, as amended and in effect on the date hereof, as the same may be further amended, modified, changed, replaced or substituted from time to time.
“Extended Revolving Facility Commitment” shall have the meaning assigned to such term in Section 2.22(a).
“Extended Revolving Loan” shall have the meaning assigned to such term in Section 2.22(a).
“Extended Term Loan” shall have the meaning assigned to such term in Section 2.22(a).
“Extending Lender” shall have the meaning assigned to such term in Section 2.22(a).
“Extension” shall have the meaning assigned to such term in Section 2.22(a).
“Extension Amendment” shall mean an amendment to this Agreement among the Borrower, the Administrative Agent and each Lender that has accepted the applicable offer for Extension pursuant hereto and in accordance with Section 2.22(a).
“Facility” shall mean the respective facility and commitments utilized in making Loans and credit extensions hereunder, it being understood that (w) as of the Closing Date there are three Facilities (i.e., the Initial Term B Facility, the Initial USD Revolving Facility Commitments and the Initial Thai Baht Revolving Facility Commitments established on the Closing Date), (x) as of the 2025 Refinancing Amendment Effective Date, there are three Facilities (i.e., the Initial Term B Facility (including the 2025 Refinancing Term B Facility), the Initial USD Revolving Facility Commitments and the Initial Thai Baht Revolving Facility Commitments established on the Closing Date), (y) as of the 2025-2 Refinancing Amendment Effective Date, there are three Facilities (i.e., the Initial Term B Facility (including the 2025 Refinancing Term B Facility and the 2025-2 Refinancing Term B Facility), the Initial USD Revolving Facility Commitments and the Initial Thai Baht Revolving Facility Commitments established on the

Closing Date) and (z) after the 2025-2 Refinancing Amendment Effective Date, the term “Facility” may include any other Class of Loans or Commitments and the extensions of credit thereunder.
“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
“Federal Funds Effective Rate” shall mean, for any day, the rate calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Effective Rate for any day is less than zero, the Federal Funds Effective Rate for such day will be deemed to be zero.
“Federal Reserve Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.
“Fee Letters” shall mean the Arranger Fee Letter and the Administrative Agent Fee Letter.
“Fees” shall mean the Commitment Fees, the L/C Participation Fees, the Issuing Bank Fees and the Administrative Agent Fees.
“Finance Lease Obligations” shall mean, at the time any determination thereof is to be made, subject to Section 1.08, the amount of the liability in respect of a finance lease that would at such time be required to be reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP; provided that obligations of the Borrower or its Subsidiaries, or of a special purpose or other entity not consolidated with the Borrower and its Subsidiaries, either existing on the Closing Date or created thereafter that (a) initially were not included on the consolidated balance sheet of the Borrower as finance lease obligations and were subsequently re-characterized as finance lease obligations or, in the case of such a special purpose or other entity becoming consolidated with the Borrower and its Subsidiaries, were required to be characterized as finance lease obligations upon such consolidation, in either case, due to a change in accounting treatment or otherwise, (b) would have been characterized as an operating lease under GAAP in effect on December 31, 2017 (regardless of when such lease was entered into) or (c) constitute capitalized operating lease liabilities resulting from the adoption of ASC 842 shall, in each case, unless the Borrower otherwise elects, not constitute Indebtedness or a Finance Lease Obligation of the Borrower or any Subsidiary under this Agreement or any other Loan Document.
“Financial Covenant” shall mean the covenant set forth in Section 6.11.
“Financial Officer” of any Person shall mean the Chief Financial Officer or an equivalent financial officer, principal accounting officer, Treasurer, Assistant Treasurer, Controller or a director of such Person, or a duly authorized signatory of such Person who is a Financial Officer of a subsidiary of such Person.
“fiscal quarter” shall mean a fiscal quarter of any Fiscal Year.

“Fiscal Year” shall mean the fiscal year of the Borrower ending on December 31 of each calendar year.
“Fitch” shall mean Fitch Ratings Inc. and its successors and assigns.
“Fixed Amounts” shall have the meaning assigned to such term in Section 1.04(b).
“Flood Documentation” shall mean, with respect to each Mortgaged Property, (i) a completed “life-of-loan” Federal Emergency Management Agency standard flood hazard determination, together with a notice about Special Flood Hazard Area status and flood disaster assistance duly executed by the applicable Loan Party relating thereto (to the extent a Mortgaged Property is located in a Special Flood Hazard Area) and (ii) evidence of flood insurance as required by Section 5.02(c) hereof and the applicable provisions of the Security Documents, each of which shall (A) include a lender’s loss payable or mortgagee endorsement (as applicable), (B) name the Collateral Agent, on behalf of the Secured Parties, as additional insured and loss payee/mortgagee, (C) identify the address of each improved property located in a Special Flood Hazard Area and the applicable flood zone designation, (D) identify the flood insurance coverage and deductible relating thereto and (E) be otherwise in form and substance reasonably satisfactory to the Administrative Agent.
“Flood Insurance Laws” shall mean, collectively, (i) the National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (ii) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (iii) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.
“Floor” means (a) solely with respect to the Initial USD Revolving Facility, the Initial Thai Baht Revolving Facility and the Initial Term B Facility (including the 2025 Refinancing Term B Loans and the 2025-2 Refinancing Term B Loans), 0.00% per annum and (b) otherwise, there shall be no floor.
“foreign” shall mean any jurisdiction other than the United States of America, any state thereof or the District of Columbia.
“Foreign Customer Finance Program” shall mean any program established by the Borrower or any Subsidiary designed to provide financing, credit support for or subsidization of (a) the purchase or use, outside of the United States, of the Borrower’s or any Subsidiary’s products, or (b) the financing, by lenders, lessors or other capital providers, of any such purchase or use, including (in the case of clause (a) or (b)) by means of (i) any loss reserve, risk retention, residual value guaranty or other credit support or product support obligations, (ii) Investments in Receivables Assets payable by purchasers or users located outside of the United States by the Borrower or any Subsidiary, (iii) Dispositions of, or incurrence of, Liens on, any such Investments, with or without recourse, pursuant to sale, securitization, loan or other transactions and (iv) such other methods as the Borrower or any of its Subsidiaries shall determine in good faith.
“Foreign Lender” shall mean any Lender (a) that is not disregarded as separate from its owner for U.S. federal income Tax purposes and that is not a “United States person” as defined by Section 7701(a)(30) of the Code or (b) that is disregarded as separate from its owner for U.S. federal income Tax purposes and whose regarded owner is not a “United States person” as defined in Section 7701(a)(30) of the Code.

“Foreign Subsidiary” shall mean any Subsidiary of the Borrower that is organized under the laws of any jurisdiction other than the United States of America, any state thereof or the District of Columbia.
“Fronting Exposure” shall mean, at any time there is a Defaulting Lender, (a) with respect to any Issuing Bank, such Defaulting Lender’s Revolving Facility Percentage of Revolving L/C Exposure with respect to Letters of Credit issued by such Issuing Bank other than such Revolving L/C Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof and (b) with respect to the Swingline Lender, such Defaulting Lender’s Swingline Exposure other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.
“FSHCO” shall mean any direct or indirect Subsidiary of the Borrower organized under the laws of the United States or a state thereof or the District of Columbia that has no material assets other than the capital stock or capital stock and Indebtedness of one or more Foreign Subsidiaries of the Borrower or one or more FSHCOs, cash and cash equivalents and other incidental assets related thereto.
“GAAP” shall mean, subject to Section 1.08, generally accepted accounting principles in the United States of America, as in effect from time to time.
“Governmental Authority” shall mean any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory or legislative body (including any supra-national bodies such as the European Union or the European Central Bank).
“Guarantee” of or by any Person (the “guarantor”) shall mean (a) any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation (the “primary obligations”) payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) entered into for the purpose of assuring in any other manner the holders of such Indebtedness or other obligation of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of the guarantor securing any Indebtedness or other obligation (or any existing right, contingent or otherwise, of the holder of Indebtedness or other obligation to be secured by such a Lien) of any other Person, whether or not such Indebtedness or other obligation is assumed by the guarantor; provided, however, that the term “Guarantee” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or Disposition of assets permitted by this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee of any guarantor shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made and (b) the maximum amount for which such guarantor may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary obligation and the maximum amount for which such guarantor may be liable are not stated or determinable, in which case the amount of such Guarantee shall be such guarantor’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantee Agreement” shall mean the Guarantee Agreement dated as of the Closing Date as may be amended, restated, supplemented or otherwise modified from time to time, among Holdings, the Borrower, each Subsidiary Loan Party party thereto and the Collateral Agent.
“guarantor” shall have the meaning assigned to such term in the definition of the term “Guarantee.”
“Guarantors” shall mean (i) Holdings, (ii) other than with respect to its own Loan Obligations, the Borrower and (iii) each Subsidiary Loan Party. For the avoidance of doubt, the Borrower shall be a Guarantor of the Thai Baht Revolving Facility.
“Hazardous Materials” shall mean all pollutants, contaminants, wastes, chemicals, materials, substances and constituents, including, without limitation, explosive or radioactive substances or petroleum by products or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas or pesticides, fungicides, fertilizers or other agricultural chemicals, of any nature subject to regulation or which can give rise to liability under any Environmental Law due to their hazardous or toxic characteristics.
“Hedge Bank” shall mean any Person that, at the time it enters into a Hedging Agreement (or on the Closing Date), is (or is an Affiliate of a Person that is) (a) an Agent, an Arranger or a Lender, regardless of whether any such Person shall thereafter cease to be an Agent, an Arranger or a Lender or an Affiliate of any of the foregoing, (b) from time to time identified to the Administrative Agent by the Borrower in writing as a Hedge Bank hereunder or (c) listed in Schedule 1.01(F).
“Hedging Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction, or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value, or credit spread transaction, repurchase transaction, reserve repurchase transaction, securities lending transaction, weather index transaction, spot contracts, fixed price physical delivery contracts, or any similar transaction or any combination of these transactions, in each case of the foregoing, whether or not exchange traded; provided that (i) no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Holdings or any of its Subsidiaries shall be a Hedging Agreement and (ii) no Packaged Right, Permitted Bond Hedge Transaction or Permitted Warrant Transaction shall, in each case, constitute Hedging Agreement.
“Holdings” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.
“IBA” means the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administrator).
“IFRS” means international accounting standards within the meaning of the IAS Regulation 1606/2002, as in effect from time to time, to the extent applicable to the relevant financial statements.
“Immaterial Subsidiary” shall mean any Subsidiary that did not, as of the last day of the most recent Test Period, have assets with a value in excess of 2.5% of the Consolidated Total Assets or revenues representing in excess of 5% of total revenues of the Borrower and its Subsidiaries on a consolidated basis as of such date; provided that the Borrower may elect in its sole discretion to exclude as an Immaterial Subsidiary any Subsidiary that would otherwise meet the definition thereof. Each Immaterial Subsidiary as of the Closing Date shall be set forth in Schedule 1.01(B).
“Immediate Family Member” shall mean, with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, domestic partner, former domestic partner, sibling or step-sibling (and any linear descendant thereof), mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships), any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals, any of the foregoing individual’s (including the initial individual’s) estate (or an executor or administrator acting on its behalf), heirs or legatees or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.
“Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount or deferred financing fees, the payment of interest or dividends in the form of additional Indebtedness or in the form of Equity Interests, as applicable, the accretion of original issue discount, deferred financing fees or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies.
“Increased Class” shall have the meaning assigned to such term in Section 2.24(a).
“Incremental Amount” shall mean, at the time of the establishment of the commitments in respect of the Indebtedness to be incurred utilizing this definition (or, at the option of the Borrower, at the time of incurrence of such Indebtedness), the sum of (without duplication):
(i)    (a) (1) the greater of (i) $400,000,000 and (ii) 1.0 times EBITDA, calculated on a Pro Forma Basis, for the most recently ended Test Period, plus (2) amounts available to be incurred in reliance on the reallocation allowed under Section 6.01(k) (this clause (a), the “Incremental Starter Amount”), minus (b) the sum of (1) the aggregate outstanding principal amount of all Incremental Term Loans and Incremental Revolving Facility Commitments, in each case incurred or established after the Closing Date and outstanding at such time pursuant to Section 2.21 utilizing this clause (i) and (2) the aggregate outstanding principal amount of any Indebtedness pursuant to Section 6.01(q), (r), (s) and (z) in reliance on the “Incremental Starter Amount”; plus
(ii)    any amounts so long as immediately after giving effect to the establishment of the commitments in respect thereof utilizing this clause (ii) and the use of proceeds thereunder, the Net First Lien Leverage Ratio on a Pro Forma Basis is not greater than the greater of (I) 5.00 to 1.00 and (II) if such Indebtedness is incurred in connection with the acquisition of assets or Equity Interests (including a Permitted Business Acquisition and including through a merger or consolidation) or an Investment (including the acquisition by a Securitization Entity that is or will in twelve months be subject to a Permitted Securitization Financing), where such acquisition, merger, consolidation or Investment is not prohibited by this Agreement, the Net First Lien Leverage Ratio for the most recently ended Test Period prior thereto (this clause (ii), the “Incremental Ratio Amount”); plus
(iii)    (a) the sum of the aggregate principal amounts of (A) all voluntary prepayments of Term Loans and all permanent reductions of Revolving Facility Commitments, (B) all voluntary prepayments or permanent commitment reductions of any Incremental

Equivalent Debt or other third-party Indebtedness for borrowed money of the Loan Parties, in each case, that is secured by the Collateral on a pari passu basis with the Term Loans or incurred pursuant to clause (i) above and (C) all Indebtedness of the Loan Parties set forth in this clause (iii) that is secured on a pari passu basis with Term Loans or incurred in reliance on clause (i) above and purchased by the Borrower or any of its Subsidiaries, in each case of this clause (iii), prior to such time and so long as such prepayment or purchase was not funded with the proceeds of long-term Indebtedness (other than revolving Indebtedness) minus (b) the sum of (1) the aggregate outstanding principal amount of all Incremental Term Loans and Incremental Revolving Facility Commitments, in each case incurred or established after the Closing Date and outstanding at such time pursuant to Section 2.21 utilizing this clause (iii) and (2) the aggregate outstanding principal amount of any Indebtedness pursuant to Sections 6.01(q), (r), (s) and (z) in reliance on the “Incremental Prepayment Amount”; plus
(iv)    in the case of any Incremental Facility or Incremental Equivalent Debt that effectively extends the (a) maturity date with respect to any loans and/or commitments hereunder or thereunder (including in connection with the Borrower’s exercise of its rights pursuant to the “yank-a-bank” provisions hereunder or thereunder), an amount equal to the portion of the relevant loans or commitments that will be replaced by such Incremental Facility or Incremental Equivalent Debt minus (b) the sum of (1) the aggregate outstanding principal amount of all Incremental Term Loans and Incremental Revolving Facility Commitments, in each case incurred or established after the Closing Date and outstanding at such time pursuant to Section 2.21 utilizing this clause (iv) and (2) the aggregate outstanding principal amount of any Indebtedness incurred or established pursuant to Sections 6.01(q), (r), (s) and (z) in reliance on the “Incremental Prepayment Amount”; plus
(v)    in the case of any Incremental Facility or Incremental Equivalent Debt that effectively replaces any Commitment terminated in accordance with Section 2.19 hereof, an amount equal to the relevant Commitment;
provided that, for the avoidance of doubt, (A) amounts may be established or incurred utilizing clause (ii) above prior to utilizing clause (i), (iii), (iv) or (v) above, (B) any calculation of the Net First Lien Leverage Ratio on a Pro Forma Basis pursuant to clause (ii) above may be determined, at the option of the Borrower, without giving effect to any simultaneous establishment or incurrence of any amounts utilizing clause (i), (iii), (iv) or (v) above and (C) any amounts previously incurred utilizing clause (i), (iii), (iv) or (v) above may, at the election of the Borrower, later be reclassified as having been established under clause (ii) above, so long as the Borrower meets the requirements of clause (ii) above on a Pro Forma Basis after giving effect to such reclassification (in which case the amount available under clause (i), (iii), (iv) or (v) shall be automatically increased by the amount so reclassified).
“Incremental Assumption Agreement” shall mean an agreement among the Borrower, the Administrative Agent and, if applicable, one or more Incremental Term Lenders and/or Incremental Revolving Facility Lenders entered into pursuant to Section 2.21.
“Incremental Commitment” shall mean an Incremental Term Loan Commitment or an Incremental Revolving Facility Commitment.
“Incremental Equivalent Debt” shall mean Indebtedness incurred under Sections 6.01(q)(i), 6.01(r)(i), 6.01(s)(i) and/or 6.01(z)(i).

“Incremental Facility” shall mean any Incremental Term Facility, any Incremental Revolving Facility and/or any or all of the Incremental Term Facilities and the Incremental Revolving Facilities.
“Incremental Loan” shall mean an Incremental Term Loan or an Incremental Revolving Loan.
“Incremental Prepayment Amount” shall mean, at any time, an amount equal to the sum of clauses (iii) and (iv) of the definition of “Incremental Amount” at such time.
“Incremental Ratio Amount” shall have the meaning assigned to such term in the definition of “Incremental Amount”.
“Incremental Revolving Borrowing” shall mean a Borrowing comprised of Incremental Revolving Loans.
“Incremental Revolving Facility” shall mean any Class of Incremental Revolving Facility Commitments and the Incremental Revolving Loans made thereunder.
“Incremental Revolving Facility Commitment” shall mean the commitment of any applicable Lender, established pursuant to Section 2.21, to make Incremental Revolving Loans to the Borrower.
“Incremental Revolving Facility Lender” shall mean a Lender with an Incremental Revolving Facility Commitment or an outstanding Incremental Revolving Loan.
“Incremental Revolving Loan” shall mean Revolving Facility Loans made by one or more Revolving Facility Lenders to the Borrower pursuant to an Incremental Revolving Facility Commitment to make additional Revolving Facility Loans.
“Incremental Starter Amount” shall have the meaning assigned to such term in the definition of Incremental Amount.
“Incremental Term Borrowing” shall mean a Borrowing comprised of Incremental Term Loans.
“Incremental Term Facility” shall mean any Class of Incremental Term Loan Commitments and the Incremental Term Loans made thereunder.
“Incremental Term Lender” shall mean a Lender with an Incremental Term Loan Commitment or an outstanding Incremental Term Loan.
“Incremental Term Loan Commitment” shall mean the commitment of any applicable Lender, established pursuant to Section 2.21, to make Incremental Term Loans to the Borrower.
“Incremental Term Loans” shall mean Term Loans made by one or more Lenders to the Borrower pursuant to an Incremental Term Loan Commitment.
“Incurrence-Based Amounts” shall have the meaning assigned to such term in Section 1.04(b).
“Indebtedness” of any Person shall mean, if and to the extent (other than with respect to clause (i)) the same would constitute indebtedness or a liability on a balance sheet prepared in accordance with GAAP, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than such obligations accrued in the ordinary course), to the extent that the same would be required to be shown as a long-term liability on a balance sheet prepared in accordance with GAAP, (e) all Finance Lease Obligations of such Person, (f) all net payments that such Person would have to make in the event of an early termination, on the date Indebtedness of such Person is being determined, in respect of outstanding Hedging Agreements, (g) the principal component of all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit, (h) the principal component of all obligations of such Person in respect of bankers’ acceptances, (i) all Guarantees by such Person of Indebtedness described in clauses (a) to (h) above (other than Indebtedness of another Loan Party) and (j) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock (excluding (i) accrued dividends that have not increased the liquidation preference of such Disqualified Stock and (ii) accrued preferred return on any Parent Entity’s preferred units); provided that Indebtedness shall not include (A) trade and other ordinary-course payables, accrued expenses, and intercompany liabilities arising in the ordinary course of business, (B) prepaid or deferred revenue, (C) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase prices of an asset to satisfy unperformed obligations of the seller of such asset, (D) Permitted Securitization Financing Indebtedness, (E) earn-out obligations until such obligations become a liability on the balance sheet of such Person in accordance with GAAP and have not been satisfied within 60 days after falling due, (F) obligations in respect of Third Party Funds, (G) in the case of the Borrower and its Subsidiaries, (I) all intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business and (II) intercompany liabilities in connection with the cash management, Tax and accounting operations of the Borrower and its Subsidiaries, (H) defined benefit liabilities or (I) lease obligations that do not constitute Finance Lease Obligations. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness limits the liability of such Person in respect thereof.
“Indemnified Taxes” shall mean (a) all Taxes, other than Excluded Taxes, imposed on or with respect to or measured by any payment by or on account of any obligation of any Loan Party hereunder or under any other Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).
“Ineligible Institution” shall mean (i) any person identified as a “Disqualified Lender” in writing to the Arrangers by the Borrower or an Affiliate of the Borrower on or prior to the Closing Date, (ii) any bona fide business competitor of Holdings, the Borrower, or any of their respective subsidiaries, in each case identified in writing as such to the Arrangers by the Borrower prior to the Closing Date or to the Administrative Agent on or after the Closing Date, (iii) any Affiliate of such competitor that is (A) identified in writing to the Administrative Agent by the Borrower as such from time to time or (B) clearly identifiable based on the name of such Affiliate (other than a Bona Fide Debt Fund)) and (iv) any person identified in writing to the Administrative Agent by the Borrower from time to time after the Closing Date as a “Disqualified Lender” or as an Affiliate of any Ineligible Institution under clause (i) and approved by the Administrative Agent; provided that no such updates pursuant to clauses (ii) or (iii) shall be deemed to retroactively disqualify any parties that have previously acquired an assignment or participation interest in respect of the Loans from continuing to hold or vote such previously acquired assignments and participations on the terms set forth herein for Lenders that are not Ineligible Institutions.

“Information” shall have the meaning assigned to such term in Section 3.14(a).
“Initial Revolving Facility” shall mean the Initial USD Revolving Facility and the Initial Thai Baht Revolving Facility.
“Initial Revolving Facility Commitment” shall mean the Initial USD Revolving Facility Commitment and the Initial Thai Baht Revolving Facility Commitment.
“Initial Revolving Facility Lender” shall mean an Initial USD Revolving Facility Lender and/or an Initial Thai Baht Revolving Facility Lender.
“Initial Revolving Facility Loan” shall mean an Initial USD Revolving Facility Loan and/or an Initial Thai Baht Revolving Facility Loan.
“Initial Revolving Facility Maturity Date” shall mean the Initial Thai Baht Revolving Facility Maturity Date and/or the Initial USD Revolving Facility Maturity Date; provided that if the Initial Revolving Facility Maturity Date is not a Business Day, the Initial Revolving Facility Maturity Date shall be the immediately succeeding Business Day.
“Initial Thai Baht Revolving Facility” shall mean the Initial Thai Baht Revolving Facility Commitments and the extensions of credit made in respect thereof by the Initial Thai Baht Revolving Facility Lenders of such Class.
“Initial Thai Baht Revolving Facility Commitment” shall mean, with respect to each Initial Thai Baht Revolving Facility Lender, the commitment of such Initial Thai Baht Revolving Facility Lender to make Initial Thai Baht Revolving Facility Loans pursuant to Section 2.01(c), expressed as an amount representing the maximum aggregate permitted amount of such Initial Thai Baht Revolving Facility Lender’s Thai Baht Revolving Facility Credit Exposure in respect of the Initial Thai Baht Revolving Facility hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08, (b) reduced or increased from time to time pursuant to assignments by or to such Lender under Section 9.04, and (c) increased (or replaced) as provided under Section 2.21, 2.22 or 2.23. The initial amount of each Initial Thai Baht Revolving Facility Lender’s Initial Thai Baht Revolving Facility Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance or Incremental Assumption Agreement pursuant to which such Lender shall have assumed its Initial Thai Baht Revolving Facility Commitment. The aggregate amount of the Initial Thai Baht Revolving Facility Lenders’ Initial Thai Baht Revolving Facility Commitments on the Closing Date is $25,000,000.
“Initial Thai Baht Revolving Facility Lender” shall mean a Lender with an Initial Thai Baht Revolving Facility Commitment or with outstanding Initial Thai Baht Revolving Facility Loans.
“Initial Thai Baht Revolving Facility Loan” shall mean a Loan made pursuant to the Initial Revolving Facility Commitments.
“Initial Thai Baht Revolving Facility Maturity Date” shall mean August 19, 2029.
“Initial USD Revolving Facility” shall mean the Initial USD Revolving Facility Commitments and the extensions of credit made in respect thereof by the Initial USD Revolving Facility Lenders of such Class.

“Initial USD Revolving Facility Commitment” shall mean, with respect to each Initial USD Revolving Facility Lender, the commitment of such Initial USD Revolving Facility Lender to make Initial USD Revolving Facility Loans pursuant to Section 2.01(b), expressed as an amount representing the maximum aggregate permitted amount of such Initial USD Revolving Facility Lender’s USD Revolving Facility Credit Exposure in respect of the Initial USD Revolving Facility hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08, (b) reduced or increased from time to time pursuant to assignments by or to such Lender under Section 9.04, and (c) increased (or replaced) as provided under Section 2.21, 2.22 or 2.23. The initial amount of each Initial USD Revolving Facility Lender’s Initial USD Revolving Facility Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance or Incremental Assumption Agreement pursuant to which such Lender shall have assumed its Initial USD Revolving Facility Commitment. The aggregate amount of the Initial USD Revolving Facility Lenders’ Initial USD Revolving Facility Commitments on the Closing Date is $225,000,000.
“Initial USD Revolving Facility Lender” shall mean a Lender with an Initial USD Revolving Facility Commitment or with outstanding Initial USD Revolving Facility Loans.
“Initial USD Revolving Facility Loan” shall mean a Loan made pursuant to the Initial USD Revolving Facility Commitments.
“Initial USD Revolving Facility Maturity Date” shall mean August 19, 2029.
“Initial Term B Facility” shall mean the Initial Term B Loan Commitments and the Initial Term B Loans made hereunder.
“Initial Term B Facility Maturity Date” shall mean August 19, 2031.
“Initial Term B Loan Amortization Percentage” shall mean 0.25%.
“Initial Term B Loan Commitment” shall mean, with respect to each applicable Lender, the commitment of such Lender to make Initial Term B Loans hereunder on the Closing Date. The amount of each Lender’s Initial Term B Loan Commitment as of the Closing Date is set forth on Schedule 2.01. The aggregate amount of the Initial Term B Loan Commitments as of the Closing Date is $2,075,000,000.
“Initial Term B Loans” shall mean (i) prior to the 2025 Refinancing Amendment Effective Date, the term loans made by the applicable Lenders to the Borrower pursuant to Section 2.01(a) pursuant to their Initial Term B Loan Commitments, (ii) from and after the 2025 Refinancing Amendment Effective Date and prior to the 2025-2 Refinancing Amendment Effective Date, the 2025 Refinancing Term B Loans made (or exchanged) pursuant to the 2025 Refinancing Amendment and (iii) from and after the 2025-2 Refinancing Amendment Effective Date, the 2025-2 Refinancing Term B Loans made (or exchanged) pursuant to the 2025 Refinancing Amendment. For the avoidance of doubt, (i) all Initial Term B Loans outstanding immediately prior to the 2025 Refinancing Amendment Effective Date were refinanced in full by the 2025 Refinancing Term B Loans on the 2025 Refinancing Amendment Effective Date and (ii) all 2025 Refinancing Term B Loans outstanding immediately prior to the 2025-2 Refinancing Amendment Effective Date were refinanced in full by the 2025-2 Refinancing Term B Loans on the 2025-2 Refinancing Amendment Effective Date.
“Inside Maturity Basket” shall mean, with respect to any Indebtedness expressed to be subject to the Inside Maturity Basket, an aggregate principal amount of such Indebtedness at any time outstanding not exceeding the greater of (x) $200,000,000 and (y) 0.50 times EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period.
“Intellectual Property” shall mean all U.S. and non-U.S. (a) patents and patent applications, (b) trademarks, service marks, trade names, trade dress, and other source identifiers, designs and domain names, (c) copyrights, (d) design rights, inventions, original works of authorship, trade secrets, confidential information, know-how and all other intellectual property rights and interests, whether registered or unregistered and (e) all registrations and applications for registration therefor.
“Intercreditor Agreement” shall have the meaning assigned to such term in Section 8.11.
“Interest Election Request” shall mean a request by the Borrower or the Thai Borrower, as applicable, to convert or continue a Borrowing in accordance with Section 2.07 and substantially in the form of Exhibit D or another form approved by the Administrative Agent.
“Interest Expense” shall mean, with respect to any Person for any period, the sum of (a) gross interest expense of such Person for such period on a consolidated basis, including the portion of any payments or accruals with respect to Finance Lease Obligations allocable to interest expense and including amortization of deferred financing fees and original issue discount, debt issuance costs, commissions, fees and expenses, expensing of any bridge, commitment or other financing fees and non-cash interest expense attributable to movement in mark to market of obligations in respect of Hedging Agreements or other derivatives (in each case permitted hereunder) under GAAP, but excluding any interest expense with respect to any Permitted Securitization Financing Indebtedness and (b) capitalized interest of such Person, minus interest income for such period. For purposes of the foregoing, gross interest expense shall be determined after giving effect to any net payments made or received and costs incurred by such Person with respect to Hedging Agreements, and interest on a Finance Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Borrower to be the rate of interest implicit in such Finance Lease Obligation in accordance with GAAP.
“Interest Payment Date” shall mean, in addition to any applicable Revolving Facility Maturity Date or Term Facility Maturity Date, (a) with respect to any Term SOFR Loan or Eurocurrency Loan, (i) the last day of the Interest Period applicable to the Borrowing of which such Loan is a part, (ii) in the case of a Term SOFR Borrowing or Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing and (iii) in addition, the date of any refinancing or conversion of such Borrowing with or to a Borrowing of a different Type, (b) with respect to any ABR Loan or RFR Loan, the last Business Day of each calendar quarter and (c) with respect to any Swingline Loan, the day that such Swingline Loan is required to be repaid pursuant to Section 2.09 (a).
“Interest Period” shall mean, as to any Term SOFR Borrowing or Eurocurrency Borrowing, subject to Section 2.25(a), the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as applicable, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is one, three or six months thereafter (or 12 months, if agreed by all relevant Lenders with respect to such Borrowing or, if agreed to by the Administrative Agent, any shorter period), as the Borrower may elect; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.
“Interpolated Rate” shall mean, in relation to the EURIBOR Screen Rate, as applicable, the rate which results from interpolating on a linear basis between:
(a)    the applicable EURIBOR Screen Rate for the longest period (for which that EURIBOR Screen Rate, as applicable, is available) which is less than the Interest Period of that Loan; and
(b)    the applicable EURIBOR Screen Rate for the shortest period (for which that EURIBOR Screen Rate is available) which exceeds the Interest Period of that Loan, each as of approximately 11:00 a.m. (London, England time) two Business Days prior to the commencement of such Interest Period of that Loan.
“Investment” shall mean (i) any purchase or acquisition (including pursuant to any merger with a person that is not a Wholly Owned Subsidiary immediately prior to such merger) of any Equity Interests, evidences of Indebtedness or other securities of any other person, (ii) any making of loans or advances to or Guarantees of the Indebtedness of any other person (other than in respect of (A) intercompany liabilities incurred in connection with the cash management, Tax and accounting operations of the Borrower and its Subsidiaries and (B) intercompany loans, advances or Indebtedness having a term not exceeding 364 days (inclusive of any roll-overs or extensions of terms) and made in the ordinary course of business or consistent with industry practices, including the payment of fees to, or obligation to reimburse, any Securitization Entity in respect of letters of credit issued to the account of such Securitization Entity for the benefit of the Borrower and its Subsidiaries) or (iii) any purchase or other acquisition, in one transaction or a series of related transactions, (x) all or substantially all of the property and assets or business of another person or (y) assets constituting a business unit, line of business or division of such person. The amount of any Investment shall be the original cost of such Investment, plus the cost of any addition thereto that otherwise constitutes an Investment, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect thereto, but giving effect to any repayments of principal in the case of any Investment in the form of a loan and any return or reduction of capital or return on Investment in the case of any equity Investment (whether as a distribution, dividend, share buyback, redemption or sale).
“Investors” shall mean (a) the BDT Investor, (b) the Management Investors and (c) other investors identified to the Administrative Agent in writing that, directly or indirectly, beneficially own Equity Interests in the Borrower on the Closing Date.
“IPO Entity” shall have the meaning assigned to such term in the definition of “Qualified IPO.”
“IPO Equity” shall have the meaning assigned to such term in the definition of “Qualified IPO.”
“IPO Reorganization Transaction” shall mean transactions taken in connection with and reasonably related to consummating an initial public offering.
“IRS” shall mean the U.S. Internal Revenue Service.
“ISDA CDS Definitions” shall mean the meaning assigned to such term in Section 9.08(k)(iv).

“Issuing Bank” shall mean (i) with respect to USD Letters of Credit, Citibank, N.A., Bank of Montreal, Bank of America, N.A., JPMorgan Chase Bank, N.A., Morgan Stanley Senior Funding, Inc. and UBS AG, Stamford Branch, (ii) with respect to Thai Baht Letters of Credit, Citibank, N.A. Bangkok Branch, (iii) for purposes of the Existing Roll-Over Letters of Credit, the Issuing Bank set forth on Schedule 1.01(C) and (iv) each other Issuing Bank designated pursuant to Section 2.05(l), in each case in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity. An Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by any branch or Affiliate of such Issuing Bank, in which case the term “Issuing Bank” shall include any such branch or Affiliate with respect to Letters of Credit issued by such branch or Affiliate.
“Issuing Bank Fees” shall have the meaning assigned to such term in Section 2.12(b).
“Joint Bookrunners” shall mean, with respect to the Initial Term Loans issued on the Closing Date and with respect to the 2025-2 Refinancing Term B Loans issued on the 2025-2 Refinancing Amendment Effective Date, collectively, Citibank, N.A., BMO Capital Markets Corp., BofA Securities, Inc., JPMorgan Chase Bank, N.A., Morgan Stanley Senior Funding, Inc. and UBS Securities LLC, in their capacities as joint bookrunners.
“Judgement Currency” has the meaning assigned to such term in Section 9.27.
“Junior Financing” shall mean any Indebtedness (other than Indebtedness among any the Borrower and/or its Subsidiaries) of a Loan Party or the Thai Borrower that is expressly subordinated in right of payment to the Loan Obligations, but only to the extent that such Indebtedness both is required by the terms of this Agreement to mature after the Initial Term B Facility Maturity Date and constitutes Material Indebtedness.
“Junior Liens” shall mean Liens on the Collateral that are junior to the Liens thereon securing the Term Loans (and other Loan Obligations that are pari passu with the Term Loans) pursuant to a Permitted Junior Intercreditor Agreement (it being understood that Junior Liens are not required to be pari passu with other Junior Liens, and that Indebtedness secured by Junior Liens may have Liens that are senior in priority to, or pari passu with, or junior in priority to, other Liens constituting Junior Liens).
“L/C Disbursement” shall mean a USD L/C Disbursement and/or a Thai Baht L/C Disbursement.
“L/C Participation Fee” shall have the meaning assigned to such term in Section 2.12(b).
“Latest Maturity Date” shall mean, at any date of determination, the latest of the latest Revolving Facility Maturity Date and the latest Term Facility Maturity Date, in each case then in effect on such date of determination.
“LCT Election” shall have the meaning assigned to such term in Section 1.04(a).
“LCT Test Date” shall have the meaning assigned to such term in Section 1.04(a).
“Lease” shall mean any rental or lease of any equipment or other property or products of the Borrower or any Subsidiary to any third-party customer, user or distributor of the Borrower or any Subsidiary (including in connection with any Foreign Customer Finance Program). For the avoidance of doubt, “Lease” shall include, without limitation, both finance and operating leases.

“Leased Property” shall mean any equipment or other property or products that have been financed, rented or leased by the Borrower or any Subsidiary (in any case, as lender, renter or lessor or in any similar capacity) pursuant to a Lease. For the avoidance of doubt, any equipment or other property or products in which a rentee or lessee under a Lease acquires a rental, ownership, leasehold or security interest or other Lien pursuant to such Lease shall constitute Leased Property.
“Lease Receivable” shall mean as to the Borrower or any of its Subsidiaries, any right to payment (including, without limitation, lease, rental, principal, interest, stipulated loss, terminal adjustment of rents or other payments and any payments by a rentee or lessee in respect of the purchase price for related Leased Property) under, or in respect of, any Lease or related Leased Property (including the right to liquidation or residual proceeds of such Leased Property).
“Legal Reservations” shall mean (a) the principle that equitable remedies are remedies which may be granted or refused at the discretion of the court, the principle of reasonableness and fairness, the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganization, court schemes, moratoria, administration and other laws generally affecting the rights of creditors and secured creditors, (b) the time barring of claims under applicable statutes of limitation, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of stamp duty may be void and defenses of set-off or counterclaim, (c) similar principles, right and defenses under the laws of any relevant jurisdiction, (d) any other matters which are set out as qualifications or reservations as to matters of law of general application in any legal opinion delivered in connection with the Loan Documents, (e) the principle that in certain circumstances security granted by way of fixed charge may be characterized as a floating charge or that security purported to be constituted by way of an assignment may be recharacterized as a charge, (f) the principle that the creation or purported creation of security over any contract or agreement which is subject to a prohibition against transfer, assignment or charging may be void, ineffective or invalid and may give rise to a breach entitling the contracting party to terminate or take any other action in relation to such contract or agreement and (g) similar principles, right and defenses under the laws of any relevant jurisdiction.
“Lender” shall mean each financial institution listed on Schedule 2.01 (other than any such person that has ceased to be a party hereto pursuant to an Assignment and Acceptance in accordance with Section 9.04), as well as any person that becomes a “Lender” hereunder pursuant to Section 9.04 or Sections 2.21, 2.22 or 2.23. Unless the context clearly indicates otherwise, the term “Lenders” shall include any Swingline Lender.
“Lending Office” shall mean, as to any Lender, any applicable foreign or domestic branch, office or Affiliate of such Lender designated by such Lender to make Loans.
“letter of credit” shall mean any letter of credit or bank guarantee.
“Letter of Credit” shall mean any USD Letter of Credit and/or any Thai Baht Letter of Credit.
“Lien” shall mean, with respect to any asset, (a) any mortgage, assignment or transfer for security purposes, deed of trust, lien, hypothecation, pledge, charge, security interest or similar monetary encumbrance in or on such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, Finance Lease Obligation or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; provided that in no event shall any lease (other than a lease giving rise to Finance Lease Obligations) or an agreement to sell be deemed to constitute a Lien.

“Limited Condition Transaction” shall mean (i) any acquisition or similar Investment or related transaction or event (including with respect to any Indebtedness contemplated or incurred in connection therewith), (ii) any Restricted Payment (including with respect to any Indebtedness contemplated or incurred in connection therewith) and (iii) any redemption, defeasance, satisfaction and discharge or repayment of Indebtedness or Disqualified Stock, in each case, permitted under this Agreement.
“Limited Recourse” shall mean a letter of credit, revolving loan commitment, cash collateral account, Guarantee, bank guaranty or other credit enhancement (or the obligations of any Person in respect thereof) issued (a) in connection with the incurrence of Indebtedness by a Securitization Entity under a Permitted Securitization Financing or (b) in connection with any Foreign Customer Finance Program; provided that, the aggregate amount of such letter of credit reimbursement obligations and the aggregate available amount of such revolving loan commitments, cash collateral accounts, Guarantee or other such credit enhancements of the Borrower and the Subsidiary Loan Parties shall not exceed (x) in the case of clause (a) above, 20% of the aggregate principal amount of such Indebtedness at any time and (y) in the case of clause (b) above, 75% of the suggested manufacturer’s retail price (or foreign currency equivalent) of the products subject to all such Foreign Customer Finance Programs (as determined by the Borrower in good faith).
“Loan Documents” shall mean (i) this Agreement, (ii) the Guarantee Agreement, (iii) the Security Documents, (iv) each Incremental Assumption Agreement, (v) any Intercreditor Agreement, (vi) any Note issued under Section 2.09(e), (vii) the Letters of Credit, (viii) the 2025 Refinancing Amendment, (ix) the 2025 Revolving Facility Repricing Amendment, (x) the 2025-2 Refinancing Amendment ~~and~~, (xi) the 2025-2 Revolving Facility Repricing Amendment and (xii) solely for the purposes of Sections 4.02(c) and 7.01 hereof, the Administrative Agent Fee Letter.
“Loan Guarantee” shall mean the guarantees of the Loan Parties pursuant to the Guarantee Agreement.
“Loan Obligations” shall mean (a) the due and punctual payment by the Borrower or the Thai Borrower, as applicable, of (i) the unpaid principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans made to the Borrower or the Thai Borrower, as applicable, under this Agreement, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Borrower or the Thai Borrower under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and obligations to provide Cash Collateral and (iii) all other monetary obligations of the Borrower or the Thai Borrower owed under or pursuant to this Agreement and each other Loan Document, including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and (b) the due and punctual payment of all obligations of each other Loan Party under or pursuant to each of the Loan Documents.
“Loan Parties” shall mean Holdings, the Borrower and each Subsidiary Loan Party.
“Loan Receivable” shall mean as to the Borrower or any of its Subsidiaries, any right to payment in respect of loans made by the Borrower or any Subsidiary to third-party purchases, customers or users of the Borrower’s or any Subsidiary’s product or customers of distributors of such products in the ordinary course of business (including in connection with any Foreign Customer Finance Program).
“Loans” shall mean the Term Loans, the Revolving Facility Loans and the Swingline Loans.
“Majority Lenders” of any Facility shall mean, at any time, Lenders under such Facility having Loans and unused Commitments representing more than 50% of the sum of all Loans outstanding under such Facility and unused Commitments under such Facility at such time (subject to the last paragraph of Section 9.08(b)).
“Management Investors” shall mean the officers, directors, managers, employees and members of management of any Parent Entity and/or any subsidiary of the Borrower and their Immediate Family Members.
“Management Notes” shall have the meaning assigned to such term in Section 6.06(r).
“Margin Stock” shall have the meaning assigned to such term in Regulation U.
“Market Capitalization” shall mean an amount equal to (i) the total number of issued and outstanding shares of common (or common equivalent) Equity Interests of the IPO Entity on the date of the declaration of the relevant Restricted Payment multiplied by (ii) the arithmetic mean of the closing prices per share of the common (or common equivalent) Equity Interests for the 30 consecutive trading days immediately preceding the date of declaration of such Restricted Payment.
“Material Acquisition” shall mean any Permitted Business Acquisition or other similar Investment (including any Investment in a Similar Business) the aggregate consideration for which exceeds $100,000,000.
“Material Adverse Effect” shall mean (a) a material adverse effect on the business, financial condition or results of operations of the Borrower and its Subsidiaries (taken as a whole) or (b) a material and adverse effect on the material rights and remedies (taken as a whole) of the Administrative Agent under this Agreement and the other Loan Documents.
“Material Disposition” shall mean any Disposition not prohibited hereunder the aggregate consideration for which exceeds $100,000,000.
“Material Indebtedness” shall mean Indebtedness (other than Loans and Letters of Credit) of any one or more of the Borrower or any Subsidiary in an aggregate principal amount exceeding the greater of (x) $150,000,000 and (y) 0.375 times EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period.
“Material Intellectual Property” shall mean any Intellectual Property (other than customer lists) owned by the Borrower and its Subsidiaries that is material to the business of Borrower and the Subsidiaries, taken as a whole (whether owned as of the Closing Date or thereafter acquired).
“Material Real Property” shall mean any parcel or parcels of Real Property located in the United States and now or hereafter owned in fee simple (or local equivalent) by any Loan Party and having a fair market value (on a per-property basis) of at least the greater of (1) $25,000,000 and (2) 0.0625 times EBITDA as of (x) the Closing Date, for Real Property owned by a Loan Party as of the Closing Date or (y) the later of the date of acquisition of such Real Property and the date of acquisition of the Loan Party that owns such Real Property, for other Real Property, in each case as determined by the Borrower in good faith; provided that “Material Real Property” shall not include (i) any Real Property in respect of which a Loan Party does not own the land in fee simple, or (ii) any Real Property which a Loan Party leases to a third party.
“Material Subsidiary” shall mean any Subsidiary other than an Immaterial Subsidiary.
“Maximum Rate” shall have the meaning assigned to such term in Section 9.09.
“Minimum L/C Collateral Amount” shall mean, at any time, in connection with any Letter of Credit, an amount equal to 102% of the Revolving L/C Exposure with respect to such Letter of Credit at such time.
“Model” shall mean the financial model provided by or on behalf of the BDT Investor to the Arrangers on July 20, 2024.
“Moody’s” shall mean Moody’s Investors Service, Inc. and its successors and assigns.
“Mortgaged Properties” shall mean any Material Real Property from time to time required to be encumbered by a Mortgage pursuant to Section 5.10 and identified on Schedule 1.01(E).
“Mortgages” shall mean, collectively, the mortgages, trust deeds, deeds of trust, deeds to secure debt, assignments of leases and rents, and other security documents (including amendments to any of the foregoing) delivered with respect to Mortgaged Properties, each in such form as is reasonably satisfactory to the Collateral Agent and the Borrower, in each case, as amended, supplemented or otherwise modified from time to time.
“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which Holdings, the Borrower or any Subsidiary or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code Section 414) is making or accruing an obligation to make contributions, has within any of the preceding six plan years made or accrued an obligation to make contributions, or has any liability (contingent or otherwise).
“Net First Lien Leverage Ratio” shall mean, on any date, the ratio of (A) (i) the sum of, without duplication, (x) the aggregate principal amount of any Consolidated Debt of the Borrower and its Subsidiaries consisting of Loan Obligations outstanding as of the last day of the Test Period most recently ended as of such date (other than Loan Obligations secured only by Junior Liens) and (y) the aggregate principal amount of any other Consolidated Debt of the Borrower and its Subsidiaries outstanding as of the last day of such Test Period that is then secured by Liens on the Collateral that are Other First Liens less (ii) without duplication, the Unrestricted Cash and unrestricted Permitted Investments of the Borrower and its Subsidiaries as of the last day of such Test Period to (B) EBITDA of the Borrower and its Subsidiaries for such Test Period, all determined on a consolidated basis in accordance with GAAP; provided that the Net First Lien Leverage Ratio shall be determined for the relevant Test Period on a Pro Forma Basis.
“Net Income” shall mean, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“Net Proceeds” shall mean:
(a)    100% of the cash proceeds actually received by a Loan Party (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise and including casualty insurance settlements and condemnation awards, but only as and when received and excluding, for the avoidance of doubt, any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Disposition or recovery event or received in any other non-cash form) from any (x) any casualty or condemnation event with respect to Collateral or (y) any Asset Sale or other Dispositions by a Loan Party of Collateral under Section 6.05(g), net of (i) attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, required debt payments and required payments of other obligations relating to the applicable asset to the extent such debt or obligations are secured by a Lien permitted hereunder (other than (x) pursuant to the Loan Documents or (y) if such debt or obligations are secured by a Lien on the Collateral that ranks on an equal priority or junior basis to the Liens on the Collateral securing the obligations under the Loan Documents) on such asset, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith, (ii) Taxes paid or payable (in the good faith determination of the Borrower) as a result thereof (including the amount of any distributions in respect thereof pursuant to Section 6.06(b)(iii) or Section 6.06(b)(v) and including any repatriation costs associated with repatriation of such proceeds from the applicable recipient to the Borrower), (iii) the amount of any reasonable reserve established in accordance with GAAP against any adjustment to the sale price or any liabilities (other than any Taxes deducted pursuant to clause (i) or (ii) above) (x) related to any of the applicable assets and (y) retained by the Borrower or any of the Subsidiaries including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction (however, the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be cash proceeds of such Asset Sale occurring on the date of such reduction) and (iv) the portion attributable to holders of non-controlling interests in non-Wholly Owned Subsidiaries; provided that the Borrower may elect to use any portion of such proceeds within 24 months of such receipt to (x) permanently repay intercompany Indebtedness among any Parent Entity, the Borrower and its Subsidiaries or among Subsidiaries or (y) acquire, maintain, develop, construct, improve, upgrade or repair assets or other property of the Borrower and its Subsidiaries or to make Capital Expenditures, Permitted Business Acquisitions and other Investments permitted hereunder (excluding Permitted Investments or intercompany Investments in Subsidiaries), to acquire Intellectual Property or to reimburse the cost of any of the foregoing incurred on or after the date on which the Asset Sale giving rise to such proceeds was contractually committed, such portion of such proceeds shall not constitute Net Proceeds except to the extent not, within 24 months of such receipt, so used or contractually committed to be so used (it being understood that if any portion of such proceeds are not so used within such 24 month period but within such 24 month period are contractually committed to be used, then such remaining portion if not so used within six months following the end of such 24 month period shall constitute Net Proceeds as of such date without giving effect to this proviso); provided, further, that (x) no net cash proceeds calculated in accordance with the foregoing realized in (1) a single transaction or series of related transactions shall constitute Net Proceeds unless such net cash proceeds shall exceed the greater of (x) $20,000,000 and (y) 0.05 times EBITDA calculated on a Pro Forma basis for the most recently ended Test Period (and thereafter only net cash proceeds in excess of such amount shall constitute Net Proceeds) and (2) any Fiscal Year shall constitute Net Proceeds unless such net cash proceeds that are not excluded pursuant to the preceding clause (1) exceed the greater of (x) $40,000,000 and (y) 0.10 times EBITDA calculated on a Pro Forma basis for the most recently ended Test Period (and thereafter only net cash proceeds in excess of such amount shall constitute Net Proceeds) (any amounts not constituting Net Proceeds as a result of this clause (x), “Excluded Proceeds”), (y) the Borrower may elect to “reinvest” Net Proceeds prior to actual receipt of such Net Proceeds (provided that such reinvestment shall be no earlier that the earliest of notice, execution of a definitive agreement for such asset sale and consummation of such assets sale), in which case upon receipt of such Net Proceeds, such Net Proceeds shall be deemed to have been reinvested and (z) during the reinvestment period contemplated by this definition, notwithstanding any further prepayment obligations arising under the Loan Documents, the Borrower and its Subsidiaries may, in the Borrower’s sole discretion, utilize such Net Proceeds for general corporate purposes not otherwise prohibited by the Loan Documents, provided such use shall not be considered a permitted reinvestment hereunder; and
(b)    100% of the cash proceeds from the incurrence, issuance or sale by the Borrower or any Subsidiary of any Indebtedness (other than Excluded Indebtedness), net of all Taxes and fees (including investment banking fees), commissions, costs and other expenses, in each case incurred in connection with such incurrence, issuance or sale.
“Net Secured Leverage Ratio” shall mean, on any date, the ratio of (A) (i) the sum of, without duplication, (x) the aggregate principal amount of any Consolidated Debt of the Borrower and its Subsidiaries consisting of Loan Obligations outstanding as of the last day of the Test Period most recently ended as of such date and (y) the aggregate principal amount of any other Consolidated Debt of the Borrower and its Subsidiaries outstanding as of the last day of such Test Period that is then secured by Liens on the Collateral less (ii) without duplication, the Unrestricted Cash and unrestricted Permitted Investments of the Borrower and its Subsidiaries as of the last day of such Test Period to (B) EBITDA for such Test Period, all determined on a consolidated basis in accordance with GAAP; provided that the Net Secured Leverage Ratio shall be determined for the relevant Test Period on a Pro Forma Basis.
“Net Total Leverage Ratio” shall mean, on any date, the ratio of (A) (i) the aggregate principal amount of any Consolidated Debt of the Borrower and its Subsidiaries outstanding as of the last day of the Test Period most recently ended as of such date less (ii) without duplication, the Unrestricted Cash and unrestricted Permitted Investments of the Borrower and its Subsidiaries as of the last day of such Test Period, to (B) EBITDA for such Test Period, all determined on a consolidated basis in accordance with GAAP; provided, that the Net Total Leverage Ratio shall be determined for the relevant Test Period on a Pro Forma Basis.
“New Commitments” shall have the meaning assigned to such term in Section 2.25(a).
“New Project” shall mean (x) each retail location, plant, facility (including manufacturing facility), branch, office or business unit which is either a new retail location, plant, facility (including manufacturing facility), branch, office or business unit or an expansion, relocation, remodeling, refurbishment or substantial modernization of an existing retail location, plant, facility (including manufacturing facility), branch, office or business unit owned by the Borrower or the Subsidiaries which in fact commences operations and (y) each creation (in one or a series of related transactions) of a business unit, product line or information technology offering to the extent such business unit commences operations or such product line or information technology is offered or each expansion (in one or a series of related transactions) of business into a new market or through a new distribution method or channel.
“Non-Bank Tax Certificate” shall have the meaning assigned to such term in Section 2.17(f)(i).
“Non-Consenting Lender” shall have the meaning assigned to such term in Section 2.19(c).

“Non-Defaulting Lender” shall mean, at any time, each Lender that is not a Defaulting Lender at such time.
“Note” shall have the meaning assigned to such term in Section 2.09(e).
“OFAC” shall have the meaning provided in Section 3.21(b)(i).
“Other First Lien Debt” shall mean Indebtedness secured by Other First Liens.
“Other First Liens” shall mean Liens on the Collateral that are pari passu with the Liens thereon securing the Term Loans (and other Loan Obligations that are pari passu with the Term Loans) pursuant to a Permitted Pari Passu Intercreditor Agreement.
“Other Taxes” shall mean any and all present or future stamp or documentary Taxes or any other excise, transfer, sales, property, intangible, mortgage recording or similar Taxes arising from any payment made hereunder or under any other Loan Document or from the execution, registration, delivery or enforcement of, consummation or administration of, from the receipt or perfection of security interest under, or otherwise with respect to, the Loan Documents (but excluding any Excluded Taxes), except any such Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19).
“Other Term Loans” shall mean, collectively, any Extended Term Loans, Incremental Term Loans or Refinancing Term Loans, as applicable.
“Packaged Right” shall mean warrants, options or other rights to acquire shares of any class of the Equity Interests of any Parent Entity, the Borrower or a Subsidiary (whether settled in Equity Interests, cash or any combination thereof), regardless of the issuer of such warrants, options or other rights, that are initially issued as a unit with Indebtedness of any Parent Entity, the Borrower or any Subsidiary (which may be guaranteed by the Borrower or any Subsidiary) permitted to be incurred hereunder, even if such Indebtedness is separable from such warrants, options or other rights by a holder thereof.
“Parent Entity” shall mean any direct or indirect parent of the Borrower (including Holdings and ALH and any other entity with whom Holdings or any Parent is consolidated following a Qualified IPO).
“Participant” shall have the meaning assigned to such term in Section 9.04(c)(i).
“Participant Register” shall have the meaning assigned to such term in Section 9.04(c)(ii).
“Payment Recipient” shall have the meaning assigned to it in Section 8.14(a).
“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.
“Perfection Certificate” shall mean the Perfection Certificate with respect to the Loan Parties dated as of the Closing Date and delivered in connection with this Agreement.
“Periodic Term SOFR Determination Day” has the meaning assigned to such term in the definition of “Term SOFR”.

“Permitted Asset Swap” shall mean the purchase and sale or exchange of Related Business Assets or any combination of Related Business Assets between the Borrower and/or any Subsidiary and any other Person.
“Permitted Bond Hedge Transaction” shall mean any call or capped call option (or substantively equivalent derivative transaction) on any Parent Entity’s common equity purchased by the Borrower or any of its Subsidiaries in connection with the issuance of any Convertible Indebtedness by any Parent Entity thereof; provided that the purchase price for such Permitted Bond Hedge Transaction, less the proceeds received by the Borrower or its Subsidiaries from the sale of any related Permitted Warrant Transaction, does not exceed the net proceeds received by the Borrower or its Subsidiaries from (or on account of) the sale of such Convertible Indebtedness issued in connection with the Permitted Bond Hedge Transaction.
“Permitted Business Acquisition” shall mean any acquisition of all or substantially all the assets of, or the acquisition of Equity Interests (other than directors’ qualifying shares) not previously held by the Borrower and its Subsidiaries in (such that, in the case of the acquisition of Equity Interests, immediately after such acquisition, the Borrower and its Subsidiaries shall own a majority of the Equity Interests in), or merger, consolidation or amalgamation with, a person or business unit, division or line of business of a person (or any subsequent Investment made in a person or business unit, division or line of business previously acquired in a Permitted Business Acquisition), if immediately after giving effect thereto, or at the time determined in accordance with Section 1.04(a): (i) no Specified Event of Default shall have occurred and be continuing or would immediately result therefrom; (ii) any person acquired in such acquisition shall be engaged in a line of business that is not prohibited by Section 5.14 and shall become a Subsidiary and (iii) solely to the extent required by Section 5.10, any person acquired in such acquisition, if acquired by the Borrower or a Subsidiary Loan Party, shall be merged into the Borrower or a Subsidiary Loan Party or shall become a Subsidiary Loan Party within the period required by Section 5.10.
“Permitted Cure Securities” shall mean any Equity Interests of (x) the Borrower issued pursuant to the Cure Right other than Disqualified Stock and (y) any Parent Entity issued pursuant to the Cure Right, the proceeds of which are contributed in cash to the Borrower as cash or common equity.
“Permitted Equity” shall mean, with respect to any Person, such Person’s (i) common equity or (ii) Qualified Equity Interests, in each case, other than Permitted Cure Securities and Disqualified Stock.
“Permitted Holders” shall mean (a) the Investors and (b) any Person with which one or more Investors form a “group” (within the meaning of Section 14(d) of the Exchange Act as in effect on the date hereof) so long as, in the case of this clause (b), the relevant Investors directly or indirectly collectively beneficially own more than 50% of the relevant voting stock beneficially owned by the group.
“Permitted Investments” shall mean:
(a)    direct obligations of the United States of America or any member of the European Union or any agency thereof or obligations guaranteed by the United States of America or any member of the European Union or any agency thereof, in each case with maturities not exceeding two years from the date of acquisition thereof;
(a)    time deposit accounts, certificates of deposit, money market deposits, banker’s acceptances and other bank deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits in excess of $250,000,000 and whose long-term debt, or whose parent holding company’s long-term debt, is rated A (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act));
(b)    repurchase obligations with a term of not more than 180 days for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (b) above;
(c)    commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of the Borrower) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of P 1 (or higher) according to Moody’s, F 1 (or higher) according to Fitch, or A 1 (or higher) according to S&P (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act));
(d)    securities with maturities of two years or less from the date of acquisition, issued or fully guaranteed by any State, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least A by S&P, A by Moody’s or A by Fitch (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act));
(e)    shares of mutual funds whose investment guidelines restrict 95% of such funds’ investments to those satisfying the provisions of clauses (a) through (e) above;
(f)    money market funds that (i) comply with the criteria set forth in Rule 2a 7 under the Investment Company Act of 1940, (ii) are rated by any two of (1) AAA by S&P, (2) Aaa by Moody’s or (3) AAA by Fitch and (iii) have portfolio assets of at least $5,000,000,000;
(g)    time deposit accounts, certificates of deposit, money market deposits, banker’s acceptances and other bank deposits in an aggregate face amount not in excess of 0.5% of the total assets of the Borrower and its Subsidiaries, on a consolidated basis, as of the end of Holdings’ most recently completed Fiscal Year; and
(h)    instruments equivalent to those referred to in clauses (a) through (h) above denominated in any foreign currency comparable in credit quality and tenor to those referred to above and commonly used by corporations for cash management purposes in any jurisdiction outside the United States of America.
“Permitted Junior Intercreditor Agreement” shall mean, with respect to any Liens on Collateral that are intended to be junior to any Liens securing the Term Loans (and other Secured Obligations that are pari passu with the Facilities) (a) an intercreditor agreement the terms of which are generally consistent with leveraged loan market terms governing arrangements for the sharing of liens on a junior basis and the regulation of such Indebtedness at the time such intercreditor agreement is proposed to be established in light of the type of Indebtedness to be secured by such liens or (b) in the event a “Permitted Junior

Intercreditor Agreement” has been entered into after the Closing Date meeting the requirement of preceding clause (a), an intercreditor agreement the terms of which are, taken as a whole, not materially less favorable to the Lenders than the terms of such previously-executed Permitted Junior Intercreditor Agreement to the extent such agreement governs similar priorities, in each case of (a) and (b), as determined by the Administrative Agent and the Borrower in the exercise of reasonable judgment. Any agreement substantially in the form of the junior intercreditor agreement attached hereto as Exhibit K-1 shall constitute a Permitted Junior Intercreditor Agreement.
“Permitted Liens” shall have the meaning assigned to such term in Section 6.02.
“Permitted Loan Purchase” shall have the meaning assigned to such term in Section 9.04(g).
“Permitted Loan Purchase Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender as an assignor and the Borrower or any of its Subsidiaries as an Assignee, as accepted by the Administrative Agent (if required by Section 9.04) in the form of Exhibit E or such other form as shall be approved by the Administrative Agent and the Borrower (such approval not to be unreasonably withheld, conditioned or delayed).
“Permitted Pari Passu Intercreditor Agreement” shall mean, with respect to any Liens on Collateral that are intended to be pari passu with the Liens securing the Term Loans (and other Secured Obligations that are pari passu with the Facilities), (a) an intercreditor agreement the terms of which are generally consistent with leveraged loan market terms governing arrangements for the sharing of liens on a pari passu basis and the regulation of such Indebtedness at the time such intercreditor agreement is proposed to be established in light of the type of Indebtedness to be secured by such liens or (b) in the event a “Permitted Pari Passu Intercreditor Agreement” has been entered into after the Closing Date meeting the requirement of preceding clause (a), an intercreditor agreement the terms of which are, taken as a whole, not materially less favorable to the Lenders than the terms of such previously-executed Permitted Pari Passu Intercreditor Agreement to the extent such agreement governs similar priorities, in each case of (a) and (b), as determined by the Administrative Agent and the Borrower in the exercise of reasonable judgment. Any agreement substantially in the form of the pari passu intercreditor agreement attached hereto as Exhibit K-2 shall constitute a Permitted Paris Passu Intercreditor Agreement.
“Permitted Refinancing Indebtedness” shall mean any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced, except by (i) an amount equal to unpaid accrued interest, penalties and premiums (including tender premiums) thereon plus underwriting discounts and other customary fees, commissions and expenses (including upfront fees, original issue discount or initial yield payments) incurred in connection therewith, (ii) an amount equal to any existing commitments unutilized thereunder and (iii) additional amounts permitted to be incurred pursuant to Section 6.01 (with additional amounts incurred in reliance on this clause (iii) constituting a utilization of the relevant basket or exception pursuant to which such additional amount is permitted), (b) other than (1) Customary Bridge Loans and (2) pursuant to the Inside Maturity Basket, (i) the final maturity date of such Permitted Refinancing Indebtedness is on or after the earlier of (x) the final maturity date of the Indebtedness being Refinanced and (y) the Latest Maturity Date in effect at the time of incurrence thereof and (ii) the Weighted Average Life to Maturity of such Permitted Refinancing Indebtedness is greater than or equal to the lesser of (i) the Weighted Average Life to Maturity of the Indebtedness being Refinanced and (ii) the Weighted Average Life to Maturity of the Class of Term Loans then outstanding with the greatest remaining Weighted Average Life to Maturity, (c) if the Indebtedness being Refinanced is subordinated in right of payment to the Loan Obligations under this Agreement, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to such Loan Obligations on terms in the aggregate not materially less favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced, (d) no Permitted Refinancing Indebtedness shall have obligors that are not (or would not have been) obligated with respect to the Indebtedness being so Refinanced (except that a Subsidiary Loan Party may be added as an additional obligor), (e) if the Indebtedness being Refinanced is secured by Liens on any Collateral (whether senior to, equally and ratably with, or junior to the Liens on such Collateral securing the Loan Obligations or otherwise), such Permitted Refinancing Indebtedness may be secured by such Collateral (including any Collateral pursuant to after-acquired property clauses to the extent any such Collateral secured (or would have secured) the Indebtedness being Refinanced) on an equivalent or more junior basis and otherwise on terms in the aggregate that are substantially similar to, or not materially less favorable (as determined by the Borrower in good faith) to the Secured Parties than, the Indebtedness being refinanced or on terms otherwise permitted by Section 6.02 and (f) if the Indebtedness being refinanced is not secured by Liens on any Collateral, such Permitted Refinancing Indebtedness shall not be secured by Liens on any Collateral unless otherwise permitted by Section 6.02.
“Permitted Reorganization” shall mean an internal re-organization or restructuring (including in connection with tax planning and corporate re-organizations) that does not result in the material impairment of the guarantees under the Loan Documents and the security interest of the Collateral Agent for the benefit of the Lenders in the Collateral or the Guarantees in favor of the Lenders, in each case, taken as a whole.
“Permitted Securitization Documents” shall mean all documents and agreements evidencing, relating to, contemplated by or otherwise governing a Permitted Securitization Financing, including each Hedging Agreement, management agreement, servicing agreement or arrangement or back-up management agreement entered into in connection therewith.
“Permitted Securitization Financing” shall mean (a) each Existing Securitization Facility and any Permitted Refinancing Indebtedness in respect thereof, (b) any receivables purchase/sale, factoring agreements or other similar transactions or arrangements with respect to Securitization Assets and/or (c) any other transaction pursuant to which Securitization Assets or interests therein are or have been sold, contributed or are otherwise directly or indirectly transferred (including by way of the transfer of the Equity Interests of the entity holding such Securitization Assets) to a Securitization Entity or to any Person that is not the Borrower or a Subsidiary thereof (including by way of two or more successive such transactions), which transaction or transactions (x) may include Standard Securitization Undertakings of the Borrower and/or any Subsidiary and (y) shall otherwise have Limited Recourse to the Borrower and/or any Subsidiary based on the collectability of any Receivables Assets or the condition, value or marketability of any other Securitization Assets.
“Permitted Securitization Financing Indebtedness” shall mean Indebtedness of the Borrower, any Subsidiary or any Securitization Entity in connection with any Permitted Securitization Financing which (a) is non-recourse to the Borrower and its Subsidiaries (other than Standard Securitization Undertakings and Limited Recourse) and (b) with respect to which none of the Borrower or any of the Subsidiaries provides any Guarantee (other than Limited Recourse)..
“Permitted Warrant Transaction” shall mean any call option on, or warrant or right to purchase (or substantively equivalent derivative transaction), a Parent Entity’s common equity sold by a Parent Entity substantially concurrently with any purchase by the Borrower of a related Permitted Bond Hedge Transaction.

“Person” shall mean any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company or government, individual or family trusts, or any agency or political subdivision thereof.
“Plan” shall mean any employee pension benefit plan (as defined in Section 3(2) of ERISA), other than a Multiemployer Plan) that is (i) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, (ii) sponsored or maintained (at the time of determination or at any time within the five years prior thereto) by Holdings, any of its Subsidiaries or any ERISA Affiliate and (iii) in respect of which Holdings, any of its Subsidiaries or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA, or has any liability (contingent or otherwise).
“Platform” shall have the meaning assigned to such term in Section 9.17(a).
“Pledged Collateral” shall mean “Pledged Collateral” as defined in the Security Agreement.
“Preferred Equity Interests” shall mean Equity Interests of a Parent Entity of the Borrower which is preferred as to the payment of dividends or as to the distribution of assets or, upon liquidation or winding up, as to any other class of Equity Interests of such Parent Entity.
“Pre-Opening Expenses” shall mean, with respect to any fiscal period, the amount of expenses (other than interest expense) incurred that are classified as “pre-opening rent”, “pre-opening expenses”, “re-opening expenses”, “opening costs” or “re-opening costs” (or any similar or equivalent caption) until such facility or new store location has been open (or re-opened, as applicable) and operating for a period of 12 consecutive months, and shall include, without limitation, the amount of expenses of the Borrower and the Subsidiaries in connection with the re-modeling and re-opening of any retail location.
“Prepayment Notice” shall mean a notice by the Borrower in accordance with the terms of Section 2.08(c) and Section 2.11(i) and substantially in the form of Exhibit H or another form approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent).
“Pricing Grid” shall mean:
(a)    prior to the 2025 Revolving Facility Repricing Amendment Effective Date, with respect to the Initial Revolving Facility Loans and Initial Revolving Facility Commitments, the per annum rates set forth in the tables below:

Pricing Grid for Initial Revolving Facility Loans

Net First Lien Leverage Ratio	Applicable Margin for ABR Loans	Applicable Margin for Eurocurrency Loans, Term SOFR Loans and RFR Loans

> 4.50:1.00	2.25%	3.25%

≤ 4.50 but > 4.00:1.00	2.00%	3.00%

≤ 4.00:1.00	1.75%	2.75%

Pricing Grid for Initial Revolving Facility Commitments

Net First Lien Leverage Ratio	Applicable USD Revolver Commitment Fee Rate and Applicable Thai Baht Revolving Commitment Fee Rate
Greater than 4.50 to 1.00	0.375%
Less than or equal 4.50 to 1.00	0.250%

(b)    from and after the 2025 Revolving Facility Repricing Amendment Effective Date and prior to (but excluding) the 2025-2 Revolving Facility Repricing Amendment Effective Date, with respect to the Initial Revolving Facility Loans and Initial Revolving Facility Commitments, the per annum rates set forth in the table below:

Pricing Grid for Initial Revolving Facility Loans

Net First Lien Leverage Ratio	Applicable Margin for ABR Loans	Applicable Margin for Eurocurrency Loans, Term SOFR Loans and RFR Loans

> 4.50:1.00	1.50%	2.50%

≤ 4.50:1.00	1.25%	2.25%

Pricing Grid for Initial Revolving Facility Commitments

Net First Lien Leverage Ratio	Applicable USD Revolver Commitment Fee Rate and Applicable Thai Baht Revolving Commitment Fee Rate

Greater than 4.50 to 1.00	0.375%

Less than or equal 4.50 to 1.00	0.250%
(c)    from and after the 2025-2 Revolving Facility Repricing Amendment Effective Date, with respect to the Initial Revolving Facility Loans and Initial Revolving Facility Commitments, the per annum rates set forth in the table below:

Pricing Grid for Initial Revolving Facility Loans

Level	Credit Ratings Moody’s / S&P for the Initial Revolving Facility Loans	Net First Lien Leverage Ratio	Applicable Margin for ABR Loans	Applicable Margin for Eurocurrency Loans, Term SOFR Loans and RFR Loans
I	Lower than B1 (stable) and B+ (stable)	> 3.50:1.00	1.25%	2.25%
II	B1 (stable) and B+ (stable) or higher than B1 (stable) and	≤ 3.50:1.00	1.00%	2.00%

B+ (stable)

Pricing Grid for Initial Revolving Facility Commitments

Net First Lien Leverage Ratio	Applicable USD Revolver Commitment Fee Rate and Applicable Thai Baht Revolving Commitment Fee Rate

Greater than 4.50 to 1.00	0.375%

Less than or equal 4.50 to 1.00	0.250%
(~~c~~d) prior to (but excluding) the 2025 Refinancing Amendment Effective Date, with respect to the Initial Term B Loans, the per annum rates set forth in the table below:

Pricing Grid for Initial Term B Loans

Net First Lien Leverage Ratio	Applicable Margin for ABR Loans	Applicable Margin for Term SOFR Loans

> 4.50:1.00	2.50%	3.50%

≤ 4.50:1.00	2.25%	3.25%
(~~d~~e) from and after the 2025 Refinancing Amendment Effective Date and prior to (but excluding) the 2025-2 Refinancing Amendment Effective Date, with respect to the Initial Term B Loans, the per annum rates set forth in the table below:

Pricing Grid for Initial Term B Loans

Net First Lien Leverage Ratio	Applicable Margin for ABR Loans	Applicable Margin for Term SOFR Loans

> 4.50:1.00	1.75%	2.75%

≤ 4.50:1.00	1.50%	2.50%
(~~e~~f) from and after the 2025-2 Refinancing Amendment Effective Date, with respect to the Initial Term B Loans, the per annum rates set forth in the table below:

Pricing Grid for Initial Term B Loans

Level	Credit Ratings Moody’s / S&P for the Initial Term B Loans	Net First Lien Leverage Ratio	Applicable Margin for ABR Loans	Applicable Margin for Term SOFR Loans
I	Lower than B1 (stable) and B+ (stable)	> 3.50:1.00	1.25%	2.25%
II	B1 (stable) and B+ (stable) or higher than B1 (stable) and B+ (stable)	≤ 3.50:1.00	1.00%	2.00%

The level applicable for determining pricing after the 2025-2 Revolving Facility Repricing Amendment Effective Date with respect to the Initial Revolving Facility Loans and the 2025-2 Refinancing Amendment Effective Date with respect to the Initial Term B Loans, shall be based on achievement of both the Credit Ratings from Moody’s and S&P and the Net First Lien Leverage Ratio as set forth in Level I or Level II determined as of each Adjustment Date (as defined below); provided, that if the rating system of Moody’s or S&P shall change, or if both such rating agencies shall cease to be in the business of providing credit ratings, the Borrower and the Lenders shall negotiate in good faith to amend such Pricing Grid to reflect such changed rating system or the unavailability of ratings from such ratings agencies, and pending the effectiveness of such amendment, the Applicable Margin shall be determined by reference to the ratings most recently in effect prior to such change or cessation. For the avoidance of doubt, if either Moody’s or S&P does not provide a Credit Rating for the Borrower or Parent Entity (other than pursuant to the immediately preceding proviso) then the level shall be deemed to be Level I.
For the purposes of the Pricing Grid, changes in the Applicable Margin, the Applicable USD Revolver Commitment Fee Rate and the Applicable Thai Baht Revolver Commitment Fee Rate resulting from changes in the Net First Lien Leverage Ratio or Credit Ratings, as applicable, shall become effective on the date (the “Adjustment Date”) that is three Business Days after the date on which the relevant financial statements and required Compliance Certificate are delivered to the Administrative Agent pursuant to Section 5.04 for each fiscal quarter beginning with the first full fiscal quarter of Holdings ended after the Closing Date and shall remain in effect until the next change to be effected pursuant to this paragraph. If any financial statements and required Compliance Certificate referred to in the preceding sentence are not delivered within the time periods specified in Section 5.04, then, at the option of the Administrative Agent or the Required USD Revolving Facility Lenders (in the case of the Initial USD Revolving Facility) or the Required Thai Baht Revolving Facility Lenders (in the case of the Initial Thai Baht Revolving Facility) or the Majority Lenders for the Initial Term B Facility (in the case of the Initial Term B Loans), until the date that is three Business Days after the date on which such financial statements and required Compliance Certificate are delivered, the highest pricing level shall apply as of the first Business Day after the date on which such financial statements were to have been delivered but were not delivered. Each determination of the Net First Lien Leverage Ratio pursuant to the Pricing Grid shall be made in a manner consistent with the determination thereof pursuant to Section 6.11.
“primary obligor” shall have the meaning assigned to such term in the definition of the term “Guarantee.”
“Prime Rate” shall mean the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as reasonably determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as reasonably determined by the Administrative Agent).
“Pro Forma Basis” shall mean, as to any Person, for any events as described below that occur subsequent to the commencement of a period for which the financial effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such events as if such events occurred on the first day of the four consecutive fiscal quarter period ended on or before the occurrence of such event (the “Reference

Period”): (i) pro forma effect shall be given to any Disposition, any acquisition, Investment, capital expenditure, construction, repair, replacement, improvement, development, disposition, merger, amalgamation, consolidation (or any similar transaction or transactions not otherwise permitted under Section 6.04 or 6.05 that require a waiver or consent of the Required Lenders and such waiver or consent has been obtained), any dividend, distribution or other similar payment, any designation of any Subsidiary as an Unrestricted Subsidiary and any Subsidiary Redesignation, New Project, and any restructurings of the business of the Borrower or any of the Subsidiaries that the Borrower or any of the Subsidiaries has determined to make and/or made and in the good faith determination of a Responsible Officer of the Borrower are expected to have a continuing impact and are factually supportable, which would include cost savings resulting from head count reduction, closure of facilities and similar operational and other cost savings, which adjustments the Borrower determines are reasonable (the foregoing, together with any transactions related thereto or in connection therewith, the “relevant transactions”), in each case that occurred during the Reference Period (or, in the case of determinations made pursuant to Section 2.21 or Article VI (other than Section 6.11), occurring during the Reference Period or thereafter and through and including the date upon which the relevant transaction is consummated), (ii) in making any determination on a Pro Forma Basis, (x) all Indebtedness (including Indebtedness issued, incurred or assumed as a result of, or to finance, any relevant transactions and for which the financial effect is being calculated, whether incurred under this Agreement or otherwise, but excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes, in each case not to finance any acquisition) issued, incurred, assumed or permanently repaid during the Reference Period (or, in the case of determinations made pursuant to Section 2.21 or Article VI (other than Section 6.11), occurring during the Reference Period or thereafter and through and including the date upon which the relevant transaction is consummated) shall be deemed to have been issued, incurred, assumed or permanently repaid at the beginning of such period, (y) Interest Expense of such Person attributable to interest on any Indebtedness, for which pro forma effect is being given as provided in the preceding clause (x), bearing floating interest rates shall be computed on a pro forma basis as if the rates that would have been in effect during the period for which pro forma effect is being given had been actually in effect during such periods, and (z) in giving effect to clause (i) above with respect to each New Project which commences operations and records not less than one full fiscal quarter’s operations during the Reference Period, the operating results of such New Project shall be annualized on a straight line basis during such period, taking into account any seasonality adjustments determined by the Borrower in good faith and (iii) (A) for any Subsidiary Redesignation then being designated, effect shall be given to such Subsidiary Redesignation and all other Subsidiary Redesignations after the first day of the relevant Reference Period and on or prior to the date of the respective Subsidiary Redesignation then being designated, collectively, and (B) for any designation of a Subsidiary as an Unrestricted Subsidiary, effect shall be given to such designation and all other designations of Subsidiaries as Unrestricted Subsidiaries after the first day of the relevant Reference Period and on or prior to the date of the then applicable designation of a Subsidiary as an Unrestricted Subsidiary, collectively.
In the event that EBITDA or any financial ratio is being calculated for purposes of determining whether Indebtedness or any Lien relating thereto may be incurred or whether any Investment, Restricted Payment or Restricted Debt Payment may be made, the Borrower may elect to treat all or any portion of the commitment relating thereto as being incurred at the time of such commitment, in which case any subsequent incurrence of Indebtedness under such commitment shall not be deemed, for purposes of this calculation, to be an incurrence at such subsequent time.
Pro forma calculations made pursuant to the definition of the term “Pro Forma Basis” shall be determined in good faith by a Responsible Officer of the Borrower and may include adjustments to reflect “run-rate” cost savings, operating expense reductions, and other operating improvements, synergies or cost savings projected by the Borrower in good faith to result from any relevant pro forma event (including, to the extent applicable, an acquisition or other Permitted Investment) and not duplicative of any amounts added back in computing EBITDA.
For purposes of this definition, except as otherwise provided in this Agreement, any amount in a currency other than Dollars will be converted to Dollars based on the average exchange rate for such currency for the most recent twelve month period immediately prior to the date of determination in a manner consistent with that used in calculating EBITDA for the applicable period.
“Pro Forma Compliance” shall mean, at any date of determination, the Borrower and its Subsidiaries shall be in compliance, on a Pro Forma Basis after giving effect on a Pro Forma Basis to the relevant transactions (including the assumption, the issuance, incurrence and permanent repayment of Indebtedness), with the Financial Covenant recomputed as at the last day of the most recently ended fiscal quarter of the Borrower and its Subsidiaries for which the financial statements and any Compliance Certificate required pursuant to Section 5.04 have been delivered. For the avoidance of doubt, Pro Forma Compliance shall be tested without regard to whether or not the Financial Covenant was or was required to be tested on the applicable quarter end date.
“Pro Rata Extension Offers” shall have the meaning assigned to such term in Section 2.22(a).
“Pro Rata Share” shall have the meaning assigned to such term in Section 2.24(a).
“Projections” shall mean the projections delivered to the Arrangers on July 20, 2024.
“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public Company Compliance” shall mean compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith, the provisions of the Securities Act and the Exchange Act, and the rules of national securities exchange listed companies (in each case, as applicable to companies with equity or debt securities held by the public), including procuring directors’ and officers’ insurance, legal and other professional fees, and listing fees.
“Public Lender” shall have the meaning assigned to such term in Section 9.17(b).
“Qualified Equity Interests” shall mean any Equity Interest other than Disqualified Stock.
“Qualified IPO” shall mean (i) an underwritten public offering of the Equity Interests (the “IPO Equity”) of Holdings, the Borrower or any Parent Entity (the “IPO Entity”) or (ii) a public listing of IPO Equity of the IPO Entity on any securities exchange or market.
“Rate” shall have the meaning assigned to such term in the definition of the term “Type.”
“Real Property” shall mean, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned in fee or leased by any Loan Party, whether by lease, license, or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, and all improvements and appurtenant fixtures and equipment located thereon and incidental to the ownership, lease or operation thereof.

“Receivables Assets” shall mean, as to the Borrower or any of its Subsidiaries or Securitization Entities, collectively, accounts receivable (including any bills of exchange), Lease Receivables, Loan Receivables and other receivables and, in each case, related assets and property from time to time originated, acquired or otherwise owned by the Borrower or such Subsidiary or Securitization Entity (including, without limitation, interest payments).
“Reclassifiable Item” shall have the meaning assigned to such term in Section 1.02(b).
“Reference Period” shall have the meaning assigned to such term in the definition of the term “Pro Forma Basis.”
“Refinance” shall have the meaning assigned to such term in the definition of the term “Permitted Refinancing Indebtedness,” and “Refinanced” and “Refinancings” shall have a meaning correlative thereto.
“Refinancing” shall mean (a) the repayment in full of all principal, accrued and unpaid interest, fees, premium, if any, and other amounts (other than (x) obligations not then due and payable or that by their terms survive the termination thereof and (y) certain existing letters of credit, bank guarantees, bankers’ acceptances and similar documents and instruments that on the Closing Date will be grandfathered into, or backstopped by, the Initial Revolving Facility or cash collateralized in a manner satisfactory to the issuing banks thereof) under the Existing Credit Facilities, (ii) the termination of all commitments to extend credit under the Existing Credit Facilities and (iii) the termination and release of any security interests and guarantees provided in connection with the Existing Credit Facilities.
“Refinancing Amendment” shall mean an amendment to this Agreement among the Borrower, the Administrative Agent and each Lender that agrees to provide all or any portion of the Refinancing Term Loans or the Replacement Revolving Facility Commitments, as applicable, being incurred pursuant thereto and in accordance with Section 2.23 (including, for the avoidance of doubt, the 2025 Refinancing Amendment and the 2025-2 Refinancing Amendment).
“Refinancing Effective Date” shall have the meaning assigned to such term in Section 2.23(a).
“Refinancing Notes” shall mean any secured or unsecured notes or loans issued by any Loan Party (whether under an indenture, a credit agreement or otherwise) and the Indebtedness represented thereby; provided that (a) 100% of the net proceeds of such Refinancing Notes are used to permanently reduce Loans and/or replace Commitments substantially simultaneously with the issuance thereof; (b) the principal amount (or accreted value, if applicable) of such Refinancing Notes does not exceed the principal amount (or accreted value, if applicable) of the aggregate portion of the Loans so reduced and/or Commitments so replaced, except by (i) an amount equal to unpaid accrued interest, penalties and premiums (including tender premiums) thereon plus underwriting discounts and other customary fees, commissions and expenses (including upfront fees, original issue discount or initial yield payments) incurred in connection therewith, (ii) an amount equal to any existing commitments unutilized thereunder and (iii) additional amounts permitted to be incurred pursuant to Section 6.01 (with additional amounts incurred in reliance on this clause (iii) constituting a utilization of the relevant basket or exception pursuant to which such additional amount is permitted); (c) other than pursuant to the Inside Maturity Basket, the final maturity date of such Refinancing Notes is on or after the Term Facility Maturity Date or the Revolving Facility Maturity Date, as applicable, of the Term Loans so reduced or the Revolving Facility Commitments so replaced; (d) other than pursuant to the Inside Maturity Basket, the Weighted Average Life to Maturity of such Refinancing Notes is greater than or equal to the Weighted Average Life to Maturity of the Term Loans so reduced or the Revolving Facility Commitments so replaced, as applicable; (e) in the case of Refinancing Notes in the form of notes issued under an indenture, the terms thereof do not provide for any scheduled repayment, mandatory redemption or sinking fund obligations prior to the Term Facility Maturity Date of the Term Loans so reduced or the Revolving Facility Maturity Date of the Revolving Facility Commitments so replaced, as applicable (other than customary offers to repurchase or mandatory prepayment provisions upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default); (f) the mandatory redemption terms applicable to such Refinancing Notes shall not be materially less favorable (as determined by the Borrower in good faith) to the Borrower than those applicable to the Term Loans so reduced (if any); (g) the other terms of such Refinancing Notes (other than interest rates, fees, floors, funding discounts and redemption or prepayment premiums and other pricing terms), taken as a whole, are substantially similar to, or not materially less favorable (as determined by the Borrower in good faith) to the Borrower and the Subsidiaries than the terms, taken as a whole, applicable to the Term Loans so reduced (if any) (in each case, except for covenants or other provisions (I) applicable only to periods after the Latest Maturity Date in effect at the time such Refinancing Notes are issued, (II) that reflect market terms and conditions (as determined by the Borrower in good faith) at the time such Refinancing Notes are issued or (III) that are otherwise reasonably acceptable to the Administrative Agent), as determined by the Borrower in good faith (or, if more restrictive, the Loan Documents are amended to contain such more restrictive terms to the extent required to satisfy the foregoing standard); (h) there shall be no obligor in respect of such Refinancing Notes that is not a Loan Party; (i) to the extent any Refinancing Notes are secured, such Refinancing Notes shall only be secured by Collateral; and (j) Refinancing Notes that are secured by Collateral shall be subject to the provisions of a Permitted Pari Passu Intercreditor Agreement or a Permitted Junior Intercreditor Agreement, as applicable.
“Refinancing Term Loans” shall have the meaning assigned to such term in Section 2.23(a).
“Register” shall have the meaning assigned to such term in Section 9.04(b)(iv).
“Regulated Bank” shall have the meaning assigned to such term in Section 9.08(k).
“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Related Business Assets” shall mean assets (other than cash or cash equivalents) used or useful in a Similar Business; provided that any asset received by the Borrower or any Subsidiary in exchange for any asset transferred by the Borrower or any Subsidiary shall not be deemed to constitute a Related Business Asset if such asset consists of securities of a Person, unless upon receipt of the securities of such Person, such Person is or would become a Subsidiary.
“Related Fund” shall mean, with respect to any Lender that is a fund that invests in bank or commercial loans and similar extensions of credit, any other fund that invests in bank or commercial loans and similar extensions of credit and is advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity (or an Affiliate of such entity) that administers, advises or manages such Lender.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Controlled or Controlling Affiliates and the respective directors, trustees, officers, employees, agents and advisors of such Person and such Person’s Controlled or Controlling Affiliates.
“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, emanating or migrating in, into, onto or through the Environment.
“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.
“Replacement Revolving Facilities” shall have the meaning assigned to such term in Section 2.23(d).
“Replacement Revolving Facility Commitments” shall have the meaning assigned to such term in Section 2.23(d).
“Replacement Revolving Facility Effective Date” shall have the meaning assigned to such term in Section 2.23(d).
“Replacement Revolving Loans” shall have the meaning assigned to such term in Section 2.23(d).
“Reportable Event” shall mean any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Plan, other than events for which the 30-day notice period has been waived.
“Required Amount of Loans” shall have the meaning assigned to such term in the definition of the term “Required Lenders.”
“Required ECF Percentage” shall mean, with respect to any Excess Cash Flow Period, 50%; provided that (a) if the Net First Lien Leverage Ratio on a Pro Forma Basis as at the date of required prepayment is less than or equal to 4.75 to 1.00, such percentage shall be 25% and (b) if the Net First Lien Leverage Ratio on a Pro Forma Basis as at the date of required prepayment is less than or equal to 4.50 to 1.00, such percentage shall be 0%, in each case with the Net First Lien Leverage Ratio calculated to give pro forma effect to such prepayment and any other repayment or prepayment prior to the date of required prepayment.
“Required Lenders” shall mean, at any time, Lenders having (a) Loans (other than Swingline Loans) outstanding, (b) Revolving L/C Exposures, (c) Swingline Exposures and (d) Available Unused Commitments that, taken together, represent more than 50% of the sum of (v) all Loans (other than Swingline Loans) outstanding, (x) all Revolving L/C Exposures, (y) all Swingline Exposure and (z) the total Available Unused Commitments at such time; provided that the Loans, Revolving L/C Exposures, Swingline Exposures and Available Unused Commitment of any Defaulting Lender shall be disregarded in determining Required Lenders at any time; provided, further, that, with respect to any determination of Required Lenders, Debt Fund Affiliates shall not, in the aggregate, account for more than 49.9% of the amounts included in such determination. For purposes of the foregoing, “Required Amount of Loans”

shall mean, at any time, the amount of Loans required to be held by Lenders in order for such Lenders to constitute “Required Lenders.”
“Required Net Proceeds Percentage” shall mean, at any time, 100%; provided that (a) if the Net First Lien Leverage Ratio on a Pro Forma Basis as at the date of required prepayment is less than or equal to 4.75 to 1.00 but greater than 4.50 to 1.00, such percentage shall be 50% and (b) if the Net First Lien Leverage Ratio on a Pro Forma Basis as at the date of required prepayment is less than or equal to 4.50 to 1.00, such percentage shall be 0%, in each case with the Net First Lien Leverage Ratio calculated to give pro forma effect to such prepayment and any other repayment or prepayment prior to the date of required prepayment.
“Required Prepayment Lenders” shall mean, at any time, the holders of more than 50% of the aggregate unpaid principal amount of the Term Loans that benefit from the applicable mandatory prepayment at such time (subject to the last paragraph of Section 9.08(b)).
“Required Revolving Facility Lenders” shall mean, at any time, Revolving Facility Lenders having (a) Revolving Facility Loans outstanding, (b) Revolving L/C Exposures, (c) Swingline Exposures and (d) Available Unused Commitments that, taken together, represent more than 50% of the sum of (w) all Revolving Facility Loans outstanding, (x) all Revolving L/C Exposures, (y) all Swingline Exposures and (z) the total Available Unused Commitments at such time; provided that the Revolving Facility Loans, Revolving L/C Exposures, Swingline Exposures and Available Unused Commitment of any Defaulting Lender shall be disregarded in determining Required Revolving Facility Lenders at any time.
“Required Thai Baht Revolving Facility Lenders” shall mean, at any time, Thai Baht Revolving Facility Lenders having (a) Thai Baht Revolving Facility Loans outstanding, (b) Thai Baht Revolving L/C Exposures and (c) Available Unused Commitments (with respect to the Thai Baht Revolving Facility) that, taken together, represent more than 50% of the sum of (w) all Thai Baht Revolving Facility Loans outstanding, (x) all Thai Baht Revolving L/C Exposures and (y) the total Available Unused Commitments (with respect to the Thai Revolving Facility) at such time; provided that the Thai Baht Revolving Facility Loans, Thai Baht Revolving L/C Exposures and Available Unused Commitment (with respect to the Thai Baht Revolving Facility) of any Defaulting Lender shall be disregarded in determining Thai Baht Required Revolving Facility Lenders at any time.
“Required USD Revolving Facility Lenders” shall mean, at any time, USD Revolving Facility Lenders having (a) USD Revolving Facility Loans outstanding, (b) USD Revolving L/C Exposures, (c) Swingline Exposures and (d) Available Unused Commitments (with respect to the USD Revolving Facility) that, taken together, represent more than 50% of the sum of (w) all USD Revolving Facility Loans outstanding, (x) all USD Revolving L/C Exposures, (y) all Swingline Exposures and (z) the total Available Unused Commitments (with respect to the USD Revolving Facility) at such time; provided that the USD Revolving Facility Loans, USD Revolving L/C Exposures, Swingline Exposures and Available Unused Commitment (with respect to the USD Revolving Facility) of any Defaulting Lender shall be disregarded in determining USD Required Revolving Facility Lenders at any time.
“Requirement of Law” shall mean, as to any Person, any law, treaty, rule, regulation, statute, order, ordinance, decree, judgment, consent decree, writ, injunction, settlement agreement or governmental requirement enacted, promulgated or imposed or entered into or agreed by any Governmental Authority, in each case applicable to or binding upon such Person or any of its property or assets or to which such Person or any of its property or assets is subject.

“Residual Amount” shall mean the “Residual Amount” or any substantially equivalent term or amount in respect of any Permitted Securitization Financing.
“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” shall mean the chief executive officer, president, chief financial officer, treasurer, director, secretary or assistant secretary, or other similar officer, manager or a director of any Loan Party, and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in, or pursuant to an agreement between the applicable Loan Party and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
“Restricted Debt Payment” shall have the meaning assigned to such term in Section 6.09(b).
“Restricted Payments” shall have the meaning assigned to such term in Section 6.06. The amount of any Restricted Payment made other than in the form of cash or cash equivalents shall be the fair market value thereof (as determined by the Borrower in good faith).
“Restricted Subsidiary” shall mean any Subsidiary other than an Unrestricted Subsidiary.
“Retained Asset Sale Proceeds” shall mean all Net Proceeds that, by reason of the Required Net Proceeds Percentage, are not or were not required to be applied to prepay Subject Loans pursuant to Section 2.11(b).
“Retained Declined Proceeds” shall have the meaning assigned to such term in Section 2.11(h)(i).
“Revaluation Date” shall mean (a) with respect to any Loan, each of the following: (i) each date of an extension of a Term SOFR Loan or a Eurocurrency Loan or RFR Loan denominated in an Alternative Currency, (ii) each date of a continuation of a Term SOFR Loan or a Eurocurrency Loan denominated in an Alternative Currency pursuant to Section 2.13 and (iii) such additional dates as the Administrative Agent shall reasonably determine or the Required Revolving Facility Lenders shall reasonably require, (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any Letter of Credit denominated in an Alternative Currency having the effect of increasing the amount thereof, (iii) each date of any payment by the Issuing Bank under any Letter of Credit denominated in an Alternative Currency and (iv) such additional dates as the Issuing Bank shall reasonably determine, (c) with respect to any Swingline Loan, each date of an extension of a Swingline Loan denominated in an Alternative Currency and (d) with respect to the Available Unused Commitment of a Lender for purposes of calculating the Revolver Commitment Fee, each day of the applicable period during which such Available Unused Commitment is in effect.
“Revolver Commitment Fee” shall mean the USD Revolver Commitment Fee and/or the Thai Baht Revolver Commitment Fee.

“Revolving Facility” shall mean the USD Revolving Facility and/or the Thai Baht Revolving Facility.
“Revolving Facility Borrowing” shall mean a Borrowing comprised of Revolving Facility Loans of the same Class.
“Revolving Facility Commitment” shall mean, with respect to each Revolving Facility Lender, such Lender’s USD Revolving Facility Commitment and/or Thai Baht Revolving Facility Commitment.
“Revolving Facility Credit Exposure” shall mean, with respect to any Lender at any time, such Lender’s USD Revolving Facility Credit Exposure and/or Thai Baht Revolving Facility Credit Exposure.
“Revolving Facility Lender” shall mean a USD Revolving Facility Lender and/or a Thai Baht Revolving Facility Lender.
“Revolving Facility Loan” shall mean a USD Revolving Facility Loan and/or a Thai Baht Revolving Facility Loan.
“Revolving Facility Maturity Date” shall mean the USD Revolving Facility Maturity Date and/or the Thai Baht Revolving Facility Maturity Date.
“Revolving Facility Percentage” shall mean, with respect to any Revolving Facility Lender, such Lender’s USD Revolving Facility Percentage and/or Thai Baht Revolving Facility Percentage.
“Revolving L/C Exposure” shall mean, with respect to any Revolving Facility Lender, such Lender’s USD Revolving L/C Exposure and/or Thai Baht Revolving L/C Exposure, as the context may require.
“RFR Borrowing” shall mean a Borrowing comprised of RFR Loans.
“RFR Interest Day” shall have the meaning assigned to such term in the definition of “Daily Simple RFF”.
“RFR Loan” means a Loan that bears interest at a rate based on Daily Simple RFR.
“S&P” shall mean Standard & Poor’s Ratings Group, Inc. and its successors and assigns.
“Sale and Lease-Back Transaction” shall mean any arrangement, directly or indirectly, whereby the Borrower or any Subsidiary shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter, as part of such transaction, rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred from another Person.
“Sanctioned Country” shall have the meaning assigned to such term in Section 3.21(b).
“Sanctions” shall have the meaning assigned to such term in Section 3.21(b).
“Sanctions Laws” shall have the meaning assigned to such term in Section 3.21(b).
“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Secured Cash Management Agreement” shall mean (x) any Cash Management Agreement that is entered into by and between any Loan Party or any Subsidiary and any Cash Management Bank, to the extent that such Cash Management Agreement (i) exists on the Closing Date between a Loan Party or any Subsidiary and an Agent, an Arranger, a Lender or an Affiliate of any such Person or (ii) is designated in writing by the Borrower and such Cash Management Bank to the Administrative Agent to be included as a Secured Cash Management Agreement and (y) bank guarantees that exist on the Closing Date, which are set forth on Schedule 1.01(F).
“Secured Hedge Agreement” shall mean any Hedging Agreement that is entered into by and between any Loan Party or any Subsidiary and any Hedge Bank, to the extent that such Hedging Agreement (i) exists on the Closing Date between a Loan Party or any Subsidiary and an Agent, an Arranger, a Lender or an Affiliate of any such Person or (ii) is designated in writing by the Borrower and such Hedge Bank to the Administrative Agent to be included as a Secured Hedge Agreement. Notwithstanding the foregoing, for all purposes of the Loan Documents, any Guarantee of, or grant of any Lien to secure, any obligations in respect of a Secured Hedge Agreement by a Guarantor shall not include any Excluded Swap Obligations.
“Secured Obligations” shall mean, collectively, (a) the Loan Obligations, (b) obligations in respect of any Secured Cash Management Agreement, (c) obligations of Holdings or any Subsidiaries in respect of any Secured Hedge Agreement and (d) the Erroneous Payment Subrogation Rights.
“Secured Parties” shall mean, collectively, the Administrative Agent, the Collateral Agent, each Lender, each Issuing Bank, each Hedge Bank that is party to any Secured Hedge Agreement, each Cash Management Bank that is party to any Secured Cash Management Agreement and each sub-agent appointed pursuant to Section 8.02 by the Administrative Agent with respect to matters relating to the Loan Documents or by the Collateral Agent with respect to matters relating to any Security Document.
“Securities Act” shall mean the Securities Act of 1933, as amended.
“Securitization Assets” shall mean, as to the Borrower or any of its Subsidiaries or Securitization Entities, any of the following assets (or interests therein) from time to time originated, acquired or otherwise owned or in which such Person has any rights or interests, in each case, without regard to where such assets or interests are located: (a) Receivables Assets, (b) Leases and Leased Property, (c) franchise fees, royalties and other similar payments made related to the use of trade names and other Intellectual Property, business support, training and other services, (d) revenues related to distribution and merchandising of the products of the Securitization Entities, (e) rents, real estate Taxes and other non-royalty amounts due from franchisees, (f) Intellectual Property rights relating to the generation of any of the types of assets listed in this definition, (g) parcels of or interests in real property, together with all easements, hereditaments and appurtenances thereto, all improvements and appurtenant fixtures and equipment, incidental to the ownership, lease or operation thereof, (h) any Equity Interests of any (i) Securitization Entity, (ii) Subsidiary of a Securitization Entity or (iii) Subsidiary that holds solely Securitization Assets (other than Equity Interests described under this clause (h)) designated as such by the Borrower for the purpose of effecting the transfer of such Securitization Assets by way of transferring such Equity Interests in connection with a Permitted Securitization Financing, and, in each case, any rights under any limited liability company agreement, trust agreement, shareholders agreement, organization or formation documents or other agreement entered into in furtherance of the organization of such entity, (i) any equipment, contractual rights with unaffiliated third parties, website domains and associated property and rights necessary for a Securitization Entity to operate in accordance with its stated purposes and (j) any rights and obligations associated with gift card or similar programs.

“Securitization Entity” shall mean (a) as of the Closing Date, Alliance Laundry Equipment Receivables 2015 LLC, Alliance Laundry Equipment Receivables Trust 2015-A (“ALERT 2015A”), Alliance Laundry Trade Receivables LLC (“ALTR LLC”), (b) any corporation, partnership, trust, limited liability company or other entity that is formed or designated from time to time by the Borrower or any Subsidiary in connection with a Permitted Securitization Financing for the purpose of (i) holding, transferring, borrowing against, servicing, providing financing for or providing a security interest in respect of Securitization Assets or interests therein or otherwise affecting such Permitted Securitization Financing, (ii) holding Equity Interests in any Securitization Entity and/or (iii) guaranteeing the obligations of a Securitization Entity and (c) any subsidiary of a Securitization Entity, in each case, so long as (A) such entity engages in no business and incurs no Indebtedness or other liabilities or obligations other than those related to or incidental to the relevant Permitted Securitization Financing, (B) neither the Borrower nor any Subsidiary (other than a Securitization Entity) issues or incurs any Indebtedness or Guarantee (other than Standard Securitization Undertakings and Limited Recourse) in respect of, or grants any Lien (other than Liens permitted under Section 6.02(nn)) on any of its assets or properties to secure, any Indebtedness, liabilities or other obligations of such entity or otherwise relating to such Permitted Securitization Financing, (C) none of Holdings, the Borrower nor any of their respective Subsidiaries has any material contract, agreement, arrangement or understanding with such entity other than on terms not materially less favorable to Holdings, the Borrower or such Subsidiary than those that might be obtained at that time from Persons that are not Affiliates of the Borrower (as determined by the Borrower in good faith), other than fees payable in the ordinary course of business in connection with servicing Securitization Assets of such entity or otherwise customary for similar securitizations or receivables financings and (D) none of Holdings, the Borrower, nor any of their respective Subsidiaries has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results (other than (i) those related to or incidental to the relevant Permitted Securitization Financing, (ii) Standard Securitization Undertakings and (iii) Limited Recourse).
“Securitization Repurchase Obligation” means any obligation of a seller (or any guaranty of such obligation) of assets to repurchase such assets arising as a result of a breach of a representation, warranty or covenant or otherwise, including, without limitation, as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to such seller.
“Security Agreement” shall mean the Security Agreement, dated as of the Closing Date, among the Loan Parties and the Collateral Agent, as amended, restated, supplemented or otherwise modified from time to time.
“Security Documents” shall mean the Mortgages (if any), the Security Agreement and each of the intellectual property security agreements, pledge agreements and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 5.10, in each case as may be amended, restated, supplemented or otherwise modified from time to time and each other agreement or document whereby a Loan Party grants security over its assets in favor of the Collateral Agent (for the benefit of the Secured Parties).
“Similar Business” shall mean any business, the majority of whose revenues are derived from (i) business or activities conducted (or proposed to be conducted) by the Borrower and its Subsidiaries on the Closing Date, (ii) any business that is a natural outgrowth or reasonable extension, development or expansion of any such business or any business similar, reasonably related, incidental, complementary, ancillary, corollary or synergistic to any of the foregoing or (iii) any business that in the Borrower’s good faith business judgment constitutes a reasonable diversification of businesses conducted by the Borrower and its Subsidiaries.
“SOFR” shall mean, with respect to any day, a rate per annum equal to the secured overnight financing rate for such day published by the SOFR Administrator.
“SOFR Administrator” shall mean the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“Special Flood Hazard Area” shall mean an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the Flood Insurance Laws.
“Specified Commitment” shall have the meaning assigned to such term in Section 1.04(c).
“Specified Event of Default” shall mean an Event of Default under Section 7.01(b) or 7.01(c) or, solely with respect to the Borrower, 7.01(h) or 7.01(i).
“Specified Letter of Credit Sublimit” shall mean, with respect to each Issuing Bank, the amount set forth opposite the name of such Issuing Bank on Schedule 2.01 or in the counterpart to this Agreement pursuant to which such Issuing Bank became an Issuing Bank hereunder, as reduced from time to time pursuant to Section 2.05(l).
“Spot Rate” shall mean for a currency, the rate determined by the Administrative Agent or the Issuing Bank, as the case may be, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent (in consultation with the Borrower) if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that the Issuing Bank may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in Euros, Thai Baht or another Alternative Currency.
“Standard Securitization Undertakings” shall mean representations, warranties, covenants and indemnities made by the Borrower or any of its Subsidiaries that are customary for equipment lease, lease receivables, account receivables, loan receivables or similar factoring or securitization financings with respect to any Securitization Assets, including with respect to the residual value of the Securitization Assets that become subject to a Permitted Securitization Financing; provided that Standard Securitization Undertakings shall include Securitization Repurchase Obligations but not include any Guarantee or promise, other than by a Securitization Entity, of collectability of any Securitization Assets (in each case, other than Limited Recourse).
“Standby Letters of Credit” shall have the meaning assigned to such term in Section 2.05(a).
“Statutory Reserves” shall mean the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority, domestic or foreign, to which the Administrative Agent or any Lender (including any branch, Affiliate or other fronting office making or holding a Loan) is subject for Eurocurrency Liabilities (as defined in Regulation D of the Board). Eurocurrency Loans shall be deemed to constitute Eurocurrency Liabilities (as defined in Regulation D of the Board) and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“Subagent” shall have the meaning assigned to such term in Section 8.02.
“Subject Loans” shall mean each Class of Term Loans, other than any Class of Term Loans in respect of which the applicable Incremental Assumption Agreement, Extension Amendment or Refinancing Amendment provides for non-ratable treatment with respect to the mandatory prepayment provisions set forth in Section 2.11(b) and (c) of this Agreement.
“subsidiary” shall mean, with respect to any Person (herein referred to as the “parent”), any corporation, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
“Subsidiary” shall mean, unless the context otherwise requires, a subsidiary of the Borrower. Notwithstanding the foregoing, (a) except for purposes of the definition of “Unrestricted Subsidiary” contained herein, an Unrestricted Subsidiary shall be deemed not to be a Subsidiary of the Borrower, or any of its Subsidiaries for purposes of this Agreement and (b) except as otherwise expressly provided herein, no Securitization Entity shall be a Subsidiary of the Borrower (or of any Subsidiary of the Borrower) for purposes of this Agreement. For the avoidance of doubt, the Thai Borrower is a Subsidiary as of the Closing Date and shall cease to constitute a borrower hereunder on and after any date on which (x) it ceases to be a Subsidiary and (y) the Thai Baht Revolving Facility is terminated and all Loan Obligations thereunder have been paid in full or otherwise satisfied in full.
“Subsidiary Loan Party” shall mean (a) each Wholly Owned Subsidiary of the Borrower that is not an Excluded Subsidiary and (b) any other Subsidiary of the Borrower that may be designated by the Borrower (by way of delivering to the Collateral Agent the documents required to be delivered pursuant to the Collateral and Guarantee Requirement) in its sole discretion from time to time to be a guarantor or borrower in respect of the Loan Obligations and the obligations in respect of the Loan Documents (a “Designated Guarantor”), whereupon such Designated Guarantor shall be obligated to comply with the applicable requirements of Section 5.10(b) as if it were newly acquired; provided that, if such Designated Guarantor is a Foreign Subsidiary, (i) the jurisdiction of incorporation of such Designated Guarantor shall be reasonably acceptable to the Administrative Agent and (ii) collateral and security provisions with respect to such Foreign Subsidiary reasonably acceptable to the Collateral Agent shall be negotiated in good faith.
“Subsidiary Redesignation” shall have the meaning provided in the definition of “Unrestricted Subsidiary” contained in this Section 1.01.
“Successor Borrower” shall have the meaning assigned to such term in Section 6.05(o).
“Surviving Person” shall have the meaning assigned to such term in Section 6.05(o).

“Swap Obligation” shall mean, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
“Swingline Borrowing” shall mean a Borrowing comprised of Swingline Loans.
“Swingline Borrowing Request” shall mean a request by the Borrower substantially in the form of Exhibit C-2 or such other form as shall be approved by the Swingline Lender.
“Swingline Commitment” shall mean, with respect to each Swingline Lender, the commitment of such Swingline Lender to make Swingline Loans pursuant to Section 2.04(a). The aggregate amount of the Swingline Commitments on the Closing Date is $25,000,000. The Swingline Commitment may be modified by written agreement among the Borrower and the Swingline Lender from time to time, but shall not exceed the USD Revolving Facility Commitments. The Swingline Commitment is part of, and not in addition to, the USD Revolving Facility Commitments.
“Swingline Exposure” shall mean at any time the Dollar Equivalent of the aggregate principal amount of all outstanding Swingline Borrowings at such time. The Swingline Exposure of any USD Revolving Facility Lender at any time shall mean its applicable USD Revolving Facility Percentage of the aggregate Swingline Exposure at such time.
“Swingline Lender” shall mean (a) the Administrative Agent, in its capacity as a lender of Swingline Loans, and (b) each USD Revolving Facility Lender that shall have become a Swingline Lender hereunder as provided in Section 2.04(c), each in its capacity as a lender of Swingline Loans hereunder.
“Swingline Loans” shall mean the swingline loans made to the Borrower pursuant to Section 2.04(a).
“TARGET2” shall mean the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.
“TARGET Day” shall mean any day on which TARGET2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euros.
“Taxes” shall mean any and all present or future taxes, duties, levies, imposts, assessments, deductions, withholdings or other similar charges imposed by any Governmental Authority, whether computed on a separate, consolidated, unitary, combined or other basis and any interest, fines, penalties or additions to tax with respect to the foregoing.
“Term Borrowing” shall mean any Borrowing comprised of Term Loans.
“Term Facility” shall mean the Initial Term B Facility (including the 2025 Refinancing Term B Facility and the 2025-2 Refinancing Term B Facility) and/or any or all of the Incremental Term Facilities.

“Term Facility Commitment” shall mean the commitment of any applicable Lender to make Term Loans, including Initial Term B Loans (including the 2025 Refinancing Term B Loans and the 2025-2 Refinancing Term B Loans) and/or any Other Term Loans.
“Term Facility Lender” shall mean a Lender with a Term Facility Commitment or with outstanding Term Loans.
“Term Facility Maturity Date” shall mean, as the context may require, (a) with respect to the Initial Term B Facility (including the 2025 Refinancing Term B Facility and the 2025-2 Refinancing Term B Facility) in effect on the 2025-2 Refinancing Amendment Effective Date, the Initial Term B Facility Maturity Date and (b) with respect to any other Class of Term Loans, the maturity dates specified therefor in the applicable Incremental Assumption Agreement, Extension Amendment or Refinancing Amendment.
“Term Loans” shall mean the Initial Term B Loans (including the 2025 Refinancing Term B Loans and the 2025-2 Refinancing Term B Loans) and/or any Other Term Loans.
“Term Margin Differential” shall have the meaning assigned to such term in Section 2.21(b)(v).
“Term SOFR” shall mean,
(a)    for any calculation with respect to a Term SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and
(b)    for any calculation with respect to an ABR Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “ABR Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any ABR Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such ABR Term SOFR Determination Day.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).
“Term SOFR Borrowing” shall mean a Borrowing comprised of Term SOFR Loans.
“Term SOFR Loan” shall mean any Term SOFR Term Loan or Term SOFR Revolving Loan.
“Term SOFR Revolving Facility Borrowing” shall mean a Borrowing comprised of Term SOFR Revolving Loans.
“Term SOFR Revolving Loan” shall mean any Revolving Facility Loan bearing interest at a rate determined by reference to the Adjusted Term SOFR in accordance with the provisions of Article II other than pursuant to clause (c) of the definition of “ABR”.
“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.
“Term SOFR Term Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the Adjusted Term SOFR in accordance with the provisions of Article II other than pursuant to clause (c) of the definition of “ABR”.
“Termination Date” shall mean the date on which (a) all Commitments shall have been terminated, (b) the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document and all other Loan Obligations shall have been paid in full (other than in respect of contingent indemnification and expense reimbursement claims not then due) and (c) all Letters of Credit (other than those that have been Cash Collateralized) have been cancelled or have expired with no pending drawings and all amounts drawn or paid thereunder have been reimbursed in full.
“Test Period” shall mean, on any date of determination, (a) the period of four consecutive fiscal quarters of Holdings then most recently ended (taken as one accounting period) for which financial statements have been (or were required to be) delivered pursuant to Section 5.04(a) or 5.04(b) or at the election of Holdings (other than for purposes of determining actual compliance with Section 6.11), if earlier, are internally available.
“Testing Condition” shall be satisfied at any time if as of such time (i) the sum of without duplication (x) the aggregate principal amount of outstanding Revolving Facility Loans and Swingline Loans at such time and (y) the aggregate amount of Letters of Credit issued hereunder (other than up to $25,000,000 of Initial Revolving Facility Loans borrowed after the Closing Date to fund any Permitted Business Acquisitions, joint venture, capital expenditure or other Investment and up to $65,000,000 of undrawn Letters of Credit and any Letters of Credit that have been Cash Collateralized in accordance with Section 2.05(j)) exceeds (ii) an amount equal to 40% of the aggregate amount of the Revolving Facility Commitments at such time.
“Thai Baht” and “THB” shall mean the lawful currency of Thailand.
“Thai Baht L/C Disbursement” shall mean a payment or disbursement made by an Issuing Bank pursuant to a Thai Baht Letter of Credit.

“Thai Baht Letter of Credit” shall mean any letter of credit or bank guarantee issued pursuant to Section 2.05(a) under the Thai Baht Revolving Facility.
“Thai Baht Revolver Commitment Fee” shall have the meaning assigned to such term in Section 2.12(a)(ii).
“Thai Baht Revolving Facility” shall mean (i) the Initial Thai Baht Revolving Facility, (ii) the Thai Baht Revolving Facility Commitments of any other Class and the extensions of credit made in respect thereof by the Thai Baht Revolving Facility Lenders of such Class and (iii) for purposes of Section 9.08(b), all such Thai Baht Revolving Facility Commitments as a single Class.
“Thai Baht Revolving Facility Borrowing” shall mean a Borrowing comprised of Thai Baht Revolving Facility Loans of the same Class.
“Thai Baht Revolving Facility Commitment” shall mean, with respect to each Revolving Facility Lender, the commitment of such Revolving Facility Lender to make Thai Baht Revolving Facility Loans (including the Initial Thai Baht Revolving Facility Commitment) expressed as an amount representing the maximum aggregate permitted amount of such Revolving Facility Lender’s Thai Baht Revolving Facility Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08, (b) reduced or increased from time to time pursuant to assignments by or to such Lender under Section 9.04, and (c) increased (or replaced) as provided under Sections 2.21, 2.22 or 2.23. The initial amount of each Lender’s Thai Baht Revolving Facility Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance or Incremental Assumption Agreement, Extension Amendment or Refinancing Amendment pursuant to which such Lender shall have assumed its Thai Baht Revolving Facility Commitment. After the Closing Date, additional Classes of Thai Baht Revolving Facility Commitments may be added or created pursuant to Incremental Assumption Agreements, Extension Amendments or Refinancing Amendments. The Thai Borrower Revolving Facility Commitment will be reduced to $0 in the event that Holdings and/or the Borrower shall fail to directly or indirectly own 100% of the issued and outstanding Equity Interests of the Thai Borrower.
“Thai Baht Revolving Facility Credit Exposure” shall mean, at any time with respect to any Class of Thai Baht Revolving Facility Commitments, the sum of the Dollar Equivalents of (a) the aggregate principal amount of the Thai Baht Revolving Facility Loans of such Class outstanding at such time and (b) the Thai Baht Revolving L/C Exposure applicable to such Class at such time minus, for the purpose of Sections 6.11 and 7.03, the amount of Thai Baht Letters of Credit that have been Cash Collateralized in an amount equal to the Minimum L/C Collateral Amount at such time. The Thai Baht Revolving Facility Credit Exposure of any Thai Baht Revolving Facility Lender at any time shall be the product of (x) such Thai Baht Revolving Facility Lender’s Thai Baht Revolving Facility Percentage of the applicable Class and (y) the aggregate Thai Baht Revolving Facility Credit Exposure of such Class of all Thai Baht Revolving Facility Lenders, collectively, at such time.
“Thai Baht Revolving Facility Lender” shall mean a Lender (including an Incremental Revolving Facility Lender) with a Thai Baht Revolving Facility Commitment or with outstanding Thai Baht Revolving Facility Loans.
“Thai Baht Revolving Facility Loan” shall mean a Loan made by a Thai Baht Revolving Facility Lender pursuant to Section 2.01(c) including, to the extent permitted by Section 2.21, 2.22 or 2.23 and provided for in the relevant Incremental Assumption Agreement, Extension Amendment or Refinancing

Amendment, any Incremental Revolving Loan, any Extended Revolving Loans or any Replacement Revolving Loans, as applicable.
“Thai Baht Revolving Facility Maturity Date” shall mean, as the context may require, (a) with respect to the Initial Thai Baht Revolving Facility, the Initial Thai Baht Revolving Facility Maturity Date and (b) with respect to the Thai Baht Revolving Facility of any other Class, the maturity date specified therefor in the applicable Incremental Assumption Agreement, Extension Amendment or Refinancing Amendment, as applicable.
“Thai Baht Revolving Facility Percentage” shall mean, with respect to any Thai Baht Revolving Facility Lender of any Class, the percentage of the total Thai Baht Revolving Facility Commitments of such Class represented by such Lender’s Thai Baht Revolving Facility Commitment of such Class. If the Thai Baht Revolving Facility Commitments of such Class have terminated or expired, the Thai Baht Revolving Facility Percentages of such Class shall be determined based upon the Thai Baht Revolving Facility Commitments of such Class most recently in effect, giving effect to any assignments pursuant to Section 9.04.
“Thai Baht Revolving Facility Termination Event” shall have the meaning assigned to such term in Section 2.05(k)(ii).
“Thai Baht Revolving L/C Exposure” of any Class shall mean at any time the sum of the Dollar Equivalents of (a) the aggregate undrawn amount of all Thai Baht Letters of Credit applicable to such Class outstanding at such time and (b) the aggregate principal amount of all Thai Baht L/C Disbursements applicable to such Class that have not yet been reimbursed at such time. The Thai Baht Revolving L/C Exposure of any Class of any Thai Baht Revolving Facility Lender at any time shall mean its applicable Thai Baht Revolving Facility Percentage of the aggregate Thai Baht Revolving L/C Exposure applicable to such Class at such time. For all purposes of this Agreement, if on any date of determination a Thai Baht Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.13 or Rule 3.14 of the International Standby Practices, International Chamber of Commerce No. 590, article 29 of the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce No. 600, or similar terms expressed in the Thai Baht Letter of Credit, such Thai Baht Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn. Unless otherwise specified herein, the amount of a Thai Baht Letter of Credit at any time shall be deemed to be the amount available under such Thai Baht Letter of Credit in effect at such time; provided that with respect to any Thai Baht Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the amount thereof, the amount of such Thai Baht Letter of Credit shall be deemed to be the maximum amount of such Thai Baht Letter of Credit after giving effect to all such increases, whether or not such maximum amount is in effect at such time.
“Thai Borrower” shall have the meaning assigned to such term in the recitals hereto.
“Thai Borrowing Receipt” shall mean the receipt in respect of a Borrowing under the Thai Baht Revolving Facility substantially in the form of Exhibit L or another form approved by the Administrative Agent.
“Thai Letter of Credit Sublimit” shall mean an amount equal to the total Initial Thai Baht Revolving Facility Commitments. The Thai Letter of Credit Sublimit is part of, and not in addition to, the Thai Baht Revolving Facility Commitments.

“Thai Unreimbursed Amount” shall have the meaning assigned to such term in Section 2.05(e)(ii).
“Third Party Funds” shall mean any segregated accounts or funds, or any portion thereof, received by the Borrower or any of its Subsidiaries as agent on behalf of third parties in accordance with a written agreement that imposes a duty upon the Borrower or one or more of its Subsidiaries to collect and remit those funds to such third parties.
“THOR” shall mean the Thai Overnight Repurchase Rate as administered by the THOR Administrator.
“THOR Administrator” shall mean the Bank of Thailand (or any successor administrator of the Thai Overnight Repurchase Rate).
“Trade Letters of Credit” shall have the meaning assigned to such term in Section 2.05(a).
“Transaction Expenses” shall mean any fees, premiums, expenses or other transaction costs incurred or paid by Holdings, the Borrower, any Parent Entity or any of its or their respective Subsidiaries or any of its or their respective Affiliates in connection with the Transactions, this Agreement, the other Loan Documents and the Refinancing and the Closing Date Dividend, and the transactions contemplated hereby and thereby.
“Transactions” shall mean, collectively, (a) the execution, delivery and performance of the Loan Documents, the creation of the Liens pursuant to the Security Documents, and the initial borrowings hereunder, (b) the Closing Date Dividend, (c) the Refinancing and (d) the payment of the Transaction Expenses.
“Transformative Transaction” shall mean any transaction by the Borrower or any Subsidiary that is either (a) not permitted by the terms of this Agreement immediately prior to the consummation of such transaction or (b) if permitted by the terms of this Agreement immediately prior to the consummation of such transaction, would not provide the Borrower and its Subsidiaries with a durable capital structure following such consummation, as determined by the Borrower acting in good faith.
“Type” shall mean, when used in respect of any Loan or Borrowing, the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall include the Adjusted Term SOFR, Adjusted EURIBOR, Daily Simple RFR and ABR.
“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” shall means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.
“Undisclosed Administration” shall mean, in relation to a Lender or its direct or indirect parent company, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian, or other similar official by a supervisory authority or regulatory under or based on the law in the country where such Lender or such parent company is subject to home jurisdiction, if applicable law requires that such appointment not be disclosed.
“Uniform Commercial Code” shall mean the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction in the United States of America, to the extent it may be required to apply to any item or items of Collateral.
“Unrestricted Cash” shall mean cash or cash equivalents of the Borrower or any of its Subsidiaries that would not appear as “restricted” on a consolidated balance sheet of the Borrower or any of its Subsidiaries or that are “restricted” in favor of the Administrative Agent or Collateral Agent on behalf of the Secured Parties (whether or not held in a pledged account); provided that for purposes of the calculation of the Net First Lien Leverage Ratio, the Net Secured Leverage Ratio and the Net Total Leverage Ratio, the amount of Unrestricted Cash and Permitted Investments not denominated in Dollars shall be calculated based on the currency exchange rates that would be used either, at the option of the Borrower, (i) for purposes of preparing a balance sheet or (ii) for purposes of calculating EBITDA, in each case, as of the last day of the Test Period most recently ended as of the date of determination as determined by the Borrower in good faith.
“Unrestricted Subsidiary” shall mean (a) any Subsidiary of the Borrower identified on Schedule 1.01(D), (b) any other Subsidiary of the Borrower, whether now owned or acquired or created after the Closing Date, that is designated by the Borrower as an Unrestricted Subsidiary hereunder; provided that the Borrower shall only be permitted to form or designate a new Unrestricted Subsidiary after the Closing Date so long as (i) no Specified Event of Default has occurred and is continuing or would result therefrom and (ii) at the time of designation, the Borrower or its applicable Subsidiary shall be deemed to have made an Investment pursuant to Section 6.04 in an amount equal to the fair market value of the net assets of such Unrestricted Subsidiary to the extent referable to the Borrower or its Subsidiaries’ Equity Interests therein, and (c) any subsidiary of an Unrestricted Subsidiary. Holdings may designate any Unrestricted Subsidiary to be a Restricted Subsidiary for purposes of this Agreement (each, a “Subsidiary Redesignation”); provided that any Subsidiary Redesignation shall be deemed to (x) constitute the incurrence of the Indebtedness and Liens of the Subsidiary subject to such Subsidiary Redesignation at such time and (y) reduce the deemed Investment referred to in the preceding sentence to the extent such Subsidiary was designated as an Unrestricted Subsidiary as of the Closing Date. Notwithstanding the foregoing, in no event shall the Thai Borrower constitute an Unrestricted Subsidiary.
“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).
“US Bankruptcy Code” shall mean Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

“USD L/C Disbursement” shall mean a payment or disbursement made by an Issuing Bank pursuant to a USD Letter of Credit.
“USD Letter of Credit” shall mean any letter of credit or bank guarantee issued pursuant to Section 2.05(a) under the USD Revolving Facility. Each Existing Roll-Over Letter of Credit shall be deemed to constitute a Letter of Credit issued hereunder on the Closing Date for all purposes of the Loan Documents.
“USD Letter of Credit Sublimit” shall mean $102,200,000 or such larger amount not to exceed the USD Revolving Facility Commitments as the Administrative Agent and any applicable Issuing Bank may agree.
“USD Revolver Commitment Fee” shall have the meaning assigned to such term in Section 2.12(a)(i).
“USD Revolving Facility” shall mean (i) the Initial USD Revolving Facility, (ii) the USD Revolving Facility Commitments of any other Class and the extensions of credit made in respect thereof by the USD Revolving Facility Lenders of such Class and (iii) for purposes of Section 9.08(b), all such USD Revolving Facility Commitments as a single Class.
“USD Revolving Facility Borrowing” shall mean a Borrowing comprised of USD Revolving Facility Loans of the same Class.
“USD Revolving Facility Commitment” shall mean, with respect to each Revolving Facility Lender, the commitment of such Revolving Facility Lender to make USD Revolving Facility Loans (including the Initial USD Revolving Facility Commitment) expressed as an amount representing the maximum aggregate permitted amount of such Revolving Facility Lender’s USD Revolving Facility Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08, (b) reduced or increased from time to time pursuant to assignments by or to such Lender under Section 9.04, and (c) increased (or replaced) as provided under Sections 2.21, 2.22 or 2.23. The initial amount of each Lender’s USD Revolving Facility Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance or Incremental Assumption Agreement, Extension Amendment or Refinancing Amendment pursuant to which such Lender shall have assumed its USD Revolving Facility Commitment. After the Closing Date, additional Classes of USD Revolving Facility Commitments may be added or created pursuant to Incremental Assumption Agreements, Extension Amendments or Refinancing Amendments.
“USD Revolving Facility Credit Exposure” shall mean, at any time with respect to any Class of USD Revolving Facility Commitments, the sum of the Dollar Equivalents of (a) the aggregate principal amount of the USD Revolving Facility Loans of such Class outstanding at such time, (b) the Swingline Exposure applicable to such Class at such time and (c) the USD Revolving L/C Exposure applicable to such Class at such time minus, for the purpose of Sections 6.11 and 7.03, the amount of USD Letters of Credit that have been Cash Collateralized in an amount equal to the Minimum L/C Collateral Amount at such time. The USD Revolving Facility Credit Exposure of any USD Revolving Facility Lender at any time shall be the product of (x) such USD Revolving Facility Lender’s USD Revolving Facility Percentage of the applicable Class and (y) the aggregate USD Revolving Facility Credit Exposure of such Class of all USD Revolving Facility Lenders, collectively, at such time.

“USD Revolving Facility Lender” shall mean a Lender (including an Incremental Revolving Facility Lender) with a USD Revolving Facility Commitment or with outstanding USD Revolving Facility Loans.
“USD Revolving Facility Loan” shall mean a Loan made by a USD Revolving Facility Lender pursuant to Section 2.01(b) including, to the extent permitted by Section 2.21, 2.22 or 2.23 and provided for in the relevant Incremental Assumption Agreement, Extension Amendment or Refinancing Amendment, any Incremental Revolving Loan, any Extended Revolving Loans or any Replacement Revolving Loans, as applicable.
“USD Revolving Facility Maturity Date” shall mean, as the context may require, (a) with respect to the Initial USD Revolving Facility, the Initial USD Revolving Facility Maturity Date and (b) with respect to the USD Revolving Facility of any other Class, the maturity date specified therefor in the applicable Incremental Assumption Agreement, Extension Amendment or Refinancing Amendment, as applicable.
“USD Revolving Facility Percentage” shall mean, with respect to any USD Revolving Facility Lender of any Class, the percentage of the total USD Revolving Facility Commitments of such Class represented by such Lender’s USD Revolving Facility Commitment of such Class. If the USD Revolving Facility Commitments of such Class have terminated or expired, the USD Revolving Facility Percentages of such Class shall be determined based upon the USD Revolving Facility Commitments of such Class most recently in effect, giving effect to any assignments pursuant to Section 9.04.
“USD Revolving Facility Termination Event” shall have the meaning assigned to such term in Section 2.05(k)(i).
“USD Revolving L/C Exposure” of any Class shall mean at any time the sum of the Dollar Equivalents of (a) the aggregate undrawn amount of all USD Letters of Credit applicable to such Class outstanding at such time and (b) the aggregate principal amount of all USD L/C Disbursements applicable to such Class that have not yet been reimbursed at such time. The USD Revolving L/C Exposure of any Class of any USD Revolving Facility Lender at any time shall mean its applicable USD Revolving Facility Percentage of the aggregate USD Revolving L/C Exposure applicable to such Class at such time. For all purposes of this Agreement, if on any date of determination a USD Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.13 or Rule 3.14 of the International Standby Practices, International Chamber of Commerce No. 590, article 29 of the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce No. 600, or similar terms expressed in the USD Letter of Credit, such USD Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn. Unless otherwise specified herein, the amount of a USD Letter of Credit at any time shall be deemed to be the amount available under such USD Letter of Credit in effect at such time; provided that with respect to any USD Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the amount thereof, the amount of such USD Letter of Credit shall be deemed to be the maximum amount of such USD Letter of Credit after giving effect to all such increases, whether or not such maximum amount is in effect at such time.
“USD Unreimbursed Amount” shall have the meaning assigned to such term in Section 2.05(e)(i).
“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“Voting Stock” shall mean, with respect to any Person, such Person’s Equity Interests having the right to vote for the election of directors of such Person under ordinary circumstances.
“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required scheduled payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness; provided that the effect of (x) any prepayment made in respect of such Indebtedness shall be disregarded in making such calculation and (y) any “AHYDO catch-up” payment that may be required to be made in respect of such Indebtedness shall be disregarded in making such calculation.
“Wholly Owned Subsidiary” of any Person shall mean a subsidiary of such Person, all of the Equity Interests of which (other than (x) directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law and (y) de minimis shares owned by other Persons) are owned by such Person or another Wholly Owned Subsidiary of such Person. Unless the context otherwise requires, “Wholly Owned Subsidiary” shall mean a Subsidiary of the Borrower that is a Wholly Owned Subsidiary of the Borrower.
“Working Capital” shall mean, with respect to the Borrower and its Subsidiaries on a consolidated basis at any date of determination, Current Assets at such date of determination minus Current Liabilities at such date of determination; provided that, for purposes of calculating Excess Cash Flow, increases or decreases in Working Capital shall be calculated without regard to any changes in Current Assets or Current Liabilities as a result of (a) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent, (b) the effects of purchase or recapitalization accounting (including any such effects that are pushed down) or (c) foreign exchange effects.
“Write-Down and Conversion Powers” shall mean (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of such Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
Section 1.02     Terms Generally. (a) The definitions set forth or referred to in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” The words “ordinary course of business” or “ordinary course” shall, with respect to any Person, be deemed to refer to items or actions that are consistent with practice in or norms of the industry in which such Person operates or such Person’s past practice (it being understood that the sale of accounts receivable (and related assets) pursuant to supply-chain, factoring or reverse factoring arrangements entered into by the Borrower and its Restricted Subsidiaries shall be deemed to be in the ordinary course of business so long as such accounts receivable (and related assets) are sold for cash in an amount not less than 80% of the face amount thereof (but, for the avoidance of doubt, this shall not preclude any sale for less than a price to be determined to be in the ordinary course so long as it is in the ordinary course of business)) (in each case, as determined by the Borrower in good faith). Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein or in any Loan Document (including any Loan Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified or extended, replaced or refinanced (subject to any restrictions or qualifications on such amendments, restatements, amendment and restatements, supplements or modifications or extensions, replacements or refinancings set forth herein), (ii) any reference to any Requirement of Law in any Loan Document shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing, superseding or interpreting such Requirement of Law, (iii) any reference herein or in any Loan Document to any Person shall be construed to include such Person’s successors and permitted assigns, (iv) the words “herein,” “hereof” and “hereunder,” and words of similar import, when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision hereof, (v) all references herein or in any Loan Document to Articles, Sections, Clauses, Paragraphs, Exhibits and Schedules shall be construed to refer to Articles, Sections, Clauses and Paragraphs of, and Exhibits and Schedules to, this Agreement or such Loan Document unless the context shall otherwise require, (vi) in the computation of periods of time in any Loan Document from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” mean “to but excluding” and the word “through” means “to and including”, (vii) the words “asset” and “property”, when used in any Loan Document, shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (viii) the fair market value of any asset or property shall be determined by the Borrower in good faith and (ix) references to any matter being “permitted” under the Loan Documents shall include references to such matters not being prohibited or otherwise approved under the Loan Documents.
(b)    For purposes of determining compliance at any time with Sections 6.01, 6.02, 6.04, 6.05, 6.06 and 6.09(b), in the event that any Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Investment or Disposition or portion thereof, as applicable, at any time meets the criteria of more than one of the categories of transactions or items permitted pursuant to any clause of such Section (other than Section 6.01(a) (in the case of Indebtedness incurred on the Closing Date, the 2025 Refinancing Amendment Effective Date and the 2025-2 Refinancing Amendment Effective Date), Sections 6.02(a) and 6.02(b)) (each of the foregoing, a “Reclassifiable Item”), the Borrower, in its sole discretion, may, from time to time, divide, classify or reclassify such Reclassifiable Item (or portion thereof) under one or more clauses of each such Section and will only be required to include such Reclassifiable Item (or portion thereof) in any one category; provided that upon delivery of any financial statements pursuant to Section 5.04(a) or (b) following the initial incurrence or making of any such Reclassifiable Item, if such Reclassifiable Item could, based on such financial statements, have been incurred or made in reliance on any “ratio-based” basket, such Reclassifiable Item shall automatically be reclassified as having been incurred or made under the applicable provisions of such “ratio-based” basket, as applicable (in each case, subject to any other applicable provision such “ratio-based” basket, as applicable). It is understood and agreed that any Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Investment and/or Disposition need not be permitted solely by reference to one category of permitted Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Investment and/or

Disposition under Sections 6.01, 6.02, 6.04, 6.05, 6.06 and 6.09(b), respectively, but may instead be permitted in part under any combination thereof or under any other available exception.
(c)    With respect to any Default or Event of Default, the words “exists,” “is continuing” or similar expressions with respect thereto shall mean that such Default or Event of Default has occurred and has not yet been cured or waived. If any Default or Event of Default has occurred hereunder (any such Default or Event of Default, an “Initial Default”) and is subsequently cured (a “Cured Default”), any other Default or Event of Default that resulted from (i) the making or deemed making of any representation or warranty by any Loan Party or the Thai Borrower or (ii) the taking of any action or failure to satisfy any condition precedent to the taking of any action by any Loan Party or any Subsidiary of any Loan Party, in each case which subsequent Default, Event of Default or failure would not have arisen had the Cured Default not been continuing at the time of such representation, warranty, action or failure to satisfy such condition precedent to the taking of any action, shall be deemed to automatically be cured or satisfied, as applicable, upon, and simultaneously with, the cure of the Cured Default, so long as at the time of such representation, warranty, action or failure to satisfy any condition precedent to the taking of any action, no Responsible Officer of the Borrower had knowledge of any such Initial Default. Any time period in this Agreement to cure any actual or alleged Default or Event of Default may be extended or stayed by a court of competent jurisdiction to the extent such actual or alleged Default or Event of Default is the subject of litigation.
(d)    Notwithstanding anything to the contrary in this Agreement, (i) a restatement of historical financial statements delivered pursuant to Section 4.01 or Section 5.04 shall not result in a Default or an Event of Default to the extent that (x) such restatement does not reveal a Material Adverse Effect in the previously reported information from actual results reflected in such restatement for any relevant prior period and (y) no Event of Default would have occurred if such restated financial statements had been in effect at the time such financial statements were originally delivered and (ii) the Borrower and its Subsidiaries may be required to restate historical financial statements as the result of the implementation of changes in GAAP or IFRS, or the respective interpretation thereof, and such restatements shall not result in a Default or an Event of Default.
Section 1.03     Effectuation of Transaction. Each of the representations and warranties of the Borrower contained in this Agreement (and all corresponding definitions) are made after giving effect to the Transactions as shall have taken place on or prior to the date of determination, unless the context otherwise requires.
Section 1.04     Limited Condition Transactions; Pro Forma Calculations; Certain Other Matters. (a) Notwithstanding anything in this Agreement or any Loan Document to the contrary, when (i) calculating any applicable ratio, Consolidated Net Income or EBITDA in connection with the incurrence of Indebtedness, the issuance of Disqualified Stock, the creation of Liens, the making of any Disposition, the making of an Investment, the making of a Restricted Payment, the designation of a Subsidiary as a Restricted Subsidiary, any Subsidiary Redesignation or any Restricted Debt Payment, (ii) determining compliance with any provision of this Agreement which requires that no Default, Event of Default or Specified Event of Default has occurred, is continuing or would result therefrom, (iii) determining compliance with any provision of this Agreement which requires compliance with any representations and warranties set forth herein or (iv) determining the availability for the utilization of any basket, the incurrence of Indebtedness, the issuance of Disqualified Stock, the creation of Liens, the making of any Disposition, the making of an Investment, the making of a Restricted Payment, the designation of a Subsidiary as a Restricted Subsidiary, any Subsidiary Redesignation or any Restricted Debt Payment, in each case in connection with a Limited Condition Transaction, the date of determination of such ratio or other provisions, determination of whether any Default, Event of Default or Specified Event of Default has occurred, is continuing or would result therefrom, determination of compliance with any representations or warranties or the satisfaction of any other conditions shall, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”, which LCT Election may be in respect of one or more of clauses (i) through (iv) above), be deemed to be (a) in the case of any acquisition or similar Investment or related transaction or event (including with respect to any Indebtedness contemplated or incurred in connection therewith), either (2) at the time of the execution of a letter of intent or the definitive agreement with respect to the relevant Investment (and, if determined at such time, may be recalculated, at the election of the Borrower, at the delivery of financial statements prior to the consummation of the relevant acquisition or similar Investment or at the time of the consummation of the relevant acquisition or similar Investment) or (ii) at the time of the consummation of the relevant acquisition or similar Investment, (b) in the case of any Restricted Payment (including with respect to any Indebtedness contemplated or incurred in connection therewith), either (i) at the time of the declaration of such Restricted Payment (and, if determined at such time, may be recalculated, at the election of the Borrower, at the delivery of financial statements prior to the making of such Restricted Payment or at the time of the making of such Restricted Payment) or (ii) at the time of the making of such Restricted Payment and/or (c) in the case of any Restricted Debt Payment or any redemption of and Equity Interests of Holdings (including with respect to any Indebtedness contemplated or incurred in connection therewith), either (i) at the time of delivery of notice with respect to such payment or redemption (and, if determined at such time, may be recalculated, at the election of the Borrower, at the delivery of financial statements prior to the making of such Restricted Debt Payment or redemption or at the time of the making of such Restricted Payment or redemption) or (ii) at the time of the making of such Restricted Debt Payment or redemption, in each case (1) after giving effect to the relevant transaction, the incurrence of any related Indebtedness (including the intended use of proceeds thereof) and all other permitted pro forma adjustments on a Pro Forma Basis, (2) based on the most recently ended four (4) consecutive fiscal quarter period for which internal financial statements are initially available, (3) excluding and disregarding for any Pro Forma Basis calculations any borrowings under any revolving credit facility (which shall include, for the avoidance of doubt, any Revolving Facility and any refinancing thereof) made for ordinary course working capital purposes of the Borrower and its Subsidiaries (as determined by the Borrower in good faith) and (4) at the election of the Borrower, giving effect to other prospective “limited conditionality” acquisitions or similar investments on a Pro Forma Basis for which a letter of intent or definitive agreements have been executed for such Limited Condition Transaction are entered into (the applicable date determined pursuant to the foregoing, the “LCT Test Date”). If on a Pro Forma Basis after giving effect to such Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence or issuance of Indebtedness or Disqualified Stock and the use of proceeds thereof), with such ratios and other provisions calculated as if such Limited Condition Transaction or other transactions had occurred at the beginning of the most recent Test Period ending prior to the LCT Test Date for which internal financial statements are available, the Borrower could have taken such action on the relevant LCT Test Date in compliance with the applicable ratios or other provisions, such provisions shall be deemed to have been complied with. For the avoidance of doubt, (i) if, following the LCT Test Date, any of such ratios or other provisions are exceeded or breached as a result of fluctuations in such ratio (including due to fluctuations in EBITDA or other components of such ratio) or other provisions at or prior to the consummation of the relevant Limited Condition Transactions, such ratios and other provisions will not be deemed to have been exceeded or failed to have been satisfied as a result of such fluctuations solely for purposes of determining whether the Limited Condition Transaction is permitted hereunder and (ii) such ratios and compliance with such conditions shall not be tested at the time of consummation of such Limited Condition Transaction or related transactions, unless the Borrower elects, in its sole discretion, to test such ratios and compliance with the conditions on the date such Limited Condition Transaction or related transaction is consummated. If the Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio, basket availability or compliance with any other provision hereunder (other than actual compliance with the Financial Covenant and the Pricing Grid) on or following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated and the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio, basket or compliance with any other provision hereunder shall be calculated on a Pro Forma Basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence or issuance of Indebtedness or Disqualified Stock and the use of proceeds thereof) had been consummated on the LCT Test Date. For the avoidance of doubt, this Section 1.04(a) shall apply in the case of the conditions precedent to borrowing of any Incremental Facility.
(b)    Notwithstanding anything in this Agreement or any Loan Document to the contrary herein, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that does not require compliance with a financial ratio or test (including, without limitation, any borrowing of revolving loans or delayed draw term loans) (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that requires compliance with any such financial ratio or test (any such amounts, the “Incurrence-Based Amounts”), it is understood and agreed that any Fixed Amount (and any cash proceeds thereof) shall be disregarded in the calculation of the financial ratio or test applicable to the relevant Incurrence-Based Amount in connection with such substantially concurrent incurrence.
(c)    In connection with the implementation or assumption of any revolving commitment and/or any delayed draw commitment in reliance on the Incremental Ratio Amount or any other ratio-based amount, the Borrower may, in its sole discretion, either (a) elect to treat all or any portion of such revolving commitment and/or delayed draw commitment as having been fully drawn on the date of implementation or assumption (such commitment (or portion thereof), a “Specified Commitment”), in which case (i) the Borrower shall not be required to comply with any financial ratio or test in connection with any drawing thereunder after the date of incurrence or assumption and (ii) for purposes of testing the Incremental Ratio Amount for purposes of establishing such Commitment, the amount of such Specified Commitment shall be deemed to have been fully drawn or (b) elect to test the permissibility of all or any portion of any drawing under such revolving commitment and/or delayed draw commitment on the date of such drawing (if any), in which case, such revolving commitment and/or delayed draw commitment (or portion thereof) shall only be treated as drawn for purposes of the Incremental Ratio Amount or any other ratio-based amount to the extent of any actual drawing thereunder. It is understood and agreed that the Borrower may, at any time in its sole discretion, elect to treat such revolving commitment and/or delayed draw commitment incurred in accordance with clause (b) of the immediately preceding sentence to be incurred in reliance on clause (a) of the immediately preceding sentence so long as on a Pro Forma Basis such Specified Commitments could be incurred in reliance on clause (a) at such time (as if the applicable time were the date of implementation or assumption). Notwithstanding anything to the contrary, lenders with unfunded commitments in respect of delayed draw term loans shall not be entitled to voting rights with respect to such unfunded commitments unless such delayed draw term loan commitment was provided in good faith and for bona fide business purpose (as determined by the Borrower in good faith).
(d)    For any calculation of EBITDA hereunder or under any other Loan Document (for purposes of calculating any baskets, growers and/or thresholds based off of such calculation), the Borrower may deem EBITDA to be the highest amount of EBITDA achieved for any Test Period after the Closing Date (for the avoidance of doubt, even if such Test Period occurred prior to, and is not the same four fiscal quarter period as, the applicable Test Period for which EBITDA is being calculated, and regardless of any subsequent decrease in EBITDA after the date of such highest amount of EBITDA).
(e)    [Reserved].
(f)    For the purposes of calculating any Incurrence Based Amounts, the proceeds of any Indebtedness being incurred in reliance on such Incurrence Based Amount shall not be netted (but the Borrower may have pro forma effect to the repayment of any Indebtedness to be repaid with such proceeds) from calculating such Incurrence Based Amount.
Section 1.05    Timing of Payment or Performance. Except as otherwise expressly provided herein, when the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day.
Section 1.06     Times of Day. Unless otherwise specified herein, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).
Section 1.07     Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.
Section 1.08     Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that if (a) the Borrower notifies the Administrative Agent that the Borrower requests an amendment to this Agreement to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof (including the impact of Accounting Standards Update 2016-12, Revenue from Contracts with Customers (Topic 606) or similar revenue recognition policies or any change in the methodology of calculating reserves for returns, rebates and other chargebacks) on the operation of any provisions hereof, (b) the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to this Agreement for the foregoing purpose or (c) the Borrower or any Parent Entity elects or is required to report under IFRS and notifies the Administrative Agent that the Borrower requests an amendment to this Agreement to eliminate the effect of such election, regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provisions shall be interpreted on the basis of GAAP as in effect and applied immediately before such change or election shall have become effective until either such notice shall have been withdrawn or this Agreement shall have been amended, it being understood and agreed that (x) the Borrower and the Administrative Agent shall negotiate in good faith to amend any affected provisions hereof (and no amendment or similar fee shall be payable to the Administrative Agent or any Lender in connection therewith) to preserve the original intent thereof in light of the applicable change or election, as the case may be, (y) such amendment shall occur pursuant to an Agreement entered into solely by the Borrower and the Administrative Agent (without the need for consent or action by any other Person) and (z) in the case of an election by the Borrower described in the preceding clause (c), the Borrower shall deliver, concurrently with or promptly following the delivery of financial information of the Borrower and its Subsidiaries (or any Parent Entity) next required under either Section 5.04(a) or Section 5.04(b), an unaudited reconciliation in reasonable detail between such financial information pursuant to IFRS and such financial information pursuant to GAAP. Any consent required from the

Administrative Agent with respect to the foregoing shall not be unreasonably withheld, conditioned or delayed. If the Borrower or any Parent Entity elects to report under IFRS as contemplated hereby, “GAAP” shall mean international financial reporting standards pursuant to IFRS; provided that any calculation or determination in this Agreement that requires the application of GAAP for periods that include fiscal quarters ended prior to the application of IFRS may, at the election of the Borrower, remain as previously calculated or determined in accordance with GAAP prior to such election.
Section 1.09     Exchange Rates; Currency Equivalent.
(a)    The Administrative Agent, the Swingline Lender or the Issuing Bank, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Loans and Letters of Credit and outstanding amounts denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot
Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Borrower hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the Issuing Bank, as applicable.
(b)    Wherever in this Agreement in connection with a borrowing, conversion, continuation or prepayment of a Term SOFR Loan, Eurocurrency Loan or RFR Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such borrowing, Term SOFR Loan, Eurocurrency Loan, RFR Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, as applicable, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent, or the Issuing Bank, as the case may be.
(c)    For purposes of any determination under Article V, Article VI (other than Section 6.11 and the calculation of compliance with any financial ratio for purposes of taking any action hereunder) or Article VII with respect to the amount of any Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Investment, Disposition, Sale and Lease-Back Transaction, affiliate transaction or other transaction, event or circumstance, or any determination under any other provision of this Agreement (any of the foregoing, for purposes of this clause, an “identified transaction”), in a currency other than Dollars, (i) the Dollar equivalent amount of an identified transaction in a currency other than Dollars shall be calculated based on the rate of exchange quoted by the Bloomberg Foreign Exchange Rates & World Currencies Page (or any successor page thereto, or in the event such rate does not appear on any Bloomberg Page, by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and Holdings) for such foreign currency, as in effect at 11:00 a.m. (New York time) on the date of such identified transaction (which, in the case of any Restricted Payment, Restricted Debt Payment, Investment, Disposition or incurrence of Indebtedness, shall be determined as set forth in Section 1.04(a)) or, in the case of any commitment in respect of Indebtedness, at the election of the Borrower, at the time such commitment is obtained; provided that if any Indebtedness is incurred (and, if applicable, associated Lien granted) to refinance or replace other Indebtedness denominated in a currency other than Dollars, and the relevant refinancing or replacement would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing or replacement, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing or replacement Indebtedness (and, if applicable, associated Lien granted) does not exceed an amount sufficient to repay the principal amount of such Indebtedness being refinanced or replaced, except by an amount equal to (x) unpaid accrued interest, penalties and premiums (including tender premiums) thereon plus underwriting discounts and other customary fees, commissions and expenses (including upfront fees, original issue discount or initial yield payment) incurred in connection with such refinancing or replacement, (y) any existing commitments unutilized thereunder and (z) additional amounts permitted to be incurred hereunder and (ii) for the avoidance of doubt, no Default or Event of Default shall be deemed to have occurred solely as a result of a change in the rate of currency exchange occurring after the time of any identified transaction so long as such identified transaction was permitted at the time incurred, made, acquired, committed, entered or declared as set forth in clause (i). For purposes of Section 6.11 and the calculation of compliance with any financial ratio for purposes of taking any action hereunder (including for purposes of calculating availability under the “Incremental Amount”) on any relevant date of determination, except as otherwise set forth herein, amounts denominated in currencies other than Dollars shall be translated into Dollars at the applicable currency exchange rate used, at the option of the Borrower, either (x) in preparing the financial statements delivered pursuant to Section 5.04 (or, prior to the first such delivery, the financial statements previously delivered to the Arrangers) or (y) for purposes of calculating EBITDA, as applicable, for the relevant Test Period. Notwithstanding the foregoing or anything to the contrary herein, to the extent that the Borrower would not be in compliance with Section 6.11 if any Indebtedness denominated in a currency other than Dollars were to be translated into Dollars on the basis of the applicable currency exchange rate used in preparing the financial statements delivered pursuant to Section 5.04 for the relevant Test Period, but would be in compliance with Section 6.11 if such Indebtedness that is denominated in a currency other than in Dollars were instead translated into Dollars on the basis of the average relevant currency exchange rates over such Test Period (taking into account the currency translation effects, determined in accordance with GAAP, of any Hedging Agreement permitted hereunder in respect of currency exchange risks with respect to the applicable currency in effect on the date of determination for the Dollar equivalent amount of such Indebtedness) then, solely for purposes of compliance with Section 6.11, the Net First Lien Leverage Ratio as of the last day of such Test Period shall be calculated on the basis of such average relevant currency exchange rates.
(d)    The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Term SOFR”, “EURIBOR” or with respect to any comparable or successor rate thereto.
Section 1.10     Additional Alternative Currencies.
(a)    The Borrower may from time to time request that Revolving Facility Loans be made and Letters of Credit be issued in a currency other than Dollars, Thai Baht (in the case of the Thai Baht Revolving Facility) or an existing Alternative Currency, provided that such requested currency is a lawful currency that is readily available and freely transferable and convertible into Dollars. In the case of any such request with respect to the making of Revolving Facility Loans, such request shall be subject to the approval of the Administrative Agent and the applicable Revolving Facility Lenders; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and each Issuing Bank.
(b)    Any such request shall be made to the Administrative Agent not later than 11:00 a.m., ten Business Days prior to the date of the desired initial credit extension in such requested currency (or such later time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, each Issuing Bank, in its or their sole discretion). In the case of any such request pertaining to Revolving Facility Loans, the Administrative Agent shall promptly notify each Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the Issuing Bank thereof. Each Lender (in the case of any such request pertaining to Revolving Facility Loans) or each Issuing Bank (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m., five Business Days after receipt of such request whether it consents, in its sole discretion, to the making of

Revolving Facility Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.
(c)    Any failure by a Lender or an Issuing Bank, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender or such Issuing Bank, as the case may be, to permit Revolving Facility Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all the applicable Revolving Facility Lenders consent to making Revolving Facility Loans in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Revolving Facility Loans; and if the Administrative Agent and each Issuing Bank consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon, upon the effectiveness of the amendment referenced below, be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.10, the Administrative Agent shall promptly so notify the Borrower. If the Administrative Agent and the applicable Revolving Facility Lenders consent to such request for an Alternative Currency, the Borrower and the Administrative Agent shall negotiate in good faith to enter into an amendment to this Agreement (it being understood that no amendment or similar fee shall be payable to the Administrative Agent or any Lender in connection therewith) to effect such changes hereto as may be necessary or appropriate, in the opinion of the Borrower and the Administrative Agent, to effect the provisions of this Section 1.10. Notwithstanding the foregoing, to the extent consent has been given by all applicable Revolving Facility Lenders (and each Issuing Bank, as applicable) in the time period provided above in respect of the initial credit extension in the aforesaid requested currency, such credit extension shall be effected on the date requested by the Borrower without the need for any such amendment being entering into, unless the Administrative Agent (or such Issuing Bank, in the case of any such request pertaining to Letters of Credit), determines otherwise and in such case the Administrative Agent shall notify the Borrower accordingly.
(d)    Notwithstanding anything to the contrary herein, no currency other than Dollars or Thai Baht will be available under the Thai Baht Revolving Facility without the prior written consent of the Administrative Agent, the Thai Borrower and the Thai Baht Revolving Lenders.
Section 1.11     Change of Currency. (a) Each obligation of the Borrower or the Thai Borrower to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption. If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Loan in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Loan, at the end of the then current Interest Period.
(b)    Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent (in consultation with the Borrower) may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.
(c)    Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent (in consultation with the Borrower) may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.
Section 1.12     Additional Borrowers; the Borrower as Representative.
(a)    From time to time on or after the Closing Date, and with at least five Business Days’ notice to the Administrative Agent (or such shorter period as the Administrative Agent may agree), subject to completion of customary “know your customer” procedures and delivery of related information reasonably requested by the Administrative Agent and the Revolving Lenders, including information required pursuant to Section 9.20, the Borrower may designate any other Subsidiary of the Borrower as an additional Borrower (each such person, an “Additional Borrower”) hereunder; provided that (i) the Additional Borrower shall be an entity organized or existing under the laws of the United States, any state thereof or the District of Columbia or another jurisdiction reasonably acceptable to the Administrative Agent and the Revolving Lenders (any Additional Borrower organized or existing under the laws of a jurisdiction that is not the United States, any state thereof or the District of Columbia, a “Designated Foreign Borrower”) and (ii) the Additional Borrower shall expressly assume the obligations of a Borrower under this Agreement in a manner reasonably satisfactory to the Administrative Agent (it being understood that a Subsidiary may be designated as an Additional Borrower pursuant to the terms of any Incremental Assumption Agreement, Refinancing Amendment or Extension Amendment). Upon satisfaction of such requirements, the Additional Borrower shall be a “Borrower” hereunder and will have the right to request Term Loans, Revolving Facility Loans or Letters of Credit, as the case may be, in accordance with Article II hereof until the earlier to occur of the applicable Revolving Facility Maturity Date or Term Facility Maturity Date or the date on which such Additional Borrower resigns as an Additional Borrower in accordance with clause (c) below. Notwithstanding anything to the contrary herein, there shall be no Additional Borrower under the Thai Baht Revolving Facility without the prior written consent of the Administrative Agent and the Thai Baht Revolving Lenders.
(b)    The Borrower and the Thai Borrower shall be severally liable for their respective Loan Obligations in respect of each Class of Loans and Commitments established under this Agreement. Each Additional Borrower shall be jointly and severally liable for the Loan Obligations of the Borrower under this Agreement at the time of its appointment as an Additional Borrower unless otherwise specified in the agreement pursuant to which such Additional Borrower assumes the obligations of the Borrower. Subject to the foregoing, the covenants and other agreements in this Agreement of the Borrower and the Thai Borrower shall be construed to apply severally to each the Borrower and the Thai Borrower (as applicable) and no failure of the Borrower or the Thai Borrower to perform such covenants or other agreements shall relieve the other from its obligation to perform such covenants or other agreements as are expressed to be applicable to the Borrower or the Thai Borrower.
(c)    An Additional Borrower may elect to resign as an Additional Borrower; provided that: (i) such resigning Additional Borrower has delivered to the Administrative Agent a written notice of resignation at least five Business Days in advance and (ii) either (A) such resigning Additional Borrowers’ obligations in its capacity as Guarantor continue to be legal, valid, binding and enforceable or (B) such resigning Additional Borrower is released from its obligations as a Guarantor pursuant to Section 9.18 substantially concurrently with such resignation pursuant to the Loan Documents. Upon satisfaction of such requirements, the applicable Additional Borrower shall cease to be an Additional Borrower and a Borrower (but in the case of a resignation pursuant to clause (A) above shall continue to be a Guarantor) and at the request of the Borrower any Note in respect of such Additional Borrower shall be returned by the holder thereof to such Additional Borrower for cancellation.

(d)    In connection with any appointment or resignation of an Additional Borrower, the Borrower and the Administrative Agent shall be authorized, without the need for consent of any other Person, to effect appropriate amendments to this Agreement and the other Loan Documents.
(e)    The Borrower hereby designates the Borrower as its agent and representative. The Borrower may act as the agent and/or representative of any other Borrower for the purposes of (i) delivering Borrowing Requests, continuation or conversion notices and other notices pursuant to Article II hereof (and for the purpose of giving instructions with respect to the disbursement of the proceeds of any Loans or the issuance of any Letters of Credit), (ii) delivering and receiving all other notices, consents, certificates and similar instruments contemplated hereunder or under any of the other Loan Documents and (iii) taking all other actions (including in respect of compliance with covenants and certifications) on behalf of the Borrower under any Loan Document. Holdings hereby accepts such appointment.
(f)    For the avoidance of doubt, the Borrower shall Guarantee the Loan Obligations of the Thai Borrower to the same extent as the other Subsidiary Loan Parties.
ARTICLE II
The Credits
Section 2.01    Commitments. Subject to the terms and conditions set forth herein:
(a)
(i)    Each applicable Lender severally agrees to make Initial Term B Loans in Dollars to the Borrower on the Closing Date in an aggregate principal amount not to exceed its Initial Term B Loan Commitment.
(ii)    Subject to and upon the terms set forth in the 2025 Refinancing Amendment, (x) each 2025 Refinancing Term B Facility Lender agrees to make 2025 Refinancing Term B Loans in Dollars to the Borrower, on a several and not joint basis, in an aggregate amount not to exceed such 2025 Refinancing Term B Facility Lender’s 2025 Refinancing Term B Facility Commitment, and (y) each Cashless Settlement Term Lender (as defined in the 2025 Refinancing Amendment) has agreed to continue and/or convert its Existing Term B Loans (as defined in the 2025 Refinancing Amendment) in an aggregate principal amount equal to such Lender’s Cashless Settlement Allocated Amount (as defined in the 2025 Refinancing Amendment). Following the making or continuation and/or conversion thereof, as applicable, on the 2025 Refinancing Amendment Effective Date, the 2025 Refinancing Term B Loans shall constitute “Initial Term B Loans” and “Term Loans”, as applicable, in all respects for purposes of this Agreement and all other Loan Documents.
(iii)     Subject to and upon the terms set forth in the 2025-2 Refinancing Amendment, (x) each 2025-2 Refinancing Term B Facility Lender agrees to make 2025-2 Refinancing Term B Loans in Dollars to the Borrower, on a several and not joint basis, in an aggregate amount not to exceed such 2025-2 Refinancing Term B Facility Lender’s 2025-2 Refinancing Term B Facility Commitment, and (y) each Cashless Settlement Term Lender (as defined in the 2025-2 Refinancing Amendment) has agreed to continue and/or convert its Existing Term B Loans (as defined in the 2025-2 Refinancing Amendment) in an aggregate principal amount equal to such Lender’s Cashless Settlement Allocated Amount (as defined in the 2025-2 Refinancing Amendment). Following the making or continuation and/or conversion thereof, as applicable, on the 2025-2 Refinancing Amendment Effective Date, the 2025-2 Refinancing Term B Loans shall constitute “Initial Term B Loans” and “Term Loans”, as applicable, in all respects for purposes of this Agreement and all other Loan Documents.
(b)    Each applicable Lender severally and not jointly agrees to make Initial USD Revolving Facility Loans in Dollars, Euros or any other Alternative Currency to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s USD Revolving Facility Credit Exposure with respect to the Initial USD Revolving Facility Commitments exceeding such Lender’s Initial USD Revolving Facility Commitment or (ii) the aggregate USD Revolving Facility Credit Exposure with respect to the Initial USD Revolving Facility Commitments exceeding the aggregate Initial USD Revolving Facility Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Initial USD Revolving Facility Loans.
(c)    Each applicable Lender severally agrees to make Initial Thai Baht Revolving Facility Loans in Dollars or Thai Baht to the Thai Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Thai Baht Revolving Facility Credit Exposure with respect to the Initial Thai Baht Revolving Facility Commitments exceeding such Lender’s Initial Thai Baht Revolving Facility Commitment or (ii) the aggregate Thai Baht Revolving Facility Credit Exposure with respect to the Initial Thai Baht Revolving Facility Commitments exceeding the aggregate Initial Thai Baht Revolving Facility Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Thai Borrower may borrow, prepay and reborrow Initial Thai Baht Revolving Facility Loans.
(d)    Amounts of Term Loans borrowed under Section 2.01(a) that are repaid or prepaid may not be re-borrowed. Each Lender may, at its option, make any Loan available to the Borrower or the Thai Borrower by causing any Lending Office of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.
Section 2.02     Loans and Borrowings. (a) Each Loan shall be made as part of a Borrowing consisting of Loans under the same Facility and of the same Type made by the Lenders ratably in accordance with their respective Commitments under the applicable Facility; provided, however, that Revolving Facility Loans of any Class shall be made by the Revolving Facility Lenders of such Class ratably in accordance with their respective Revolving Facility Percentages on the date such Loans are made hereunder. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.
(b)    Subject to Section 2.14, each Borrowing (other than a Swingline Borrowing) shall be comprised entirely of (i) in the case of Dollars, ABR Loans or Term SOFR Loans as the Borrower may request in accordance herewith, (ii) in the case of Euros, Eurocurrency Loans or (iii) in the case of Thai Baht, RFR Loans.
(c)    At the commencement of each Interest Period for any Term SOFR Revolving Facility Borrowing or Eurocurrency Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. At the time of borrowing of any RFR Borrowing, such RFR Borrowing shall be an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. At the time that each

ABR Revolving Facility Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided that an ABR Revolving Facility Borrowing may be in an aggregate amount that is equal to the entire unused available balance of the Revolving Facility Commitments or that is required to finance the reimbursement of an L/C Disbursement as contemplated by Section 2.05(e). Each Swingline Borrowing shall be in an amount that is not less than the Borrowing Minimum. Borrowings of more than one Type may be outstanding at the same time; provided, however, that the Borrower shall not be entitled to request any Borrowing that, if made, would result in more than 10 Term SOFR Borrowings or Eurocurrency Borrowings outstanding under all Facilities at any time. Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.
(d)    Notwithstanding any other provision of this Agreement, neither the Borrower nor the Thai Borrower shall be entitled to request, or to elect to convert or continue, any Borrowing of any Class if the Interest Period requested with respect thereto would end after the Revolving Facility Maturity Date or the Term Facility Maturity Date for such Class, as applicable.
Section 2.03     Requests for Borrowings. To request a Revolving Facility Borrowing and/or a Term Borrowing, the Borrower or the Thai Borrower, as applicable, shall notify the Administrative Agent of such request electronically (a) in the case of a Term SOFR Borrowing, a Eurocurrency Borrowing or RFR Borrowing, not later than 2:00 pm, New York City time, three Business Days before the date of the proposed Borrowing (or, in each case, such later time as the Administrative Agent may agree) and (b) in the case of an ABR Borrowing, not later than 10:00 am, New York City time, on the Business Day of the proposed Borrowing (or such later time as the Administrative Agent may agree); provided that (i) to request a Term SOFR Borrowing, Eurocurrency Borrowing, RFR Borrowing or ABR Borrowing on the Closing Date, the Borrower shall notify the Administrative Agent of such request not later than 2:00 pm, New York City time, one Business Day prior to the Closing Date (or such later time as the Administrative Agent may agree), (ii) any such notice of an ABR Revolving Facility Borrowing to finance the reimbursement of an L/C Disbursement as contemplated by Section 2.05(e) may be given not later than 2:00 p.m., New York City time, on the Business Day of the proposed Borrowing (or such later time as the Administrative Agent may agree) and (iii) any such notice may be given in accordance with the terms of any applicable Incremental Assumption Agreement, Extension Amendment or Refinancing
Amendment. Each Borrowing Request shall be irrevocable (except that any Borrowing Request may be conditioned on the consummation of any Permitted Business Acquisition, any Investment or any other event or occurrence). Each Borrowing Request shall be in writing and signed by the Borrower or the Thai Borrower and shall specify the following information in compliance with Section 2.02:
(i)    the Class of the Borrowing;
(ii)    the aggregate amount of the requested Borrowing;
(iii)    the date of such Borrowing, which shall be a Business Day;
(iv)    whether such Borrowing is to be an ABR Borrowing, a Term SOFR Borrowing, a Eurocurrency Borrowing or a RFR Borrowing;
(v)    in the case of a Term SOFR Borrowing or Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(vi)    the location and number of the account to which funds are to be disbursed; and
(vii)    with respect to any Revolving Facility Loans, the applicable currency.
(viii)    Whether the Borrowing shall be made by the Borrower or the Thai Borrower.
If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be, in the case of Dollars, a Term SOFR Borrowing, in the case of Euros, a Eurocurrency Borrowing, or, in the case of Thai Baht, a RFR Borrowing. If no Interest Period is specified with respect to any requested Term SOFR Borrowing or Eurocurrency Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each applicable Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing. In the case of a Borrowing by the Thai Borrower, the Administrative Agent shall receive an original of a duly executed Thai Borrowing Receipt with respect to any amount of a requested Borrowing received by the Thai Borrower.
Section 2.04    Swingline Loans.
(a)    Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans in Dollars, Euros or other Alternative Currency to the Borrower from time to time during the Availability Period, in an aggregate principal amount that will not result in (x) the Dollar Equivalent of the aggregate principal amount of outstanding Swingline Loans exceeding the Swingline Commitment or (y) the aggregate USD Revolving Facility Credit Exposure of the applicable Class exceeding the aggregate USD Revolving Facility Commitments of such Class and; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.
(b)    To request a Swingline Borrowing, the Borrower shall notify the Administrative Agent and the Swingline Lender of such request with a Swingline Borrowing Request by electronic means, not later than 2:00 p.m., New York City time, on the day of a proposed Swingline Loan. Each such Swingline Borrowing Request shall be irrevocable and shall specify (i) the requested date of such Swingline Borrowing (which shall be a Business Day) and (ii) the amount of the requested Swingline Borrowing. The Swingline Lender shall make each Swingline Loan on the proposed date thereof by wire transfer of immediately available funds to the account specified by the Borrower in the Swingline Borrowing Request (or, in the case of a Swingline Borrowing made to finance the reimbursement of an L/C Disbursement as provided in Section 2.05(e), by remittance to the applicable Issuing Bank).
(c)    The Swingline Lender may by written notice given to the Administrative Agent not later than 12:00 pm, New York City time, on any Business Day require the USD Revolving Facility Lenders of the applicable Class to acquire participations on such Business Day in all or a portion of the outstanding Swingline Loans made by it. Such notice shall specify the aggregate amount of such Swingline Loans in which the USD Revolving Facility Lenders will participate and whether such Swingline Loans are Swingline Loans. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each such Lender, specifying in such notice such USD Revolving Facility Lender’s applicable USD Revolving Facility Percentage of such Swingline Loans. Each USD Revolving Facility Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent for the account of the Swingline Lender, such USD Revolving Facility Lender’s applicable USD Revolving Facility Percentage of such Swingline Loans. Each USD Revolving Facility Lender acknowledges and agrees that its respective obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or Event of Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each USD Revolving Facility Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such USD Revolving Facility Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the USD Revolving Facility Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph (c), and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the USD Revolving Facility Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.
(d)    The Borrower may, at any time and from time to time, designate as additional Swingline Lenders one or more USD Revolving Facility Lenders that agree to serve in such capacity as provided below. The acceptance by a USD Revolving Facility Lender of an appointment as a Swingline Lender hereunder shall be evidenced by an agreement, which shall be in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, executed by the Borrower, the Administrative Agent and such designated Swingline Lender, and, from and after the effective date of such agreement, (i) such USD Revolving Facility Lender shall have all the rights and obligations of a Swingline Lender under this Agreement and (ii) references herein to the term “Swingline Lender” shall be deemed to include such USD Revolving Facility Lender in its capacity as a lender of Swingline Loans hereunder.
Section 2.05    Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, (i) the Borrower may request the issuance of and the Issuing Banks shall issue one or more letters of credit denominated in Dollars, Euros or other Alternative Currency in the form of (x) trade letters of credit in support of trade obligations of the Borrower and the Subsidiaries incurred in the ordinary course of business (such letters of credit issued for such purposes, “Trade Letters of Credit”) and (y) standby letters of credit for any other lawful purposes of the Borrower and the Subsidiaries (such letters of credit for such purposes, “Standby Letters of Credit”; each such letter of credit issued hereunder, a “Letter of Credit” and collectively, the “Letters of Credit”) for its own account or for the account of the Borrower or any Subsidiary and (i) the Thai Borrower may request the issuance of and the Issuing Banks shall issue one or more Standby Letters of Credit denominated in Thai Baht or Dollars for its own account, in each case of clauses (i) and (ii), in a form reasonably acceptable to the applicable Issuing Bank, at any time and from time to time during the applicable Availability Period and prior to the date that is five Business Days prior to the applicable Revolving Facility Maturity Date; provided that (w)(i) no Issuing Bank shall be required to issue bank guarantees without its prior written consent, (ii) Citibank, N.A., Citibank, N.A. Bangkok Branch, Bank of Montreal, Bank of America, N.A., JPMorgan Chase Bank,

N.A., Morgan Stanley Senior Funding, Inc. and UBS AG, Stamford Branch shall not be required to issue Trade Letters of Credit without its prior written consent, (x) the Borrower shall remain primarily liable in the case of a Letter of Credit issued for the account of a Subsidiary, (y) the Thai Borrower shall remain primarily liable in the case of a Letter of Credit issued for its own account and (z) the applicable Issuing Bank shall not be obligated to issue Letters of Credit if any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, the issuance of such Letter of Credit would violate any Requirements of Law binding upon such Issuing Bank or the issuance of the Letter of Credit would violate one or more policies or procedures of such Issuing Bank applicable to letters of credit generally that are customary for the industry. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower or the Thai Borrower to, or entered into by the Borrower or the Thai Borrower with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.
(b)    Request for Issuance, Amendment, Extension: Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, extension (other than an automatic extension in accordance with paragraph (c) of this Section 2.05) or extension of an outstanding Letter of Credit), the Borrower or the Thai Borrower, as applicable, shall electronically send to the applicable Issuing Bank and the Administrative Agent (at least three Business Days in advance of the requested date of issuance, amendment or extension or such shorter period as the Administrative Agent and the applicable Issuing Bank in their sole discretion may agree) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended or extended, and specifying the date of issuance, amendment or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section 2.05), the amount of such Letter of Credit, the currency of such Letter of Credit, the name and address of the beneficiary thereof, whether such Letter of Credit constitutes a Standby Letter of Credit or a Trade Letter of Credit and such other information as shall be necessary to issue, amend or extend such Letter of Credit. If requested by the applicable Issuing Bank, the Borrower or the Thai Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A USD Letter of Credit shall be issued, amended or extended only if (and upon issuance, amendment or extension of each USD Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment or extension, (x)(i) the aggregate USD Revolving Facility Credit Exposure shall not exceed the aggregate USD Revolving Facility Commitments, (ii) the aggregate USD Revolving L/C Exposure shall not exceed the USD Letter of Credit Sublimit and (y) the aggregate amount of all USD Letters of Credit, and unreimbursed USD L/C Disbursements with respect to USD Letters of Credit, issued by any Issuing Bank shall not exceed such Issuing Bank’s Specified Letter of Credit Sublimit without such Issuing Bank’s express written consent; provided that each Issuing Bank hereby agrees that any Existing Roll-Over Letters of Credit issued by such Issuing Bank may exceed such Issuing Bank’s Specified Letter of Credit Sublimit. A Thai Baht Letter of Credit shall be issued, amended or extended only if (and upon issuance, amendment or extension of each Thai Baht Letter of Credit the Thai Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment or extension, (x)(i) the aggregate Thai Baht Revolving Facility Credit Exposure shall not exceed the aggregate Thai Baht Revolving Facility Commitments, (ii) the aggregate Thai Baht Revolving L/C Exposure shall not exceed the Thai Letter of Credit Sublimit and (y) the aggregate amount of all Thai Baht Letters of Credit, and unreimbursed Thai Baht L/C Disbursements with respect to Thai Baht Letters of Credit, issued by any Issuing Bank shall not exceed such Issuing Bank’s Specified Letter of Credit Sublimit without such Issuing Bank’s express written consent.
(c)    Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year (unless otherwise agreed upon by the Borrower or the Thai

Borrower, as applicable, and the applicable Issuing Bank in their sole discretion) after the date of the issuance of such Letter of Credit (or, in the case of any extension thereof, one year (unless otherwise agreed upon by the Borrower or the Thai Borrower, as applicable, and the applicable Issuing Bank in their sole discretion) after such extension) and (ii) the Revolving Facility Maturity Date for the applicable Class; provided that any Letter of Credit with a one year tenor may provide for automatic extension thereof for additional one year periods (which, in no event, shall extend beyond the date referred to in clause (ii) of this paragraph (c)) so long as such Letter of Credit permits the applicable Issuing Bank to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof within a time period during such twelve-month period to be agreed upon at the time such Letter of Credit is issued; provided, further, that if such Issuing Bank consents in its sole discretion, the expiration date on any Letter of Credit may extend beyond the date referred to in clause (ii) above, provided that if any such Letter of Credit is outstanding or is issued under the Revolving Facility Commitments of any Class after the Revolving Facility Maturity Date for such Class, the Borrower or the Thai Borrower (as applicable) shall provide Cash Collateral pursuant to documentation reasonably satisfactory to the Administrative Agent and the relevant Issuing Bank in an amount equal to the available amount of each such Letter of Credit on or prior to the Revolving Facility Maturity Date for such Class.
(d)    Participations.
(i)    By the issuance of a USD Letter of Credit (or an amendment to a USD Letter of Credit increasing the amount thereof) under the USD Revolving Facility Commitments of any Class and without any further action on the part of the applicable Issuing Bank or the USD Revolving Facility Lenders, such Issuing Bank hereby grants to each USD Revolving Facility Lender under such Class, and each such USD Revolving Facility Lender hereby acquires from such Issuing Bank, a participation in such USD Letter of Credit equal to such USD Revolving Facility Lender’s applicable USD Revolving Facility Percentage of the aggregate amount available to be drawn under such USD Letter of Credit. In consideration and in furtherance of the foregoing, each USD Revolving Facility Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such USD Revolving Facility Lender’s applicable USD Revolving Facility Percentage of each USD L/C Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section 2.05, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each USD Revolving Facility Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of USD Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment or extension of any USD Letter of Credit or the occurrence and continuance of a Default or Event of Default or reduction or termination of the Commitments or the fact that, as a result of changes in currency exchange rates, such USD Revolving Facility Lender’s USD Revolving Facility Credit Exposure at any time might exceed its USD Revolving Facility Commitment at such time, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
(ii)    By the issuance of a Thai Baht Letter of Credit (or an amendment to a Thai Baht Letter of Credit increasing the amount thereof) under the Thai Baht Revolving Facility Commitments of any Class and without any further action on the part of the applicable Issuing Bank or the Thai Baht Revolving Facility Lenders, such Issuing Bank hereby grants to each Thai Baht Revolving Facility Lender under such Class, and each such Thai Baht Revolving Facility Lender hereby acquires from such Issuing Bank, a participation in such Thai Baht Letter of Credit equal to such Thai Baht Revolving Facility Lender’s applicable Thai Baht Revolving Facility Percentage of the aggregate amount available to be drawn under such Thai Baht Letter of Credit. In consideration and in furtherance of the foregoing, each Thai Baht Revolving

Facility Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Thai Baht Revolving Facility Lender’s applicable Thai Baht Revolving Facility Percentage of each Thai Baht L/C Disbursement made by such Issuing Bank and not reimbursed by the Thai Borrower on the date due as provided in paragraph (e) of this Section 2.05, or of any reimbursement payment required to be refunded to the Thai Borrower for any reason. Each Thai Baht Revolving Facility Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Thai Baht Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment or extension of any Thai Baht Letter of Credit or the occurrence and continuance of a Default or Event of Default or reduction or termination of the Commitments or the fact that, as a result of changes in currency exchange rates, such Thai Baht Revolving Facility Lender’s Thai Baht Revolving Facility Credit Exposure at any time might exceed its Thai Baht Revolving Facility Commitment at such time, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
(e)    Reimbursement.
(i)    If the applicable Issuing Bank shall make any USD L/C Disbursement in respect of a USD Letter of Credit, the Borrower shall reimburse such USD L/C Disbursement by paying to the Administrative Agent an amount equal to such USD L/C Disbursement not later than 12:00 p.m., New York City time, on the second Business Day after the Borrower receives notice under paragraph (g) of this Section 2.05 of such USD L/C Disbursement; provided that the Borrower may, without regard to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or Section 2.04(a) that such payment be financed with a USD Revolving Facility Borrowing or a Swingline Borrowing of the applicable Class, as applicable, in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting USD Revolving Facility Borrowing or Swingline Borrowing. If the Borrower fails to reimburse any USD L/C Disbursement when due, then the Administrative Agent shall promptly notify the applicable Issuing Bank and each other applicable USD Revolving Facility Lender of the applicable USD L/C Disbursement, the payment then due from the Borrower in respect thereof (the “USD Unreimbursed Amount”) and, in the case of a USD Revolving Facility Lender, such USD Lender’s Revolving Facility Percentage thereof. Promptly following receipt of such notice, each USD Revolving Facility Lender with a USD Revolving Facility Commitment of the applicable Class shall pay to the Administrative Agent its USD Revolving Facility Percentage of the USD Unreimbursed Amount in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the USD Revolving Facility Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the USD Revolving Facility Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that USD Revolving Facility Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a USD Revolving Facility Lender pursuant to this paragraph to reimburse an Issuing Bank for any USD L/C Disbursement (other than the funding of a USD Revolving Facility Loan or a Swingline Borrowing as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such USD L/C Disbursement.
(ii)    If the applicable Issuing Bank shall make any Thai Baht L/C Disbursement in respect of a Thai Baht Letter of Credit, the Thai Borrower shall reimburse such Thai Baht L/C Disbursement by paying to the Administrative Agent an amount equal to such Thai Baht L/C Disbursement not later than 1:00 p.m., New York City time, on the second Business Day after the Thai Borrower receives notice under paragraph (g) of this Section 2.05 of such Thai Baht L/C Disbursement; provided that the Thai Borrower may, without regard to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or Section 2.04(a) that such payment be financed with a Thai Baht Revolving Facility Borrowing of the applicable Class in an equivalent amount and, to the extent so financed, the Thai Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Thai Baht Revolving Facility Borrowing. If the Thai Borrower fails to reimburse any Thai Baht L/C Disbursement when due, then the Administrative Agent shall promptly notify the applicable Issuing Bank and each other applicable Thai Baht Revolving Facility Lender of the applicable Thai Baht L/C Disbursement, the payment then due from the Thai Borrower in respect thereof (the “Thai Unreimbursed Amount”) and, in the case of a Thai Baht Revolving Facility Lender, such Thai Baht Lender’s Revolving Facility Percentage thereof. Promptly following receipt of such notice, each Thai Baht Revolving Facility Lender with a Thai Baht Revolving Facility Commitment of the applicable Class shall pay to the Administrative Agent its Thai Baht Revolving Facility Percentage of the Thai Baht Unreimbursed Amount in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Thai Baht Revolving Facility Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Thai Baht Revolving Facility Lenders. Promptly following receipt by the Administrative Agent of any payment from the Thai Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Thai Baht Revolving Facility Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Thai Baht Revolving Facility Lender pursuant to this paragraph to reimburse an Issuing Bank for any Thai Baht L/C Disbursement (other than the funding of a Thai Baht Revolving Facility Loan as contemplated above) shall not constitute a Loan and shall not relieve the Thai Borrower of its obligation to reimburse such Thai Baht L/C Disbursement.
(f)    Obligations Absolute. The obligations of the Borrower or the Thai Borrower, as applicable, to reimburse L/C Disbursements as provided in paragraph (e) of this Section 2.05 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit, (iv) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith or (v) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.05, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s or the Thai Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Issuing Bank, or any of the circumstances referred to in clauses (i), (ii) or (iii) of the first sentence; provided that the foregoing shall not be construed to excuse the applicable Issuing Bank from liability to the Borrower or the Thai Borrower (as applicable) to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower and the Thai Borrower to the extent permitted by applicable law) suffered by the Borrower or the Thai Borrower (as applicable) that are determined by final and binding decision of a court of competent jurisdiction to have been caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of (x) gross negligence or willful misconduct on the part of the applicable Issuing Bank as determined in a final, non-appealable judgment by a court of competent jurisdiction, in determining whether documents presented under any Letter of Credit comply with the terms of the Letter of Credit or (y) such Issuing Bank’s willful failure to make lawful payment under a Letter of Credit after the presentation to it of instruments strictly complying with the terms and conditions of the Letter of Credit, such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit. The Borrower and the Thai Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit.
(g)    Disbursement Procedures. The applicable Issuing Bank shall, within the time allowed by the specific terms of the Letter of Credit following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. After such examination, Issuing Bank shall promptly notify the Administrative Agent and the Borrower or the Thai Borrower, as applicable, by telephone (confirmed by electronic means) of any such demand for payment under a Letter of Credit and whether such Issuing Bank has made or will make an L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower or the Thai Borrower, as applicable, of its obligation to reimburse such Issuing Bank and the Revolving Facility Lenders with respect to any such L/C Disbursement.
(h)    Interim Interest. If an Issuing Bank shall make any L/C Disbursement, then, unless the Borrower or the Thai Borrower (as applicable) shall reimburse such L/C Disbursement in full on the date such L/C Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such L/C Disbursement is made to but excluding the date that the Borrower or the Thai Borrower (as applicable) reimburses such L/C Disbursement, at the rate per annum then applicable to (i) in the case of a L/C Disbursement in Dollars, the rate applicable to ABR Revolving Loans of the applicable Class, (ii) in the case of a Thai Baht L/C Disbursement, the rate applicable to RFR Loans of the applicable Class or (iii) in the case of a L/C Disbursement in an Alternative Currency, the rate applicable to Eurocurrency Loans of the applicable Class with the shortest available Interest

Period. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Facility Lender pursuant to paragraph (e) of this Section 2.05 to reimburse such Issuing Bank shall be for the account of such Revolving Facility Lender to the extent of such payment.
(i)    Replacement of an Issuing Bank. An Issuing Bank may be replaced at any time by written agreement among the Borrower (with respect to the USD Letter of Credit Sublimit) or the Thai Borrower (with respect to the Thai Letter of Credit Sublimit), the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrower or the Thai Borrower (as applicable) shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12. From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to USD Letters of Credit and/or Thai Baht Letters of Credit (as applicable) to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of such Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement but shall not be required to issue additional Letters of Credit.
(j)    Cash Collateralization Following Certain Events. If and when the Borrower or the Thai Borrower (as applicable) is required to Cash Collateralize any Revolving L/C Exposure relating to any outstanding Letters of Credit pursuant to any of Sections 2.05(c), 2.11(g), 2.25(a)(v) or 7.01, the Borrower or the Thai Borrower (as applicable) shall deposit in an account with or at the direction of the Collateral Agent, in the name of the Collateral Agent and for the benefit of the applicable Revolving Facility Lenders, an amount in cash in Dollars or an Alternative Currency, as applicable, equal to the Minimum L/C Collateral Amount (or, in the case of Sections 2.05(c), 2.11(g) and 2.25(a)(v), the portion thereof required by such sections). Each deposit of Cash Collateral (x) made pursuant to this paragraph or (y) made by the Administrative Agent pursuant to Section 2.25(a)(ii), in each case, shall be held by the Collateral Agent as collateral for the payment and performance of the obligations of the Borrower or the Thai Borrower (as applicable) under this Agreement. The Collateral Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of (i) for so long as an Event of Default shall be continuing, the Collateral Agent and (ii) at any other time, the Borrower in each case, in Permitted Investments and at the risk and expense of the Borrower, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Collateral Agent to reimburse each Issuing Bank for L/C Disbursements for which such Issuing Bank has not been reimbursed and, to the extent not so applied, shall (i) in the case of the reimbursement obligations of the Borrower, be held for the satisfaction of such reimbursement obligations for the USD Revolving L/C Exposure at such time (and any amounts in excess of the USD Revolving L/C Exposure at such time shall promptly be returned to the Borrower) or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with USD Revolving L/C Exposure representing greater than 50% of the total USD Revolving L/C Exposure), be applied to satisfy other obligations of the Borrower under this Agreement and (ii) in the case of the reimbursement obligations of the Thai Borrower, be held for the satisfaction of such reimbursement obligations for the Thai Baht Revolving L/C Exposure at such time (and any amounts in excess of the Thai Baht Revolving L/C Exposure at such time shall promptly be returned to the Thai Borrower) or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with Thai Baht Revolving L/C Exposure representing greater than 50% of the total

Thai Baht Revolving L/C Exposure), be applied to satisfy other obligations of the Thai Borrower under this Agreement. If the Borrower is required to provide an amount of Cash Collateral hereunder as a result of the occurrence of an Event of Default or the existence of a Defaulting Lender or the occurrence of a limit under Section 2.11(g) being exceeded, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived or the termination of the Defaulting Lender status or the limits under Section 2.11(g) no longer being exceeded, as applicable.
(k)    Cash Collateralization Following Termination of a Revolving Facility.
(i)    Notwithstanding anything to the contrary herein, in the event of the prepayment in full of all outstanding USD Revolving Facility Loans and the termination of all USD Revolving Facility Commitments (a “USD Revolving Facility Termination Event”) in connection with which the Borrower notifies any one or more Issuing Banks that the Borrower or any of its Subsidiaries intends to maintain one or more USD Letters of Credit initially issued under this Agreement in effect after the date of such USD Revolving Facility Termination Event (each, a “Continuing USD Letter of Credit”), then the security interest of the Collateral Agent in the Collateral under the Security Documents may be terminated in accordance with Section 9.18 if each such Continuing USD Letter of Credit is Cash Collateralized in an amount equal to the Minimum L/C Collateral Amount, which shall be deposited with or at the direction of each such Issuing Bank.
(ii)    Notwithstanding anything to the contrary herein, in the event of the prepayment in full of all outstanding Thai Baht Revolving Facility Loans and the termination of all Thai Baht Revolving Facility Commitments (a “Thai Baht Revolving Facility Termination Event”) in connection with which the Thai Borrower notifies any one or more Issuing Banks that the Thai Borrower intends to maintain one or more Thai Baht Letters of Credit initially issued under this Agreement in effect after the date of such Thai Baht Revolving Facility Termination Event (each, a “Continuing Thai Baht Letter of Credit”), then the security interest of the Collateral Agent in the Collateral under the Security Documents may be terminated in accordance with Section 9.18 if each such Continuing Thai Baht Letter of Credit is Cash Collateralized in an amount equal to the Minimum L/C Collateral Amount, which shall be deposited with or at the direction of each such Issuing Bank.
(l)    Additional Issuing Banks. From time to time, the Borrower may by notice to the Administrative Agent designate any Lender (in addition to the initial Issuing Banks) that agrees (in its sole discretion) to act in such capacity and that is reasonably satisfactory to the Administrative Agent as an Issuing Bank. Each such additional Issuing Bank shall execute a counterpart of this Agreement (which counterpart shall set forth any fronting sublimit to the Letter of Credit Sublimit applicable to such Issuing Bank, which shall be agreed from time to time solely among the Borrower and such Issuing Bank) upon the approval of the Administrative Agent (which approval shall not be unreasonably withheld, delayed or conditioned) and shall thereafter be an Issuing Bank hereunder for all purposes. Upon the designation of an Issuing Bank hereunder, the Borrower and the applicable Issuing Bank may in consultation with the Administrative Agent, effect amendments to this Agreement to reflect such designation and any letter of credit sublimit agreed between the Borrower and such Issuing Bank, to be applicable to such Issuing Bank.
(m)    Reporting. Unless otherwise requested by the Administrative Agent, each Issuing Bank shall (i) provide to the Administrative Agent copies of any notice received from the Borrower or the Thai Borrower, as applicable, pursuant to Section 2.05(b) no later than the next Business

Day after receipt thereof and (ii) report in writing to the Administrative Agent (A) on or prior to each Business Day on which such Issuing Bank expects to issue, amend or extend any Letter of Credit, the date of such issuance, amendment or extension, and the aggregate available amount of the Letters of Credit to be issued, amended or extended by it and outstanding after giving effect to such issuance, amendment or extension occurred (and whether the amount thereof changed), and such Issuing Bank shall be permitted to issue, amend or extend such Letter of Credit if the Administrative Agent shall not have advised such Issuing Bank that such issuance, amendment or extension would not be in conformity with the requirements of this Agreement, (B) on each Business Day on which such Issuing Bank makes any L/C Disbursement, the date of such L/C Disbursement and the amount of such L/C Disbursement and (C) on any other Business Day, such other information with respect to the outstanding Letters of Credit issued by such Issuing Bank as the Administrative Agent shall reasonably request.
Section 2.06    Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder by wire transfer of immediately available funds by 12:00 p.m., New York City time on the proposed date thereof (or, otherwise, in the case of Loans denominated in Euros, not later than 9:00 a.m., New York City time on the proposed date thereof), to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that (i) Swingline Loans shall be made as provided in Section 2.04 and (ii) any Loan may be made as provided for in any applicable Incremental Assumption Agreement, Extension Amendment or Refinancing Amendment. The Administrative Agent will make such Loans available to the Borrower or the Thai Borrower by promptly crediting the amounts so received, in like funds, to an account or accounts designated by the Borrower or the Thai Borrower as specified in the applicable Borrowing Request; provided that Revolving Facility Loans made to finance the reimbursement of a L/C Disbursement and reimbursements as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.
(b)    Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with clause (a) of this Section 2.06 and may, in reliance upon such assumption, make available to the Borrower or the Thai Borrower a corresponding amount. In such event, or if a funding request is made by the Thai Baht Revolving Lender pursuant to Section 8.07(b), if a Lender has not in fact made its share of the Borrowing (or requested reimbursement) available to the Administrative Agent, then the applicable Lender, the Borrower and the Thai Borrower severally agree to pay to the Administrative Agent forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower or the Thai Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of (A) the Federal Funds Effective Rate and (B) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of a payment to be made by the Borrower or the Thai Borrower, the interest rate applicable to such Borrowing. If the Borrower, the Thai Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower or the Thai Borrower the amount of such interest paid by the Borrower or the Thai Borrower, as applicable, for such period. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower and the Thai Borrower shall be without prejudice to any claim the Borrower and the Thai Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
(c)    The foregoing notwithstanding, the Administrative Agent, in its sole discretion, may from its own funds make a Revolving Facility Loan on behalf of the Lenders. In such event, the applicable Lenders on behalf of whom the Administrative Agent made the Revolving Facility Loan shall reimburse the Administrative Agent for all or any portion of such Revolving Facility Loan made on its behalf upon written notice given to each applicable Lender not later than 11:00 a.m., New York City time, on the Business Day such reimbursement is requested. The entire amount of interest attributable to such Revolving Facility Loan for the period from and including the date on which such Revolving Facility Loan was made on such Lender’s behalf to but excluding the date the Administrative Agent is reimbursed in respect of such Revolving Facility Loan by such Lender shall be paid to the Administrative Agent for its own account.
Section 2.07    Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Term SOFR Borrowing or a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Term SOFR Borrowing or a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.07. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.
(b)    To make an election pursuant to this Section 2.07, the Borrower shall notify the Administrative Agent of such election by submitting an Interest Election Request by electronic means to the Administrative Agent, by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.
(c)    Each Interest Election Request shall specify the following information in compliance with Section 2.02:
(i)    the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(ii)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)    whether the resulting Borrowing is to be an ABR Borrowing, a Term SOFR Borrowing, a Eurocurrency Borrowing or an RFR Borrowing; and
(iv)    if the resulting Borrowing is a Term SOFR Borrowing or a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”
If any such Interest Election Request requests a Term SOFR Borrowing or a Eurocurrency Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. If less than all the outstanding principal amount of any Borrowing shall be converted or continued, then each resulting Borrowing shall be not less than the Borrowing Minimum and satisfy the limitations specified in Section 2.02(c) regarding the maximum number of Borrowings of the relevant Type.

(d)    Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender to which such Interest Election Request relates of the details thereof and of such Lender’s portion of each resulting Borrowing.
(e)    If the Borrower fails to deliver a timely Interest Election Request with respect to a Term SOFR Borrowing or a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as a Term SOFR Borrowing or a Eurocurrency Borrowing with a one month Interest Period. Notwithstanding any contrary provision hereof, if a Specified Event of Default has occurred and is continuing and the Administrative Agent, at the written request (including a request through electronic means) of the Required Lenders, so notifies the Borrower, then, so long as a Specified Event of Default is continuing (i) no outstanding Borrowing denominated in Dollars may be converted to or continued as a Term SOFR Borrowing or Eurocurrency Borrowing and (ii) unless repaid, each Term SOFR Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.
Section 2.08    Termination and Reduction of Commitments. (a) On the Closing Date (after the funding of the Initial Term B Loans to be made on such date), the Initial Term B Loan Commitments of each Lender as of the Closing Date will terminate. On the 2025 Refinancing Amendment Effective Date (after giving effect to the funding, continuation and/or conversion of the 2025 Refinancing Term B Loans to be made on such date), the 2025 Refinancing Term B Facility Commitments of each 2025 Refinancing Term B Facility Lender as of the 2025 Refinancing Amendment Effective Date will terminate. On the 2025-2 Refinancing Amendment Effective Date (after giving effect to the funding, continuation and/or conversion of the 2025-2 Refinancing Term B Loans to be made on such date), the 2025-2 Refinancing Term B Facility Commitments of each 2025-2 Refinancing Term B Facility Lender as of the 2025-2 Refinancing Amendment Effective Date will terminate.Unless previously terminated, the Revolving Facility Commitments of each Class shall terminate on the applicable Revolving Facility Maturity Date for such Class.
(b)    The Borrower may at any time terminate, or from time to time reduce, the unused Commitments of any Class; provided that (i) each reduction shall be in an amount that is an integral multiple of $250,000 and not less than $1,000,000 (or, if less, the remaining amount of the unused Commitments of such Class) and (ii) the Borrower shall not terminate or reduce the Revolving Facility Commitments of any Class if, after giving effect to any concurrent prepayment of the Revolving Facility Loans in accordance with Section 2.11 and any Cash Collateralization of Letters of Credit in accordance with Section 2.05(j) or (k) the Revolving Facility Credit Exposure of such Class (excluding any Cash Collateralized Letter of Credit) would exceed the total Revolving Facility Commitments of such Class.
(c)    The Borrower shall notify the Administrative Agent by delivery of a Prepayment Notice of any election to terminate or reduce the Commitments of any Class under clause (b) of this Section 2.08 at least one Business Day prior to the effective date of such termination or reduction (or such shorter period acceptable to the Administrative Agent), specifying such election and the effective date thereof. Promptly following receipt of any Prepayment Notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each Prepayment Notice delivered by the Borrower pursuant to this Section 2.08 shall be irrevocable (except that any Prepayment Notice may be conditioned on the consummation of any Permitted Business Acquisition, any Investment, any incurrence of Indebtedness or any other event or occurrence). Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.
Section 2.09    Maturity of Loans; Evidence of Debt.
(a)    Each of the Borrower and the Thai Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Revolving Facility Lender the then unpaid principal amount of each Revolving Facility Loan to the Borrower or the Thai Borrower on the Revolving Facility Maturity Date applicable to such Revolving Facility Loans, (ii) to the Administrative Agent for the account of each applicable Lender, the then unpaid principal amount of each Term Loan of such Lender as provided in Section 2.10 and (iii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan applicable to any Class of Revolving Facility Commitments on the earlier of the Revolving Facility Maturity Date for such Class and the first date after such Swingline Loan is made that is the first date that is the last Business Day of March, June, September or December and is at least ten Business Days after such Swingline Loan is made; provided that on each date that a Revolving Facility Borrowing is made by the Borrower or the Thai Borrower, the Borrower shall repay all Swingline Loans made to the Borrower or the Thai Borrower that is then outstanding. Notwithstanding anything in this Agreement or any other Loan Document to the contrary, the Thai Borrower will not be liable for an amount in excess of the Loan Obligations directly incurred hereunder by the Thai Borrower.
(b)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(c)    The Administrative Agent shall maintain the Register pursuant to Section 9.04(b)(iv), and a subaccount therein for each Lender, in which it shall record (i) the amount of each Loan made hereunder, the Facility and Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) any amount received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
(d)    The entries made in the Register and the accounts maintained pursuant to clause (b) or (c) of this Section 2.09 shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain the Register or such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.
(e)    Any Lender may request that Loans made by it be evidenced by a promissory note (a “Note”). In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in a form reasonably approved by the Administrative Agent and reasonably acceptable to the Borrower, which promissory note shall be substantially in the form of (x) Exhibit J-1 in the case of a Note evidencing Indebtedness of the Borrower under the Term Loan of such Lender and (y) Exhibit J-2 in the case of a Note evidencing Indebtedness of the Borrower under the Revolving Facility Commitment of such Lender. Thereafter, unless otherwise agreed to by the applicable Lender, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein and its registered assigns.

Section 2.10    Scheduled Repayments of Term Loans. Subject to Section 2.11 and Section 9.08(d), and adjustment otherwise in accordance with this Agreement, the Borrower shall repay Initial Term B Loans on the last Business Day of each March, June, September and December of each year (commencing with the last Business Day of December 2025) and on the Initial Term B Facility Maturity Date in an aggregate principal amount equal to (A) in the case of quarterly payments due prior to the Initial Term B Facility Maturity Date, an amount equal to the Initial Term B Loan Amortization Percentage of the aggregate original principal amount of all such Initial Term B Loans outstanding immediately after the 2025-2 Refinancing Amendment Effective Date and (B) in the case of such payment due on the Initial Term B Facility Maturity Date, an amount equal to the aggregate principal amount of all such Initial Term B Loans then outstanding.
Section 2.11    Voluntary and Mandatory Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty (but subject to Section 2.12(d) and Section 2.16), in an aggregate principal amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum or, if less, the amount outstanding, subject to prior notice in accordance with Section 2.11(h).
(b)    The Borrower shall apply the Required Net Proceeds Percentage of Net Proceeds promptly upon receipt thereof, which shall not be required to be earlier than five Business Days after receipt thereof, to prepay Subject Loans.
(c)    Not later than ten Business Days after the date on which the annual financial statements are, or are required to be, delivered under Section 5.04(a) (the “ECF Date”) with respect to each Excess Cash Flow Period, commencing with the Excess Cash Flow Period ending on December 31, 2025, the Borrower shall calculate Excess Cash Flow for such Excess Cash Flow Period and the Borrower shall apply, to prepayment of Subject Loans, an amount (the “ECF Payment Amount”) equal to:
(i)    the amount by which the Required ECF Percentage of such Excess Cash Flow exceeds the greater of (x) $80,000,000 and (y) 0.20 times EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period (the “ECF Threshold Amount”), minus
(ii)    to the extent not financed using the proceeds of the incurrence of funded term Indebtedness, the sum of (without duplication in any period or with respect to successive Excess Cash Flow Periods), at the option of the Borrower:
(A)    the amount of any voluntary payments, purchases or other acquisitions for value during the Applicable Period of (x) Term Loans (it being understood that the amount of any such payment constituting a below-par Permitted Loan Purchase shall be calculated based on the amount of cash used and not the principal amount acquired), (y) Other First Lien Debt and (z) any other Indebtedness for borrowed money, regardless of whether secured or unsecured (provided that in the case of the prepayment of any revolving Indebtedness, there was a corresponding reduction in commitments),
(B)    the amount of any permanent voluntary reductions during the Applicable Period of commitments under any revolving credit facility (including Revolving Facility Commitments) to the extent that an equal amount of Revolving Facility Loans were simultaneously repaid,

(C)    the amount of any mandatory prepayments during the Applicable Period of (x) Term Loans and (y) Other First Lien Debt (other than any prepayment of any revolving Indebtedness),
(D)    the amount of any voluntary payments, purchases or other acquisitions for value during the Applicable Period of Incremental Equivalent Debt (provided that in the case of the prepayment of any revolving Indebtedness, there was a corresponding reduction in commitments),
(E)    (i) the amount of Capital Expenditures or acquisitions of Intellectual Property made during the Applicable Period that are paid in cash and (ii) the aggregate consideration paid in cash during the Applicable Period in respect of Permitted Business Acquisitions and other Investments permitted hereunder or in respect of earnout obligations in respect of the foregoing,
(F)    the amount of permitted Restricted Payments and Restricted Debt Payments paid in cash by the Borrower during the Applicable Period and permitted Restricted Payments paid in cash by any Subsidiary to any Person other than any Parent Entity, the Borrower or any of its Subsidiaries during such Applicable Period, and
(G)    any payment of the kind set forth in the preceding clauses (A) through (F) that the Borrower or any Subsidiary shall, during such Applicable Period, have become obligated to, or anticipated or committed to make, in each case in cash and no later than the date ending four consecutive fiscal quarters of the Borrower following the end of such Applicable Period; provided that any amount so deducted shall not be deducted again for a subsequent Excess Cash Flow Period, provided, that (1) any amounts set forth in clauses (A) through (G) above may be applied to any subsequent Fiscal Year(s) to the extent the aggregate of such amounts exceeds the amount required to reduce to zero, with respect to any given fiscal year, the ECF Payment Amount (including after giving effect to the ECF Threshold Amount and carry-forwards of any such excess amounts from prior years) for such Fiscal Year and (2) the ECF Payment Amount shall be increased on a dollar-for-dollar basis by any amounts referred to in clause (G) above that are committed or anticipated to be made during an Applicable Period or the period of four consecutive fiscal quarters of Holdings following the end of such Applicable Period, to the extent not so made during such Applicable Period or four fiscal quarter period (in each case solely to the extent such amounts originally reduced the ECF Payment Amount pursuant to clause (G) above), with such dollar-for-dollar increase occurring for the Excess Cash Flow Period in which such four fiscal quarter period referenced above expired without such cash payment being made.
Such calculation will be set forth in a Compliance Certificate delivered to the Administrative Agent setting forth the amount, if any, of Excess Cash Flow for such Fiscal Year, the amount of any required prepayment in respect thereof and the calculation thereof in reasonable detail.

(d)    [Reserved].
(e)    Notwithstanding clauses (b) and (c) above, the Borrower may, at its election, use a portion of such Net Proceeds (other than any Net Proceeds of the type described in clause (b) of the definition thereof) or of such Excess Cash Flow to prepay or repurchase any Other First Lien Debt if such prepayment or repurchase is required under the terms of such Other First Lien Debt, in each case in an amount not to exceed the product of (x) the amount of such Net Proceeds or Excess Cash Flow, as the case may be and (y) a fraction, (A) the numerator of which is the outstanding principal amount of such Other First Lien Debt and (B) the denominator of which is the sum of the outstanding principal amount of such Other First Lien Debt and the outstanding principal amount of all Subject Loans.
(f)    Notwithstanding any other provisions of this Section 2.11 to the contrary, (i) to the extent that any Net Proceeds of any Asset Sale by a Subsidiary or Excess Cash Flow attributable to a Subsidiary would otherwise be required to be applied pursuant to Section 2.11(b) or Section 2.11(c) but is prohibited, restricted or delayed by applicable local law from being repatriated to the Borrower, the portion of such Net Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Subject Loans at the times provided in Section 2.11(b) or Section 2.11(c) but may be retained by the applicable Subsidiary for so long, but only so long, as the applicable local law will not permit repatriation to the Borrower (in each case, as determined by the Borrower in good faith), and once such repatriation of any of such affected Net Proceeds or Excess Cash Flow is permitted under the applicable local law, such repatriation will be effected and such repatriated Net Proceeds or Excess Cash Flow will be promptly applied (net of additional Taxes payable or reserved against as a result thereof including, without duplication, any repatriation costs associated with repatriation of such proceeds from the applicable recipient to the Borrower) to the repayment of Subject Loans and/or Other First Lien Debt pursuant to Section 2.11(b) or Section 2.11(c), to the extent provided therein; provided that if such prohibition or restriction continues for 365 days, there shall be no requirement to apply such portion of such Net Proceeds or Excess Cash Flow so affected to prepay Subject Loans, (ii) to the extent that the Borrower has determined in good faith that repatriation to the Borrower of any or all of such Net Proceeds or Excess Cash Flow that would otherwise be required to be applied pursuant to Section 2.11(b) or Section 2.11(c) would have a material adverse Tax consequences to the Borrower, any Subsidiary, or any Parent Entity or direct or indirect equityholder thereof, the Net Proceeds or Excess Cash Flow so affected may be retained by the applicable Subsidiary and there shall be no requirement to apply the affected Net Proceeds or Excess Cash Flow to prepay Subject Loans, (iii) to the extent that the Borrower has determined in good faith based on the advice of counsel that the repatriation of any or all of such Net Proceeds or Excess Cash Flow would give rise to a risk of liability for the directors of a Subsidiary, such Subsidiary may retain the Net Proceeds or Excess Cash Flow and there shall be no requirement to apply the affected Net Proceeds or Excess Cash Flow to prepay Subject Loans and (iv) prepayments of Net Proceeds or from Excess Cash Flow shall be made net of Taxes payable or reserved against as a result of the repatriation of funds from any Subsidiaries to the Borrower.
(g)    In the event that, on any Revaluation Date, the aggregate amount of Revolving Facility Credit Exposure of any Class is more than 105% of the aggregate Revolving Facility Commitments of such Class, the Borrower shall, within five Business Days of receipt of written notice thereof from the Administrative Agent, prepay Revolving Facility Borrowings or Swingline Borrowings of such Class and/or provide Cash Collateral in respect of outstanding Letters of Credit pursuant to Section 2.05(j) in an amount sufficient to eliminate any such excess Revolving Facility Credit Exposure, it being understood that for purposes of this clause, the Revolving Facility Credit Exposure of any Class shall be deemed reduced by the Dollar Equivalent of the face amount of Letters of Credit that are so Cash Collateralized.

(h)    Subject to clause (e) above:
(i)    prepayments of Subject Loans from Net Proceeds pursuant to Section 2.11(b) and Excess Cash Flow pursuant to Section 2.11(c) shall be allocated (A) on a pro rata basis to each Class of Subject Loans, (B) among remaining scheduled payments of principal under each such Class of Subject Loans as directed by the Borrower (and in the absence of such direction, in direct order of maturity) and (C) among Borrowings under each such Class of Subject Loans as directed by the Borrower (and in the absence of such direction, in a manner that will minimize any payments required under Section 2.16); provided that, if the Borrower permits, any Lender may, at its option, elect to decline any such prepayment of any Subject Loan (other than any Net Proceeds of the type described in clause (b) of the definition thereof and any prepayment made by the Borrower to refinance the Subject Loans) held by it if it shall give written notice of such election to the Administrative Agent by 1:00 p.m. at least two Business Days prior to the date of such prepayment (any such Lender, a “Declining Lender”), in which case, on the date of such prepayment, any amounts that would otherwise have been applied to prepay Subject Loans owing to Declining Lenders (such amounts, the “Declined Proceeds”) shall instead be retained by the Borrower for application for any purpose not prohibited by this Agreement (such amounts, the “Retained Declined Proceeds”), and
(ii)    any optional prepayments pursuant to Section 2.11(a) shall be allocated (A) among Classes of Loans as directed by the Borrower, (B) in the case of Term Loans, among remaining scheduled payments of principal under each such Class of Loans as directed by the Borrower (and in the absence of such direction, in direct order of maturity) and (C) among Borrowings under each such Class of Loans as directed by the Borrower (and in the absence of such direction, in a manner that will minimize any payments required under Section 2.16) .
(i)    Prior to any prepayment of any Loan under any Facility hereunder, the Borrower shall notify the Administrative Agent in writing (submitted by electronic means by delivery of a Prepayment Notice to the Agent) not later than (i) in the case of a voluntary prepayment of an ABR Borrowing, 11:00 am, New York City time, on the scheduled date of such prepayment and (ii) in the case of any mandatory prepayment of Subject Loans pursuant to Section 2.11(b) or (c) or any voluntary prepayment of any Term SOFR Borrowing or Eurocurrency Borrowing or RFR Borrowing, 1:00 pm, New York City time, at least three Business Days before the scheduled date of such prepayment (or, in any case, such shorter period acceptable to the Administrative Agent); provided, that notice of prepayment of any Swingline Loan may be provided on the scheduled date of such prepayment in the same manner as for ABR Borrowings, provided, further that each Prepayment Notice delivered by the Borrower pursuant to this Section 2.11 shall be irrevocable (except that any Prepayment Notice may be conditioned on the consummation of any Permitted Business Acquisition, any Investment, any incurrence of Indebtedness or any other event or occurrence). Each repayment of any Class and any Borrowing shall be made ratably among the Lenders in accordance with their respective Loans of such Class or such Borrowing. All repayments of Loans shall be accompanied by accrued interest on the amount repaid to the extent required by Section 2.13(d).
(j)    Notwithstanding any other provisions of this Section 2.11 to the contrary, in the event that Holdings and/or the Borrower shall fail to directly or indirectly own 100% of the issued and outstanding Equity Interests of the Thai Borrower, (i) the Borrower shall immediately repay all outstanding Thai Baht Revolving Facility Loans, (ii) the Thai Baht Revolving Facility Commitments of all the Lenders shall be terminated immediately, (iii) the Borrower shall immediately reimburse, or provide Cash Collateral, in respect of all outstanding Thai Baht Letters of Credit and (iv) the Borrower shall immediately pay all interest, fees and other amounts due in respect of the Thai Baht Facility.
Section 2.12    Fees. (a) The Borrower agrees to pay:
(i)    to each Initial USD Revolving Facility Lender (other than any Defaulting Lender), through the Administrative Agent, on the date that is the last Business Day of each March, June, September and December in each year (commencing after the completion of one full fiscal quarter after the Closing Date) and on the date on which the Initial USD Revolving Facility Commitments of all the Lenders shall be terminated as provided herein, a commitment fee in Dollars (the “USD Revolver Commitment Fee”) on the daily amount of the applicable Available Unused Commitment of such Lender in respect of the Initial USD Revolving Facility during the preceding fiscal quarter (or other period commencing with the Closing Date or ending with the date on which the last of the Initial USD Revolving Facility Commitments of such Lender shall be terminated) at a rate equal to the Applicable USD Revolver Commitment Fee Rate accrued up to the last Business Day of each March, June, September and December (commencing after the completion of one full fiscal quarter after the Closing Date). All USD Revolver Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days. For purposes of calculating any Initial USD Revolving Facility Lender’s USD Revolver Commitment Fee, the outstanding Swingline Loans during the period for which such Initial USD Revolving Facility Lender’s USD Commitment Fee is calculated shall be deemed to be zero. The USD Revolver Commitment Fee due to each Initial USD Revolving Facility Lender shall commence to accrue on the Closing Date and shall cease to accrue on the date on which the last of the Initial USD Revolving Facility Commitments of such Lender shall be terminated as provided herein.
(ii)    to each Initial Thai Baht Revolving Facility Lender (other than any Defaulting Lender), through the Administrative Agent, on the date that is the last Business Day of each March, June, September and December in each year (commencing after the completion of one full fiscal quarter after the Closing Date) and on the date on which the Initial Thai Baht Revolving Facility Commitments of all the Lenders shall be terminated as provided herein, a commitment fee in Dollars (the “Thai Baht Revolver Commitment Fee”) on the daily amount of the applicable Available Unused Commitment of such Lender in respect of the Initial Thai Baht Revolving Facility during the preceding fiscal quarter (or other period commencing with the Closing Date or ending with the date on which the last of the Initial Thai Baht Revolving Facility Commitments of such Lender shall be terminated) at a rate equal to the Applicable Thai Baht Revolver Commitment Fee Rate accrued up to the last Business Day of each March, June, September and December (commencing after the completion of one full fiscal quarter after the Closing Date). All Thai Baht Revolver Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days. The Thai Baht Revolver Commitment Fee due to each Initial Thai Baht Revolving Facility Lender shall commence to accrue on the Closing Date and shall cease to accrue on the date on which the last of the Initial Thai Baht Revolving Facility Commitments of such Lender shall be terminated as provided herein.
(b)    The Borrower from time to time agrees to pay (i) to each Revolving Facility Lender of each Class (other than any Defaulting Lender), through the Administrative Agent, on the date that is the last Business Day of each March, June, September and December of each year (commencing after the completion of one full fiscal quarter after the Closing Date) and on the date on which the Revolving Facility Commitments of all the Lenders shall be terminated as provided herein, a fee in Dollars (with respect to the USD Revolving Facility) and Thai Baht or Dollars, as applicable (with respect to the Thai Bhat Revolving Facility) (an “L/C Participation Fee”) on such Lender’s Revolving Facility Percentage of the daily face amount of the aggregate undrawn amount of all Letters of Credit applicable to such Class outstanding during the preceding fiscal quarter (or shorter period commencing with the Closing Date or ending with the Revolving Facility Maturity Date or the date on which the Revolving Facility Commitments of such Class shall be terminated) at the rate per annum equal to the Applicable Margin for Term SOFR Revolving Facility Borrowings of such Class effective for each day in such period accrued up to the last Business Day of each March, June, September and December (commencing after the completion of one full fiscal quarter after the Closing Date) and (ii) to each Issuing Bank, for its own account (x) on the date that is the last Business Day of each March, June, September and December of each year (commencing after the completion of one full fiscal quarter after the Closing Date) and on the date on which the USD Revolving Facility Commitments or the Thai Baht Revolving Facility Commitments, as applicable, of all the Lenders shall be terminated, a fronting fee in respect of each Letter of Credit issued by such Issuing Bank and outstanding during the preceding fiscal quarter to and including the termination of such Letter of Credit, computed at a rate equal to 0.125% per annum of the daily face amount of such Letter of Credit plus (y) in connection with the issuance, amendment or transfer of any such Letter of Credit or any L/C Disbursement thereunder, such Issuing Bank’s customary documentary and processing fees and charges (collectively, “Issuing Bank Fees”). All L/C Participation Fees and Issuing Bank Fees that are payable on a per annum basis shall be computed on the basis of the actual number of days elapsed in a year of 360 days.
(c)    The Borrower agrees to pay to the Administrative Agent, for the account of the Administrative Agent, the administration fee in respect of the Facilities as set forth in the Administrative Agent Fee Letter, as may be amended, restated, supplemented or otherwise modified from time to time, at the times specified therein (the “Administrative Agent Fees”).
(d)    In the event that, on or prior to the date that is six months after the 2025-2 Refinancing Amendment Effective Date, the Borrower shall (x) make (A) a voluntary prepayment of the Initial Term B Loans (which shall include prepayments pursuant to the yank-a-bank provisions in connection with a Repricing Transaction as otherwise described herein) pursuant to Section 2.11(a) or (B) a mandatory prepayment of the Initial Term B Loans with Net Proceeds under clause (b) of the definition thereof pursuant to Section 2.11(b), in each case with the proceeds of any new or replacement tranche of long-term term “B” loans denominated in Dollars secured on a pari passu basis with the Initial Term B Loans and that are broadly syndicated to banks and other institutional investors in a financing similar to the Initial Term B Loans and have an Applicable Margin that is less than the Applicable Margin of the Initial Term B Loans or (y) effect any amendment to this Agreement which reduces the Applicable Margin of the Initial Term B Loans, in either case of clause (x) or (y), where the primary purpose (as determined in good faith by the Borrower) of such prepayment or amendment is to reduce the Applicable Margin of the Initial Term B Loans (any such transaction, a “Repricing Transaction”), the Borrower shall pay to the Administrative Agent, for the ratable account of each of the applicable Initial Term B Loan Lender, a prepayment premium of 1% of the aggregate principal amount of the Initial Term B Loans so prepaid or amended; provided that in no event shall any such fee be payable in connection with any voluntary prepayment of the Loans made with a Change of Control, a Qualified IPO, a Material Acquisition, a Material Disposition, a material business combination (as determined by the Borrower in good faith), a Transformative Transaction, a dividend in excess of $250,000,000, a dividend recapitalization or any other transaction resulting in an upsizing of the aggregate outstanding amount of Term Loans hereunder. Such amounts shall be due and payable on the date of such prepayment or the effective date of such amendment, as the case may be.
(e)    All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that Issuing Bank

Fees shall be paid directly to the applicable Issuing Banks. Once paid, none of the Fees shall be refundable under any circumstances.
Section 2.13    Interest. (a) The Loans comprising each ABR Borrowing (including each Swingline Loan denominated in Dollars) shall bear interest at the ABR plus the Applicable Margin.
(b)    The Loans comprising each (i) Term SOFR Borrowing shall bear interest at the Adjusted Term SOFR for the Interest Period in effect for such Borrowing plus the Applicable Margin, (ii) Eurocurrency Borrowing shall bear interest at the Adjusted EURIBOR for the Interest Period in effect for such Borrowing plus the Applicable Margin and (iii) RFR Borrowing shall bear interest at Daily Simple RFR plus the Applicable Margin.
(c)    Notwithstanding the foregoing, if any principal of or interest on any Loan or any Fees or other amount payable by the Borrower or the Thai Borrower, as applicable, hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, at the request of the Administrative Agent during the continuance of a Specified Event of Default, such overdue amount (but, in respect of the Thai Borrower, excluding interest) shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding clauses of this Section 2.13 or (ii) in the case of any other overdue amount, 2% plus the rate applicable to ABR Loans as provided in clause (a) of this Section; provided that this clause (c) shall not apply to any Event of Default that has been waived by the Lenders pursuant to Section 9.08; provided, further, that no amount shall be payable under to this Section 2.13(c) to any Defaulting Lender. In respect of the Thai Borrower, any interest on a Loan (including default interest) due but unpaid for one (1) year or more will, on the date falling one (1) year after the relevant due date of that Loan, be compounded with the outstanding amount of that Loan and itself shall bear interest accordingly.
(d)    Accrued interest on each Loan in any Borrowing shall be payable in arrears (i) on each Interest Payment Date for such Borrowing, (ii) in the case of Revolving Facility Loans, upon termination of the applicable Revolving Facility Commitments and (iii) in the case of the Term Loans, on the applicable Term Facility Maturity Date; provided that (A) interest accrued pursuant to clause (c) of this Section 2.13 shall be payable on demand, (B) in the event of any repayment or prepayment of any Loan (other than a prepayment of a Revolving Facility Loan that is an ABR Loan that is not made in conjunction with a permanent commitment reduction), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (C) in the event of any conversion of any Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
(e)    All interest hereunder shall be computed on the basis of a year of 360 days, except that (i) interest computed by reference to the ABR at times when the ABR is based on the Prime Rate and (ii) interest computed by reference to Daily Simple RFR shall, in each case be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable ABR, Adjusted Term SOFR, Term SOFR, Daily Simple SOFR, Adjusted EURIBOR, EURIBOR or Daily Simple RFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.14    Benchmark Replacements. (a) Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a monthly basis.
(b)    In connection with the use, administration, adoption or implementation of a Benchmark Replacement or the administration of Adjusted Term SOFR, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.
(c)    The Administrative Agent will promptly notify the Borrower and the Lenders of (A) the implementation of any Benchmark Replacement and (B) the effectiveness of any Benchmark Replacement Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.14(d) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.14, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.14.
(d)    Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(e)    Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, (i) the Borrower may revoke any pending request for a Term SOFR Borrowing of, conversion to or continuation of Term SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans and (ii) any outstanding affected Term SOFR Loans will be deemed to have been converted to ABR Loans at the end of the applicable Interest Period. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR.
Section 2.15    Increased Costs. (a) If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted Term SOFR, Daily Simple SOFR or Adjusted EURIBOR, as applicable) or Issuing Bank; or
(ii)    subject any Lender to any Tax with respect to any Loan Document (other than (i) Indemnified Taxes or (ii) Excluded Taxes); or
(iii)    impose on any Lender or Issuing Bank any other condition affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making, maintaining, continuing or converting any Term SOFR Loan or Eurocurrency Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower or the Thai Borrower, as applicable, will pay to such Lender or Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or Issuing Bank, as applicable, for such additional costs incurred or reduction suffered.
(b)    If any Lender or Issuing Bank determines that any Change in Law regarding capital requirements or liquidity has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower or the Thai Borrower, as applicable, shall pay to such Lender or such Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c)    A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as applicable, as specified in clause (a) or (b) of this Section 2.15 shall be delivered to the Borrower and shall be conclusive absent manifest error; provided that any such certificate claiming amounts described in clause (x) or (y) of the definition of “Change in Law” shall, in addition, state the basis upon which such amount has been calculated and certify that such Lender’s or Issuing Bank’s demand for payment of such costs hereunder, and such method of allocation is not inconsistent with its treatment of other borrowers which, as a credit matter, are similarly situated to the Borrower or the Thai Borrower, as applicable, and which are subject to similar provisions. The Borrower or the Thai Borrower, as applicable, shall pay such Lender or Issuing Bank, as applicable, the amount shown as due on any such certificate within 10 days after receipt thereof.
(d)    Promptly after any Lender or any Issuing Bank has determined that it will make a request for increased compensation pursuant to this Section 2.15, such Lender or Issuing Bank shall notify the Borrower thereof. Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section 2.15 shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrower or the Thai Borrower, as applicable, shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section 2.15 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Bank, as applicable, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof.
Section 2.16    Break Funding Payments. With respect to Revolving Facility Loans, in the event of (a) the payment of any principal of any Eurocurrency Loan or Term SOFR Loan, other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan or Term SOFR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow (other than due to the default of the relevant Lender or with respect to Borrowings that are expressly stated to be contingent on certain transactions), convert, continue or prepay any Eurocurrency Loan or Term SOFR Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Eurocurrency Loan or Term SOFR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, upon the request of the affected Lender, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event; provided that no such payment shall be required in connection with any payment made in connection with any initial Borrowing pursuant to any Incremental Assumption Agreement, Extension Amendment or Refinancing Amendment. In the case of a Eurocurrency Loan or Term SOFR Loan, such loss, cost or expense to any Lender shall be deemed to be the amount determined by such Lender (it being understood that the deemed amount shall not exceed the actual amount) to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Term SOFR or the EURIBOR, as applicable, that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue a Eurocurrency Loan or Term SOFR Loan, for the period that would have been the Interest Period for such Loan) over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the applicable currency of a comparable amount and period from other banks in the eurocurrency market or similar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.16 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
Section 2.17    Taxes.
(a)    Withholding. Any and all payments made by or on behalf of a Loan Party under this Agreement or any other Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes; provided that if a Loan Party, the Administrative Agent or any other applicable withholding agent shall be required by any applicable Requirement of Law to deduct or withhold any Taxes from such payments, then (i) the applicable withholding agent shall make such deductions or withholdings as are reasonably determined by the applicable withholding agent to be required by any applicable Requirement of Law, (ii) the applicable withholding agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority and in accordance with applicable Requirement of Law and (iii) to the extent withholding or deduction is required to be made on account of Indemnified Taxes, the Loan Party shall pay an additional amount as is necessary so that after all required deductions and withholdings have been made (including deductions or withholdings applicable to additional amounts payable under this Section 2.17) the Administrative Agent or any Lender, as applicable, receives an amount equal to the sum it would have received had no such deductions or withholdings been made. Whenever any Indemnified Taxes are paid by a Loan Party, as soon as practicable thereafter, such Loan Party shall send to the Administrative Agent for its own account or for the account of a Lender, as the case may be, an original or certified copy of an official receipt (or other evidence acceptable to the Administrative Agent or such Lender, acting reasonably) received by the Loan Party showing payment thereof. Without duplication, after any payment of Taxes by the Administrative Agent to a Governmental Authority as provided in this Section 2.17, the Administrative Agent shall deliver to the Borrower a copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by applicable Requirements of Law to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.
(b)    Other Taxes. The Borrower shall timely pay any Other Taxes, or at the option of, and upon request by, the Administrative Agent, timely reimburse it for the payment of any Other Taxes.
(c)    Indemnification by the Borrower. The Borrower shall indemnify and hold harmless the Administrative Agent and each Lender within 30 days after written demand therefor, for the full amount of any Indemnified Taxes imposed on the Administrative Agent or such Lender, as applicable, (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17), and any reasonable out-of-pocket expenses arising therefrom or with respect thereto (other than interest, penalties or other expenses attributable to the failure or delay by the Administrative Agent or such Lender, as the case may be, to make such written demand to the Borrower within 180 days of becoming aware that such Taxes subject to indemnification under this Section 2.17(c) have been levied, imposed or asserted against it), whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the basis and calculation of the amount of such payment or liability delivered to the Borrower by a Lender or by the Administrative Agent (as applicable) on its own behalf or on behalf of a Lender shall be conclusive absent manifest error.
(d)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Loan Parties have not already indemnified the Administrative

Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).
(e)    Certificates. Each Lender shall deliver to the Borrower and the Administrative Agent, at such time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law and such other reasonably requested information as will permit the Borrower or the Administrative Agent, as the case may be, to determine (A) whether or not any payments made hereunder or under any other Loan Document are subject to withholding of Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, any such withholding of Taxes in respect of any payments to be made to such Lender by any Loan Party pursuant to any Loan Document or otherwise to establish such Lender’s status for withholding Tax purposes in the applicable jurisdiction. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements and to satisfy any such requirements. Notwithstanding anything to the contrary, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.17 (f)(i)(A) through (f)(i)(C), Section 2.17(f)(ii) and Section 2.17(h) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(f)    Foreign Lender Certificates. Without limiting the generality of Section 2.17(e), each Foreign Lender with respect to any Loan made to the Borrower shall, to the extent it is legally eligible to do so:
(i)    deliver to the Borrower and the Administrative Agent, on or prior to the date on which such Foreign Lender become a Lender under this Agreement, two copies of (A) in the case of a Foreign Lender claiming exemption from U.S. federal withholding Tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” IRS Form W-8BEN or W-8BEN-E, as applicable, (or any applicable successor form) together with a certificate (substantially in the form of Exhibit F-1, F-2, F-3 or F-4 hereto, each such certificate, a “Non-Bank Tax Certificate”) certifying that such Foreign Lender is not a bank for purposes of Section 881(c) of the Code, is not a “10-percent shareholder” (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 881(c)(3)(C) of the Code), in each case properly completed and duly executed by such Foreign Lender, (B) IRS Form W-8BEN or W-8BEN-E, as applicable, or Form W-8ECI (or any applicable successor form), in each case properly completed and duly executed by such Foreign Lender claiming complete exemption from, or reduced rate of, U.S. federal withholding Tax on payments by the Borrower under this Agreement, (C) IRS

Form W-8IMY (or any applicable successor form) and all necessary attachments (including the forms described in clauses (A) and (B) above, in each case properly completed and duly executed by such Foreign Lender; provided that if the Foreign Lender is a partnership, and one or more of the partners is claiming portfolio interest treatment, the Non-Bank Tax Certificate may be provided by such Foreign Lender on behalf of such partners) or (D) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(ii)    deliver to the Borrower and the Administrative Agent two further copies of any such form or certification (or any applicable successor form) on or before the date that any such form or certification expires or becomes obsolete or invalid, after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower and the Administrative Agent, and from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent.
Any Foreign Lender that becomes legally ineligible to update any form or certification previously delivered shall promptly notify the Borrower and the Administrative Agent in writing of such Foreign Lender’s inability to do so.
Each Person that shall become a Participant pursuant to Section 9.04 or a Lender pursuant to Section 9.04 shall, upon the effectiveness of the related transfer, be required to provide all the forms and statements required pursuant to this Section 2.17(f); provided that a Participant shall furnish all such required forms and statements to the Person from which the related participation shall have been purchased.
(g)    Agent Certificates. In addition, each Agent shall deliver to the Borrower (x) (I) prior to the date on which the first payment by the Borrower is due hereunder or (II) prior to the first date on or after the date on which such Agent becomes a successor Administrative Agent pursuant to Section 8.09 on which payment by the Borrower is due hereunder, as applicable, two copies of a properly completed and executed IRS Form W-9 certifying its exemption from U.S. federal backup withholding or such other properly completed and executed documentation prescribed by applicable law certifying its entitlement to an available exemption from applicable U.S. federal withholding Taxes in respect of any payments to be made to such Agent by any Loan Party pursuant to any Loan Document and (y) on or before the date on which any such previously delivered documentation expires or becomes obsolete or invalid, after the occurrence of any event requiring a change in the most recent documentation previously delivered by it to the Borrower, and from time to time if reasonably requested by the Borrower, two further copies of such documentation.
(h)    U.S. Lender Certificates. Each Lender that is not a Foreign Lender shall deliver to the Borrower (x) prior to the date on which the first payment by the Borrower is due hereunder two copies of a properly completed and executed IRS Form W-9 certifying its exemption from U.S. federal backup withholding or such other properly completed and executed documentation prescribed by applicable law certifying its entitlement to an available exemption from applicable U.S. federal withholding Taxes in respect of any payments to be made to such Lender by any Loan Party pursuant to any Loan Document and (y) on or before the date on which any such previously delivered documentation expires or becomes obsolete or invalid, after the occurrence of any event requiring a change in the most recent documentation previously delivered by it to the Borrower, and from time to time if reasonably requested by the Borrower, two further copies of such documentation.
(i)    Tax Refunds. If any Lender or the Administrative Agent, as applicable, determines, in its sole discretion exercised in good faith, that it has received a refund of an Indemnified Tax for which a payment has been made by a Loan Party pursuant to this Agreement or any other Loan Document, then the Lender or the Administrative Agent, as the case may be, shall reimburse the Loan Party for such amount (net of all out-of-pocket expenses of such Lender or the Administrative Agent, as the case may be, and without interest other than any interest received thereon from the relevant Governmental Authority with respect to such refund) as the Lender or Administrative Agent, as the case may be, determines in its sole discretion exercised in good faith to be the proportion of the refund as will leave it, after such reimbursement, in no better or worse position (taking into account expenses or any Taxes imposed on the refund) than it would have been in if the Indemnified Tax giving rise to such refund had not been imposed in the first instance; provided that the Loan Party, upon the request of the Lender or the Administrative Agent agrees to repay the amount paid over to the Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority, other than such penalties to the Lender or the Administrative Agent) in the event the Lender or the Administrative Agent is required to repay such refund to such Governmental Authority. No Lender nor the Administrative Agent shall be obliged to make available its Tax returns (or any other information relating to its Taxes that it reasonably deems confidential) to any Loan Party in connection with this clause (h) or any other provision of this Section 2.17.
(j)    FATCA. If a payment made to any Lender or any Agent under this Agreement or any other Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender or such Agent were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender or such Agent shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has or has not complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this Section 2.17(j), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(k)    The agreements in this Section 2.17 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable under any Loan Document. For purposes of this Section 2.17, the term “Lender” includes any Issuing Bank and the Swingline Lender and the terms “applicable law” and “applicable Requirement of Law” include FATCA.
Section 2.18    Payments Generally; Pro Rata Treatment; Sharing of Set-offs.
(a)    Unless otherwise specified, each of the Borrower or the Thai Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of L/C Disbursements, or of amounts payable under Sections 2.15, 2.16 or 2.17, or otherwise) prior to 3:00 pm, New York City time, on the date when due, in immediately available funds. Each such payment shall be made without condition or deduction for any defense, recoupment, set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the applicable account designated to the Borrower by the Administrative Agent, except payments to be made directly to the applicable Issuing Bank or the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16 or 2.17 and 9.05 shall be made directly to the persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof in like funds. Except as otherwise expressly provided herein, including in the definition of “Interest Payment Date”, if any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments made under the Loan Documents shall be made in Dollars, Euros, Thai Baht or other applicable Alternative Currency. If, for any reason, the Borrower or the Thai Borrower, as applicable, is prohibited by any law from making any required payment hereunder in an Alternative Currency, the Borrower or the Thai Borrower (as applicable) may make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.
(b)    Subject to Section 7.02, if at any time insufficient funds are received by and available to the Administrative Agent from the Borrower or the Thai Borrower to pay fully all amounts of principal, unreimbursed L/C Disbursements, interest and fees then due from the Borrower or the Thai Borrower hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due from the Borrower or the Thai Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, (ii) second, towards payment of principal of Swingline Loans and unreimbursed L/C Disbursements then due from the Borrower or the Thai Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed L/C Disbursements then due to such parties and (iii) third, towards payment of principal then due from the Borrower or the Thai Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.
(c)    If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of, or interest on, any of its Term Loans, Revolving Facility Loans or participations in L/C Disbursements or Swingline Loans of a given Class resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Term Loans, Revolving Facility Loans and participations in L/C Disbursements and Swingline Loans of such Class and accrued interest thereon than the proportion received by any other Lender entitled to receive the same proportion of such payment, then the Lender receiving such greater proportion shall purchase participations in the Term Loans, Revolving Facility Loans and participations in L/C Disbursements and Swingline Loans of such Class of such other Lenders to the extent necessary so that the benefit of all such payments shall be shared by all such Lenders entitled thereto ratably in accordance with the principal amount of each such Lender’s respective Term Loans, Revolving Facility Loans and participations in L/C Disbursements and Swingline Loans of such Class and accrued interest thereon; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this clause (c) shall not be construed to apply to any payment made by the Borrower or the Thai Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in L/C Disbursements and Swingline Loans to any assignee or participant. Each of he Borrower and the Thai Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower or the Thai Borrower (as applicable) rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower or the Thai Borrower (as applicable) in the amount of such participation.
(d)    Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the applicable Issuing Bank hereunder that the Borrower or the Thai Borrower (as applicable) will not make such payment, the Administrative Agent may assume that the Borrower or the Thai Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable Issuing Bank, as applicable, the amount due. In such event, if the Borrower or Thai Borrower has not in fact made such payment, then each of the Lenders or the applicable Issuing Bank, as applicable, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
(e)    If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(b), 2.05(d) or (e), 2.06 or 2.18(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.
Section 2.19    Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15, or if the Borrower or Thai Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17 or any event that gives rise to the operation of Section 2.20, then such Lender shall, upon request, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17 or mitigate the applicability of Section 2.20, as applicable, in the future and (i) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. The Borrower hereby agrees to pay (or cause the Thai Borrower to pay) all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)    If (i) any Lender requests compensation under Section 2.15 or gives notice under Section 2.20, (ii) the Borrower or Thai Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or (iii) any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, (x) terminate the applicable Commitments of such Lender, and repay all Loan Obligations of the Borrower and Thai Borrower owing to such Lender relating to the applicable Loans and participations held by such Lender as of such termination date under one or more Facilities as the Borrower may elect or (y) require any such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments owing as of such date pursuant to Sections 2.15 and 2.17) and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that in the case of an assignment pursuant to the preceding clause (y), (i) [reserved], (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in L/C Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower or Thai Borrower (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15, payments required to be made pursuant to Section 2.17 or a notice given under Section 2.20, such assignment will result in a reduction in such compensation or payments thereafter and (iv) in the case of any such assignment resulting from a notice given under Section 2.20, such assignment will result in the Borrower or Thai Borrower (as applicable) having access to Term SOFR Loans and Eurocurrency Loans. Nothing in this Section 2.19 shall be deemed to prejudice any rights that the Borrower may have against any Lender that is a Defaulting Lender. No action by or consent of the removed Lender shall be necessary in connection with such assignment, which shall be immediately and automatically effective upon payment of such purchase price. In connection with any such assignment, the Borrower, Administrative Agent, such removed Lender and the replacement Lender shall otherwise comply with Section 9.04, provided that if such removed Lender does not comply with Section 9.04 within one Business Day after the Borrower’s request, compliance with Section 9.04 shall not be required to effect such assignment.
(c)    If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 9.08 requires the consent of all of the Lenders affected and with respect to which the Required Lenders shall have granted their consent, then the Borrower shall have the right (unless such Non-Consenting Lender grants such consent) at their sole expense (including with respect to the processing and recordation fee referred to in Section 9.04(b)(ii)(B)) to (x) terminate the applicable Commitments of such Lender, and repay all Loan Obligations of the Borrower and Thai Borrower owing to such Lender relating to the applicable Loans and participations held by such Lender as of such termination date under one or more Facilities as the Borrower may elect or (y) replace such Non-Consenting Lender by requiring such Non-Consenting Lender to (and any such Non-Consenting Lender agrees that it shall, upon the Borrower’s request) assign its Loans and its Commitments (or, at the Borrower’s option, the Loans and Commitments under the Facility that is the subject of the proposed amendment, waiver, discharge or termination) hereunder to one or more assignees reasonably acceptable to (xxv) the Administrative Agent (unless such assignee is a Lender, an Affiliate of a Lender or an Approved Fund) and (xxv) if in respect of any Revolving Facility Commitment or Revolving Facility Loan, the Swingline Lender and the Issuing Banks; provided that in the case of an assignment pursuant to the preceding clause (y): (a) all Loan Obligations of the Borrower or Thai Borrower owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment, (b) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon and the replacement Lender or, at the option of the Borrower, the Borrower shall pay any amount required by Section 2.12(d)(y), if applicable, and (c) the replacement Lender shall grant its consent with respect to the applicable proposed amendment, waiver, discharge or termination. No action by or consent of the Non-Consenting Lender shall be necessary in connection with such assignment, which shall be immediately and automatically effective upon payment of such purchase price. In connection with any such assignment, the Borrower, Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 9.04; provided that if such Non-Consenting Lender does not comply with Section 9.04 within one Business Day after the Borrower’s request, compliance with Section 9.04 shall not be required to effect such assignment.
Section 2.20    Illegality. If any Lender reasonably determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for any Lender or its applicable Lending Office to make or maintain any Term SOFR Loans or Eurocurrency Loans then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligations of such Lender to make or continue Term SOFR Loans or Eurocurrency Loans or to convert ABR Borrowings to Term SOFR Borrowings shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall upon demand from such Lender (with a copy to the Administrative Agent), convert all Term SOFR Borrowings or Eurocurrency Borrowings, as applicable, of such Lender to ABR Borrowings, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Term SOFR Borrowings or Eurocurrency Borrowings, as applicable, to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so converted.
Section 2.21    Incremental Commitments.
(a)    The Borrower or any Subsidiary Loan Party (or Subsidiary that will substantially concurrently become a Subsidiary Loan Party) may obtain Incremental Term Loan Commitments and/or Incremental Revolving Facility Commitments, as applicable, in an amount not to exceed the Incremental Amount available at the time such Incremental Commitments are established (or at the time any commitment relating thereto is entered into or, at the option of the Borrower, at the time of incurrence of the Incremental Loans thereunder) from one or more Incremental Term Lenders and/or Incremental Revolving Facility Lenders (which may include any existing Lender) willing to provide such Incremental Term Loans and/or Incremental Revolving Facility Commitments, as the case may be, in their own discretion; provided that each Incremental Revolving Facility Lender providing an Incremental Revolving Facility Commitment shall be subject, to the extent the same would be required for an assignment under Section 9.04, to the approval of the Administrative Agent, the Issuing Banks and the Swingline Lender (which approvals shall not be unreasonably withheld, delayed or conditioned). The amount of the Incremental Term Loan Commitments and/or Incremental Revolving Facility Commitments shall be in minimum increments of $5,000,000 and a minimum amount of $10,000,000, or equal to the remaining Incremental Amount or, in each case, such lesser amount approved by the Administrative Agent). Such Incremental Commitments may, at the election of the Borrower, be (x) commitments to increase the principal amount of any existing Class of Term Loans or Term Facility Commitments by making term loans with terms identical to such outstanding Class of Term Loans or Term Facility Commitments or to increase the principal amount of any existing Class of Revolving Facility Commitments (provided that an increase to the Thai Baht Revolving Facility will require prior written consent from the Thai Baht Revolving Lenders) by providing revolving credit commitments with terms identical to such outstanding Class of Revolving Facility Commitments or (y) commitments to make a new tranche of Term Loans with pricing, maturity, amortization, participation in mandatory prepayments and/or other terms different from any outstanding Class of Term Loans or commitments to make a new tranche of revolving credit commitments with pricing, maturity and/or other terms different from any outstanding Class of Revolving Facility Commitments.
(b)    The Borrower and each Incremental Term Lender and/or Incremental Revolving Facility Lender shall execute and deliver to the Administrative Agent an Incremental Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Term Loan Commitment of such Incremental Term Lender and/or Incremental Revolving Facility Commitment of such Incremental Revolving Facility Lender. Each Incremental Assumption Agreement shall specify the terms of the applicable Incremental Term Loans and/or Incremental Revolving Facility Commitments; provided that:

(i)    any commitments to increase the principal amount of an existing Class of Term Loans and/or make additional Revolving Facility Loans of any Class shall have the same terms as such Term Loans or the Revolving Facility Loans, respectively, and shall be documented as an increase to such Class of existing Term Loans and/or Revolving Facility Commitments, as applicable, hereunder (it being understood that, if required to consummate an Incremental Revolving Facility, the Borrower may increase the pricing, interest rate margins, rate floors and undrawn fees on the applicable Revolving Facility being increased for all lenders under such Revolving Facility without the need for consent from any existing Lender, but additional upfront or other fees may be payable to the lenders participating in such Incremental Revolving Facility without any requirement to pay such amounts to any existing Revolving Facility Lenders),
(ii)    any Incremental Loans shall rank pari passu in right of payment and security with the Initial Term B Loans and the Initial Revolving Facility Loans,
(iii)    the final maturity date of any such Incremental Term Loans (except for (i) Customary Bridge Loans and (ii) the Inside Maturity Basket) shall be no earlier than the Initial Term B Facility Maturity Date,
(iv)    the Weighted Average Life to Maturity of any such Incremental Term Loans (except for (i) Customary Bridge Loans and (ii) the Inside Maturity Basket) shall be no shorter than the remaining Weighted Average Life to Maturity of the Initial Term B Loans,
(v)    any Incremental Term Loans may provide for the ability to participate (i) on a pro rata basis or non-pro rata basis in any voluntary prepayments of any then-existing Class of Term Loans and (ii) on a pro rata basis or less than pro rata basis (but not on a greater than pro rata basis with respect to the Initial Term B Loans, other than in the case of a refinancing thereof) in any mandatory prepayments of any then-existing Class of Term Loan,
(vi)    (A) other than as set forth in clauses (ii), (iii), (iv), (vii) or (viii) of this clause (b), all other terms of any Incremental Term Loan, if not consistent with the terms of any then-existing Class of Term Loans, will be as agreed between the Borrower and the lenders providing such Incremental Term Loans and (B) the terms of any Incremental Revolving Facility established as a separate Class will provide for final maturity no earlier than, and require no scheduled mandatory commitment reduction prior to, the Initial Revolving Facility Maturity Date and all other material terms (other than pricing, maturity, upfront, arrangement, structuring, underwriting, ticking, consent, amendment and other fees, participation in mandatory prepayments or commitment reductions and immaterial terms, which shall be determined by the Borrower) shall (x) be substantially consistent with the Initial Revolving Facility Loans (as determined by the Borrower in good faith), (y) reflect market terms and conditions (as determined by the Borrower in good faith) at the time of incurrence of such Incremental Revolving Facility or the obtaining of any commitment with respect thereto or (z) be reasonably satisfactory to the Administrative Agent (it being understood that if any financial maintenance covenant or other more favorable provision is added for the benefit of any Incremental Revolving Facility, no consent shall be required from the Administrative Agent or any Lender to the extent that such financial maintenance covenant or other provision is (1) also added for the benefit of any then-existing Revolving Facility or (2) only applicable after the Initial Revolving Facility Maturity Date),

(vii)    the currency, pricing, interest rate margins, discounts, premiums, rate floors and fees applicable to any Incremental Term Loans shall be determined by the Borrower and the lenders thereunder; provided that with respect to any U.S. Dollar denominated broadly-syndicated floating rate Incremental Term Loan incurred prior to the date which is twelve months following the Closing Date that is originally incurred in reliance on clause (ii) of the definition of “Incremental Amount” (but not on account of any reclassification provided for in the proviso contained in such definition) and ranks pari passu in right of security with the Initial Term B Loans, the Applicable Margin shall not exceed the Applicable Margin in respect of the Initial Term B Loans on the 2025-2 Refinancing Amendment Effective Date by more than 0.50% per annum (the “Term Margin Differential”), or if it does so exceed such Applicable Margin by more than the Term Margin Differential, then the Applicable Margin applicable to such Initial Term B Loans shall be increased by an amount equal to the positive difference (if any) between the Applicable Margin with respect to such Incremental Term Loan and the corresponding Applicable Margin applicable to the Initial Term B Loans minus the Term Margin Differential (this proviso, the “MFN Provision”); provided, further, that the MFN Provision shall not apply to (A) any Incremental Term Facility having an aggregate principal amount not exceeding the greater of (x) $200,000,000 and (y) 0.50 times EBITDA calculated on a Pro Forma Basis for the most recently ended Test Period, (B) any Incremental Term Facility scheduled to mature on or after the date that is one year after the Initial Term B Facility Maturity Date, (C) any Incremental Term Facility incurred in connection with a Permitted Business Acquisition or other permitted Investment hereunder, (D) customary term “A” loans and (E) customary bridge loans with a maturity date not longer than one year that are convertible or exchangeable into, or are intended to be refinanced with, any Indebtedness other than term loans that are pari passu with the Initial Term B Loans in right of payment and with respect to security and that would otherwise be subject to the MFN Provision; and
(viii)    there shall be no obligor in respect of any Incremental Term Loan Commitments or Incremental Revolving Facility Commitments that is not a Loan Party or the Thai Borrower (with respect to the Thai Baht Revolving Facility Commitments).
(c)    Notwithstanding the foregoing, no Incremental Term Loan Commitment or Incremental Revolving Facility Commitment shall become effective under this Section 2.21 unless (i) subject to Section 1.07 and only to the extent required by the Lenders providing such Incremental Facility, no Specified Event of Default shall have occurred and be continuing and (ii) the Administrative Agent shall have received customary legal opinions, board resolutions and other customary closing certificates and documentation as reasonably required by the relevant Incremental Assumption Agreement consistent with those delivered pursuant Section 4.02 and such additional customary documents and filings (to the extent required to be delivered on the Closing Date pursuant to Section 4.02 and Section 5.10) as the Administrative Agent may reasonably request, subject to Section 5.10(d), to assure that the Incremental Term Loans and/or Revolving Facility Loans in respect of Incremental Revolving Facility Commitments are secured by the Collateral ratably with one or more Classes of then-existing Term Loans and Revolving Facility Loans; provided that, solely to the extent required by the applicable lenders providing such Incremental Facility in the applicable Incremental Assumption Agreement, and subject to Section 1.04(a) (i) the representations and warranties contained in Article III hereof shall be true and correct in all material respects on and as of the date of the incurrence of any Incremental Term Loan Commitment or Incremental Revolving Facility Commitment (provided that any representations and warranties which expressly relate to a given date or period shall be required only to be true and correct in all material respects as of such respective date or for the respective period, as the case may be), subject to customary “SunGard” limitations to the extent the proceeds of any Incremental Facility are being used to finance a Permitted Business Acquisition or other acquisition or similar

Investment permitted by this Agreement and (ii) on the date of effectiveness of the Incremental Assumption Agreement, no Specified Event of Default shall have occurred and be continuing.
(d)    Notwithstanding anything to the contrary herein, (i) the initial Interest Period with respect to any Term SOFR Borrowing or Eurocurrency Borrowing of Incremental Loans may, at Holdings’ option, be of a duration that commences on the date of borrowing thereof and ends on the last day of the Interest Period applicable to any other outstanding Term SOFR Borrowing or Eurocurrency Borrowing, in which case the Adjusted Term SOFR or Adjusted EURIBOR with respect to such initial Interest Period shall be the same as the Adjusted Term SOFR or Adjusted EURIBOR applicable to such other outstanding Term SOFR Borrowing or Eurocurrency Borrowing, as the Borrower may direct and (ii) for the purpose of determining the number of outstanding Term SOFR Borrowings or Eurocurrency Borrowings upon the incurrence of any Incremental Loans, any Term SOFR Borrowings or Eurocurrency Borrowings in respect of which the Borrower has made the election described in the preceding clause (i) shall be considered a single Term SOFR Borrowing or Eurocurrency Borrowing, as applicable.
(e)    Notwithstanding anything herein to the contrary, no Lender shall have any obligation to agree to increase its Commitment, or to provide any Incremental Term Loans, Incremental Term Loan Commitments or Incremental Revolving Facility Commitments, pursuant to this Section 2.21 and any election to do so shall be in the sole discretion of such Lender.
Section 2.22    Extensions.
(a)    Notwithstanding anything to the contrary in this Agreement, including Section 2.18, pursuant to one or more offers made from time to time by the Borrower to all Lenders of any Class of Term Loans and/or Revolving Facility Commitments, on a pro rata basis (based, in the case of an offer to the Lenders under any Class of Term Loans, on the aggregate outstanding Term Loans of such Class and, in the case of an offer to the Lenders under any Revolving Facility, on the aggregate outstanding Revolving Facility Commitments under such Revolving Facility, as applicable) and on the same terms (“Pro Rata Extension Offers”), the Borrower is hereby permitted to consummate transactions with individual Lenders from time to time to extend the maturity date of such Lender’s Loans and/or Commitments of such Class and to otherwise modify the terms of such Lender’s Loans and/or Commitments of such Class pursuant to the terms of the relevant Pro Rata Extension Offer (including, without limitation, increasing the interest rate or fees payable in respect of such Lender’s Loans and/or Commitments and/or modifying the amortization schedule in respect of such Lender’s Loans). For the avoidance of doubt, the reference to “on the same terms” in the preceding sentence shall mean, (i) in the case of an offer to the Lenders under any Class of Term Loans, that all of the Term Loans of such Class are offered to be extended for the same amount of time and that the interest rate changes and fees payable with respect to such extension are the same and (ii) in the case of an offer to the Lenders under any Revolving Facility, that all of the Revolving Facility Commitments of such Facility are offered to be extended for the same amount of time and that the interest rate changes and fees payable with respect to such extension are the same. The election of any Lender or Issuing Bank to agree to such extension shall not obligate any other Lender or Issuing Bank to so agree. Any such extension (an “Extension”) agreed to between the Borrower and any such Lender, acting in its sole and individual discretion (an “Extending Lender”), will be established under this Agreement by implementing an extended Term Loan for such Lender if such Lender is extending an existing Term Loan (such extended Term Loan, an “Extended Term Loan”) or an extended Revolving Facility Commitment for such Lender if such Lender is extending an existing Revolving Facility Commitment (such extended Revolving Facility Commitment, an “Extended Revolving Facility Commitment” and any Revolving Facility Loans made thereunder, “Extended Revolving Loans”). Each Pro Rata Extension Offer shall specify the date on which the Borrower proposes that the Extended Term Loan shall be made or Extended Revolving Facility

Commitment shall become effective, which shall be a date not earlier than five Business Days after the date on which notice is delivered to the Administrative Agent (or such shorter period agreed to by the Administrative Agent in its reasonable discretion). No consent of any Lender shall be required to effectuate any Extension, other than (A) the consent of each Lender agreeing to such Extension with respect to one or more of its Loans and/or Commitments under any Class (or a portion thereof), (B) with respect to any extension of the Revolving Facility Commitments, the consent of each Issuing Bank to the extent to the commitment to provide Letters of Credit is to be extended and (C) with respect to any Extension of the Revolving Facility Commitments, the consent of the Swingline Lender to the extent the swingline facility is to be extended (in each case which consent shall not be unreasonably withheld, delayed or conditioned).
(b)    The Borrower and each Extending Lender shall execute and deliver to the Administrative Agent an Extension Amendment and such other documentation as the Administrative Agent shall reasonably specify to evidence the Extended Term Loans and/or Extended Revolving Facility Commitments of such Extending Lender. Each Extension Amendment shall specify the terms of the applicable Extended Term Loans and/or Extended Revolving Facility Commitments; provided that (i) except as to interest rates, fees and any other pricing terms (which interest rates, fees and other pricing terms shall not be subject to the provisions set forth in Section 2.21(b)(vii)), amortization, final maturity date and participation in prepayments and commitment reductions (which shall, subject to clauses (ii) and (iii) of this proviso, be determined by the Borrower and set forth in the Pro Rata Extension Offer), the Extended Term Loans shall have the same terms as an existing Class of Term Loans (in each case, except for terms (I) (A) applicable only to periods after the Latest Maturity Date in effect at the time such Extended Term Loans are incurred or (B) that are conformed (or added) to this Agreement for the benefit of the then-existing Term Facilities or (II) that are otherwise reasonably acceptable to the Administrative Agent), (ii) the final maturity date of any Extended Term Loans shall be no earlier than the Class of Term Loans being extended, (iii) the Weighted Average Life to Maturity of any Extended Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Class of Term Loans to which such offer relates, (iv) except as to interest rates, fees, any other pricing terms, participation in mandatory prepayments and commitment reductions and final maturity (which shall be determined by the Borrower and set forth in the Pro Rata Extension Offer), any Extended Revolving Facility Commitment shall have the same terms as an existing Class of Revolving Facility Commitments (in each case, except for terms (I) (A) applicable only to periods after the Latest Maturity Date in respect of the Revolving Facility in effect at the time such Extended Revolving Facility Commitments are created or (B) that are conformed (or added) to this Agreement for the benefit of the then-existing Revolving Facilities, or (II) that are otherwise reasonably acceptable to the Administrative Agent and, in respect of any other terms that would affect the rights or duties of any Issuing Bank or Swingline Lender, reasonably satisfactory to such Issuing Bank or Swingline Lender), (v) any Extended Revolving Facility Commitments may participate on a pro rata basis or a less than pro rata basis (but not a greater than pro rata basis except in the case of a refinancing thereof) with the Initial Revolving Facility Loans in any mandatory prepayment or commitment reduction hereunder, (vi) any Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not a greater than pro rata basis except in the case of a refinancing thereof) with the Initial Term B Loans in any mandatory prepayment hereunder and (vii) there shall be no obligor in respect of any such Extended Term Loans or Extended Revolving Facility Commitments that is not a Loan Party
(c)    Each Extension shall be consummated pursuant to procedures set forth in the associated Pro Rata Extension Offer; provided that the Borrower shall cooperate with the Administrative Agent prior to making any Pro Rata Extension Offer to establish reasonable procedures with respect to mechanical provisions relating to such Extension, including, without limitation, timing, rounding and other adjustments.
(d)    Upon the effectiveness of any such Extension, the applicable Extending Lender’s Term Loan will be automatically designated an Extended Term Loan and/or such Extending Lender’s Revolving Facility Commitment will be automatically designated an Extended Revolving Facility Commitment.
(e)    In connection with any Extension, no Issuing Bank or Swingline Lender shall be obligated to provide Swingline Loans or issue Letters of Credit after the expiration of the scheduled maturity date originally applicable to the relevant Revolving Facility Commitments unless it shall have consented thereto.
Section 2.23    Refinancing Amendments.
(a)    Notwithstanding anything to the contrary in this Agreement, including Section 2.18, the Borrower may, by written notice to the Administrative Agent, establish one or more additional tranches of term loans under this Agreement (such loans, “Refinancing Term Loans”), the net cash proceeds of which are used to Refinance in whole or in part any Class of Term Loans. Each such notice shall specify the date (each, a “Refinancing Effective Date”) on which the Borrower proposes that the Refinancing Term Loans shall be made, which shall be a date not earlier than five Business Days after the date on which such notice is delivered to the Administrative Agent (or such shorter period agreed to by the Administrative Agent in its reasonable discretion); provided that:
(i)    the final maturity date of the Refinancing Term Loans shall be no earlier than the Term Facility Maturity Date of the refinanced Term Loans and the Weighted Average Life to Maturity of such Refinancing Term Loans shall be no shorter than the then-remaining Weighted Average Life to Maturity of the refinanced Term Loans; provided that the requirements of this clause (i) shall not apply to the Inside Maturity Basket;
(ii)    the aggregate principal amount of any Refinancing Term Loan is not greater than the principal or committed amount of the Class of Term Loan being refinanced, plus additional amounts to the extent otherwise permitted to be incurred under the Loan Documents, plus any fees, premiums, original issue discount and accrued interest associated therewith, and costs and expenses related thereto;
(iii)    all other material terms applicable to such Refinancing Term Loans (other than provisions relating to original issue discount, upfront fees, interest rates and any other pricing terms (which original issue discount, upfront fees, interest rates and other pricing terms shall not be subject to the provisions set forth in Section 2.21(b)(vii)) and optional prepayment or mandatory prepayment or redemption terms, which shall be as agreed between the Borrower and the Lenders providing such Refinancing Term Loans) taken as a whole shall be substantially similar to, or not materially more favorable to the lenders providing such Refinancing Term Loans (as determined by the Borrower in good faith) than, the terms, taken as a whole, applicable to the Term Loans being refinanced (except to the extent such covenants and other terms (I) (A) apply solely to any period after the Initial Term B Facility Maturity Date or (B) are conformed (or added) to this Agreement for the benefit of the then-existing Term Facilities, (II) reflect market terms and conditions (as determined by the Borrower in good faith) at the time of incurrence or at the time of obtaining a commitment with respect thereto or (III) are otherwise reasonably acceptable to the Administrative Agent);
(iv)    any Refinancing Term Loans may rank pari passu or junior in right of payment and/or security with the Initial Term B Loans and, if secured by Liens on the Collateral that rank pari passu or junior in right of security to the Initial Term B Loans, such Refinancing Term Loans may, at the option of Holdings, be documented separately to this Agreement and such Liens will be subject to a Permitted Pari Passu Intercreditor Agreement or Permitted Junior Intercreditor Agreement;
(v)    such Refinancing Term Loans may be secured solely by assets that are Collateral; and
(vi)    there shall be no obligor in respect of such Refinancing Term Loans that is not a Loan Party.
(b)    In addition, notwithstanding the foregoing, the Borrower may establish Refinancing Term Loans to refinance and/or replace all or any portion of a Revolving Facility Commitment (regardless of whether Revolving Facility Loans are outstanding under such Revolving Facility Commitments at the time of incurrence of such Refinancing Term Loans) and/or the Revolving Facility Loans pursuant thereto, so long as (1) the aggregate amount of such Refinancing Term Loans does not exceed the aggregate amount of Revolving Facility Commitments terminated at the time of incurrence thereof plus additional amounts to the extent otherwise permitted to be incurred under the Loan Documents, plus any fees, premiums, original issue discount and accrued interest associated therewith, and costs and expenses related thereto, (2) if the applicable Revolving Facility Credit Exposure outstanding on the Refinancing Effective Date would exceed the aggregate amount of Revolving Facility Commitments outstanding in each case after giving effect to the termination of such Revolving Facility Commitments, the Borrower shall take one or more actions such that such Revolving Facility Credit Exposure does not exceed such aggregate amount of Revolving Facility Commitments in effect on the Refinancing Effective Date after giving effect to the termination of such Revolving Facility Commitments (it being understood that (x) such Refinancing Term Loans may be provided by the Lenders holding the Revolving Facility Commitments being terminated and/or by any other Person that would be an Eligible Assignee hereunder and (y) the proceeds of such Refinancing Term Loans shall not constitute Net Proceeds hereunder), (3) the Weighted Average Life to Maturity of the Refinancing Term Loans (disregarding any customary amortization for this purpose) shall be no shorter than the remaining life to termination of the terminated Revolving Facility Commitments, (4) the final maturity date of the Refinancing Term Loans shall be no earlier than the termination date of the terminated Revolving Facility Commitments and (5) all other terms applicable to such Refinancing Term Loans (other than provisions relating to original issue discount, upfront fees, interest rates and any other pricing terms (which original issue discount, upfront fees, interest rates and other pricing terms shall not be subject to the provisions set forth in Section 2.21(b)(vii)) and optional prepayment or mandatory prepayment or redemption terms, which shall be as agreed between the Borrower and the Lenders providing such Refinancing Term Loans) taken as a whole shall be substantially similar to, or not materially more favorable (as determined by the Borrower in good faith) to the lenders providing such Refinancing Term Loans than, the terms, taken as a whole, applicable to the Revolving Facility Loans being refinanced (except to the extent such covenants and other terms (I) (A) apply solely to any period after the Initial Term B Facility Maturity Date or (B) are conformed (or added) to this Agreement for the benefit of the then-existing Revolving Facility Loans, (II) reflect market terms and conditions (as determined by the Borrower in good faith) at the time of incurrence or of obtaining a commitment with respect thereto, or

(III) are otherwise reasonably acceptable to the Administrative Agent), as determined by the Borrower in good faith.
(c)    The Borrower may approach any Lender or any other Person that would be a permitted Assignee pursuant to Section 9.04 to provide all or a portion of the Refinancing Term Loans; provided that any Lender offered or approached to provide all or a portion of the Refinancing Term Loans may elect or decline, in its sole discretion, to provide a Refinancing Term Loan. Any Refinancing Term Loans made on any Refinancing Effective Date shall be designated an additional Class of Term Loans or as an increase in any previously established Class of Term Loans.
(d)    Notwithstanding anything to the contrary in this Agreement, including Section 2.18, the Borrower may by written notice to the Administrative Agent establish one or more additional Facilities providing for revolving commitments (“Replacement Revolving Facilities” and the commitments thereunder, “Replacement Revolving Facility Commitments” and the revolving loans thereunder, “Replacement Revolving Loans”), which replace in whole or in part any Class of Revolving Facility Commitments under this Agreement. Each such notice shall specify the date (each, a “Replacement Revolving Facility Effective Date”) on which the Borrower proposes that the Replacement Revolving Facility Commitments shall become effective, which shall be a date not less than five Business Days after the date on which such notice is delivered to the Administrative Agent (or such shorter period agreed to by the Administrative Agent in its reasonable discretion); provided that:
(i)    after giving effect to the establishment of any Replacement Revolving Facility Commitments and any concurrent reduction in the aggregate amount of any other Revolving Facility Commitments, the aggregate principal amount of any Replacement Revolving Facility is not greater than the principal or committed amount of the Class of Revolving Facility Commitments being replaced, plus additional amounts to the extent otherwise permitted to be incurred under the Loan Documents, plus any fees, premiums, original issue discount and accrued interest associated therewith, and costs and expenses related thereto;
(ii)    no Replacement Revolving Facility Commitments shall have a final maturity date (or require commitment reductions or amortizations) prior to the Revolving Facility Maturity Date in effect at the time of incurrence for the Revolving Facility Commitments being replaced, other than as a result of a mandatory prepayment;
(iii)    all other material terms applicable to such Replacement Revolving Facility (other than provisions relating to (x) fees, interest rates and other pricing terms and prepayment and commitment reduction and optional and mandatory redemption terms which shall be as agreed between the Borrower and the Lenders providing such Replacement Revolving Facility Commitments and (y) the amount of any letter of credit sublimit and swingline commitment under such Replacement Revolving Facility, which shall be as agreed between the Borrower, the Lenders providing such Replacement Revolving Facility Commitments, the Administrative Agent and the replacement issuing bank and replacement swingline lender, if any, under such Replacement Revolving Facility Commitments) taken as a whole shall be substantially similar to, or not materially less favorable (as determined by the Borrower in good faith) to the Borrower and the Subsidiaries than, the terms, taken as a whole, applicable to the Initial Revolving Facility Loans (except to the extent such covenants and other terms (I) (A) apply solely to any period after the latest Revolving Facility Maturity Date in effect at the time of incurrence or (B) are conformed (or added) to this Agreement for the benefit of the then-existing Revolving Facilities, (II) reflect market terms and conditions (as determined by the Borrower in good faith) at the time of incurrence or at the time of obtaining a commitment with respect thereto or (III) are otherwise reasonably acceptable to the Administrative Agent);
(iv)    any Replacement Revolving Facility may rank pari passu or junior in right of payment and/or security with the Initial Revolving Facility and, if secured by Liens on the Collateral that rank pari passu or junior in right of security to the Initial Revolving Facility, such Replacement Revolving Facility may, at the option of the Borrower, be documented separately to this Agreement and such Liens will be subject to a Permitted Pari Passu Intercreditor Agreement or a Permitted Junior Intercreditor Agreement;
(v)    such Replacement Revolving Facility may be secured solely by assets that are Collateral; and
(vi)    there shall be no obligor in respect of such Replacement Revolving Facility that is not a Loan Party or the Thai Borrower (with respect to a replacement of the Thai Baht Revolving Facility).
(e)    In addition, the Borrower may establish Replacement Revolving Facility Commitments to refinance and/or replace all or any portion of a Term Loan hereunder (regardless of whether such Term Loan is repaid with the proceeds of Replacement Revolving Loans or otherwise), so long as the aggregate amount of such Replacement Revolving Facility Commitments does not exceed the aggregate amount of Term Loans repaid at the time of establishment thereof plus additional amounts to the extent otherwise permitted to be incurred under the Loan Documents, plus any fees, premiums, original issue discount and accrued interest associated therewith, and costs and expenses related thereto (it being understood that such Replacement Revolving Facility Commitment may be provided by the Lenders holding the Term Loans being repaid and/or by any other Person that would be a permitted Assignee hereunder), so long as the final termination date of the Replacement Revolving Facility Commitments shall be no earlier than the Term Facility Maturity Date of the refinanced Term Loans.
(f)    Solely to the extent that an Issuing Bank or Swingline Lender is not a replacement issuing bank or replacement swingline lender, as the case may be, under a Replacement Revolving Facility, it is understood and agreed that such Issuing Bank or Swingline Lender shall not be required to issue any Letters of Credit or make Swingline Loans under such Replacement Revolving Facility without its consent.
(g)    The Borrower may approach any Lender or any other Person that would be a permitted Assignee of a Revolving Facility Commitment pursuant to Section 9.04 to provide all or a portion of the Replacement Revolving Facility Commitments; provided that any Lender offered or approached to provide all or a portion of the Replacement Revolving Facility Commitments may elect or decline, in its sole discretion, to provide a Replacement Revolving Facility Commitment. Any Replacement Revolving Facility Commitment made on any Replacement Revolving Facility Effective Date shall be designated an additional Class of Revolving Facility Commitments or be designated as an increase in any previously established Class of Revolving Facility Commitments.
Section 2.24    Certain Adjustments.
(a)    Notwithstanding anything to the contrary herein, in connection with the establishment of any Incremental Revolving Facility Commitments, Extended Revolving Facility Commitments or Replacement Revolving Facility Commitments (any such Commitments, “New Commitments”) that constitute an increase in the amount of any existing Class (the “Increased Class”), each of the parties hereto hereby agrees that the Administrative Agent may take any and all action as may be necessary to ensure that on the date of such establishment and/or the date of any applicable Credit Events (each, an “Applicable Date”), each Lender in respect of the Increased Class, including the Lenders in respect of the New Commitments, participates ratably in (i) the outstanding Loans of the Increased Class, (ii) Letters of Credit issued in respect of the Increased Class and (iii) Swingline Loans made in respect of the Increased Class, in each case in accordance with its Pro Rata Share. In addition, at the election of the Administrative Agent, each applicable Lender may be deemed to have effectuated such purchases and assignments of Loans or participations as shall be required to give effect to the foregoing. The “Pro Rata Share” of any Lender on any Applicable Date is the ratio of (x) the Commitments of the Increased Class (including any New Commitments) held by such Lender and (y) the aggregate Commitments of the Increased Class (including any New Commitments).
(b)    Notwithstanding anything to the contrary herein, in connection with the establishment of any Incremental Revolving Facility Commitments, Extended Revolving Facility Commitments or Replacement Revolving Facility Commitments that constitute a new Class hereunder, each of the parties hereto hereby agrees that this Agreement may be amended pursuant to the applicable Incremental Assumption Agreement, Extension Amendment or Refinancing Amendment to provide that (i) the borrowing and repayment (except for (1) payments of interest and fees at different rates, (2) repayments required upon the applicable Maturity Date and (3) repayments made in connection with any permanent repayment or termination of Commitments) of the applicable Incremental Revolving Loans, Extended Revolving Loans or Replacement Revolving Loans shall be made on a pro rata basis with any then-existing Revolving Facility Loans and (ii) all Swingline Loans and/or Letters of Credit (or additional swingline loans and/or letters of credit made or issued, as applicable) shall be participated on a pro rata basis by all Revolving Facility Lenders.
Section 2.25    Defaulting Lender. (a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:
(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definitions of “Required Lenders” or “Required Revolving Facility Lenders.”
(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, following an Event of Default or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.06 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank or the Swingline Lender hereunder, third, to Cash Collateralize the Issuing Banks’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.05(j), fourth, as the Borrower may request (so long as no Default or Event of Default has occurred and is continuing or would result therefrom), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to

Loans under this Agreement and (y) Cash Collateralize the Issuing Banks’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.05(j), sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, Issuing Bank or Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, seventh, so long as no Default or Event of Default has occurred and is continuing or would result therefrom, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.25 shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)    Certain Fees. (A) No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender.
(B)    Each Defaulting Lender shall be entitled to receive L/C Participation Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its pro rata share of the amount available under of Letters of Credit for which it has provided Cash Collateral.
(C)    With respect to any Commitment Fee or L/C Participation Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each Issuing Bank and the Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s or Swingline Lender’s Fronting Exposure to such Defaulting Lender and (z) not be required to pay the remaining amount of any such fee.
(iv)    Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letters of Credit and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective pro rata Commitments (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Facility Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Facility Commitment. Subject to Section 9.24, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(v)    Cash Collateral, Repayment of Swingline Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, within three Business Days following the written request of (i) the Administrative Agent or (ii) the Swingline Lender or any Issuing Bank, as applicable (with a copy to the Administrative Agent), (x) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Fronting Exposure and (y)

second, Cash Collateralize the Issuing Banks’ Fronting Exposure in accordance with the procedures set forth in Section 2.05(j).
(b)    Defaulting Lender Cure. If the Borrower, the Administrative Agent and the Swingline Lender and each Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Revolving Facility Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with their Revolving Facility Commitments (without giving effect to Section 2.25(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that, no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
(c)    New Swingline Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) the Issuing Banks shall not be required to issue, extend or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.
(d)    Termination of Defaulting Lender. The Borrower may terminate the unused amount of any Revolving Facility Commitment of any Revolving Facility Lender that is a Defaulting Lender, upon not less than five Business Days’ prior notice to the Administrative Agent (and the Administrative Agent shall promptly notify the Lenders thereof), and in such event the provisions of Section 2.25(a)(ii) hereof will apply to all amounts thereafter paid by the Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that such termination shall not be deemed to be a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
ARTICLE III
Representations and Warranties
On the date of each Credit Event, each of the Borrower and the Thai Borrower (and Holdings with respect to Sections 3.01, 3.02, 3.03, 3.04, 3.09, 3.11, 3.14, 3.15, 3.17, 3.18, 3.21 and 3.22) represents and warrants to each of the Lenders that:
Section 3.01    Organization; Powers. The Borrower, the Thai Borrower and each Guarantor (a) (i) is a partnership, limited liability company, corporation, company or other entity duly organized or incorporated, validly existing under the laws of the jurisdiction of its organization or incorporation and (ii) is, to the extent such concept is applicable under the laws of the jurisdiction of its organization or incorporation, in good standing, (b) has all requisite entity level power and authority to own its material property and assets and to carry on its business in all material respects as now conducted, (c) is qualified to do business in each jurisdiction where such qualification is required and (d) has the entity level power and authority to execute, deliver and perform its obligations under each of the Loan Documents to which it is or will be a party and, in the case of the Borrower and the Thai Borrower, to borrow and otherwise obtain credit hereunder, in each case of this Section 3.01 (other than clauses (a)(i), (b) and (d), in each case with respect to the Borrower) except as would not reasonably be expected to result in a Material Adverse Effect.
Section 3.02    Authorization. The execution, delivery and performance by the Borrower, the Thai Borrower and each Subsidiary Loan Party and, in the case of Sections 3.02(a) and 3.02(b)(i), Holdings, of each of the Loan Documents to which it is a party, the borrowings hereunder and the granting of guarantees and security interests in respect thereof (a) have been duly authorized by all corporate, partnership, limited liability company action or similar action required to be obtained by Holdings, the Borrower, the Thai Borrower and such Subsidiary Loan Party and (a) will not (i) violate (A) any material provision of law, statute, rule or regulation applicable to Holdings, the Borrower, the Thai Borrower or such Subsidiary Loan Party, (B) the certificate or articles of incorporation or formation or other constitutive documents (including any partnership, limited liability company or operating agreements or by-laws) of Holdings, the Borrower, the Thai Borrower or any such Subsidiary Loan Party, (C) any applicable order of any court or any rule, regulation or order of any Governmental Authority applicable to the Borrower, the Thai Borrower or any such Subsidiary Loan Party or (D) any provision of any indenture, material debt agreement or other material debt instrument to which Holdings, the Borrower, the Thai Borrower or such Subsidiary Loan Party is a party or by which any of them or any of their property is or may be bound, (ii) result in a breach of or constitute (alone or with due notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) under such indenture, material debt agreement or other material debt instrument, where any such conflict, violation or breach or default referred to in clause (i) or (ii) of this Section 3.02(b) would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by the Borrower, the Thai Borrower or any such Subsidiary Loan Party, other than the Liens created by the Loan Documents and Permitted Liens.
Section 3.03    Enforceability. This Agreement has been duly executed and delivered by Holdings, the Borrower and the Thai Borrower and constitutes, and each other Loan Document when executed and delivered by Holdings, the Borrower, the Thai Borrower and each Subsidiary Loan Party that is party thereto will constitute, a legal, valid and binding obligation of such Loan Party or the Thai Borrower enforceable against such Loan Party or the Thai Borrower, as applicable, in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, stay, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), (iii) implied covenants of good faith and fair dealing and (iv) the Legal Reservations.
Section 3.04    Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required for the execution, delivery or performance of each Loan Document to which the Borrower, the Thai Borrower or any Subsidiary Loan Party is a party, except for (a) the filing of Uniform Commercial Code financing statements, (b) filings with the United States Patent and Trademark Office and the United States Copyright Office, (c) recordation of the Mortgages, if any, (d) such as have been made or obtained and are in full force and effect, (e) such actions, consents and approvals the failure of which to be obtained or made would not reasonably be expected to have a Material Adverse Effect, (f) filings or other actions listed on Schedule 3.04 and any other filings, stampings, registrations, notarizations or notifications required by the Security Documents, required to perfect security created by the Security Documents or required to achieve the relevant priority for all Liens created by such Security Documents and (g) payment of stamp duty with respect to this Agreement with the Revenue Department of Thailand, which shall be made within 15 days from the date of execution of this Agreement, or if this Agreement is executed outside Thailand, within 30 days from the date on which the original of this Agreement is brought into Thailand.
Section 3.05    Financial Statements. Except as set forth on Schedule 3.05:
(a)    After the Closing Date, the financial statements most recently provided pursuant to Section 5.04(a) or Section 5.04(b), as applicable, present fairly, in all material respects, the financial position, results of operations and cash flows of the Persons covered thereby on a consolidated basis as of such dates and for such periods in accordance with GAAP, (w) except as otherwise expressly noted therein, (x) subject, in the case of quarterly financial statements, to the absence of footnotes and normal year-end audit adjustments, and (y) except as may be necessary to reflect any differing entity and/or organizational structure prior to giving effect to the Transactions.
(b)    As of the Closing Date:
(i)    The audited consolidated balance sheets of the Borrower and its consolidated Subsidiaries (including the Securitization Entities) and related statements of comprehensive income (loss), and cash flows of the Borrower and its consolidated Subsidiaries (including the Securitization Entities) for the 2022 and 2023 Fiscal Years have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby and fairly present in all material respects the financial condition of the Borrower and its consolidated Subsidiaries (including the Securitization Entities) as of the dates thereof and their results of operations for the applicable period covered thereby.
(ii)    The unaudited consolidated balance sheets and related statements of income (loss) of the Borrower and its consolidated Subsidiaries (including the Securitization Entities) for the first two fiscal quarters of 2024 have been prepared in accordance with GAAP consistently applied throughout the period covered thereby (subject to changes resulting from normal year-end adjustments and the absence of footnotes) and fairly present in all material respects the financial condition of the Borrower and its consolidated Subsidiaries (including the Securitization Entities) as of the dates thereof and their results of operations for the period covered thereby.
Section 3.06    No Material Adverse Effect. Since the Closing Date, there has been no event or circumstance that, individually or in the aggregate with other events or circumstances, has had or would reasonably be expected to have a Material Adverse Effect.
Section 3.07    Title to Properties. The Borrower, the Thai Borrower and each Subsidiary Loan Party has valid title in fee simple, or valid leasehold interests in, or easements or other limited property interests in, all its respective Real Properties (including all Mortgaged Properties) and has valid title to, or valid leasehold interests in, its respective personal property and assets, in each case, free and clear of Liens except for Permitted Liens and except for defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes and except where the failure to have such title would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 3.08    [Reserved].

Section 3.09    Litigation; Compliance with Laws. Except as set forth on Schedule 3.09:
(a)    There are no actions, suits or proceedings at law or in equity or by or on behalf of any Governmental Authority or in arbitration now pending against the Borrower, the Thai Borrower or any of the Subsidiary Loan Parties or any of its or their respective business, property or rights (including those that involve any Loan Document) that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(b)    None of the Borrower, the Thai Borrower, the Subsidiary Loan Parties and their respective properties or assets is in violation of (nor will the continued operation of their material properties and assets as currently conducted violate) any law, rule or regulation (including any zoning, building, ordinance, code or approval or any building permit, but excluding any Environmental Laws, which are the subject of Section 3.16) or any restriction of record or agreement affecting any Mortgaged Property, or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 3.10    Federal Reserve Regulations. Neither the making of any Loan (or the extension of any Letter of Credit) hereunder nor the use of the proceeds thereof will violate the provisions of Regulation T, Regulation U or Regulation X of the Board.
Section 3.11    Investment Company Act. None of Holdings, the Borrower, the Thai Borrower or the Subsidiary Loan Parties is required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
Section 3.12    Use of Proceeds. (a) The Borrower will use the proceeds of the Initial Term B Loans funded on the Closing Date (i) to effect the Refinancing, (ii) to effect all or a portion of the Closing Date Dividend, (iii) to finance all or a portion of the other Transactions (including the payment of Transaction Expenses) or (iv) for working capital and general corporate purposes.
(b)    The Borrower will use the proceeds of the Initial USD Revolving Facility Loans and extensions of credit under the Initial USD Revolving Facility (i) on the Closing Date, (1) to replace, backstop or cash collateralize existing letters of credit, guarantees or performance or similar bonds, (2) to provide for ordinary course working capital needs or (3) to finance all or a portion of the Transactions (including the payment of Transaction Expenses), or for general corporate purposes and (ii) after the Closing Date, for working capital, capital expenditures and other general corporate purposes (including to pay Transaction Expenses and for Permitted Business Acquisitions and other permitted Investments (including “earn-outs” and purchase price and working capital adjustments in connection thereunder) and permitted Restricted Payments) of the Borrower and its Subsidiaries.
(c)    The Thai Borrower will use the proceeds of the Initial Thai Baht Revolving Facility Loans and extensions of credit under the Initial Thai Baht Revolving Facility (i) on the Closing Date, (1) to replace, backstop or cash collateralize existing letters of credit, guarantees or performance or similar bonds or (2) to provide for ordinary course working capital needs and (ii) after the Closing Date, for working capital, capital expenditures and other general corporate purposes of the Thai Borrower.
(d)    The Borrower will use the proceeds of the 2025 Refinancing Term B Loans (i) to prepay Existing Term B Loans (as defined in the 2025 Refinancing Amendment), together with any accrued and unpaid interest thereon, as set forth in the 2025 Refinancing Amendment, (ii) to pay the fees and expenses in connection with the transactions contemplated therein and (iii) for working capital and general corporate purposes.
(e)     The Borrower will use the proceeds of the 2025-2 Refinancing Term B Loans (i) to prepay Existing Term B Loans (as defined in the 2025-2 Refinancing Amendment), together with any accrued and unpaid interest thereon, as set forth in the 2025-2 Refinancing Amendment, (ii) to pay the fees and expenses in connection with the transactions contemplated therein and (iii) for working capital and general corporate purposes.
Section 3.13    Taxes. Except as set forth on Schedule 3.13:
(a)    Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each of the Borrower, the Thai Borrower and the Subsidiary Loan Parties has filed or caused to be filed all federal, state, local and foreign income and other Tax returns required to have been filed by it (taking into account extensions) and each such Tax return is true and correct;
(b)    Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each of the Borrower, the Thai Borrower and the Subsidiary Loan Parties has timely paid or caused to be timely paid all Taxes shown to be due and payable by it on the returns referred to in clause (a) and all other Taxes or assessments (or made adequate provision (in accordance with GAAP) for the payment of all Taxes due), except Taxes or assessments that are being contested in good faith by appropriate proceedings in accordance with Section 5.03 and for which the Borrower, the Thai Borrower or any of the Subsidiary Loan Parties (as the case may be) has set aside on its books adequate reserves in accordance with GAAP; and
(c)    Other than as would not be, individually or in the aggregate, reasonably expected to have a Material Adverse Effect, as of the Closing Date, with respect to the Borrower and the Subsidiaries, there are no claims being asserted in writing with respect to any Taxes.
Section 3.14    No Material Misstatements. (a) All written information (other than the Projections, other forward looking information and information of a general economic nature or general industry nature) (such non-excluded items, the “Information”) concerning the Borrower, the Subsidiaries, the Transactions and any other transactions contemplated hereby prepared by or on behalf of the foregoing or their representatives and made available to any Lenders or the Administrative Agent in connection with the Transactions or the other transactions contemplated hereby, when taken as a whole, was, true and correct in all material respects as of the date such Information was furnished to the Lenders and as of the Closing Date and did not, taken as a whole, as of any such date, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, taken as a whole, not materially misleading in light of the circumstances under which such statements were made (giving effect to all supplements and updates provided thereto).
(b)    The Projections and other forward looking information and information of a general economic nature prepared by or on behalf of the Borrower or any of its representatives and that have been made available to any Lenders or the Administrative Agent in connection with the Transactions or the other transactions contemplated hereby have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable as of the date thereof (it being understood that such Projections are predictions as to future events and are not to be viewed as facts, such Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of Holdings, the Borrower and its Subsidiaries, and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results, and that no assurance can be given that the projected results will be realized), as of the date such Projections and information were furnished to the Lenders or the Administrative Agent (as applicable).
Section 3.15    Employee Benefit Plans.
(a)    Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (i) each Employee Benefit Plan is in compliance in all respects with its terms and with the applicable provisions of ERISA, the Code, and other federal and state laws and (ii) no “prohibited transactions” (as defined in Section 406 of ERISA or Section 4975 of the Code) have occurred with respect to any Employee Benefit Plan.
(b)    Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code is, and at all times has been, so qualified, and each trust created thereunder is, and at all times has been, exempt from Tax under the provisions of Section 501(a) of the Code.
(c)    Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, no ERISA Event has occurred and is continuing or is reasonably expected to occur.
Section 3.16    Environmental Matters. Except (a) as set forth on Schedule 3.16 or (b) in respect of any other acts, omissions, events or circumstances that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) no written notice, request for information, order, complaint or penalty has been received by the Borrower or any of the Subsidiaries and, to the Borrower’s knowledge, there are no judicial, administrative or other actions, suits or proceedings pending or threatened, which allege a violation of or liability under any Environmental Laws, in each case relating to the Borrower or any of the Subsidiaries, (ii) each of the Borrower and the Subsidiaries has all permits, licenses and any other approvals of any Governmental Authority necessary for its respective business, properties and operations to comply with all Environmental Laws (“Environmental Permits”) and is in compliance with the terms of such Environmental Permits and with all other Environmental Laws, (iii) no Hazardous Material is located at, on or under any property currently or, to the Borrower’s knowledge, formerly owned, operated or leased by the Borrower or any of the Subsidiaries that would reasonably be expected to give rise to any cost, liability or obligation of the Borrower or any of the Subsidiaries under any Environmental Laws or Environmental Permits, and no Hazardous Material has been generated, used, treated, stored, handled, disposed of, controlled, or transported or Released at any location in a manner that would reasonably be expected to give rise to any cost, liability or obligation of the Borrower or any of the Subsidiaries under any Environmental Laws or Environmental Permits, and (iv) there are no agreements in which the Borrower or any of the Subsidiaries has assumed or undertaken responsibility for any known or reasonably likely liability or obligation of any other person arising under or relating to Environmental Laws, which in any such case has not been made available to the Administrative Agent prior to the Closing Date.
Section 3.17    Security Documents.
(a)    The Security Agreement will be effective to create (to the extent described therein and subject to the Legal Reservations and exceptions set forth in the Collateral and Guarantee Requirement and any perfection requirements set out in the Security Agreement) in favor of the Collateral Agent (for the benefit of the Secured Parties), in each case, a legal, valid and enforceable security interest to the extent that the Security Agreement purports to create such a security interest in the

Collateral described therein and proceeds thereof. As of the Closing Date, in the case of the Pledged Collateral described in the Security Agreement, when certificates or promissory notes, as applicable, representing such Pledged Collateral and required to be delivered under the terms set forth in the Security Agreement are delivered to the Collateral Agent, and in the case of the other Collateral described in the Security Agreement (other than the Intellectual Property) in which a security interest may be created pursuant to Article 9 of the Uniform Commercial Code, when financing statements and other filings are filed or registered, as applicable, in the applicable offices or system of registration, the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties party to the Security Agreement in such Collateral (to the extent intended to be created thereby and required to be perfected under the Loan Documents and, in each case, subject to the Legal Reservations, any exceptions set forth in the Collateral and Guarantee Requirement and any perfection requirements set out in the Security Agreement) and, subject to Section 9-315 of the New York Uniform Commercial Code, the proceeds thereof, as security for the Secured Obligations, to the extent perfection can be obtained by filing Uniform Commercial Code financing statements, in each case prior and superior in right to the Lien of any other person (except Permitted Liens).
(b)    When the Security Agreement or an ancillary document thereunder is properly filed and recorded in the United States Patent and Trademark Office and the United States Copyright Office and, with respect to Collateral in which a security interest cannot be perfected by such filings, upon the proper filing of the financing statements referred to in clause (a) above, the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected (subject to exceptions arising from defects in the chain of title, which defects in the aggregate do not constitute a Material Adverse Effect hereunder) Lien on, and security interest in, all right, title and interest of the Loan Parties thereunder in the material United States Intellectual Property included in the Collateral (but, in the case of the United States registered copyrights included in the Collateral, only to the extent such United States registered copyrights are listed in such ancillary document filed with the United States Copyright Office) listed in such ancillary document, in each case prior and superior in right to the Lien of any other person, except for Permitted Liens (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on material registered trademarks and patents, trademark and patent applications and registered copyrights acquired by the Loan Parties after the Closing Date).
(c)    The Mortgages executed and delivered after the Closing Date (if any) pursuant to Section 5.10 shall be effective to create (to the extent described therein and subject to the Legal Reservations, exceptions set forth in the Collateral and Guarantee Requirement and any perfection requirements set out in the Mortgages) in favor of the Collateral Agent (for the benefit of the Secured Parties) legal, valid and enforceable (except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law)) Liens on all of the Loan Parties’ rights, titles and interests in and to the respective Mortgaged Property described therein and the proceeds thereof (to the extent feasible in the applicable jurisdiction), and when such Mortgages are filed or recorded in the proper real estate filing or recording offices, and all relevant mortgage taxes and recording charges are duly paid, the Collateral Agent (for the benefit of the Secured Parties) shall have valid Liens with record notice to third parties on, and security interests in, all rights, titles and interests of the Loan Parties in the respective Mortgaged Property described therein (to the extent intended to be created thereby and required to be perfected under the Loan Documents and, in each case, subject to the Legal Reservations, any exceptions set forth in the Collateral and Guarantee Requirement and any perfection requirements set out in the Mortgages) and, to the extent applicable, subject to Section 9-315 of the Uniform Commercial Code, the proceeds thereof (to the extent feasible in the applicable jurisdiction), in each case prior and superior in right to the Lien of any other person, except for Permitted Liens; provided, that the representations contained in this Section 3.17(c) shall not apply with respect to the perfection of Mortgaged Property which does not constitute Real Property.
(d)    Notwithstanding anything herein (including this Section 3.17) or in any other Loan Document to the contrary, no Loan Party makes any representation or warranty as to (A) the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Equity Interests or assets of any Subsidiary, or as to the rights and remedies of the Agents or any Lender with respect thereto, in each case under laws other than the laws of the United States or (B) the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest to the extent such pledge, security interest, perfection or priority is not required pursuant to the Collateral and Guarantee Requirement.
Section 3.18    Solvency. As of the Closing Date, immediately after giving effect to the consummation of the Transactions on the Closing Date, Holdings and its Subsidiaries (on a consolidated basis) (i) have property with fair value greater than the total amount of their debts and liabilities, contingent (it being understood that the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability), subordinated or otherwise, (ii) have assets with present fair salable value not less than the amount that will be required to pay their liability on their debts as they become absolute and matured, (iii) will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as they become absolute and matured and (iv) are not engaged in business or a transaction, and are not about to engage in business or a transaction, for which their property would constitute an un-reasonably small capital. The representation set forth in this Section 3.18 shall be satisfied by delivery of the certificate delivered on the Closing Date pursuant to Section 4.02(c)(i).
Section 3.19    Intellectual Property. Except in respect of any acts, omissions, events or circumstances that would not reasonably be expected to have a Material Adverse Effect, (a) the Loan Parties own, or possess the right to use, all Intellectual Property necessary for the Loan Parties to conduct their respective businesses as conducted as of the date hereof, free and clear of all Liens other than Permitted Liens, (b) to the knowledge of the Loan Parties, none of the Loan Parties are infringing upon, misappropriating or otherwise violating any Intellectual Property of any Person and (c) no claim or litigation regarding any of the Intellectual Property owned by the Loan Parties is pending and, to the knowledge of the Loan Parties, no claim or litigation regarding any other Material Intellectual Property used by a Loan Party to conduct its business as conducted as of the date hereof is pending.
Section 3.20    [Reserved].
Section 3.21    USA PATRIOT Act; Sanctions; OFAC.
(a)    Holdings, The Borrower and each of its Subsidiaries is in compliance in all material respects with the material provisions of the USA PATRIOT Act (to the extent applicable).
(b)    None of Holdings, the Borrower, the Thai Borrower or any of their respective Subsidiaries is (i) currently the target of any sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) or the U.S. State Department, the European Union or relevant member states of the European Union, the United Nations Security Council or His Majesty’s Treasury (“Sanctions”) or (ii) located, organized or resident in a country or territory that is the target of

Sanctions broadly prohibiting dealings with such country or territory (“Sanctioned Country”). Neither the Borrower nor the Thai Borrower will directly or, knowingly, indirectly use the proceeds of the Loans or use the Letters of Credit or otherwise make available such proceeds or Letters of Credit to any person for the purpose of financing the activities of any person that is, at the time of such financing, the target of any Sanctions or for the purpose of funding, financing or facilitating any activities, business or transaction with or in any Sanctioned Country, to the extent such activities, businesses or transaction are prohibited by Sanctions laws and regulations administered by the United States, including OFAC and the U.S. State Department, the United Nations Security Council, His Majesty’s Treasury, the European Union or relevant member states of the European Union (collectively, the “Sanctions Laws”), or in any manner that would result in the violation of any Sanctions Laws applicable to any party hereto. Holdings, the Borrower, the Thai Borrower or each of their respective Subsidiaries are in compliance with all applicable Sanctions Laws in all material respects.
Section 3.22 Foreign Corrupt Practices Act. Holdings, the Borrower and each of their respective Subsidiaries are in compliance with the U.S. Foreign Corrupt Practices Act of 1977 and similar laws of all jurisdictions in which Holdings, the Borrower or any of their respective Subsidiaries conduct their business and to which they are lawfully subject (“Anti-Corruption Laws”), in each case, in all material respects. No part of the proceeds of the Loans made hereunder and no Letters of Credit will be used in violation of any Anti-Corruption Law, including to make any unlawful bribe, influence payment, kickback or other unlawful payment.
ARTICLE IV
Conditions of Lending
The obligations of (a) the Lenders (including the Swingline Lender) to make Loans and (b) any Issuing Bank to issue Letters of Credit (each, a “Credit Event”) are subject to the satisfaction (or waiver in accordance with Section 9.08) of the following conditions:
Section 4.01 All Credit Events. In the case of, and on the date of, each Credit Event (other than (i) a Credit Event on the Closing Date or (ii) a Credit Event with respect to Loans or Commitments provided pursuant to an Incremental Assumption Agreement, Extension Amendment or Refinancing Amendment, as to which the terms thereof shall govern):
(a)    The Administrative Agent shall have received, in the case of a Borrowing, a Borrowing Request as required by Section 2.03 (or a Borrowing Request shall have been deemed given in accordance with the last paragraph of Section 2.03) or, in the case of the issuance of a Letter of Credit, the applicable Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance of such Letter of Credit as required by Section 2.05(b).
(b)    The representations and warranties set forth in the Loan Documents shall be true and correct in all material respects as of such date, in each case, with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).
(c)    At the time of and immediately after such Credit Event, as applicable, no Event of Default or Default shall have occurred and be continuing.

Each Credit Event that occurs after the Closing Date shall be deemed to constitute a representation and warranty by the Borrower (or the Thai Borrower and the Borrower in the case of a Credit Event in respect of the Thai Baht Revolving Facility) on the date of such Borrowing or issuance as to the matters specified in paragraph (b) of this Section 4.01.
Section 4.02    First Credit Event. On or prior to the Closing Date:
(a)    The Administrative Agent (or its counsel) shall have received from each of Holdings, the Borrower, the Thai Borrower and each other Loan Party (i) a counterpart of this Agreement and each other Loan Document to which such Loan Party or the Thai Borrower is a party signed on behalf of such party or (ii) written evidence reasonably satisfactory to the Administrative Agent (which may include delivery of a signed signature page of this Agreement by facsimile or other means of electronic transmission (e.g., “pdf”)) that such party has signed a counterpart of this Agreement and each other Loan Document to which it is a party.
(b)    The Administrative Agent shall have received, on behalf of itself, the Lenders and each Issuing Bank, written opinions of (i) Davis Polk & Wardwell LLP, as New York counsel for the Loan Parties, (ii) Morris, Nichols, Arsht & Tunnell LLP, as Delaware counsel for the Loan Parties, and (iii) Norton Rose Fulbright (Thailand) Limited, as Thai counsel to the Loan Parties, each (A) dated the Closing Date, (B) addressed to each Issuing Bank, the Administrative Agent and the Lenders on the Closing Date and (C) in form and substance reasonably satisfactory to the Administrative Agent covering such matters relating to the Loan Documents as the Administrative Agent shall reasonably request.
(c)    The Administrative Agent shall have received (i) a solvency certificate substantially in the form of Exhibit G attached hereto, from the chief financial officer (or other officer with reasonably equivalent duties) of Holdings, certifying that Holdings and its subsidiaries, on a consolidated basis after giving effect to the Transactions and the other transactions contemplated hereby, are solvent and (ii) with respect to the Loan Parties and the Thai Borrower, (A) customary certificates of a Responsible Officer of the Borrower or Holdings dated the Closing Date and certifying true and complete copies of the organizational documents of each Loan Party and the Thai Borrower attached thereto and customary resolutions or other evidence of authorization and incumbency of authorized officers of each Loan Party and the Thai Borrower and (B) certificates of good standing from the secretary of state of the state of organization of each Loan Party.
(d)    As of the Closing Date, the representations and warranties set forth in the Loan Documents shall be true and correct in all material respects as of such date, in each case, with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).
(e)    On the Closing Date and immediately after such Credit Event, as applicable, no Event of Default or Default shall have occurred and be continuing.
(f)    At least three Business Days prior to the Closing Date, the Administrative Agent shall have received a Borrowing Request as required by Section 2.03 (or a Borrowing Request shall have been deemed given in accordance with the last paragraph of Section 2.03).
(g)    The Administrative Agent shall have received the financial statements referred to in Section 3.05(b).

(h)    On or substantially concurrently with the Closing Date, after giving effect to the Transactions and the other transactions contemplated hereby, the Refinancing shall have occurred.
(i)    The Agents shall have received all fees payable thereto or to any Lender on or prior to the Closing Date pursuant to the Fee Letters and reimbursement or payment of all reasonable and documented out-of-pocket expenses (including reasonable and documented out-of-pocket fees, charges and disbursements of Paul Hastings LLP) required to be reimbursed or paid by the Loan Parties hereunder or under any Loan Document on or prior to the Closing Date (which amounts may be offset against the proceeds of the Loans), in each case, to the extent invoiced at least three Business Days prior to the Closing Date.
(j)    Except as set forth in Schedule 5.12 (which, for the avoidance of doubt, shall override the applicable clauses of the definition of “Collateral and Guarantee Requirement”) and subject to the grace periods and post-closing periods set forth in such definition, the Collateral and Guarantee Requirement shall be satisfied (or waived) as of the Closing Date
(k)    The Administrative Agent shall have received a certificate of a Responsible Officer of Holdings or the Borrower certifying that since December 31, 2023, there has been no event or circumstance that, individually or in the aggregate with other events and circumstances, has had or would reasonably be expected to have a Material Adverse Effect.
(l)    The Administrative Agent shall have received, at least three Business Days prior to the Closing Date, all documentation and other information (including Beneficial Ownership Certifications) about any Loan Party and the Thai Borrower required by U.S. regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and the Beneficial Ownership Regulation, as is reasonably requested in writing by such Administrative Agent or any Lender at least ten business days prior to the Closing Date.
For purposes of determining compliance with the conditions specified in this Section 4.02, each Lender and Issuing Bank shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders or the Issuing Banks unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender or Issuing Bank prior to the Closing Date specifying its objection thereto and, in the case of a Borrowing, such Lender shall not have made available to the Administrative Agent such Lender’s ratable portion of the initial Borrowing.
ARTICLE V
Affirmative Covenants
The Borrower and (solely with respect to Sections 5.01, 5.03, 5.05, 5.06, 5.07 and 5.10(a), (d) and (e)) Holdings covenants and agrees with each Lender that, until the Termination Date, unless the Required Lenders shall otherwise consent in writing, it will, and will cause the Borrower and each of the Subsidiaries to comply with each of the following covenants to the extent expressed to be applicable.
Section 5.01    Existence; Business and Properties. (a) Holdings shall, and shall cause its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except, in the case of a Subsidiary of the Borrower, where the failure to do so would not reasonably be expected to have a Material Adverse Effect, and except as otherwise permitted under Section 6.05, including the liquidation or dissolution of Subsidiaries in a manner not otherwise prohibited by this Agreement.
(b)    Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, do or cause to be done all things necessary to lawfully obtain, preserve, renew, extend and keep in full force and effect the permits, franchises, authorizations, Intellectual Property, licenses and rights with respect thereto necessary to the normal conduct of its business and to the extent required to ensure that the business carried on in connection therewith, if any, may be lawfully conducted at all times (in each case, except as permitted by this Agreement). Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, (i) at all times maintain, protect and preserve all property necessary to the normal conduct of its business and keep such property in good repair, working order and condition (ordinary wear and tear and casualty and condemnation excepted) and (ii) from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary.
Section 5.02    Insurance. (a) Maintain, with financially sound and reputable insurance companies, insurance (subject to customary deductibles and retentions) (but not, for the avoidance of doubt, flood insurance except to the extent required by applicable law or regulation) in such amounts and against such risks as management believes are reasonable in light of the risks faced by its business, in each case as determined by the Borrower in good faith, and to the extent available from the relevant insurance carrier, cause the Collateral Agent to be listed as a co-loss payee on property and casualty policies with respect to Mortgaged Property located in the United States of America and use commercially reasonable efforts to cause the Collateral Agent to be listed as an additional insured on liability policies. Notwithstanding the foregoing, the Borrower and the Subsidiaries may self-insure with respect to such risks with respect to which companies of established reputation engaged in the same general line of business in the same general area usually self-insure.
(b)    Except as the Administrative Agent may agree in its reasonable discretion, cause all such property and casualty insurance policies with respect to the Mortgaged Property to be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable endorsement, in form and substance reasonably satisfactory to the Administrative Agent, and deliver a certificate of an insurance broker to the Collateral Agent. The Borrower will use commercially reasonable efforts to cause each such policy covered by this clause (b) to provide that it shall not be cancelled or not renewed upon less than 30 days’ prior written notice thereof by the insurer to the Collateral Agent.
(c)    If any portion of any improved Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area (each a “Special Flood Hazard Area”) with respect to which flood insurance has been made available under the Flood Insurance Laws, the Borrower shall and shall cause its Subsidiaries to (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount not less than the maximum limit of coverage made available with respect to the particular type of property under the National Flood Insurance Reform Act of 1994 and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws (provided that to the extent that any insurance company insuring the Mortgaged Property ceases to be financially sound and reputable after the Closing Date, in which case, such insurance company shall be promptly replaced with a financially sound and reputable insurance company) and (ii) deliver to the Collateral Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent, including a copy of the flood insurance policy and declaration page relating thereto.

(d)    In connection with the covenants set forth in this Section 5.02, it is understood and agreed that:
(i)    the Administrative Agent, the Collateral Agent, the Lenders, the Issuing Banks and their respective agents or employees shall not be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 5.02, it being understood that (A) the Loan Parties shall look solely to their insurance companies or any other parties other than the aforesaid parties for the recovery of such loss or damage and (B) such insurance companies shall have no rights of subrogation against the Administrative Agent, the Collateral Agent, the Lenders, any Issuing Bank or their agents or employees. If, however, the insurance policies, as a matter of the internal policy of such insurer, do not provide waiver of subrogation rights against such parties, as required above, then the Borrower, on behalf of itself and on behalf of each of the Subsidiaries, hereby agrees, to the extent permitted by law, to waive, and further agrees to cause each of their Subsidiaries to waive, its right of recovery, if any, against the Administrative Agent, the Collateral Agent, the Lenders, any Issuing Bank and their agents and employees;
(ii)    the designation of any form, type or amount of insurance coverage by the Collateral Agent (including acting in the capacity as the Collateral Agent) under this Section 5.02 shall in no event be deemed a representation, warranty or advice by the Collateral Agent or the Lenders that such insurance is adequate for the purposes of the business of the Borrower and the Subsidiaries or the protection of their properties; and
(iii)    the amount and type of insurance that the Borrower and its Subsidiaries have in effect as of the Closing Date satisfies for all purposes the requirements of this Section 5.02.
Section 5.03    Taxes. Pay its obligations in respect of all Tax liabilities, assessments and governmental charges, before the same shall become delinquent or in default, except where (i) the amount or validity thereof is being contested in good faith by appropriate proceedings and Holdings or a Subsidiary has set aside on its books adequate reserves therefor in accordance with GAAP or (ii) the failure to make payment before delinquency or default could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
Section 5.04    Financial Statements, Reports, etc.. The Borrower shall furnish to the Administrative Agent (which will promptly furnish such information to the Lenders):
(a)    within 120 days after the end of any Fiscal Year ending after the Closing Date (or, in the case of any Fiscal Year in which a Permitted Business Acquisition with total consideration of $250,000,000 or more has been consummated by the Borrower or any Subsidiary, 150 days after the end of such Fiscal Year), in each as such date may be extended by up to 45 days by the Administrative Agent in its reasonable discretion or, if later, and solely to the extent that the Borrower or any Parent Entity is subject to the Exchange Act’s reporting requirements, the date on which the SEC, pursuant to its rules and regulations, has permitted the Borrower or such Parent Entity to file its applicable annual report on Form 10-K, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries (including, for purposes of this Section 5.04(a), the Securitization Entities to the extent consolidated in accordance with GAAP) as at the end of such Fiscal Year and the related audited consolidated statements of comprehensive income (loss), member(s)’ equity (deficit) and cash flows for such year, in each case setting forth in comparative form the figures for the previous year, reported by Ernst & Young LLP or other independent certified public accountants of nationally recognized standing

(which report shall not be subject to a “going concern” or scope of audit qualification (except for any such qualification pertaining to, or disclosure of an exception or qualification resulting from, the maturity (or impending maturity) of any Facility or any other Indebtedness, any breach or anticipated breach of any financial covenant or the activities, operations, financial results, assets or liabilities of any Unrestricted Subsidiary or any Securitization Entity), but may include a “going concern” or “emphasis of matter” explanatory paragraph or like statement) to the effect that such consolidated financial statements fairly present, in all material respects, the financial position and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP;
(b)    within 60 days after the end of each of the first three fiscal quarters of each Fiscal Year (or, in the case of any fiscal quarter (and the two immediately succeeding fiscal quarters) in which a Permitted Business Acquisition with total consideration of $250,000,000 or more has been consummated by the Borrower or any Subsidiary, 90 days after the end of each such fiscal quarter), commencing with the fiscal quarter ending June 30, 2024, in each case as such date may be extended by up to 45 days by the Administrative Agent in its reasonable discretion or, if later, and solely to the extent that the Borrower or any Parent Entity is subject to the Exchange Act’s reporting requirements, the date on which the SEC, pursuant to its rules and regulations, has permitted the Borrower or such Parent Entity to file its applicable annual report on Form 10-Q, a copy of the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries (including, for purposes of this Section 5.04(b), the Securitization Entities to the extent consolidated in accordance with GAAP) as at the end of such quarter and the related unaudited consolidated statements of comprehensive income (loss) and of cash flows for such quarter and the portion of the Fiscal Year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Financial Officer as fairly presenting in all material respects the financial position and results of operation of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes);
(c)    within five Business Days after any delivery of financial statements under clause (a) or (b) above, (A) a Compliance Certificate (i) certifying that to the knowledge of the certifying Responsible Officer, no Default or Event of Default has occurred and is continuing since the date of the last Compliance Certificate delivered pursuant to this Section 5.04(c) or, if such a Default or an Event of Default has occurred and is continuing, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (ii) commencing with the end of the second full fiscal quarter ending after the Closing Date, if the Testing Condition is satisfied, setting forth computations in reasonable detail demonstrating compliance with the Financial Covenant (only to the extent applicable) and (B) a customary management discussion and analysis of operating results;
(d)    promptly after the same become publicly available, copies of all periodic and other publicly available reports, proxy statements and, to the extent requested by the Administrative Agent, other materials filed by Holdings, the Borrower or any of the Subsidiaries with the SEC (or equivalent regulatory body in the relevant jurisdiction), or after an initial public offering, distributed to its stockholders generally, as applicable; provided, however, that such reports, proxy statements, filings and other materials required to be delivered pursuant to this clause (d) shall be deemed delivered for purposes of this Agreement when posted to the website of the Borrower (or Holdings or any Parent Entity referred to in Section 5.04(h)) or become publicly available via EDGAR, the SEC website (or website of any equivalent regulatory body in the relevant jurisdiction) or another publicly available reporting service;
(e)    prior to the consummation of any Qualified IPO, concurrently with any delivery of financial statements under clause (a) above (or such later date as the Administrative Agent may agree in its reasonable discretion), commencing with delivery of the financial statements for the Fiscal Year ending December 31, 2024, a consolidated annual budget for the Fiscal Year following the Fiscal Year covered by such financial statements in a form customarily prepared by Holdings (collectively, the “Budget”); and
(f)    promptly from time to time, such other customary information regarding the operations, business affairs and financial condition, or “know your customer” information of Holdings, the Borrower or any of the Subsidiaries, or compliance with the terms of any Loan Document as in each case the Administrative Agent may reasonably request (for itself or on behalf of any Lender) and to the extent such information is reasonably available to the Borrower; provided, however, that none of Holdings, the Borrower or any Subsidiary shall be required to disclose or provide any information (i) that constitutes non-financial trade secrets or non-financial proprietary information of Holdings, the Borrower or any of the Subsidiaries or any of their respective customers and/or suppliers, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or any of their respective representatives) is prohibited by any applicable Requirement of Law, (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product or (iv) in respect of which Holdings, the Borrower or any Subsidiary owes confidentiality obligations to any third party (provided such confidentiality obligations were not entered into solely in contemplation of the requirements of this proviso).
The Borrower hereby acknowledges and agrees that all financial statements furnished pursuant to clauses (a), (b) and (d) above are hereby deemed to be Borrower Materials suitable for distribution, and to be made available, to Public Lenders as contemplated by Section 9.17 and may be treated by the Administrative Agent and the Lenders as if the same had been marked “PUBLIC” in accordance with such paragraph (unless the Borrower otherwise notifies the Administrative Agent in writing on or prior to delivery thereof).
For the avoidance of doubt, for purposes of this Section 5.04, financial statements and similar financial reporting on a consolidated basis will include the Borrower and each of its Securitization Entities, and may include any or all of the Borrower’s Unrestricted Subsidiaries, in each case to the extent consolidated in accordance with GAAP. If at any time the annual and quarterly financial information required by Section 5.04(a) or Section 5.04(b) includes the accounts of any Unrestricted Subsidiary of the Borrower, then such financial information shall, if the accounts of such Unrestricted Subsidiaries are, taken as a whole, material (as determined by the Borrower in good faith), be accompanied by either (i) a reasonably detailed summary of the adjustments necessary to eliminate the accounts of such Unrestricted Subsidiaries or (ii) stand-alone unaudited financial statements of such Unrestricted Subsidiary or Unrestricted Subsidiaries (as a group or otherwise), together with an unaudited reconciliation to the financial information of the Borrower and its Subsidiaries (or any Parent Entity in accordance with the succeeding paragraph), which reconciliation shall include the following items: revenue, finance costs, profit/loss for the period, cash and cash equivalents, total assets, total liabilities, equity and capital expenditures.
Notwithstanding the foregoing (but subject to the immediately preceding paragraph), the obligations in paragraphs (a), (b), (c) and (e) of this Section 5.04 may instead be satisfied with respect to any financial statements of the Borrower by furnishing (A) the applicable financial statements of any Parent Entity or (B) the Borrower’s or any Parent Entity’s Form 10-K or 10-Q (or similar filing on Form 20-F and/or Form 6-K), as applicable, filed with the SEC or any securities exchange, in each case, within the time periods specified in such paragraphs and without any requirement to provide notice of such filing to any Person; provided that, with respect to each of clauses (A) and (B), (i) if (1) such financial statements relate to any Parent Entity and (2) such Parent Entity (or any other Parent Entity that is a subsidiary of such Parent Entity) has any material operations (as determined by the Borrower in good faith and other than any operations that are attributable to such Parent Entity’s ownership of the Borrower and its Subsidiaries), such financial statements or the Form 10-K or Form 10-Q (or similar filing on Form 20-F and/or Form 6-K), as applicable, shall be accompanied by consolidating information (which need not be audited) that summarizes in reasonable detail the differences between the information relating to such Parent Entity, on the one hand, and the information relating to the Borrower and its consolidated Subsidiaries on a standalone basis, on the other hand, which consolidating information shall be certified by a Responsible Officer of the Borrower as having been fairly presented in all material respects and (ii) to the extent such statements are in lieu of statements required to be provided under paragraph (a), such statements shall be accompanied by an audit report that would satisfy the applicable requirements set forth in paragraph (a) as if the references to the Borrower therein were references to such Parent Entity.
Notwithstanding the foregoing, no financial statement required to be delivered pursuant to paragraph (a) or (b) shall be required to include acquisition or purchase accounting adjustments relating to the Transactions, any Permitted Business Acquisition or other Investment or any other transaction not prohibited by the Loan Documents to the extent it is not practicable or convenient to include any such adjustments in such financial statement.
Section 5.05    Litigation and Other Notices. The Borrower shall furnish to the Administrative Agent (which will promptly thereafter furnish to the Lenders) written notice of the following promptly after any Responsible Officer of the Borrower obtains actual knowledge thereof:
(a)    any Default or Event of Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;
(b)    the filing or commencement of, or any written non-frivolous threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against Holdings, the Borrower or any of its Subsidiaries as to which an adverse determination is reasonably probable and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect;
(c)    the occurrence of any event specific to Holdings, the Borrower or any of the Subsidiaries that is not a matter of general public knowledge and that has had or would reasonably be expected to have a Material Adverse Effect;
(d)    [reserved]; and
(e)    the occurrence of any ERISA Event that, together with all other ERISA Events that have occurred, would reasonably be expected to have a Material Adverse Effect.
Section 5.06    Compliance with Laws.
(a)    The Borrower shall, and shall cause its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; provided that this Section 5.06 shall not apply to Environmental Laws, which are the subject of Section 5.09, or to laws related to Taxes, which are the subject of Section 5.03.

(b)    Subject to Section 3.21(b), The Borrower shall, and shall cause its Subsidiaries to, comply with the USA PATRIOT Act (as applicable), applicable Sanctions Laws, and Anti-Corruption Laws in all material respects.
(c)    Notwithstanding anything in this Section 5.06 or Section 3.21 or 3.22 to the contrary, the representations, warranties and covenants of any Subsidiary that is not a Loan Party are subject to and limited by Requirements of Law applicable to such Subsidiary in its jurisdiction of organization; it being understood and agreed that to the extent that any such Subsidiary is unable to make any such representation or warranty or perform any such covenant as a result of the application of this sentence, such Subsidiary shall be deemed to have represented and warranted that it is in compliance, in all material respects, with, and the Borrower shall cause such Subsidiary to comply in all material respects with, any equivalent Requirements of Law relating to Sanctions Laws and Anti-Corruption Laws applicable to such Subsidiary in its jurisdiction of organization.
Section 5.07    Maintaining Records; Access to Properties and Inspections. The Borrower shall, and shall cause its Subsidiaries to, maintain all financial records in accordance with GAAP and permit any persons designated by the Administrative Agent to visit and inspect the financial records and the properties of the Borrower or any of its Subsidiaries at reasonable times, upon reasonable prior notice to the Borrower, once each calendar year, and to make extracts from and copies of such financial records, and permit any persons designated by the Administrative Agent upon reasonable prior notice to the Borrower to discuss the affairs, finances and condition of the Borrower or any of its Subsidiaries with the officers thereof and independent accountants therefor (so long as the Borrower has the opportunity to participate in any such discussions with such accountants), in each case, subject to reasonable requirements of confidentiality, including requirements imposed by law or by contract; provided that, upon the occurrence and during the continuation of an Event of Default, the Administrative Agent may exercise such rights as often as reasonably requested.
Section 5.08    Use of Proceeds. The Borrower and the Thai Borrower shall use the proceeds of the Loans made and Letters of Credit issued in the manner contemplated by Section 3.12.
Section 5.09    Compliance with Environmental Laws. The Borrower shall, and shall cause its Subsidiaries to, comply and make reasonable efforts to cause all lessees and other persons occupying its properties to comply, with all Environmental Laws applicable to its operations and properties; and obtain and renew all material authorizations and permits required pursuant to Environmental Law for its operations and properties, in each case in accordance with Environmental Laws, except, in each case with respect to this Section 5.09, to the extent the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Notwithstanding anything to the contrary contained herein or in any other Loan Document, neither the Borrower nor any Subsidiary shall be obligated hereunder or thereunder to deliver at any time any environmental report to the Administrative Agent, the Collateral Agent, any Lender or any Issuing Bank.
Section 5.10    Further Assurances; Additional Security.
(a)    The Borrower shall cause each of the Loan Parties to satisfy the Collateral and Guarantee Requirement with respect to any Material Real Property of such Loan Party that is acquired after the Closing Date, no later than the later of (i) 180 days after the acquisition of such Material Real Property or (ii) the date that financial statements are next required to be delivered pursuant to Section 5.04(a) or (b) following the fiscal quarter in which such acquisition occurs (or such later date as the Collateral Agent may agree in its reasonable discretion).

(b)    If any additional direct or indirect Subsidiary of the Borrower is formed or acquired after the Closing Date (with any Subsidiary Redesignation resulting in an Unrestricted Subsidiary becoming a Subsidiary being deemed to constitute the acquisition of a Subsidiary) and if such Subsidiary is a Subsidiary Loan Party pursuant to the definition thereof, the Borrower shall cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary and with respect to any Equity Interests in or Indebtedness of such Subsidiary owned by or on behalf of any Loan Party, in each case by the date that financial statements are next required to be delivered pursuant to Section 5.04(a) or (b) following the fiscal quarter in which such formation or acquisition occurs (or, in any case, such later date as the Collateral Agent may agree in its reasonable discretion).
(c)    The Borrower shall furnish to the Collateral Agent written notice, no later than 90 days thereafter (or such later date as the Collateral Agent may agree in its reasonable discretion), of any change (A) in any Loan Party’s corporate or organization name, (B) in any Loan Party’s identity or organizational or corporate form, (C) in any Loan Party’s organizational identification number, if applicable or (D) in any Loan Party’s jurisdiction of organization or incorporation; provided that no notice shall be required to the extent such change will not adversely affect the perfection of Liens granted pursuant to the Security Documents.
(d)    Notwithstanding any provision of any Loan Document to the contrary, the Collateral and Guarantee Requirement and the other provisions of this Section 5.10 and the other Loan Documents with respect to Collateral need not be satisfied with respect to any of the following (collectively, the “Excluded Property”): (i) any Real Property other than Material Real Property, (ii) motor vehicles, airplanes and other assets subject to certificates of title, letter of credit rights (in each case, other than to the extent a Lien on such assets or such rights can be perfected by filing a Uniform Commercial Code financing statement that is otherwise required to be filed for the benefit of the Secured Parties under the terms of the Security Documents) and commercial tort claims,(iii) pledges and security interests (1) prohibited or restricted by applicable law, rule, regulation or contractual obligation (with respect to any such contractual obligation, only to the extent such restriction is permitted under Section 6.09(c)), (2) that would result in a breach, termination (or a right of termination) or default under any contract, instrument, lease, license, permit or other document (including pursuant to any “change of control” or similar provision) or that would permit any person (other than any Loan Party) to amend any rights, benefits or obligations of the relevant Loan Party in a manner adverse to such Loan Party (in each case, except to the extent such prohibition is unenforceable after giving effect to the applicable anti-assignment provisions of Article 9 of the Uniform Commercial Code) or (3) which could require governmental (including regulatory) consent, approval, license or authorization to be pledged (unless such consent, approval, license or authorization has been received, it being understood that there shall be no obligation on the part of the Borrower or any Subsidiary to seek such consent, approval, license or authorization), (iv) assets to the extent a security interest in such assets could reasonably be expected to result in material adverse Tax consequences (including to the direct or indirect equity holders in the Borrower) as determined in good faith by the Borrower,(v) any lease, license or other agreement, or any property subject thereto, to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or create a right of termination in favor of any other party thereto (other than any Loan Party) after giving effect to the applicable anti-assignment provisions of Article 9 of the Uniform Commercial Code, (vi) those assets as to which the Borrower determines in good faith that the cost or other consequence of obtaining such a security interest or perfection thereof are excessive in relation to the benefits to the Secured Parties (as determined by the Borrower in good faith) afforded thereby, (vii) any governmental licenses or state or local licenses, franchises, charters and authorizations, to the extent security interests in such licenses, franchises, charters or authorizations are prohibited or restricted thereby after giving effect to the applicable anti-assignment provisions of Article 9 of the Uniform Commercial Code, (viii) any “intent-to-use” applications for trademark or service mark registrations filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. §1051, unless and until an Amendment to Allege Use or a Statement of Use under Section 1(c) or 1(d) of the Lanham Act has been filed and deemed in conformance with Section 1(a) of the Lanham Act or examined and accepted by the United States Patent and Trademark Office, (ix) (1) Securitization Assets sold, contributed or otherwise transferred to any Securitization Entity or otherwise pledged, factored, transferred or sold in connection with any Permitted Securitization Financing and (2) any other assets subject to Liens securing Permitted Securitization Financings, (x) any cash and cash equivalents, deposit accounts, commodity accounts and securities accounts (including securities entitlements and related assets) (but, in each case, excluding cash or cash equivalents representing the identifiable proceeds of Collateral or a security interest in which is automatically perfected or perfected solely by filing of a Uniform Commercial Code financing statement in a form otherwise required to be filed pursuant to the Security Documents), (xi) any Excluded Securities, (xii) any Third Party Funds, (xiii) any equipment or other asset that is subject to a Lien permitted by any of clauses (c), (i), (j) or (mm) of Section 6.02 or is otherwise subject to a purchase money debt or a Finance Lease Obligation, in each case, as permitted by Section 6.01, if the contract or other agreement providing for such debt or Finance Lease Obligation prohibits, or requires the consent of any person (other than any Loan Party) as a condition to the creation of, any other security interest on such equipment or asset and, in each case, such prohibition or requirement is permitted hereunder (after giving effect to the applicable anti-assignment provisions of Article 9 of the Uniform Commercial Code or other applicable law), (xiv) farm products, as extracted collateral, manufactured homes, health care insurance receivables, timber to be cut or aircraft engines, satellites, ships or railroad rolling stock and (xv) property not required by the Collateral and Guarantee Requirement to be subject to any Lien to secure the Secured Obligations; provided that the Borrower may from time to time elect to cause any assets that would otherwise constitute Excluded Property hereunder to become Collateral under the Loan Documents (but shall have no obligation to do so) with the consent of the Administrative Agent (not to be unreasonably withheld, conditioned or delayed); provided, further, that the Collateral Agent shall have received such security documents as are customary for the applicable jurisdiction and reasonably requested by the Collateral Agent. Notwithstanding anything to the contrary in any Loan Document, (A) the Collateral Agent may grant extensions of time or waivers (which may be retroactive) of any requirement for the creation or perfection of security interests, the granting of guarantees, the obtaining of insurance (including title insurance) or surveys with respect to particular assets or any other matter set forth or described in this Section 5.10, the Collateral and Guarantee Requirement or any Security Document, without the consent of any other Secured Party, (B) no perfection by control, control agreement or control, lockbox or similar arrangement shall be required with respect to any deposit accounts, securities accounts or commodities accounts or any other assets other than by delivery of certificated securities and similar instruments constituting Collateral and expressly required by the terms of the Security Documents, (C) no source code escrow arrangements or registration of any Intellectual Property shall be required, (D) no landlord, mortgagee or bailee waivers (including any estoppel, collateral access letters or similar types of waiver) shall be required, (E) with respect to any Loan Party, no security documents or instruments governed by, or perfection or other actions under, the law of a jurisdiction other than the United States of America pursuant to the laws thereof shall be required; provided that this clause shall not apply to pledge or security agreements as may be mutually agreed by the Collateral Agent and the Borrower with respect to any Designated Guarantor or Designated Foreign Borrower, (F) no periodic filing shall be required to be made (other than as expressly required pursuant to a Security Document) and no notice shall be required to be sent to insurers, third-party account debtors or other contractual third parties prior to an Event of Default that is continuing, (G) Liens required to be granted from time to time pursuant to, or any other requirements of, the Collateral and Guarantee Requirement and the Security Documents shall be subject to exceptions and limitations set forth in the Security Documents, (H) no specific listing or scheduling of Collateral shall be required, (I) to the extent any Mortgaged Property is located in a jurisdiction with mortgage recording or similar tax, the amount secured by the Security Document with respect to such Mortgaged Property shall be limited to the fair market value of such Mortgaged Property as determined in good faith by the Borrower (subject to any applicable laws in the relevant jurisdiction or such lesser amount agreed to by the Collateral Agent), (J) any joinder agreement or supplement with respect to any Person that is required to become a Subsidiary Loan Party or to deliver Collateral may, at the election of the Borrower, permit the qualification of any representations or warranties in any of the Loan Documents by reference to schedules attached to such joinder or supplement to the extent necessary to ensure any such representation or warranty is true and correct and (K) the Collateral provided by any Loan Party may be limited to minimize stamp duty, notarization, registration or other applicable fees, taxes and duties where the benefit afforded to the Secured Parties is outweighed by such expenses (as determined by the Borrower in good faith).
(e)    Subject to Section 5.10(d) and the other limitations on the requirement to create or perfect any security interest, Holdings shall, and shall cause its Subsidiaries to, subject to the Legal Reservations, execute any and all further documents, Uniform Commercial Code financing statements, agreements and instruments, and take all such further actions (including the filing and recording of Uniform Commercial Code financing statements, fixture filings, Mortgages and other documents), that the Collateral Agent may reasonably request (including, without limitation, those required by applicable law), to ensure the perfection and priority of the security interests created or intended to be created pursuant to the Security Documents, all at the expense of the Loan Parties.
(f)    For the avoidance of doubt, notwithstanding anything to the contrary contained herein or in any other Loan Document, Holdings, the Borrower and the Subsidiaries shall not be obligated hereunder or thereunder to enter into any Hedging Agreement in connection with hedging interest rate exposure with respect to the Loan Obligations, the Loans or any other extensions of credit hereunder or any other Indebtedness of Holdings, the Borrower or any such Subsidiary.
Section 5.11    Rating. The Borrower shall exercise commercially reasonable efforts to obtain and to maintain (a) public ratings (but, in each case, not to obtain a specific rating) from any two of Fitch, Moody’s and S&P for the Initial Term B Loans and (b) public corporate credit ratings and corporate family ratings (but, in each case, not to obtain a specific rating) from any two of Fitch, Moody’s and S&P in respect of the Borrower or a Parent Entity.
Section 5.12    Post-Closing. The Borrower shall, and shall cause its Subsidiaries to, take all necessary actions to satisfy the items described on Schedule 5.12 within the applicable period of time specified in such Schedule (or such longer period as the Administrative Agent may agree in its reasonable discretion). Notwithstanding anything to the contrary in any Loan Document, no misrepresentation, default or breach of any Loan Document shall occur as a result of the failure to take any action contemplated by Schedule 5.12 prior to the time at which such action is required to be taken pursuant to this Section 5.12.
Section 5.13    Ownership of Material Intellectual Property. The Borrower or its Subsidiaries shall own or possess the right to use and continue to own or possess the right to use all Material Intellectual Property; provided, that this Section 5.13 shall not prohibit any Disposition of Material Intellectual Property (i) to the extent constituting Securitization Assets in connection with or in contemplation of a Permitted Securitization Financing or Foreign Customer Finance Program, (ii) in connection with a Disposition (or a series of related transactions constituting a Disposition) of assets or Equity Interests that is otherwise permitted under the terms of this Agreement or (iii) in connection with the granting of a Permitted Lien. The Borrower shall not, and shall ensure that its Subsidiaries shall not, sell or otherwise transfer Material Intellectual Property to any Unrestricted Subsidiary or designate as an Unrestricted Subsidiary any Subsidiary that owns Material Intellectual Property; provided that this sentence shall not restrict a sale or transfer in the form of a non-exclusive license or an exclusive license or other transfer (A) if limited by territory or field of use, (B) entered into for legitimate business purposes (as determined by the Borrower in good faith) that is entered into to effect a bona fide joint venture with a third party that is not an Affiliate of the Borrower or (C) in the ordinary course of business.
Section 5.14    Business of the Borrower and the Subsidiaries. The Borrower shall, and shall cause its Subsidiaries to, engage only in those material lines of business that consist of (a) the business or business activity conducted by any of them on the Closing Date or any other Similar Business or (b) such other lines of business to which the Administrative Agent may consent.
Section 5.15    Maintenance of Fiscal Year. The Borrower shall maintain its Fiscal Year-end as in effect on the Closing Date; provided that the Borrower may, upon written consent of the Administrative Agent (not to be unreasonably withheld, conditioned or delayed), change its Fiscal Year-end to another date, in which case the Borrower and the Administrative Agent will, and are hereby authorized to (without requiring the consent of any other Person, including any Lender), make any adjustments to this Agreement that are necessary to reflect such change in Fiscal Year.
Section 5.16    Transactions with Affiliates. (a) The Borrower shall ensure that neither it nor its Subsidiaries sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transaction with, any of its Affiliates (other than the Borrower and the Subsidiaries or any person that becomes a Subsidiary as a result of such transaction) in a transaction (or series of related transactions) involving aggregate consideration in excess of the greater of (x) $50,000,000 and (y) 0.125 times EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Periods, unless such transaction is (i) otherwise permitted (or required) under this Agreement or (i) upon terms that are substantially no less favorable to the Borrower or such Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate, as determined by the Borrower in good faith.
(b)    The foregoing clause (a) shall not prohibit, to the extent otherwise not prohibited by this Agreement,
(i)    any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, equity purchase agreements, stock options and stock ownership plans approved by the Board of Directors of any Parent Entity or of the Borrower,
(ii)    loans or advances to directors, officers, employees or consultants of any Parent Entity, the Borrower or any of the Subsidiaries in accordance with Section 6.04(e), or the Guarantee of loans to any such directors, officers, employees or consultants in accordance with Section 6.01(b)(ii),
(iii)    transactions among the Borrower or any Subsidiary or joint venture or any entity that becomes a Subsidiary as a result of such transaction (including via merger, consolidation or amalgamation in which the Borrower or a Subsidiary is the surviving entity),
(iv)    (A) the payment of fees, reasonable out-of-pocket costs and indemnities to directors, officers, consultants and employees of any Parent Entity, the Borrower and the Subsidiaries in the ordinary course of business or for payment in connection with services rendered not otherwise prohibited hereunder and (B) the payment of expenses and indemnities to the BDT Investor and its Affiliates in connection with the ownership and management of any Parent Entity, the Borrower and its Subsidiaries (including Unrestricted Subsidiaries),
(v)    if applicable, the Transactions and permitted transactions, agreements and arrangements in existence on the Closing Date and, to the extent involving aggregate consideration in excess of $20,000,000, set forth on Schedule 5.16 or any amendment thereto or replacement thereof or similar arrangement to the extent such amendment, replacement or arrangement is not adverse to the Lenders when taken as a whole in any material respect (as determined by the Borrower in good faith),
(vi)    (A) any employment agreements entered into by the Borrower or any of the Subsidiaries in the ordinary course of business, (B) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with employees, officers, consultants or directors, and (C) any employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan which covers employees, and any reasonable employment contract and transactions pursuant thereto,
(vii)    Restricted Payments permitted under Section 6.06, including payments to any Parent Entity, Investments permitted under Section 6.04, Indebtedness permitted under Section 6.01 and Dispositions and fundamental changes permitted under Section 6.05,
(viii)    [reserved],
(ix)    (i) so long as no Specified Event of Default then exists or would result therefrom, the payment of management, monitoring, consulting, advisory and similar fees to the BDT Investor in an amount not to exceed in any Fiscal Year the greater of (x) $12,000,000 and (y) 0.03 times EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period, it being understood that (x) during any such Specified Event of Default, such fees may continue to accrue and become payable upon the waiver, termination or cure of such Specified Event of Default and (y) any amount not paid in any Fiscal Year may be carried forward and paid in subsequent Fiscal Years without limitation as to amount, but otherwise subject to the requirements of this Section, (ii) customary termination fees payable to the BDT Investor, (iii) customary compensation to the BDT Investor or other Affiliates in connection with financial advisory, consulting, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions and divestitures) and other transaction fees, which are either (A) not in excess of 3% of the total enterprise value or transaction value of the applicable transaction or (B) approved, or made pursuant to arrangements approved, by the majority of the members of the board of directors (or similar governing body) or a majority of members of the board of directors (or similar governing body) of the Borrower or any Parent Entity in good faith, (iv) the payment of or reimbursement for any indemnification obligations and expenses (and similar amounts) owed to any BDT Investor and any of their respective directors, officers, members of management, managers, employees and consultants and (v) customary compensation to Affiliates or the BDT Investor in connection with offshoring, operational transformation, separation support and similar services, in the case of this clause (v) to the extent approved, or made pursuant to arrangements approved, by the majority of the members of the board of directors (or similar governing body) of the Borrower or any Parent Entity in good faith, in each case of clauses (i)-(v) whether currently due or paid in respect of accruals from prior periods,

(x)    transactions for the purchase or sale of goods, equipment, products, parts and services entered into in the ordinary course of business,
(xi)    any transaction in respect of which the Borrower delivers to the Administrative Agent a letter addressed to the Board of Directors of any Parent Entity or of the Borrower from an accounting, appraisal or investment banking firm, in each case of nationally recognized standing that is in the good faith determination of any Parent Entity or of the Borrower, as applicable, qualified to render such letter, which letter states that (i) such transaction is on terms that are substantially no less favorable to the Borrower or such Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate or (ii) such transaction is fair to the Borrower or such Subsidiary, as applicable, from a financial point of view,
(xii)    the payment of all fees, expenses, bonuses and awards related to the Transactions, including fees to the BDT Investor,
(xiii)    transactions with joint ventures for the purchase or sale of goods, equipment, products, parts and services entered into in the ordinary course of business or consistent with past practice or industry norm,
(xiv)    the issuance, sale or transfer of Equity Interests of any Subsidiary to the Borrower or any other Subsidiary and capital contributions by the Borrower or any Subsidiary to any other Subsidiary,
(xv)    the issuance of Equity Interests of any Parent Entity to the management of any Parent Entity, the Borrower or any Subsidiary in connection with the Transactions,
(xvi)    payments by any Parent Entity, the Borrower and the Subsidiaries pursuant to a Tax sharing agreement or arrangement (whether written or as a matter of practice) that complies with clause (v) of Section 6.06(b),
(xvii)    transactions in connection with any Permitted Securitization Financing,
(xviii)    transactions that are (i) approved by a majority of the Directors of any Parent Entity or of the Borrower in good faith, (ii) made in compliance with applicable law and (iii) otherwise permitted under this Agreement,
(xix)    transactions with customers, clients or suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business or consistent with past practice or industry norm otherwise in compliance with the terms of this Agreement that are fair to Holdings, the Borrower or the Subsidiaries (in the good faith determination of the Borrower (or any Parent Entity)),
(xx)    transactions between the Borrower or any of the Subsidiaries and any person, a director of which is also a director of the Borrower or any Parent Entity; provided, however, that (A) such director abstains from voting as a director of the Borrower or such Parent Entity, as the case may be, on any matter involving such other person and (B) such person is not an Affiliate of the Borrower for any reason other than such director’s acting in such capacity,

(xxi)    transactions permitted by, and complying with, the provisions of Section 6.05,
(xxii)    transactions constituting any part of a Permitted Reorganization or IPO Reorganization Transaction or the Transactions, including the payment of Transaction Expenses;
(xxiii)    any purchase by Holdings of the Equity Interests of the Borrower;
provided that any Equity Interests of the Borrower purchased by Holdings (prior to a Qualified IPO of the Borrower) shall be pledged to the Collateral Agent (the relevant certificates or other instruments (if any) representing such Equity Interests shall be delivered to the Collateral Agent) on behalf of the Lenders to the extent required by the Security Agreement; and
(xxiv)    (i) transactions with any Securitization Entity in connection with Permitted Securitization Financings or Foreign Customer Finance Programs and (ii) transactions effected pursuant to a Permitted Securitization Financing in the ordinary course of business (including (x) the payment of fees to, or obligation to reimburse, any Securitization Entity in respect of letters of credit issued to the account of such Securitization Entity for the benefit of the Borrower and its Subsidiaries and (y) the servicing of Securitization Assets, Receivables Assets, related Leased Property and Leases sold, contributed, assigned or pledged by the Borrower or any of its Subsidiaries pursuant to the applicable Permitted Securitization Documents) or in connection with any Foreign Customer Finance Program.
Section 5.17    Lender Calls. Upon the request of the Administrative Agent following each delivery of financial statements pursuant to Section 5.04(a) or Section 5.04(b) (commencing with respect to the financial statements delivered for the fiscal quarter ending December 31, 2024), the Borrower shall participate in a conference call with Lenders arranged by the Administrative Agent to provide discussion and analysis with respect to the financial condition and results of operations of the Borrower and its Subsidiaries at a time at which the Borrower and the Administrative Agent mutually agree. Notwithstanding the foregoing, at the election of the Borrower, such conference call may be held jointly with any similar conference call organized with respect to any other Indebtedness or other securities of the Borrower or its Subsidiaries or Parent Entities.
Section 5.18    Holdings Covenant. Notwithstanding any other provision of this Agreement, Holdings hereby covenants and agrees with each Lender that, from and after the Closing Date and until the Termination Date, unless the Required Lenders shall otherwise consent in writing:
(a)    subject to paragraph (b) below, it shall not own or acquire any material assets (other than cash and cash equivalents) or engage in any material business or activity other than (i) the ownership of all the outstanding Equity Interests in the Borrower and activities incidental thereto, (ii) the maintenance of its corporate existence and activities incidental thereto, including general and corporate overhead, (iii) activities required to comply with applicable laws, (iv) the receipt of, or the making of, Restricted Payments, in each case, to the extent not prohibited by Section 6.06 and not inconsistent with paragraph (b) below, (v) the obtainment of, and the payment of, any fees and expenses for management, consulting, investment banking and advisory services to the extent otherwise permitted by this Agreement, (vi) compliance with its obligations under the Loan Documents or any credit agreement, indenture or other agreement in respect of Indebtedness not prohibited under Section 6.01, (vii) substantially concurrently with any issuance of IPO Equity, the redemption, purchase or retirement of any Equity Interests of any Parent Entity or the Borrower using the proceeds of, or conversion or exchange of any Equity Interests of any Parent Entity or the Borrower for, such IPO Equity, (viii) in connection with, and following the completion of, a Qualified IPO, activities necessary or reasonably advisable for or incidental to the initial registration and listing of Holdings’ or the Borrower’s Equity Interests and the continued existence of Holdings or the Borrower as a public company, (ix) activities incidental to legal, tax and accounting matters in connection with any of the foregoing activities, including without limitation the provision of management services to the Borrower and its Subsidiaries, entering into confidentiality agreements, and maintaining insurance, (x) activities incidental to the administration of and participation in any stock option plan or other long term incentive plan of any Parent Entity; (xi) the creation, incurrence, assumption or existence of any Indebtedness or other liabilities not prohibited by paragraph (b) or (c) below, (xii) activities incidental to Permitted Business Acquisitions or similar Investments consummated by the Borrower and the Subsidiaries, including the formation of acquisition vehicle entities and intercompany loans and/or Investments incidental to such Permitted Business Acquisitions or similar Investments and (xiii) the incurrence of Management Notes and payments in respect thereof permitted by Section 6.06;
(b)    (i) the only Equity Interests which Holdings shall hold shall be the Equity Interests in the Borrower and the Thai Borrower and (ii) the only Indebtedness in respect of which Holdings shall be the creditor shall be loans or other Indebtedness to the Borrower and its Subsidiaries which is not prohibited under this Agreement;
(c)    it shall not create, incur, assume or permit to exist any Indebtedness or other liabilities except (i) Indebtedness created or permitted to be incurred under the Loan Documents and (ii) any Guarantee of Indebtedness permitted under Section 6.01; and
(d)    it shall not create, incur, assume or permit to exist any Lien other than (i) Liens created under the Loan Documents and (ii) Liens permitted by Section 6.02 on any of the Equity Interests issued by the Borrower held by Holdings or intercompany receivables held by Holdings.
ARTICLE VI
Negative Covenants
The Borrower covenants and agrees with each Lender that, until the Termination Date, unless the Required Lenders (or, in the case of Section 6.11, the Required Revolving Facility Lenders voting as a single Class) shall otherwise consent in writing, the Borrower will not, nor (except in the case of Section 6.06) will it permit any of the Subsidiaries, to:
Section 6.01    Indebtedness. Incur, create or assume any Indebtedness, except:
(a)    (i) Indebtedness existing or committed on the Closing Date (provided that any such item of Indebtedness that is individually in excess of $20,000,000 shall be set forth on Schedule 6.01) and (ii) any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness (other than intercompany Indebtedness Refinanced with Indebtedness owed to a Person not affiliated with the Borrower or any Subsidiary);
(b)    (i) Indebtedness created hereunder (including pursuant to Section 2.21, 2.22 or 2.23) and under the other Loan Documents and (ii) any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness;
(c)    Indebtedness of the Borrower or any Subsidiary pursuant to Hedging Agreements entered into for non-speculative purposes;

(d)    Indebtedness owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance to the Borrower or any Subsidiary, pursuant to reimbursement or indemnification obligations to such Person, in each case in the ordinary course of business or consistent with past practice or industry practices;
(e)    Indebtedness among the Borrower and any of its Subsidiaries; provided, that Indebtedness of any Loan Party to any Subsidiary that is not a Loan Party shall be subordinated in right of payment to any Indebtedness otherwise incurred pursuant to this Section 6.01(e);
(f)    Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations, in each case provided in the ordinary course of business or consistent with past practice or industry practices, including those incurred to secure health, safety and environmental obligations in the ordinary course of business or consistent with past practice or industry practices;
(g)    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services, in each case incurred in the ordinary course of business;
(h)    (i) Indebtedness of a Subsidiary acquired after the Closing Date or a Person merged or consolidated with the Borrower or any Subsidiary after the Closing Date and Indebtedness otherwise assumed by the Borrower or any Subsidiary in connection with the acquisition of assets or Equity Interests (including a Permitted Business Acquisition or other permitted Investment), where such acquisition, merger or consolidation is not prohibited by this Agreement and such assumed Indebtedness was not incurred in contemplation of such acquisition, merger or consolidation and (ii) any Permitted Refinancing Indebtedness incurred to Refinance any such Indebtedness;
(i)    (i) Finance Lease Obligations, purchase money or mortgage financings and other Indebtedness incurred by the Borrower or any Subsidiary prior to or within 270 days after the acquisition, lease, construction, repair, replacement or improvement of the respective property (real or personal, and whether through the direct purchase of property or the Equity Interest of any person owning such property) permitted under this Agreement in order to finance such acquisition, lease, construction, repair, replacement or improvement, in an aggregate principal amount that immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, together with the aggregate principal amount of any other Indebtedness outstanding pursuant to this Section 6.01(i)(i), would not exceed sum of (1) the greater of (x) $200,000,000 and (y) 0.50 times EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period plus (2) an unlimited amount so long as the Net Secured Leverage Ratio (assuming all Indebtedness incurred pursuant to this Section 6.01(i) (including Indebtedness for which this clause (2) is being tested) or similar Indebtedness outstanding under Section 6.01(a), is secured by Collateral) on a Pro Forma Basis is not greater than 6.00:1.00, (ii) Finance Lease Obligations incurred by the Borrower or any Subsidiary to finance (whether prior to or within 270 days after) the acquisition, lease, construction, repair, replacement or improvement of computer equipment (including servers), storage equipment, networking equipment and other equipment and similar assets related to the business of the Borrower and the Subsidiaries and any finance lease obligations not prohibited hereunder and (iii) any Permitted Refinancing Indebtedness in respect of the foregoing;
(j)    (i) Finance Lease Obligations and any other Indebtedness incurred by the Borrower or any Subsidiary arising from any Sale and Lease-Back Transaction not prohibited by this

Agreement, (ii) Finance Lease Obligations or other obligations or deferrals attributable to capital spending and (iii) any Permitted Refinancing Indebtedness in respect of the foregoing;
(k)    (i) other Indebtedness of the Borrower or any Subsidiary, in an aggregate principal amount that, immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, together with the aggregate principal amount of any other Indebtedness outstanding pursuant to this Section 6.01(k) or incurred in reliance on the Incremental Amount on reliance of the proviso below, would not exceed the greater of (x) $350,000,000 and (y) 0.88 times EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period (provided that, at the option of the Borrower, amounts available under this Section 6.01(k) may be reallocated to increase clause (i) of the “Incremental Amount”, which shall be deemed to be a utilization of this Section 6.01(k) (unless reallocated in accordance with the definition of “Incremental Amount”) and, to the extent secured, Section 6.02(ii)), and (ii) any Permitted Refinancing Indebtedness in respect thereof;
(l)    (i) Indebtedness of the Borrower or any Subsidiary (“Contribution Debt”) in an aggregate outstanding principal amount up to 200% of the amount of cash or Permitted Investments, or the fair market value (as determined by the Borrower in good faith) of other property contributed to or received by the Borrower after the Closing Date in respect of (x) the issuance or sale of its Qualified Equity Interests or Equity Interests of any Parent Entity to the extent contributed to the Borrower in cash, Permitted Equity or property other than cash (or, in each case, member loans on terms reasonably acceptable to the Administrative Agent) or (y) contributions to its Permitted Equity (or member loans on terms reasonably acceptable to the Administrative Agent) (in each case of clauses (x) and (y), other than proceeds from the sale of Equity Interests to, or contributions from, the Borrower or any of its Subsidiaries), in each case to the extent such capital contributions or other proceeds do not constitute Permitted Cure Securities and were not included in the calculation of the Cumulative Credit and (ii) any Permitted Refinancing Indebtedness in respect thereof;
(m)    Guarantees (including any co-issuance) by the Borrower and/or any Subsidiary of Indebtedness or other obligations of the Borrower or any Subsidiary and/or any joint venture otherwise not prohibited to be incurred pursuant to this Section 6.01; provided that in the case of any such Guarantee by any Loan Party or Subsidiary of the obligations of any joint venture that is not a Subsidiary, the related investment is permitted under Section 6.04;
(n)    Indebtedness arising from agreements of the Borrower or any Subsidiary providing for indemnification, adjustment of purchase or acquisition price or similar obligations (including earn-outs), in each case, incurred or assumed in connection with the Transactions, any Permitted Business Acquisition, other Investments or the disposition of any business, assets or a Subsidiary not prohibited by this Agreement;
(o)    Indebtedness in respect of letters of credit, bank guarantees, warehouse receipts or similar instruments issued to support performance obligations and trade-related letters of credit (other than obligations in respect of other Indebtedness) in the ordinary course of business or consistent with past practice or industry practices;
(p)    [Reserved];
(q)    (i) Indebtedness of the Borrower and its Subsidiaries secured by Liens on Collateral that are Other First Liens in aggregate outstanding principal amount at any time outstanding not to exceed the sum of (A) the available capacity under the Incremental Starter Amount, plus (B) the available capacity under the Incremental Prepayment Amount, plus (C) an unlimited amount, so long as for purposes of this clause (C), immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, the Net First Lien Leverage Ratio on a Pro Forma Basis is not greater than the greater of (I) 5.00 to 1.00 and (II) if such Indebtedness is incurred in connection with a Permitted Business Acquisition (including through a merger or consolidation) or an Investment, where such acquisition, merger, consolidation or Investment is not prohibited by this Agreement, the Net First Lien Leverage Ratio as of the most recently ended Test Period prior thereto; provided, that (x) the aggregate principal amount of Indebtedness outstanding under this clause (q)(i) at such time that is incurred by a Subsidiary other than a Subsidiary Loan Party shall not exceed, when taken together with the aggregate principal amount of any other Indebtedness outstanding pursuant to this Section 6.01(q)(i), Section 6.01(r)(i), Section 6.01(s)(i) and Section 6.01(z)(i) that are incurred by Subsidiaries other than the Subsidiary Loan Parties, the greater of (x) $200,000,000 and (y) 0.50 times EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period and (y) the incurrence of any Indebtedness for borrowed money pursuant to this clause (q)(i) shall be subject to the last paragraph of this Section 6.01 and (ii) any Permitted Refinancing Indebtedness in respect thereof;
(r)    (i) Indebtedness of the Borrower and its Subsidiaries secured by Liens on Collateral that are Junior Liens in aggregate outstanding principal amount at any time outstanding not to exceed the sum of (A) the available capacity under the Incremental Starter Amount, plus (B) the available capacity under the Incremental Prepayment Amount, plus (C) an unlimited amount, so long as for purposes of this clause (C), immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, either (A) the Net Secured Leverage Ratio on a Pro Forma Basis is not greater than the greater of (I) 5.50 to 1.00 and (II) if such Indebtedness is incurred in connection with a Permitted Business Acquisition (including through a merger or consolidation) or an Investment, where such acquisition, merger, consolidation or Investment is not prohibited by this Agreement, the Net Secured Leverage Ratio as of the most recently ended Test Period or (B) the Cash Interest Coverage Ratio on a Pro Forma Basis is not less than the lesser of (I) 2.00 to 1.00 and (II) if such Indebtedness is incurred in connection with a Permitted Business Acquisition (including through a merger or consolidation) or an Investment, where such acquisition, merger, consolidation or Investment is not prohibited by this Agreement, the Cash Interest Coverage Ratio as of the most recently ended Test Period; provided that (x) the aggregate principal amount of Indebtedness outstanding under this clause (r)(i) at such time that is incurred by a Subsidiary other than a Subsidiary Loan Party shall not exceed, when taken together with the aggregate principal amount of any other Indebtedness outstanding pursuant to Section 6.01(q)(i), this Section 6.01(r)(i), Section 6.01(s)(i) and Section 6.01(z)(i) that are incurred by Subsidiaries other than the Subsidiary Loan Parties, the greater of (x) $200,000,000 and (y) 0.50 times EBITDA calculated on a Pro Forma Basis for the most recently ended Test Period and (y) the incurrence of any Indebtedness for borrowed money pursuant to this clause (r)(i) shall be subject to the last paragraph of this Section 6.01 and (ii) any Permitted Refinancing Indebtedness in respect thereof;
(s)    (i) Indebtedness of the Borrower and its Subsidiaries that is unsecured or secured by non-Collateral assets in aggregate outstanding principal amount at any time outstanding not to exceed the sum of (A) the available capacity under the Incremental Starter Amount, plus (B) the available capacity under the Incremental Prepayment Amount, plus (C) an unlimited amount, so long as for purposes of this clause (C), immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, either (A) the Net Total Leverage Ratio on a Pro Forma Basis is not greater than the greater of (I) 6.00 to 1.00 and (II) if such Indebtedness is incurred in connection with a Permitted Business Acquisition (including through a merger or consolidation) or an Investment, where such acquisition, merger, consolidation or Investment is not prohibited by this Agreement, the Net Total Leverage Ratio as of the most recently ended Test Period or (B) the Cash Interest Coverage Ratio on a Pro Forma Basis is not less than the lesser of (I) 2.00 to 1.00 and (II) if such Indebtedness is incurred in connection with a Permitted Business Acquisition (including through a merger or consolidation) or an

Investment, where such acquisition, merger, consolidation or Investment is not prohibited by this Agreement, the Cash Interest Coverage Ratio as of the most recently ended Test Period; provided that (x) the aggregate principal amount of Indebtedness outstanding under this clause (s)(i) at such time that is incurred by a Subsidiary other than a Subsidiary Loan Party shall not exceed, when taken together with the aggregate principal amount of any other Indebtedness outstanding pursuant to Section 6.01(q)(i), Section 6.01(r)(i), this Section 6.01(s)(i) and Section 6.01(z)(i) that are incurred by Subsidiaries other than the Subsidiary Loan Parties, the greater of (x) $200,000,000 and (y) 0.50 times EBITDA calculated on a Pro Forma Basis for the most recently ended Test Period and (y) the incurrence of any Indebtedness for borrowed money pursuant to this clause (s)(i) shall be subject to the last paragraph of this Section 6.01 and (ii) any Permitted Refinancing Indebtedness in respect thereof;
(t)    (i) Indebtedness of Subsidiaries that are not Subsidiary Loan Parties in an aggregate principal amount outstanding that, immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, together with the aggregate principal amount of any other Indebtedness outstanding pursuant to this Section 6.01(t), would not exceed the sum of (I) greater of (x) $200,000,000 and (y) 0.50 times EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period and (II) the sum of 90% of the face amount of such Subsidiaries’ accounts receivables plus 60% of the book value of such Subsidiaries’ inventory, plus 100% of such Subsidiaries’ cash and cash equivalents (determined in good faith by the Borrower and excluding cash and cash equivalents from the proceeds of the incurrence of Indebtedness) and (i) any Permitted Refinancing Indebtedness in respect thereof;
(u)    Indebtedness incurred in the ordinary course of business in respect of obligations of the Borrower or any Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business and not in connection with the borrowing of money or any Hedging Agreements;
(v)    Indebtedness representing deferred compensation to directors, officers, employees, consultants or independent contractors of the Borrower or any Subsidiary (or, to the extent such work is done for the Borrower or the Subsidiaries, any direct or indirect Parent Entity thereof) incurred in the ordinary course of business;
(w)    Indebtedness consisting of Disqualified Stock issued to and held by the Borrower or any Subsidiary;
(x)    obligations, including among the Borrower and its Subsidiaries, in respect of or relating to Cash Management Agreements;
(y)    (i) Refinancing Notes and (ii) any Permitted Refinancing Indebtedness incurred in respect thereof;
(z)    (i) Indebtedness of the Borrower and its Subsidiaries secured by Liens on Collateral that are Other First Liens, secured by Liens on Collateral that are Junior Liens or secured by Liens on non-Collateral assets or that is unsecured in an aggregate principal amount outstanding not to exceed at the time of incurrence the sum of (1) (a) the Incremental Starter Amount available at such time (giving effect to any reclassification or reallocation) minus (b) the sum of (A) the aggregate outstanding principal amount of all Incremental Term Loans and Incremental Revolving Facility Commitments, in each case incurred or established after the Closing Date and outstanding at such time pursuant to Section 2.21 and other Indebtedness incurred pursuant to Sections 6.01(q)(i), 6.01(r)(i) and 6.01(s)(i), in each case utilizing clause (i) of the definition of Incremental Amount and (B) the aggregate outstanding principal amount of any Indebtedness pursuant to this Section 6.01(z)(i)(1) plus (2) (a) the Incremental Prepayment Amount available at such time (giving effect to any reclassification or reallocation) minus (b) the sum of (A) the aggregate outstanding principal amount of all Incremental Term Loans and Incremental Revolving Facility Commitments, in each case incurred or established after the Closing Date and outstanding at such time pursuant to Section 2.21 and other Indebtedness incurred pursuant to Sections 6.01(q)(i), 6.01(r)(i) and 6.01(s)(i), in each case utilizing clause (iii) of the definition of Incremental Amount and (2) the aggregate outstanding principal amount of any Indebtedness pursuant to this Section 6.01(z)(i)(2); provided that (x) the aggregate principal amount of Indebtedness outstanding under this clause (z)(i) at such time that is incurred by a Subsidiary other than a Subsidiary Loan Party shall not exceed, when taken together with the aggregate principal amount of any other Indebtedness outstanding pursuant to Section 6.01(q)(i), Section 6.01(r)(i), Section 6.01(s)(i) and this Section 6.01(z)(i) that are incurred by Subsidiaries other than the Subsidiary Loan Parties, the greater of (x) $200,000,000 and (y) 0.50 times EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period and (y) the incurrence of any Indebtedness for borrowed money pursuant to this clause (z)(i) shall be subject to the last paragraph of this Section 6.01 and (ii) any Permitted Refinancing Indebtedness in respect thereof;
(aa)    (i) Indebtedness for working capital purposes of Subsidiaries that are not Subsidiary Loan Parties in an aggregate principal amount outstanding that, immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, not exceeding the greater of (x) $200,000,000 and (y) 0.50 times EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period and (ii) any Permitted Refinancing Indebtedness in respect thereof;
(bb)    (i) Indebtedness of, incurred on behalf of, or representing Guarantees of Indebtedness of, joint ventures in an aggregate principal amount that, immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, together with the aggregate principal amount of any other Indebtedness outstanding pursuant to this Section 6.01(bb), would not exceed the greater of (x) $150,000,000 and (y) 0.375 times EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period and (ii) any Permitted Refinancing Indebtedness in respect thereof;
(cc)    Indebtedness of the Borrower or any Subsidiary to current or former officers, directors, consultants and employees thereof or of any Parent Entity, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of the Borrower or any Parent Entity permitted by Section 6.06, in an aggregate amount, together with Indebtedness permitted by Section 6.01(ii), not exceeding the greater of (x) $70,000,000 and (y) 0.175 times EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period;
(dd)    Indebtedness consisting of obligations of the Borrower or any Subsidiary under deferred compensation or other similar arrangements incurred by such person in connection with the Transactions and Permitted Business Acquisitions or any other Investment permitted hereunder;
(ee)    Indebtedness of the Borrower or any Subsidiary to or on behalf of any joint venture (regardless of the form of legal entity) that is not a Subsidiary arising in the ordinary course of business in connection with the cash management operations (including with respect to intercompany self-insurance arrangements) of the Borrower and the Subsidiaries;

(ff)    Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;
(gg)    Indebtedness supported by a Letter of Credit, in a principal amount not in excess of the amount available under such Letter of Credit (or a letter of credit issued under any other revolving credit or letter of credit facility permitted by Section 6.01);
(hh)    Indebtedness in an aggregate principal amount outstanding at any time not to exceed the Available RP Capacity Amount;
(ii)    Indebtedness consisting of Guarantees of third party loans and advances to officers, directors, employees or consultants of any Parent Entity, Holdings, the Borrower or any Subsidiary in connection with such person’s purchase of Equity Interests of Holdings (or any Person formed to hold Equity Interests in Holdings or any Parent Entity on behalf of officers, directors, employees or consultants of any Parent Entity, Holdings, the Borrower or any Subsidiary), in an aggregate amount, together with Indebtedness permitted by Section 6.01(cc), not exceeding the greater of (x) $70,000,000 and (y) 0.175 times EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period;
(jj)    (i) to the extent constituting Indebtedness, the payment of fees to, or obligation to reimburse, any Securitization Entity in respect of letters of credit issued to the account of such Securitization Entity for the benefit of the Borrower and its Subsidiaries in the ordinary course and for customary business purposes and (ii) (A) Permitted Securitization Financing Indebtedness and Guarantees thereof permitted by Limited Recourse and (B) Indebtedness in connection with any Foreign Customer Finance Program, in each case, subject to Limited Recourse to any Loan Party and the Thai Borrower;
(kk)    (i) Indebtedness of the Borrower or any of its Subsidiaries in respect of reimbursement obligations under any bi-lateral or syndicated letter of credit (or similar instrument) facility in an aggregate principal or face amount at any time outstanding not to exceed the greater of (x) $60,000,000 and (y) 0.15 times EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period and (ii) any Permitted Refinancing Indebtedness in respect thereof;
(ll)    Indebtedness in respect of Management Notes;
(mm)    Indebtedness in respect of intercompany loans among Holdings, the Borrower and its Subsidiaries as of the Closing Date or established in connection with consummation of the Transactions;
(nn)    unfunded pension fund and other employee benefit plan obligations and liabilities incurred by the Borrower and/or any Subsidiary in the ordinary course of business to the extent that the unfunded amounts would not otherwise cause an Event of Default under Section 7.01(k);
(oo)    all premium (if any, including tender premiums) expenses, defeasance costs, interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (nn) above or refinancings thereof;
(pp)    [reserved];

(qq)    (i) unsecured Indebtedness provided by the BDT Investor or any of its Affiliates and issued or incurred by the Borrower or any of its Subsidiaries; provided that (1) such Indebtedness is subordinated to the payment of all Loan Obligations on customary terms or on other terms reasonably acceptable to the Administrative Agent, (2) such Indebtedness is not incurred or guaranteed by any Subsidiary of the Borrower that is not also (or also made) a Subsidiary Loan Party hereunder, (3) no principal amount of such Indebtedness shall be required to be paid (whether in the form of amortization, payment at maturity, mandatory prepayment, sinking fund or otherwise) earlier than 91 days following the Latest Maturity Date of all Initial Term B Loans outstanding at the time of such issuance or incurrence, (4) no interest in respect of such Indebtedness shall be due and payable in cash prior to the Latest Maturity Date of all Initial Term B Loans outstanding at the time of such issuance or incurrence, (5) the terms of such Indebtedness shall not require the maintenance or achievement of any financial performance standards (other than as a condition to the taking of actions that would otherwise be prohibited by the terms of such Indebtedness) and shall have covenants and events of default no less favorable to the Borrower than the terms of the Facilities (taken as a whole and as determined by the Borrower in good faith) and (6) such Indebtedness shall not be convertible into any Indebtedness that would not otherwise comply with the requirements of this Section 6.01(qq) or any Equity Interests other than Qualified Equity Interests and (ii) Permitted Refinancing Indebtedness in respect thereof; and
(rr)    (i) additional Indebtedness incurred in connection with a Permitted Business Acquisition or similar Investment in an aggregate outstanding principal amount not to exceed the greater of (x) $400,000,000 and (y) 1.0 times EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period and (ii) Permitted Refinancing Indebtedness in respect thereof.
Further, for purposes of determining compliance with this Section 6.01:
(A)    Indebtedness need not be permitted solely by reference to one category of permitted Indebtedness (or any portion thereof) described in Sections 6.01(a) through (rr) (including, for the avoidance of doubt, with respect to the clauses set forth in the definition of “Incremental Amount”) but may be permitted in part under any combination thereof,
(B)    in the event that an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Indebtedness (or any portion thereof) described in Sections 6.01(a) through (rr) (including, for the avoidance of doubt, with respect to the clauses set forth in the definition of “Incremental Amount”), the Borrower may, in its sole discretion, classify or reclassify, or later divide, classify or reclassify (as if incurred at such later time), such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 6.01 and at the time of incurrence, classification or reclassification will be entitled to only include the amount and type of such item of Indebtedness (or any portion thereof) in one of the above clauses (or any portion thereof) and such item of Indebtedness (or any portion thereof) shall be treated as having been incurred or existing pursuant to only such clause or clauses (or any portion thereof) without giving pro forma effect to such item (or portion thereof) when calculating the amount of Indebtedness that may be incurred, classified or reclassified pursuant to any other clause (or portion thereof) at such time; provided that all Indebtedness outstanding on the Closing Date under this Agreement shall at all times be deemed to have been incurred pursuant to clause (b) of this Section 6.01, and
(C)    for purpose of calculating the Net First Lien Leverage Ratio, the Net Secured Leverage Ratio, the Net Total Leverage Ratio and the Cash Interest Coverage Ratio under Sections 6.01(b)(i), (p), (q), (r) and (s) on any date of incurrence of Indebtedness pursuant to such Sections 6.01(b)(i), (p), (q), (r) and/or (s) the net cash proceeds funded by financing sources upon the incurrence of such Indebtedness incurred at such time shall not be netted against the applicable amount of

Consolidated Debt for purposes of such calculation of the Net First Lien Leverage Ratio, the Net Secured Leverage Ratio or the Net Total Leverage Ratio, at such time. In addition, with respect to any Indebtedness that was permitted to be incurred hereunder on the date of such incurrence, any Increased Amount of such Indebtedness shall also be permitted hereunder after the date of such incurrence.
This Agreement will not treat (1) unsecured Indebtedness as subordinated or junior to secured Indebtedness merely because it is unsecured or (2) senior Indebtedness as subordinated or junior to any other senior Indebtedness merely because it has a junior priority with respect to the same collateral.
With respect to any Indebtedness for borrowed money incurred under Sections 6.01(q)(i), 6.01(r)(i), and 6.01(z)(i), (A) if such Indebtedness is secured by assets that are Collateral, it shall be subject to an applicable Intercreditor Agreement, (B) if such Indebtedness is in the form of term Indebtedness, (1) the stated maturity date of any such Indebtedness shall be no earlier than the Initial Term B Facility Maturity Date as in effect at the relevant time and (2) the Weighted Average Life to Maturity of such Indebtedness shall be no shorter than the remaining Weighted Average Life to Maturity of the Initial Term B Loans in effect at the relevant time (in each case of (1) and (2), except for (x) Customary Bridge Loans and (y) the Inside Maturity Basket) and (C) if such Indebtedness is in the form of revolving Indebtedness, the stated maturity date of any such Indebtedness shall be no earlier than the Initial Revolving Facility Maturity Date as in effect at the relevant time.
Section 6.02    Liens. Create, incur or assume any Lien securing Indebtedness on any property or assets (including stock or other securities of any person) of the Borrower or any Subsidiary at the time owned by it or on any income or revenues or rights in respect of any thereof, except the following (collectively, “Permitted Liens”):
(a)    Liens on property or assets of the Borrower and the Subsidiaries existing on the Closing Date (or created following the Closing Date pursuant to agreements in existence on the Closing Date requiring the creation of such Liens) and, to the extent securing an item of Indebtedness in an individual principal amount in excess of $20,000,000, set forth on Schedule 6.02(a) and any modifications, replacements, renewals or extensions thereof; provided that such Liens shall secure only those obligations that they secure on the Closing Date (and any Permitted Refinancing Indebtedness in respect of such obligations permitted by Section 6.01) and shall not subsequently apply to any other property or assets of the Borrower or any Subsidiary other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien, and (B) proceeds and products thereof;
(b)    any Lien created under the Loan Documents (including Liens created under the Security Documents securing obligations in respect of Secured Hedge Agreements and Secured Cash Management Agreements) or permitted in respect of any Mortgaged Property by the terms of the applicable Mortgage;
(c)    any Lien on any property or asset of any Subsidiary securing Indebtedness or Permitted Refinancing Indebtedness permitted by Section 6.01(h); provided that such Lien does not apply to any other property or assets of the Borrower or any of the Subsidiaries not securing such Indebtedness at the date of the acquisition of such property or asset and accessions and additions thereto and proceeds and products thereof (other than after-acquired property required to be subjected to such Lien pursuant to the terms of such Indebtedness (and refinancings thereof));
(d)    Liens for Taxes, assessments or other governmental charges or levies not yet delinquent by more than 30 days or that are being contested in compliance with Section 5.03;

(e)    Liens imposed by law, such as landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, supplier’s, construction or other like Liens, securing obligations that are not overdue by more than 60 days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, the Borrower or any Subsidiary shall have set aside on its books reserves in accordance with GAAP;
(f)    (i) pledges and deposits and other Liens made in the ordinary course of business in compliance with the Federal Employers Liability Act (or any similar act or legislation in other jurisdictions) or any other workers’ compensation, unemployment insurance and other social security laws or regulations and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (i) pledges and deposits and other Liens securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Subsidiary;
(g)    deposits and other Liens to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Finance Lease Obligations), statutory obligations, surety and appeal bonds, performance and return of money bonds, bids, leases, government contracts, trade contracts, agreements with utilities, and other obligations of a like nature (including letters of credit in lieu of any such bonds or to support the issuance thereof) incurred in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;
(h)    (i) zoning restrictions (including, without limitation, building codes and other land use laws regulating the use or occupancy of Real Property imposed by any Governmental Authority), easements, survey exceptions, trackage rights, leases (other than Finance Lease Obligations), licenses, special assessments, rights-of-way, covenants, conditions, restrictions and declarations on or with respect to the use of Real Property, servicing agreements, development agreements, site plan agreements and other similar encumbrances imposed by law or arising in the ordinary course of business and (i) title defects or irregularities or encroachments or survey defects, in each case that are of a minor nature and that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of the Borrower or any Subsidiary;
(i)    Liens securing Indebtedness permitted by Section 6.01(i) or (j); provided that such Liens do not apply to any property or assets of the Borrower or any Subsidiary other than the property or assets acquired, leased, constructed, replaced, repaired or improved with such Indebtedness (or the Indebtedness Refinanced thereby) or sold in the applicable Sale and Lease-Back Transaction, and accessions and additions thereto, proceeds and products thereof, customary security deposits and related property; provided, further, that individual financings provided by one lender may be cross-collateralized to other financings provided by such lender (and its Affiliates);
(j)    Liens arising out of Sale and Lease-Back Transactions not prohibited by this Agreement, so long as such Liens attach only to the property sold and being leased in such transaction and any accessions and additions thereto or proceeds and products thereof and related property;
(k)    Liens securing judgments that do not constitute an Event of Default under Section 7.01(j);
(l)    Liens disclosed by the title insurance policies delivered on or subsequent to the Closing Date and pursuant to the Collateral and Guarantee Requirement, Section 5.10 or Schedule 5.12

and any replacement, extension or renewal of any such Lien; provided that such replacement, extension or renewal Lien shall not cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal; provided, further, that the Indebtedness and other obligations secured by such replacement, extension or renewal Lien are permitted by this Agreement;
(m)    any interest or title of a lessor or sublessor under any leases or subleases entered into by the Borrower or any Subsidiary in the ordinary course of business;
(n)    Liens that are contractual rights of set-off (and related pledges) (i) relating to the establishment of depository relations with banks and other financial institutions not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposits, sweep accounts, reserve accounts or similar accounts of the Borrower or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or any Subsidiary, including with respect to credit card charge-backs and similar obligations, or (iii) relating to purchase orders and other agreements entered into with customers, suppliers or service providers of the Borrower or any Subsidiary in the ordinary course of business;
(o)    Liens (i) arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, (iii) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts incurred in the ordinary course of business and not for speculative purposes, (iv) in respect of Third Party Funds, (v) in favor of credit card companies pursuant to agreements therewith or (vi) relating to Cash Management Agreements;
(p)    Liens securing obligations in respect of trade-related letters of credit, bankers’ acceptances, bank guarantees or similar obligations permitted under Sections 6.01(f), (k) or (o) and covering the property (or the documents of title in respect of such property) financed by such letters of credit, bankers’ acceptances or similar obligations and the proceeds and products thereof;
(q)    leases or subleases, licenses or sublicenses (including with respect to Intellectual Property) granted to others in the ordinary course of business not adversely interfering in any material respect with the business of the Borrower and the Subsidiaries, taken as a whole;
(r)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
(s)    Liens solely on any cash earnest money deposits made by the Borrower or any of the Subsidiaries in connection with any letter of intent or purchase agreement in respect of any Investment permitted hereunder;
(t)    (i) Liens with respect to property, assets or Equity Interests of any Subsidiary that is not a Loan Party securing Indebtedness or other obligations of a Subsidiary that is not a Loan Party not prohibited hereunder and (ii) Liens with respect to property, assets or Equity Interests of the applicable joint venture or the Equity Interests of such joint venture securing Indebtedness permitted under Section 6.01(bb);
(u)    Liens on any amounts held by a trustee or agent under any indenture or other debt agreement issued in escrow pursuant to customary escrow arrangements pending the release thereof,

or under any indenture or other debt agreement pursuant to customary discharge, redemption or defeasance provisions;
(v)    the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;
(w)    agreements to subordinate any interest of the Borrower or any Subsidiary in any accounts receivable or other proceeds arising from inventory consigned by the Borrower or any of the Subsidiaries pursuant to an agreement entered into in the ordinary course of business;
(x)    Liens arising from precautionary Uniform Commercial Code financing statements or similar filing regarding operating leases or other obligations not constituting Indebtedness;
(y)    Liens (i) on Equity Interests of, or loans to, joint ventures (A) securing obligations of such joint venture or (B) pursuant to the relevant joint venture agreement or arrangement and (ii) on Equity Interests of, or loans to, Unrestricted Subsidiaries;
(z)    Liens on securities that are the subject of repurchase agreements constituting Permitted Investments under clause (c) of the definition thereof;
(aa)    [reserved];
(bb)    Liens securing insurance premiums financing arrangements; provided that such Liens are limited to the applicable unearned insurance premiums;
(cc)    in the case of Real Property that constitutes a leasehold interest, any Lien to which the fee simple interest (or any superior leasehold interest) is subject;
(dd)    Liens securing Indebtedness or any other obligation (i) in favor of the Borrower or any Subsidiary Loan Party and (ii) granted by any Subsidiary that is not Loan Party in favor of any Subsidiary that is not a Loan Party;
(ee)    Liens (i) securing Indebtedness in respect of Hedging Agreements entered into for non-speculative purposes and (ii) on cash or Permitted Investments securing Indebtedness in respect of Hedging Agreements entered into for non-speculative purposes;
(ff)    Liens on goods or inventory the purchase, shipment or storage price of which is financed by a commercial letter of credit, bank guarantee or bankers’ acceptance issued or created for the account of the Borrower or any Subsidiary in the ordinary course of business; provided that such Lien secures only the obligations of the Borrower or such Subsidiaries in respect of such letter of credit, bank guarantee or banker’s acceptance to the extent permitted under Section 6.01;
(gg)    Liens on cash, Permitted Investments or non-Collateral assets securing obligations in respect of Indebtedness incurred pursuant to Section 6.01(kk);
(hh)    [Reserved];
(ii)    (i) Liens on Collateral that are Other First Liens, so long as such Other First Liens secure Indebtedness permitted by Sections 6.01(b), 6.01(k), 6.01(l), 6.01(q), 6.01(y), 6.01(z) or 6.01(rr) (and, in each case, Permitted Refinancing Indebtedness in respect thereof), (i) Liens on Collateral that are Junior Liens, so long as such Junior Liens secure Indebtedness permitted by Section

6.01(b), 6.01(k), 6.01(l), 6.01(r), 6.01(y), 6.01(z), 6.01(hh) or 6.01(rr) (and, in each case, Permitted Refinancing Indebtedness in respect thereof) and (ii) Liens on non-Collateral assets, so long as such Liens secure Indebtedness permitted by Sections 6.01(k), 6.01(l), 6.01(s), 6.01(z) or 6.01(hh) (and in each case, Permitted Refinancing Indebtedness in respect thereof);
(jj)    Liens arising out of conditional sale, title retention or similar arrangements for the sale or purchase of goods by the Borrower or any of the Subsidiaries in the ordinary course of business;
(kk)    Liens to secure any Indebtedness issued or incurred to Refinance (or successive Indebtedness issued or incurred for subsequent Refinancings) as a whole, or in part, any Indebtedness secured by any Lien permitted by this Section 6.02 (but without reloading any dollar- or asset-based basket); provided, however, that (v) with respect to any Liens on the Collateral being incurred under this clause (kk), if Liens on the Collateral securing the Indebtedness being Refinanced (if any) were Junior Liens, then such Liens on such Collateral being incurred under this clause (kk) shall also be Junior Liens, (w) with respect to any Liens on the Collateral being incurred under this clause (kk), if Liens on the Collateral securing the Indebtedness being Refinanced (if any) were Other First Liens, then such Liens on such Collateral being incurred under this clause (kk) may be Other First Liens, Junior Liens and/or Liens on assets that are not Collateral, (x) (other than Liens contemplated by the foregoing clauses (v) and (w)) such new Lien shall be limited to all or part of the same type of property that secured the original Lien (plus improvements on and accessions to such property, proceeds and products thereof, customary security deposits and any other assets pursuant to after-acquired property clauses to the extent such assets secured (or would have secured) the Indebtedness being Refinanced), (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount (or accreted value, if applicable) or, if greater, committed amount of the applicable Indebtedness at the time the original Lien became a Lien permitted hereunder, (B) unpaid accrued interest and premium (including tender premiums) and (C) an amount necessary to pay any associated underwriting discounts, defeasance costs, fees, commissions and expenses and (z) on the date of the incurrence of the Indebtedness secured by such Liens, the grantors of any such Liens shall be the grantors of the Liens securing the Indebtedness being Refinanced, grantors that would have been obligated to secure such Indebtedness or Loan Parties;
(ll)    other Liens with respect to property or assets of the Borrower or any Subsidiary which are not Collateral or that are secured by Liens on the Collateral that are Junior Liens so long as such Junior Liens are subject to a Permitted Junior Intercreditor Agreement not to exceed the greater of (x) $200,000,000 and (y) 0.50 times EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period;
(mm)    Liens on property of, or on Equity Interests or Indebtedness of, any Person existing at the time (A) such Person becomes a Subsidiary or (B) such Person or property is acquired by the Borrower or any Subsidiary; provided that (i) such Liens do not extend to any other assets of the Borrower or any Subsidiary (other than accessions and additions thereto and proceeds or products thereof and other than after-acquired property), (ii) such Liens secure only those obligations which they secure on the date such Person becomes a Subsidiary or the date of such acquisition (and any extensions, renewals, replacements or refinancings thereof) and (iii) such Liens were not incurred in contemplation of such acquisition; and
(nn)    (i) Liens granted in respect of Securitization Assets, Receivables Assets, related Leased Property, related Leases, equipment loans and related assets transferred to (or in respect of which a Lien is granted to) Securitization Entities or Persons that are not Subsidiaries of the Borrower in connection with one or more Permitted Securitization Financings or Foreign Customer Finance Programs, (ii) Liens consisting of any right of set-off granted to any financial institution acting as a lockbox bank in connection with a Permitted Securitization Financing or any Foreign Customer Finance Program, (iii) Liens for the purpose of perfecting the ownership interests or Liens of a purchaser or other assignee of Securitization Assets, Receivables Assets, related Leased Property, related Leases, equipment loans and related assets pursuant to any Permitted Securitization Financing or Foreign Customer Finance Program, and cash deposits or other Liens for the purpose of securing Limited Recourse obligations, (iv) Liens arising in connection with other sales, contributions or other transfers of Securitization Assets, Receivables Assets, related Leased Property and related Leases permitted hereunder without recourse to the Borrower or the Subsidiary Loan Parties and (v) Liens on Equity Interests or property of a Foreign Subsidiary in connection with Foreign Customer Finance Programs.
For purposes of determining compliance with this Section 6.02, (A) a Lien securing an item of Indebtedness need not be permitted solely by reference to one category of permitted Liens (or any portion thereof) described in Sections 6.02(a) through (nn) but may be permitted in part under any combination thereof and (B) in the event that a Lien securing an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Liens (or any portion thereof) described in Sections 6.02(a) through (nn), the Borrower may, in its sole discretion, classify or reclassify, or later divide, classify or reclassify (as if incurred at such later time), such Lien securing such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 6.02 and at the time of incurrence, classification or reclassification will be entitled to only include the amount and type of such Lien or such item of Indebtedness secured by such Lien (or any portion thereof) in one of the above clauses (or any portion thereof) and such Lien securing such item of Indebtedness (or any portion thereof) will be treated as being incurred or existing pursuant to only such clause or clauses (or any portion thereof) without giving pro forma effect to such item (or any portion thereof) when calculating the amount of Liens or Indebtedness that may be incurred, classified or reclassified pursuant to any other clause (or any portion thereof) at such time. In addition, with respect to any revolving loan Indebtedness or commitment to incur Indebtedness that is designated to be incurred on the date of first incurrence of such Indebtedness or Commitment, any Lien that does or that shall secure such Indebtedness may also be designated by the Borrower or any Subsidiary to be incurred on such date and, in such event, any related subsequent actual incurrence of such Lien shall be deemed for purposes of Sections 6.01 and 6.02 of this Agreement, without duplication, to be incurred on such prior date (and on any subsequent date until such commitment is funded or terminated or such election is rescinded), including for purposes of calculating usage of any Permitted Lien. In addition, with respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness.
Section 6.03    [Reserved].
Section 6.04    Investments, Loans and Advances. Make any Investment, except:
(a)    Investments in connection with the Transactions;
(b)    (i) Investments (including intercompany loans) among the Borrower and its Subsidiaries (or among Subsidiaries) and (ii) Guarantees by the Borrower or any Subsidiary of Indebtedness or other obligations not prohibited hereunder of the Borrower or any Subsidiary;
(c)    Permitted Investments and Investments that were Permitted Investments when made;

(d)    Investments arising out of the receipt by the Borrower or any Subsidiary of non-cash consideration for the Disposition of assets permitted under Section 6.05;
(e)    loans and advances to officers, directors, employees or consultants of any Parent Entity, the Borrower or any Subsidiary (i) in the ordinary course of business in an aggregate outstanding amount (valued at the time of the making thereof, and without giving effect to any subsequent change in value) not to exceed the greater of (x) $20,000,000 and (y) 0.05 times EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period at any time outstanding, (ii) in respect of payroll payments and expenses in the ordinary course of business and (iii) in connection with such person’s purchase of Equity Interests of Holdings (or any Parent Entity) solely to the extent that the amount of such loans and advances shall be received by the Borrower in cash as Permitted Equity;
(f)    accounts receivable, security deposits and prepayments arising and trade credit granted in the ordinary course of business and any assets or securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and any prepayments and other credits to suppliers made in the ordinary course of business;
(g)    Hedging Agreements entered into for non-speculative purposes;
(h)    Investments existing on, or contractually committed as of, the Closing Date and, to the extent any such individual Investment is in an amount in excess of $20,000,000, set forth on Schedule 6.04 and any extensions, renewals, replacements or reinvestments thereof, so long as the aggregate amount of all Investments pursuant to this clause (h) is not increased at any time above the amount of such Investment existing or committed on the Closing Date (other than pursuant to an increase as required by the terms of any such Investment as in existence on the Closing Date or as otherwise permitted by this Section 6.04);
(i)    Investments resulting from pledges and deposits under Sections 6.02(f), (g), (o), (r), (s), and (ee);
(j)    loans and advances (including in respect of Loan Receivables) to suppliers and customers or users of the Borrower or any Subsidiary’s products or customers of distributors of such products (i) in connection with any Foreign Customer Finance Program or (ii) otherwise in the ordinary course of business;
(k)    Investments constituting (i) Permitted Business Acquisitions and (ii) any Investment in any Subsidiary that is not a Loan Party in an amount required to permit such Subsidiary to consummate a Permitted Business Acquisition, which amount is applied, directly or indirectly, by such Subsidiary to consummate such Permitted Business Acquisition;
(l)    [reserved];
(m)    Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, customers and suppliers, in each case in the ordinary course of business or Investments acquired by the Borrower or a Subsidiary as a result of a foreclosure by the Borrower or any of the Subsidiaries with respect to any secured Investments or other transfer of title with respect to any secured Investment in default;

(n)    Investments of a Subsidiary acquired after the Closing Date or of a Person merged into or consolidated with the Borrower or a Subsidiary after the Closing Date, in each case, (i) to the extent such acquisition, merger or consolidation is permitted under this Section 6.04, (ii) in the case of any acquisition, merger or consolidation, in accordance with Section 6.05 and (iii) to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;
(o)    acquisitions by the Borrower of obligations of one or more directors, officers or other employees or consultants of any Parent Entity, the Borrower or any Subsidiary in connection with such director’s, officer’s, employee’s or consultant’s acquisition of Equity Interests of the Borrower or any Parent Entity, so long as no cash is actually advanced by the Borrower or any of the Subsidiaries to such directors, officers, employees or consultants in connection with the acquisition of any such obligations;
(p)    Guarantees by the Borrower or any Subsidiary of operating leases (other than Finance Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into by the Borrower or any Subsidiary in the ordinary course of business;
(q)    Investments to the extent that payment for such Investments is made with Equity Interests of, or the cash proceeds of the issuance of Equity Interests of, any Parent Entity; provided that the issuance of such Equity Interests, and the cash proceeds thereof, are not included in any determination of the Cumulative Credit or as a Cure Amount;
(r)    Investments in connection with any Permitted Securitization Financing or Foreign Customer Finance Program (including (i) Investments arising out of or in connection with sales, contributions and other transfers of Securitization Assets pursuant to any Permitted Securitization Financing or Foreign Customer Finance Program, (ii) to the extent necessary to effect a refinancing of a Permitted Securitization Financing or Foreign Customer Finance Program, Investments consisting of the contribution of the Equity Interests of a Securitization Entity by the Borrower or any of its Subsidiaries to any Subsidiary of the Borrower or to another Securitization Entity and (iii) to the extent constituting an Investment, any deposit of cash payable to or belonging to any Securitization Entity as required by and in accordance with any Permitted Securitization Documents);
(s)    Investments consisting of Restricted Payments permitted under Section 6.06;
(t)    Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers;
(u)    Investments, including among the Borrower and its Subsidiaries, in connection with Cash Management Agreements;
(v)    Guarantees permitted under Section 6.01 (except to the extent such Guarantee is expressly subject to this Section 6.04);
(w)    advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of the Borrower or any Subsidiary;
(x)    Investments by the Borrower and the Subsidiaries, including loans to any direct or indirect parent of the Borrower, if the Borrower or any other Subsidiary would otherwise be permitted to make a Restricted Payment in such amount (provided that the amount of any such Investment shall also be deemed to be a Restricted Payment under the appropriate clause of Section 6.06 for all purposes of this Agreement);
(y)    Investments in Similar Businesses; provided that the aggregate outstanding amount of Investments made after the Closing Date pursuant to this Section 6.04(y) shall not exceed the greater of (x)$160,000,000 and (y) 0.40 times EBITDA calculated on a Pro Forma Basis for the most recently ended Test Period;
(z)    Investments in connection with the acquisition of retail locations from franchisees;
(aa)    to the extent constituting Investments, purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of Intellectual Property in each case in the ordinary course of business;
(bb)    the formation of Subsidiaries and Unrestricted Subsidiaries; provided that (x) any capitalization of such Subsidiary or Unrestricted Subsidiary, as the case may be, must be an Investment otherwise permitted hereunder and (y) such formation shall not be in violation of Section 5.10;
(cc)    Investments in joint ventures; provided that the aggregate outstanding amount of Investments made after the Closing Date pursuant to this Section 6.04(cc) shall not exceed the greater of (x) $215,000,000 and (y) 0.55 times EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period;
(dd)    Investments in connection with Permitted Bond Hedge Transactions;
(ee)    (1) Investments in any Unrestricted Subsidiaries, in an aggregate outstanding amount not to exceed the greater of (x) $110,000,000 and (y) 0.275 times EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period minus (2) any portion of the Available URS Reallocation Amount used for any other purpose pursuant to the definition thereof;
(ff)    other Investments so long as, immediately after giving effect to such Investment, the Net First Lien Leverage Ratio on a Pro Forma Basis would not exceed either (x) 5.00 to 1.00 or (y) the Net First Lien Leverage Ratio as of the most recently ended Test Period prior to giving effect to such Investment;
(gg)    [reserved];
(hh)    other Investments in an aggregate amount not to exceed the Cumulative Credit;
(ii)    other Investments in an aggregate outstanding amount not to exceed the sum of (1) the greater of (x) $160,000,000 and (y) 0.40 times EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period, plus (2) the sum of the Available URS Reallocation Amount, the Available RDP Reallocation Amount and the Available RP Reallocation Amount;
(jj)    Investments (including in joint ventures) in connection with Permitted Reorganizations and IPO Reorganization Transactions;

(kk)    Investments in joint ventures to the extent required by, or made pursuant to, applicable buy/sell arrangements and/or similar binding arrangements;
(ll)    Investments consisting of the licensing or contribution of Intellectual Property rights pursuant to joint marketing arrangements with other Persons;
(mm)    any Investment made by any Unrestricted Subsidiary prior to the date on which such Unrestricted Subsidiary is designated as a Restricted Subsidiary so long as the relevant Investment was not made in contemplation of the designation of such Unrestricted Subsidiary as a Restricted Subsidiary; and
(nn)    the issuance by the Borrower or its Subsidiaries of letters of credit, bank guarantees or similar instruments for the benefit of the Securitization Entities in an amount not to exceed the greater of (x) $85,000,000 and (y) 0.22 times EBITDA calculated on a Pro Forma Basis for the most recently ended Test Period.
Any Investment in any person other than the Borrower or a Subsidiary Loan Party that is otherwise permitted by this Section 6.04 may be made through intermediate Investments in Subsidiaries that are not Loan Parties (other than Unrestricted Subsidiaries or Securitization Entities) and such intermediate Investments shall be disregarded for purposes of determining the outstanding amount of Investments pursuant to any clause set forth above.
For purposes of determining compliance with this covenant, (A) an Investment need not be permitted solely by reference to one category of permitted Investments (or portion thereof) described in the above clauses but may be permitted in part under any combination thereof and (B) in the event that an Investment (or any portion thereof) meets the criteria of one or more of the categories of permitted Investments (or any portion thereof) described in the above clauses, the Borrower may, in its sole discretion, classify or reclassify, or later divide, classify or reclassify (as if made at such later time), such permitted Investment (or any portion thereof) in any manner that complies with this Section 6.04 and at the time of such Investment, classification or reclassification will be entitled to only include the amount and type of such Investment (or any portion thereof) in one of the categories of permitted Investments (or any portion thereof) described in the above clauses and such Investment (or any portion thereof) shall be treated as having been made or existing pursuant to only such clause or clauses (or any portion thereof) without giving pro forma effect to such item (or portion thereof) when calculating the amount of Investments that may be made, classified or reclassified pursuant to any other clause (or portion thereof) at such time.
Section 6.05    Mergers, Consolidations, Sales of Assets and Acquisitions. Merge into or consolidate with any other person, or permit any other person to merge into or consolidate with it, or Dispose of (in one transaction or in a series of related transactions) all or any part of its assets (whether now owned or hereafter acquired), or Dispose of any Equity Interests of any Subsidiary, or purchase, lease or otherwise acquire (in one transaction or a series of related transactions) all of the assets of any other person or a division or line of business of a person, in each case with respect to assets having a fair market value in excess of (i) in any individual transaction or series of related transactions, the greater of (x) $40,000,000 and (y) 0.10 times EBITDA as of the most recently ended Test Period and (ii) for all other transactions not excluded pursuant to the preceding clause (i), in any Fiscal Year, the greater of (x) $60,000,000 and (y) 0.15 times EBITDA as of the most recently ended Test Period, except that this Section 6.05 shall not prohibit:

(a)    (i) Disposition of inventory, or the sale of receivables pursuant to non-recourse factoring arrangements, in each case in the ordinary course of business by the Borrower or any Subsidiary, (ii) the acquisition or lease (pursuant to an operating lease) of any other asset in the ordinary course of business by the Borrower or any Subsidiary or, with respect to operating leases, otherwise for fair market value on market terms (as determined in good faith by the Borrower), (iii) the Disposition of surplus, obsolete, damaged or worn out equipment or other property by the Borrower or any Subsidiary in the ordinary course of business or consistent with past practice or industry norm or determined in good faith by the Borrower to be no longer used or useful or necessary in the operation of the business of the Borrower or any Subsidiary, (iv) assignments by the Borrower and any Subsidiary in connection with insurance arrangements of their rights and remedies under, and with respect to, any acquisition or merger agreement entered into in connection with a Permitted Business Acquisition or similar Investment in respect of any breach of representations and warranties set forth therein or (v) the Disposition of Permitted Investments in the ordinary course of business;
(b)    (i) the merger or consolidation of any Subsidiary of the Borrower (other than the
Thai Borrower) with or into the Borrower in a transaction in which the Borrower is the survivor, (ii) the merger or consolidation of any Subsidiary with or into any other Subsidiary (including an Unrestricted Subsidiary) in a transaction in which the surviving or resulting entity is or becomes a Subsidiary (other than an Unrestricted Subsidiary) (or, in the case of any merger or consolidation involving the Thai Borrower, is the Thai Borrower) and, in the case of each of clauses (i) and (ii), no person other than the Borrower or a Subsidiary receives any consideration (unless otherwise permitted by Section 6.04), (iii) [reserved], (iv) the liquidation or dissolution or change in form of entity of any Subsidiary (other than the Thai Borrower) if the Borrower determines in good faith that such liquidation, dissolution or change in form is in the best interests of the Borrower and is not materially disadvantageous to the Lenders, (v) any Subsidiary (other than the Thai Borrower) may merge or consolidate with any other person in order to effect an Investment permitted pursuant to Section 6.04 so long as the continuing or surviving person shall be a Subsidiary (unless otherwise permitted by Section 6.04), which shall be the Borrower if such merger or consolidation involves the Borrower (in each case, unless otherwise permitted by Section 6.04) and which together with each of its Subsidiaries shall have complied with any applicable requirements of Section 5.10 or (vi) any Subsidiary (other than the Thai Borrower) may merge or consolidate with any other person in order to effect an Asset Sale otherwise permitted pursuant to this Section 6.05;
(c)    Dispositions to a Subsidiary (upon voluntary liquidation or otherwise);
(d)    Sale and Lease-Back Transactions not prohibited by this Agreement;
(e)    (i) Investments permitted by Section 6.04, Permitted Liens permitted by Section 6.02 and Restricted Payments permitted by Section 6.06 and (ii) any Disposition made in connection with the Transactions;
(f)    Dispositions of defaulted receivables in the ordinary course of business and not as part of an accounts receivables financing transaction;
(g)    other Dispositions of assets; provided that the Net Proceeds thereof, if any, are applied in accordance with Section 2.11(b) to the extent required thereby;
(h)    Permitted Business Acquisitions (including any merger, consolidation or amalgamation in order to effect a Permitted Business Acquisition);

(i)    leases, licenses or subleases or sublicenses of any real or personal property or Intellectual Property or assignments of the same in the ordinary course of business;
(j)    Dispositions of inventory or Dispositions or abandonment of Intellectual Property of the Borrower and the Subsidiaries determined in good faith to be no longer used or useful, necessary, otherwise not material in the operation of the business of the Borrower or any of the Subsidiaries or no longer economical to maintain;
(k)    Dispositions in an amount not to exceed the greater of (x) $75,000,000 and (y) 0.20 times EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period during any Fiscal Year which, if not used in any such year, may be carried back to the immediately preceding Fiscal Year and carried forward to any subsequent Fiscal Year;
(l)    (i) Dispositions (including by capital contribution) of assets to Securitization
Entities to the extent specifically required pursuant to, or in connection with, any Permitted Securitization Financing or Foreign Customer Finance Program and (ii) sales, contributions and other transfers of Securitization Assets, Receivables Assets, related Leased Property, related Leases, equipment loans and related assets (including contract rights) by the Borrower and its Subsidiaries (including the Securitization Entities) in connection with any Permitted Securitization Financing pursuant to the applicable Permitted Securitization Documents, including any Disposition in lieu of an Investment that would be permitted under Section 6.04(r);
(m)    to the extent constituting a Disposition, any termination, settlement or extinguishment of obligations in respect of any Hedging Agreement and Dispositions in connection with Cash Management Agreements;
(n)    any exchange of assets for services and/or other assets used or useful in a Similar Business of comparable or greater value; provided that to the extent the consideration received consists of assets, at least 90% of the consideration received by the transferor consists of assets or services that will be used in a business or business activity permitted hereunder;
(o)    the Borrower or Subsidiary may be merged, consolidated or amalgamated with or into (including pursuant to any successive mergers, consolidations or amalgamations of entities) the Borrower or any other Subsidiary (the continuing or surviving person after giving effect to such transaction or successive transactions, the “Surviving Person”); provided that (i) in the case of any such merger, consolidation or amalgamation by, with or into the Borrower, either (A) the Borrower shall be the Surviving Person or (B) if the Surviving Person is not the Borrower, either (1) (x) the Surviving Person shall be an entity organized or existing under the laws of the United States of America, any state thereof or the District of Columbia and (y) the Surviving Person shall expressly assume the Loan Obligations of the Borrower, as applicable, in a manner reasonably satisfactory to the Administrative Agent (any Surviving Person that assumes the Loan Obligations of the Borrower, a “Successor Borrower”) or (2) in the case of a merger, consolidation or amalgamation of an Additional Borrower, such Additional Borrower resigns as the Borrower prior to or substantially concurrently with the consummation of such merger, consolidation or amalgamation in accordance with Section 1.12; it being understood and agreed that if the foregoing conditions are satisfied, the Successor Borrower will succeed to, and be substituted for, the Borrower under this Agreement and the other Loan Documents and (ii) in the case of any such merger, consolidation or amalgamation by, with or into the Thai Borrower, either (A) the Thai Borrower shall be the Surviving Person or (B) if the Surviving Person is not the Thai Borrower, (x) the Surviving Person shall be an entity organized or existing under the laws of Thailand and (y) the Surviving Person shall expressly assume the Loan Obligations of the Thai Borrower, as applicable, in a manner reasonably satisfactory to the Administrative Agent;
(p)    Dispositions of the Equity Interests of, or Indebtedness owed by, or other securities issued by, any Unrestricted Subsidiary;
(q)    [Reserved];
(r)    (i) to the extent constituting a Disposition, any deposit of cash payable to or belonging to any Securitization Entity as required by and in accordance with any Permitted Securitization Document, (ii) the sale or discount, in each case without recourse, of Receivables Assets arising in the ordinary course of business, but only in connection with the compromise or collection thereof to the extent not transferred in connection with any Permitted Securitization Financing or Foreign Customer Finance Program or (iii) to the extent necessary to effect a refinancing of a Permitted Securitization Financing or a Foreign Customer Finance Program, Dispositions of the Equity Interests of a
Securitization Entity by the Borrower or any of its Subsidiaries to the Borrower, any Subsidiary of the Borrower or to another Securitization Entity; provided, that such Disposition shall either be for arm’s length consideration or constitute an Investment under Section 6.04(r);
(s)    Dispositions of non-core assets acquired in connection with a Permitted Business Acquisition or other Permitted Investment or made to obtain the approval of an anti-trust authority and any Dispositions made to comply with an order of any agency or state authority or other regulatory body or any applicable law or regulation;
(t)    Dispositions of Investments in joint ventures to the extent required by, or made pursuant to, applicable buy/sell arrangements and/or similar binding arrangements;
(u)    Dispositions, mergers, consolidations, amalgamations, conveyances or similar events constituting any part of a Permitted Reorganization or IPO Reorganization Transaction;
(v)    Dispositions of assets which (i) are not Collateral not to exceed the greater of (x) $200,000,000 and (y) 0.50 times EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period or (ii) were purchased with Equity Interests of, or the cash proceeds of the issuance of Equity Interests of, any Parent Entity (and contributed to the Borrower as cash, property or Permitted Equity) or the Borrower so long as such proceeds were not applied to increase the Cumulative Credit (provided that any such Equity Interests issued by the Borrower shall be Qualified Equity Interests);
(w)    (i) sales of Loan Receivables and equipment loans on a non-recourse basis to a third parties in an amount equal to at least 70% (or with respect to sales of equipment loans under a Foreign Customer Finance Program, 50%) of the fair market value thereof and (ii) the sale of accounts receivable and similar Receivables Assets pursuant to arrangements customary to the industry or any Foreign Customer Finance Program.;
(x)    the sale of accounts receivable and similar Receivables Assets pursuant to arrangements customary to the industry, pursuant to a customary factoring agreement or otherwise in the ordinary course of business;
(y)    any merger, consolidation, Disposition, amalgamation, conveyance or similar event the purpose of which is to reincorporate or reorganize that does not result in the material impairment of the guarantees under the Loan Documents and the security interest of the Collateral Agent for the benefit of the Lenders in the Collateral or the Guarantees in favor of the Lenders, in each case, taken as a whole; and
(z)    Dispositions in connection with any Permitted Bond Hedge Transaction, any Permitted Warrant Transaction or any Packaged Right.
Notwithstanding anything to the contrary contained in Section 6.05 above, no Disposition of assets under Section 6.05(g) shall be permitted unless (i) such Disposition is for at least fair market value (as determined in good faith by the Borrower), or if not for fair market value, the shortfall is permitted as an Investment under Section 6.04 and (ii) at least 75% (or 50% if the proceeds of such Disposition will not be subject to the reinvestment rights contemplated by the definition of “Net Proceeds”) of the proceeds of such Disposition (except to Loan Parties and other than any consideration consisting of a Permitted Asset Swap) consist of cash or Permitted Investments; provided that the provisions of this clause (ii) shall not apply to any individual transaction or series of related transactions involving assets with a fair market value (as determined in good faith by the Borrower) of not more than the greater of (x) $60,000,000 and (y) 0.15 times EBITDA calculation on a Pro Forma basis for the then most recently ended Test Period or to other transactions involving assets with a fair market value (as determined in good faith by the Borrower) of not more than the greater of (x) $120,000,000 and (y) 0.30 times EBITDA calculated on a Pro Forma basis for the then most recently ended Test Period; provided, further, that for purposes of this clause (ii), each of the following shall be deemed to be cash: (a) the amount of any liabilities (as shown on the Borrower’s or such Subsidiary’s most recent balance sheet or in the notes thereto) that are assumed by the transferee of any such assets or are otherwise cancelled in connection with such transaction, (b) any notes or other obligations or other securities or assets received by the Borrower or such Subsidiary from the transferee that are converted by the Borrower or such Subsidiary into cash within 180 days after receipt thereof (to the extent of the cash received), (c) any Designated Non-Cash Consideration received by the Borrower or any of its Subsidiaries in such Disposition having an aggregate fair market value (as determined in good faith by the Borrower), taken together with all other Designated Non-Cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of (x) $150,000,000 and (y) 0.375 times EBITDA calculated on a Pro Forma basis for the most recently ended Test Period (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value), (d) the amount of Indebtedness of any Subsidiary that is no longer a Subsidiary as a result of the Asset Sale, to the extent that Holdings, the Borrower and each other Subsidiary are released from any guarantee of payment of such Indebtedness in connection with such Asset Sale and (e) consideration consisting of Indebtedness of the Borrower or a Subsidiary (other than Indebtedness that is subordinated in right of payment to the Loan Obligations) received from Persons who are not Holdings, the Borrower or a Subsidiary in connection with the Asset Sale and that is cancelled. For purposes of this Section 6.05, the fair market value of any assets Disposed of by the Borrower or any Subsidiary shall be determined in good faith by the Borrower and may be determined either, at the option of the Borrower, at the time of such Disposition or as of the date of the definitive agreement with respect to such Disposition.
For purposes of determining compliance with this Section 6.05, (A) a Disposition need not be permitted solely by reference to one category of permitted Disposition (or any portion thereof) described in this Section 6.05 but may be permitted in part under any combination thereof and (B) in the event that a Disposition (or any portion thereof) meets the criteria of one or more of the categories of permitted Disposition (or any portion thereof) described this Section 6.05, the Borrower may, in its sole discretion, classify or reclassify, or later divide, classify or reclassify (as if incurred at such later time) such Disposition (or any portion thereof) in any manner that complies with this Section 6.05 and at the time of such Disposition, classification or reclassification will be entitled to only include the amount and type of such Disposition (or any portion thereof) in one of the above clauses (or any portion thereof) and such Disposition (or any portion thereof) will be treated as being made or existing pursuant to only such clause or clauses (or any portion thereof) without giving pro forma effect to such item (or any portion thereof) when calculating the amount of Dispositions that may be made, classified or reclassified pursuant to any other clause (or portion thereof) at such time.
Section 6.06    Dividends and Distributions. Declare or pay any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any Equity Interests of the Borrower or its Subsidiaries (other than dividends and distributions on Equity Interests payable solely by the issuance of additional Equity Interests (other than Disqualified Stock) of the person paying such dividends or distributions) or directly or indirectly redeem, purchase, retire or otherwise acquire for value (or permit any Subsidiary to purchase or acquire) any of the Borrower’s or its Subsidiaries’ Equity Interests or set aside any amount for any such purpose (other than through the issuance of additional Equity Interests (other than Disqualified Stock) of the person redeeming, purchasing, retiring or acquiring such shares) (all of the foregoing, but excluding any payment on account of any Indebtedness convertible into or exchangeable for Equity Interests or on account of Packaged Rights, “Restricted Payments”); provided, however, that:
(a)    Restricted Payments to comply with the obligations of any Parent Entity under any customary (as determined by the Borrower in good faith) “tax receivable agreement” established in connection with a Qualified IPO of Holdings or such Parent Entity;
(b)    Restricted Payments may be made in respect of (i) general corporate operating and overhead, legal, accounting and other professional fees and expenses of Holdings or any Parent Entity, (ii) fees and expenses related to any public offering or private placement of Equity Interests or Indebtedness of Holdings or any Parent Entity, whether or not consummated, (iii) franchise and similar Taxes and other fees and expenses in connection with the maintenance of Holdings’ (or any Parent Entity’s) existence and Holdings’ (or any Parent Entity’s indirect) ownership of the Borrower or its Subsidiaries (including its Unrestricted Subsidiaries and Securitization Entities), (iv) payments permitted by Section 5.16(b) (other than Section 5.16(b)(vii)), (v) (a) in respect of any taxable period for which the Borrower and/or any of its Subsidiaries (including its Unrestricted Subsidiaries and Securitization Entities) are members of a consolidated, combined, affiliated, unitary or similar Tax group for U.S. federal and/or applicable state, local or foreign Tax purposes of which a direct or indirect parent of the Borrower is the common parent, or for which the Borrower is a disregarded entity for U.S. federal income Tax purposes that is wholly owned (directly or indirectly) by a C corporation for U.S. federal and/or applicable state, local or foreign Tax purposes, Restricted Payments to any direct or indirect parent of the Borrower in an amount not to exceed the amount of any U.S. federal, state, local and/or foreign income Taxes that the Borrower and/or its Subsidiaries, as applicable, would have paid for such taxable period had the Borrower and/or its Subsidiaries, as applicable, been a stand-alone taxpayer or a stand-alone group and (b) in respect of any taxable period for which the Borrower is a partnership or disregarded entity for U.S. federal and/or applicable state, local or foreign Tax purposes (other than a disregarded entity that is wholly owned (directly or indirectly) by a C corporation for U.S. federal and/or applicable state, local or foreign Tax purposes), Restricted Payments to any direct or indirect parent of the Borrower in an amount necessary to permit such direct or indirect parent of the Borrower to pay or, if such parent is a partnership or disregarded entity for U.S. federal income tax purposes, to make a pro rata distribution to its owners such that each direct or indirect owner of the Borrower receives an amount from such distribution sufficient to enable such owner to pay its U.S. federal, state, local and/or foreign income Taxes (as applicable) attributable to the taxable income of Borrower and its Subsidiaries that is allocated to such owner with respect to such taxable period (assuming that each owner is subject to Tax at the highest combined marginal federal, state, local and/or foreign income Tax rate applicable to any owner for such taxable period and taking into account the deductibility of state and local income Taxes for U.S. federal income Tax purposes (and any limitations thereon), any losses of the Borrower and its Subsidiaries that are available to reduce taxable income (taking into account the limitations on the use of net operating losses by taxable corporations), any basis steps ups under Section 734(b) or 743(b) of the Code and the character of any income, gain or loss) and (vi) customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers, directors, employees and consultants of any Parent Entity, in each case in order to permit any Parent Entity to make such payments;
(c)    Restricted Payments may be made, the proceeds of which are used to purchase or redeem the Equity Interests of any Parent Entity (including related stock appreciation rights or similar securities) held by future, current or former directors, consultants, officers, members of management or employees (and their respective estates, heirs, family members, spouses, domestic partners, former spouses or former domestic partners) of any Parent Entity, the Borrower or any of the Subsidiaries; provided that the aggregate amount of such purchases or redemptions under this clause (c) purchased other than upon such person’s death, disability, retirement or termination of employment or pursuant to any Plan or stock rights agreement shall not exceed in any Fiscal Year, which, if not used in any Fiscal Year, may be carried back to the immediately preceding Fiscal Year and carried forward to any subsequent Fiscal Year, the sum of (1) (i) prior to a Qualified IPO, the greater of (x) $40,000,000 and (y) 0.10 times EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period and (ii) following a Qualified IPO, the greater of (x) $80,000,000 and (y) 0.20 times EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period, plus (2) the amount of net proceeds contributed to the Borrower that were received by any Parent Entity during such Fiscal Year from sales of Equity Interests of any Parent Entity to directors, consultants, officers or employees of any Parent Entity, the Borrower or any Subsidiary in connection with permitted employee compensation and incentive arrangements (provided that such proceeds are not included in any determination of the Cumulative Credit), plus (3) the amount of net proceeds of any key-man life insurance policies received during such Fiscal Year, plus (4) the amount of any cash bonuses otherwise payable to members of management, directors or consultants of any Parent Entity, the Borrower or any Subsidiaries in connection with the Transactions that are foregone in return for the receipt of Equity Interests; provided, further, that cancellation of Indebtedness owing to the Borrower or any Subsidiary from officers, directors and members of management of Holdings, any Parent Entity, the Borrower or any Subsidiaries in connection with a repurchase of Equity Interests of Holdings or any Parent Entity will not be deemed to constitute a Restricted Payment for purposes of this Section 6.06;
(d)    any Person may make non-cash repurchases of Equity Interests deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options;
(e)    Restricted Payments may be made in an aggregate amount equal to a portion of the Cumulative Credit on the date of such election that the Borrower elects to apply to this Section 6.06(e); provided that no Restricted Payment made in reliance on the Cumulative Credit Growth Amount shall be permitted if a Specified Event of Default shall have occurred and be continuing;
(f)    [reserved];
(g)    Restricted Payments may be made to pay, or to allow any Parent Entity to make payments, in cash, in lieu of the issuance of fractional shares, upon the exercise of warrants or upon the conversion or exchange of Equity Interests of any such person;

(h)    after a Qualified IPO, Restricted Payments may be made to pay, or to allow any Parent Entity to pay, dividends and make distributions to, or repurchase or redeem shares from, its equity holders in an amount per annum equal to the sum of (x) 7.00% of the net cash proceeds received from such Qualified IPO plus (y) 7.00% of the Market Capitalization;
(i)    Restricted Payments may be made to finance any Investment by any Parent Entity that if made by the Borrower or any Subsidiary directly would be permitted to be made pursuant to Section 6.04; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment, (B) such Parent Entity shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to the Borrower or a Subsidiary or (2) the merger, consolidation or amalgamation (to the extent permitted in Section 6.05) of the person formed or acquired into the Borrower or a Subsidiary in order to consummate such Permitted Business Acquisition or Investment, in each case, in accordance with the requirements of Section 5.10 and (C) such Investment shall not be included in the calculation of the Cumulative Credit;
(j)    other Restricted Payments may be made in an aggregate amount not to exceed the sum of (1) the greater of (i) $220,000,000 and (ii) 0.55 times EBITDA calculated on a Pro Forma Basis for the Test Period ended immediately prior to the date of such Restricted Payment, minus (2) any portion of the Available RP Reallocation Amount used for any purpose pursuant to the definition thereof;
(k)    any Restricted Payment may be made pursuant to (i) conversions or exchanges by holders (including any cash payment upon conversions), payments of interest or principal, redemptions or required repurchases with respect to any Convertible Indebtedness permitted to be incurred under the terms of this Agreement, (ii) any payments in connection with a Permitted Bond Hedge Transaction and (iii) the settlement of any related Permitted Warrant Transaction (x) by delivery of shares of Equity Interests of any Parent Entity upon settlement thereof or (y) by (A) set-off against the related Permitted Bond Hedge Transaction or (B) payment of an early termination amount thereof in common stock upon any early termination thereof;
(l)    Restricted Payments may be made on or before thirty days following the Closing Date in connection with the Closing Date Dividend;
(m)    other Restricted Payments may be made; provided that no Specified Event of Default has occurred and is continuing or would result therefrom and after giving effect to such Restricted Payment, the Net First Lien Leverage Ratio on a Pro Forma Basis as of the most recently ended Test Period would not exceed 4.50 to 1.00;
(n)    [reserved];
(o)    Restricted Payments constituting any part of a Permitted Reorganization or IPO Reorganization Transaction;
(p)    Restricted Payments constituting Equity Interests of, or Indebtedness owed to, the Borrower or a Subsidiary by, an Unrestricted Subsidiary (or a Subsidiary that owns an Unrestricted Subsidiary so long as such Subsidiary owns no material assets other than Equity Interests and Indebtedness of an Unrestricted Subsidiary); provided that the primary asset of such Unrestricted Subsidiary is not cash or cash equivalents;
(q)    so long as no Specified Event of Default shall have occurred and be continuing, Restricted Payments in an aggregate amount not to exceed in any Fiscal Year the greater of (x)

$65,000,000 and (y) 0.15 times EBITDA calculated on a Pro Forma Basis for the most recently ended Test Period, which if not used in any Fiscal Year, may be carried back to the immediately preceding Fiscal Year and carried forward to any subsequent Fiscal Year, to enable any Parent Entity to (x) pay dividends on Preferred Equity Interests, including dividends, that were not paid on the original payment date specified therefor or (y) redeem any such Preferred Equity Interests; and
(r)    dividends or distributions to permit any Parent Entity to make payments on promissory notes (“Management Notes”) issued to any directors, officers, employees or consultants of any Parent Entity, the Borrower or any of their respective Subsidiaries to finance the purchase of Equity Interests of Holdings or any Parent Entity or options to purchase Equity Interests of Holdings or any Parent Entity upon the death, disability or retirement or other termination of employment of any such director, officer, employee or consultant; provided that the aggregate amount of payments that are made in reliance on this Section 6.06(r) (net of any proceeds received by Holdings in connection with resales of any Equity Interests or options to purchase Equity Interests so purchased) shall not exceed in any Fiscal Year, which, if not used in any Fiscal Year, may be carried back to the immediately preceding Fiscal Year and carried forward to the immediately subsequent Fiscal Year, the sum of (1) the greater of (x) $50,000,000 and (y) 0.125 times EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period, plus (2) the amount of net proceeds of any key-man life insurance policies received during such Fiscal Year.
Notwithstanding anything herein to the contrary the foregoing provisions of this Section 6.06 will not prohibit the payment of any Restricted Payment or the consummation of any redemption, purchase, defeasance or other payment within 60 days after the date of declaration thereof or the giving of notice, as applicable, if at the date of declaration or the giving of such notice such payment would have complied with the provisions of this Agreement.
For purposes of determining compliance with this Section 6.06, (A) a Restricted Payment need not be permitted solely by reference to one category of permitted Restricted Payments (or any portion thereof) described in this Section 6.06 but may be permitted in part under any combination thereof and (B) in the event that a Restricted Payment (or any portion thereof) meets the criteria of one or more of the categories of permitted Restricted Payments (or any portion thereof) described this Section 6.06, the Borrower may, in its sole discretion, classify or reclassify, or later divide, classify or reclassify (as if incurred at such later time) such Restricted Payment (or any portion thereof) in any manner that complies with this Section 6.06 and at the time of such Restricted Payment, classification or reclassification will be entitled to only include the amount and type of such Restricted Payment (or any portion thereof) in one of the above clauses (or any portion thereof) and such Restricted Payment (or any portion thereof) will be treated as being made or existing pursuant to only such clause or clauses (or any portion thereof) without giving pro forma effect to such item (or any portion thereof) when calculating the amount of Restricted Payments that may be made, classified or reclassified pursuant to any other clause (or portion thereof) at such time.
Section 6.07    [Reserved].
Section 6.08    [Reserved].
Section 6.09    Limitation on Payments and Modifications of Indebtedness; Etc. (a) Amend or modify in any manner materially adverse to the Lenders when taken as a whole (as determined in good faith by the Borrower), or grant any waiver or release under or terminate in any manner (if such granting or termination shall be materially adverse to the Lenders when taken as a whole (as determined in good faith by the Borrower)), the articles or certificate of incorporation, by-laws, limited liability company operating agreement, partnership agreement or other organizational or constitutive documents of the Borrower, the Thai Borrower or any of the Subsidiary Loan Parties.
(b)    (i) Make, directly or indirectly, any cash payment of, or in respect of, principal of or interest on any Junior Financing, or any cash payment, including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination in respect of any Junior Financing, in each case in excess of the greater of (x) $50,000,000 and (y) 0.125 times EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period (a “Restricted Debt Payment”), except for:
(A)    Refinancings with any Indebtedness permitted to be incurred under Section 6.01 (which, to the extent such Indebtedness being refinanced is secured by Junior Liens, such refinancing Indebtedness shall be unsecured or secured on a junior lien basis);
(B)    payments of regularly-scheduled interest and fees due thereunder, other non-principal payments thereunder, any mandatory prepayments of principal, interest and fees thereunder, scheduled payments thereon necessary to avoid the Junior Financing from constituting “applicable high yield discount obligations” within the meaning of Section 163(i)(l) of the Code, and, to the extent this Agreement is then in effect, principal on the scheduled maturity date of any Junior Financing (or within twelve months thereof);
(C)    Restricted Debt Payments with the proceeds contributed or received by the Borrower from the issuance, sale or exchange by any Parent Entity of Equity Interests (solely to the extent contributed to the Borrower in cash or Permitted Equity); provided that such proceeds are not included in any determination of the Cumulative Credit, as a Cure Amount;
(D)    Restricted Debt Payments made no more than one year prior to the stated maturity or time required for the payment of such principal amount, sinking fund or similar deposit;
(E)    Restricted Debt Payments in an aggregate amount, not to exceed the portion of the Cumulative Credit on the date of such election that the Borrower elects to apply to this Section 6.09(b)(i)(E); provided that no Restricted Debt Payment made in reliance on the Cumulative Credit Growth Amount shall be permitted if a Specified Event of Default shall have occurred and be continuing;
(F)    other Restricted Debt Payments in an aggregate amount not to exceed the sum of (1) the greater of (x) $150,000,000 and (y) 0.375 times EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period, plus (2) the Available RP Reallocation Amount, minus (3) any portion of the Available RDP Reallocation Amount used for any other purpose pursuant to the definition thereof;
(G)    conversion of Junior Financing to, or prepayments or redemptions with the proceeds of, Qualified Equity Interests of the Borrower or any Subsidiary or Equity Interests of any Parent Entity, that do not increase the Cumulative Credit, constitute a Cure Amount; and

(H)    other Restricted Debt Payments; provided that no Specified Event of Default has occurred and is continuing or would immediately result therefrom and, after giving effect to such payment or distribution, the Net First Lien Leverage Ratio on a Pro Forma Basis would not exceed 4.50 to 1.00; or
(ii)    Amend or modify, or permit the amendment or modification of, any provision of any Junior Financing that constitutes Material Indebtedness, or any agreement, document or instrument evidencing or relating thereto, other than amendments or modifications that (A) do not contravene binding intercreditor or subordination agreements or (B) otherwise comply with the definition of “Permitted Refinancing Indebtedness.”
For purposes of determining compliance with this Section 6.09(b), (A) a Restricted Debt Payment need not be permitted solely by reference to one category of permitted Restricted Payments (or any portion thereof) described in this Section 6.09(b) but may be permitted in part under any combination thereof and (B) in the event that a Restricted Debt Payment (or any portion thereof) meets the criteria of one or more of the categories of permitted Restricted Payments (or any portion thereof) described this Section 6.09(b), the Borrower may, in its sole discretion, classify or reclassify, or later divide, classify or reclassify (as if incurred at such later time) such Restricted Debt Payment (or any portion thereof) in any manner that complies with this Section 6.09(b) and at the time of such Restricted Debt Payment, classification or reclassification will be entitled to only include the amount and type of such Restricted Debt Payment (or any portion thereof) in one of the above clauses (or any portion thereof) and such Restricted Debt Payment (or any portion thereof) will be treated as being made or existing pursuant to only such clause or clauses (or any portion thereof) without giving pro forma effect to such item (or any portion thereof) when calculating the amount of Restricted Debt Payments that may be made, classified or reclassified pursuant to any other clause (or portion thereof) at such time.
(c)    Permit any Subsidiary Loan Party to enter into any agreement or instrument that by its terms restricts the granting of Liens by the Borrower or such Subsidiary Loan Party pursuant to the Security Documents, in each case other than those arising under any Loan Document, except, in each case, restrictions existing by reason of:
(A)    restrictions imposed by applicable law;
(B)    contractual encumbrances or restrictions in effect on the Closing Date, including under Indebtedness existing on the Closing Date that is permitted under Section 6.01(a) or any agreements related to any Permitted Refinancing Indebtedness in respect of any such Indebtedness and, in each case, any similar contractual encumbrances or restrictions and any amendment, modification, supplement, replacement or refinancing of such agreements or instruments that does not materially expand the scope of any such encumbrance or restriction (as determined in good faith by the Borrower);
(C)    any restriction on a Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Equity Interests or assets of a Subsidiary pending the closing of such sale or disposition;
(D)    customary provisions in joint venture agreements and other similar agreements applicable to joint ventures entered into in the ordinary course of business;

(E)    any restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent that such restrictions apply only to the property or assets securing such Indebtedness;
(F)    any restrictions imposed by any agreement relating to Indebtedness incurred pursuant to Section 6.01 or Permitted Refinancing Indebtedness in respect thereof, to the extent such restrictions are not materially more restrictive, taken as a whole, than the restrictions contained in this Agreement or are market terms at the time of issuance (in each case as determined in good faith by the Borrower);
(G)    customary provisions contained in leases or licenses of Intellectual Property and other similar agreements entered into in the ordinary course of business;
(H)    customary provisions restricting subletting or assignment of any lease governing a leasehold interest;
(I)    customary provisions restricting assignment of any agreement entered into in the ordinary course of business;
(J)    customary restrictions and conditions contained in any agreement relating to the sale, transfer, lease or other disposition of any asset permitted under Section 6.05 pending the consummation of such sale, transfer, lease or other disposition;
(K)    customary restrictions and conditions contained in the document relating to any Lien, so long as (1) such Lien is a Permitted Lien and such restrictions or conditions relate only to the specific asset subject to such Lien, and (2) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this Section 6.09;
(L)    customary net worth provisions contained in Real Property leases entered into by Subsidiaries, so long as the Borrower has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of the Borrower and the Subsidiaries to meet their ongoing obligations;
(M)    any agreement in effect at the time such subsidiary becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such person becoming a Subsidiary;
(N)    restrictions in agreements representing Indebtedness permitted under Section 6.01 (i) of a Subsidiary that is not a Subsidiary Loan Party, (ii) that are, taken as a whole, in the good faith judgment of the Borrower, not materially more restrictive than customary market terms for Indebtedness of such type, (iii) that are, taken as a whole, in the good faith judgment of the Borrower, not materially more restrictive than the restrictions in the Loan Documents or (iv) that, in the good faith determination of the Borrower, will not materially impair the ability of the Borrower to make the payments required under the Loan Documents;

(O)    customary restrictions contained in leases, subleases, licenses or Equity Interests or asset sale agreements otherwise permitted hereby as long as such restrictions relate to the Equity Interests and assets subject thereto;
(P)    restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business;
(Q)    restrictions contained in any Permitted Securitization Document or in respect of any Permitted Securitization Financing or any Foreign Customer Finance Program; and
(R)    any encumbrances or restrictions of the type referred to above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of or similar arrangements to the contracts, instruments or obligations referred to in clauses (A) through (Q) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements, refinancings or similar arrangements are, in the good faith judgment of the Borrower, not materially more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions as contemplated by such provisions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement, refinancing or similar arrangement.
Section 6.10    [Reserved].
Section 6.11    Financial Covenant. With respect to the Revolving Facility only, permit the Net First Lien Leverage Ratio as of the last day of any fiscal quarter (beginning with the end of the second full fiscal quarter ending after the Closing Date), solely to the extent that on such date the Testing Condition is satisfied, to exceed 8.50 to 1.00.
ARTICLE VII
Events of Default
Section 7.01    Events of Default. In case any of the following events, as applicable to the Borrower, the Thai Borrower and its Subsidiaries that are Material Subsidiaries and, where set forth below, Holdings (each, an “Event of Default”):
(a)    any representation or warranty made or deemed made by the Borrower or any Subsidiary herein or in any other Loan Document or any certificate or document delivered pursuant hereto or thereto shall prove to have been false or misleading in any material respect when so made or deemed made and such false or misleading representation or warranty (if curable) shall remain false or misleading in any material respect for a period of 30 days after notice thereof from the Administrative Agent to the Borrower;
(b)    default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise; provided that any such failure to pay caused by administrative or technical error (or any error in calculation) or Erroneous Payment, in each case, pursuant to an invoice from the Administrative Agent of a lessor amount than the amount due, shall not constitute an Event of Default (or Specified Event of Default) if payment is made within two Business Days of the Administrative Agent notifying the Borrower of such error;
(c)    default shall be made in the payment of any interest on any Loan or the reimbursement with respect to any L/C Disbursement or in the payment of any Fee or any other amount (other than an amount referred to in clause (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue un-remedied for a period of five Business Days; provided that any such failure to pay caused by administrative or technical error (or any error in calculation) or Erroneous Payment, in each case, pursuant to an invoice from the Administrative Agent of a lessor amount than the amount due, shall not constitute a Default or an Event of Default (or Specified Event of Default) if payment is made within two Business Days of the Administrative Agent notifying the Borrower of such error;
(d)    default shall be made in the due observance or performance by Holdings (to the extent applicable to it) or the Borrower or the Thai Borrower of any covenant, condition or agreement contained in, Sections 5.01(a) or 5.05(a) or Article VI; provided that the failure to observe or perform the Financial Covenant shall not in and of itself constitute an Event of Default with respect to any Term Facility unless the Required Revolving Facility Lenders have terminated the Revolving Facility Commitments and have accelerated the Revolving Facility Loans then outstanding as a result of such breach; provided, further, that (x) the delivery of a notice of Default or Event of Default at any time or (y) the curing of the underlying Default or Event of Default with respect to which notice is required to be given will, in each case, cure an Event of Default arising from the failure to timely deliver such notice of Default or Event of Default, as applicable, unless, in the case of clause (y) only, a Responsible Officer of Holdings or another Loan Party had Knowledge of the Default or Event of Default. For purposes of this Section 7.01(d)), “Knowledge” by a Responsible Officer of Holdings or another Loan Party includes the knowledge that such individual would have obtained if such individual had acted in good faith to discharge his or her duties with the same level of diligence and care as would reasonably be expected from an officer in a substantially similar position, assuming Holdings or such other Loan Party maintains reasonable routines, policies, processes and procedures for communicating significant information to the Responsible Officer (“Processes”) and there is reasonable compliance with Processes;
(e)    default shall be made in the due observance or performance by Holdings (to the extent applicable to it), the Borrower, the Thai Borrower or any Material Subsidiary that is a Loan Party of any covenant, condition or agreement contained in any Loan Document (other than those specified in clauses (b), (c) and (d) above) and such default shall continue un-remedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower;
(f)    the Borrower, the Thai Borrower or any Material Subsidiary that is a Loan Party fails to observe or perform any agreement or condition relating to any Material Indebtedness (other than Indebtedness among the Borrower and its Subsidiaries, or Indebtedness held exclusively by an Affiliate of a Loan Party) that (A) results in any Material Indebtedness becoming due prior to its scheduled maturity or (B) enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness, as applicable, to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that (w) this clause (f) shall not apply to any secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder, (x) for the avoidance of doubt, no Default or Event of Default shall result hereunder as a result of any failure, breach or default that would have otherwise occurred under clauses (A) or (B) but for any notice period or grace period while such notice or grace period remains in effect, (y) no Default or Event of Default shall result hereunder as a result of any failure to observe or perform any financial covenant unless and until such breach or default has resulted in the acceleration of the applicable Indebtedness and the termination of commitments thereunder and (z) no Default or Event of Default shall result hereunder unless the applicable failure to observe or perform is not remedied and not waived by the holders of the applicable Indebtedness prior to any termination of Commitments or acceleration of Loans pursuant to this Article VII; provided, further, that this clause (f) shall not apply to any redemption, exchange, repurchase, conversion or settlement with respect to any Convertible Indebtedness, or satisfaction of any condition giving rise to or permitting the foregoing;
(g)    there shall have occurred a Change of Control;
(h)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Borrower, the Thai Borrower or any of the Material Subsidiaries that are Loan Parties, or of a substantial part of the property or assets of the Borrower, the Thai Borrower or any Material Subsidiaries that are Loan Parties, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, moratorium, judicial management, receivership or similar law, (ii) the appointment of a receiver, liquidator, administrative receiver, compulsory manager, receiver and manager, administrator, judicial manager, provisional liquidator, trustee, custodian, sequestrator, conservator or similar officer or official for the Borrower, the Thai Borrower or any of the Material Subsidiaries that are Loan Parties or for a substantial part of the property or assets of the Borrower, the Thai Borrower or any of the Material Subsidiaries that are Loan Parties or (iii) the winding-up or liquidation of the Borrower, the Thai Borrower or any Material Subsidiary that is a Loan Party (except in a transaction permitted hereunder); and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
(i)    the Borrower, the Thai Borrower or any Material Subsidiary that is a Loan Party shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (h) above, (iii) apply for or consent to the appointment of a receiver, insolvency practitioner, judicial manager, trustee, custodian, sequestrator, conservator or similar official for the Borrower, the Thai Borrower or any Material Subsidiary that is a Loan Party or for a substantial part of the property or assets of the Borrower, the Thai Borrower or any Material Subsidiary that is a Loan Party, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) commence any legal proceedings or court procedure in relation to an insolvency or in relation to any restructuring by way of a scheme of arrangement (for the avoidance of doubt, this shall not include any solvent reorganization), or (vii) become unable or admit in writing its inability or fail generally to pay its debts as they become due;
(j)    the failure by the Borrower, the Thai Borrower or any Material Subsidiary that is a Loan Party to pay one or more final monetary judgments in an aggregate amount in excess of the greater of (x) $150,000,000 and (y) 0.375 times EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period (to the extent not covered by insurance and third party indemnities), which judgments are not discharged or effectively waived or stayed for a period of 60 consecutive days;
(k)    (i) an ERISA Event shall have occurred or (ii) the Borrower or any Material Subsidiary that is a Restricted Subsidiary shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan; and in each case, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to have a Material Adverse Effect; or
(l)    (i) any Loan Document shall for any reason be asserted in writing by Holdings, the Borrower, the Thai Borrower or any other Loan Party not to be a legal, valid and binding obligation of any party thereto (other than in accordance with its terms), (ii) any security interest purported to be created by any Security Document and to extend to assets that constitute a material portion of the Collateral, taken as a whole, shall cease to be, or shall be asserted in writing by the Borrower or any other Loan Party not to be (other than, in each case, in accordance with its terms), a valid and perfected security interest (perfected as or having the priority required by this Agreement or the relevant Security Document and subject to such limitations and restrictions as are set forth herein and therein) in the securities, assets or properties covered thereby, except to the extent that any such loss of perfection or priority results from the failure of the Collateral Agent to maintain possession of certificates or instruments actually delivered to it representing securities pledged under the Security Documents or to file Uniform Commercial Code continuation statements or take the actions described on Schedule 3.04 and except to the extent that such loss is covered by a lender’s title insurance policy and the Collateral Agent shall be reasonably satisfied with the credit of such insurer or (iii) a material portion of the Loan Guarantees pursuant to the Loan Documents, taken as a whole, shall cease to be in full force and effect (other than in accordance with the terms thereof), or shall be asserted in writing by Holdings, the Borrower or any Loan Party not to be in effect or not to be legal, valid and binding obligations (other than in accordance with the terms thereof);
then, and in every such event (other than (x) an event with respect to the Borrower or the Thai Borrower under the US Bankruptcy Code described in clause (h) or (i) above and (y) an event described in clause (d) above arising with respect to a failure to comply with the Financial Covenant, unless the Required Revolving Facility Lenders have terminated the Revolving Facility Commitment and have accelerated the Revolving Facility Loans then outstanding as a result of such breach), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders, shall, by notice to the Borrower or the Thai Borrower (as applicable), take any or all of the following actions, at the same or different times: (i) terminate forthwith the Commitments, (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower or the Thai Borrower, as applicable, accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower and the Thai Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding and (iii) if the Loans have been declared due and payable pursuant to clause (ii) above, demand Cash Collateral pursuant to Section 2.05(j); and in any event with respect to the Borrower or the Thai Borrower under the U.S. Bankruptcy Code described in clause (h) or (i) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower or the Thai Borrower, as applicable, accrued hereunder and under any other Loan Document, shall automatically become due and payable and the Administrative Agent shall be deemed to have made a demand for Cash Collateral to the full extent permitted under Section 2.05(j), without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower and the Thai Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding. In the case of an Event of Default under clause (d) above arising with respect to a failure to comply with the Financial Covenant and at any time thereafter during the continuance of such event, subject to Section 7.03, the Administrative Agent, at the request of the Required Revolving Facility Lenders, shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Revolving Facility Commitments and (ii) declare the Revolving Facility Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Revolving Facility Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower or the Thai Borrower (as applicable) accrued hereunder with respect to such Revolving Facility Loans, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower and the Thai Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.
Section 7.02    Treatment of Certain Payments. Subject to the terms of any applicable Intercreditor Agreement, any amount received by the Administrative Agent or the Collateral Agent from any Loan Party or the Thai Borrower (or from proceeds of any Collateral) following any acceleration of the Loan Obligations under this Agreement or any Event of Default with respect to the Borrower or Thai Borrower under Section 7.01(i) or (j), in each case that is continuing, shall be applied: (i) first, ratably, to pay any fees, indemnities or expense reimbursements then due to the Administrative Agent or the Collateral Agent from the Borrower or Thai Borrower (other than in connection with any Secured Cash Management Agreement or Secured Hedge Agreement), (ii) second, towards payment of interest and fees then due from the Borrower or Thai Borrower hereunder, in each case, ratably among the parties entitled thereto in accordance with the amounts of interest, fees and payments then due to such parties, (iii) third, towards payment of principal of Swingline Loans and unreimbursed L/C Disbursements then due from the Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed L/C Disbursements then due to such parties, (iv) fourth, towards payment of other Secured Obligations (including Secured Obligations owing under or in respect of any Secured Cash Management Agreement or Secured Hedge Agreement) then due from the Borrower, the Thai Borrower or any Subsidiary hereunder or thereunder, ratably among the parties entitled thereto in accordance with the amounts of such Secured Obligations then due to such parties and (v) last, the balance, if any, after all of the Secured Obligations have been paid in full, to the Borrower or as otherwise required by Requirements of Law.
Section 7.03    Right to Cure. Notwithstanding anything to the contrary contained in Section 7.01, in the event that the Borrower fails (or, but for the operation of this Section 7.03, would fail) to comply with the requirements of the Financial Covenant, until the expiration of the 15th Business Day subsequent to the date financial statements are required to be delivered pursuant to Sections 5.04(a) or (b) (the “Cure Expiration Date”), the Borrower or any Parent Entity shall have the right to issue Permitted Cure Securities for cash (provided that any Permitted Cure Securities issued by any Parent Entity are contributed to the Borrower in cash) or, in the case of the Borrower, otherwise receive cash contributions to its capital (the “Cure Right”), and upon the receipt of such cash by the Borrower (the “Cure Amount”), pursuant to the exercise of the Cure Right, the Borrower’s compliance with the Financial Covenant shall be recalculated giving effect to a pro forma adjustment by which either (I) the outstanding principal amount of Revolving Facility Loans shall be reduced or (II) EBITDA shall be increased with respect to such applicable quarter and any four-quarter period that contains such quarter, in each case solely for the purpose of determining the Borrower’s compliance with the Financial Covenant and not for any other purpose under this Agreement, by an amount equal to the Cure Amount; provided that (i) in each four consecutive fiscal quarter period there shall be at least two fiscal quarters in which a Cure Right is not exercised, (ii) a Cure Right shall not be exercised more than five times during the term of the Revolving Facility (with one additional Cure Right permitted to be exercised following entry into an Extension Amendment pursuant to Section 2.22), (iii) for purposes of this Section 7.03, the Cure Amount shall be no greater than the amount required for purposes of complying with the Financial Covenant or to reduce the aggregate principal amount of Revolving Facility Loans outstanding to a level such that the Testing Condition is no longer satisfied, as applicable, and (iv) there shall be no pro forma reduction in Indebtedness (other than with respect to whether the Testing Condition was satisfied) with the proceeds of the exercise of the Cure Right for determining compliance with the Financial Covenant for the fiscal quarter in respect of which such Cure Right is exercised (either directly through prepayment or indirectly as a result of the netting of Unrestricted Cash). If, after giving effect to the adjustments in this Section 7.03, the Borrower shall then be in compliance with the requirements of the Financial Covenant or the Testing Condition would not be satisfied, as applicable, the Borrower shall be deemed to have satisfied the requirements of the Financial Covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the Financial Covenant or the triggering of the Testing Condition that had occurred shall be deemed cured (or, to not have occurred) for the purposes of this Agreement. Until the Cure Expiration Date, no Default or Event of Default shall be deemed to have occurred on the basis of any failure to comply with the Financial Covenant and neither the Administrative Agent nor any Lender may exercise any rights or remedies under Section 7.01 (or under any other Loan Document) on the basis of any actual or purported Event of Default arising with respect to a failure to comply with the Financial Covenant (and any other Default as a result thereof), in each case, until and unless the Cure Expiration Date has occurred without the Cure Amount having been received; provided, however, no Revolving Facility Lender shall be required to fund any Revolving Facility Loans and no Issuing Bank shall be required to issue, amend or extend any Letter of Credit until such time as the Borrower shall have received the Cure Amount.
Notwithstanding any provision of this Section 7.03 to the contrary, in the event that as a result of any year-end audit adjustment, any previously-consummated exercise of the Cure Right was not sufficient to fully satisfy the requirements set forth in this Section 7.03 for a fiscal quarter, the Borrower shall be entitled to make a “true-up” exercise of such previously-consummated Cure Right within fifteen (15) Business Days following the date any Compliance Certificate is required to be delivered for such fiscal year pursuant to Section 5.04(c) with respect to the financial statements under Section 5.04(a) or (b) and such “true-up” shall cure any Event of Default arising from the failure to exercise such previously-consummated Cure Right in the requisite amount (and, for the avoidance of doubt, shall not count against any cap on the number of Cure Rights that may be exercised hereunder).
ARTICLE VIII
The Agents
Section 8.01    Appointment.
(a)    Each Lender and each Issuing Bank hereby irrevocably designates and appoints the Administrative Agent and the Collateral Agent as the administrative agent and the collateral agent, respectively, of such Lender or Issuing Bank under this Agreement and the other Loan Documents, and each such Lender and Issuing Bank irrevocably authorizes the Administrative Agent and the Collateral Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent and the Collateral Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent and the Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent and the Collateral Agent.

(b)    Each Secured Party (other than the Collateral Agent) hereby, and by its acceptance of the benefits of the Security Documents, (i) appoints and authorizes the Collateral Agent to act as the collateral agent of such Secured Party for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto, (ii) authorizes and directs the Collateral Agent (whether or not by or through employees or agents) to exercise such rights, remedies, powers and discretions as are specifically delegated to or conferred upon the Collateral Agent under the Security Documents, together with such powers and discretions as are reasonably incidental thereto and to take such action on its behalf as may from time to time be authorized under or in accordance with the Security Documents, (iii) agrees that the Collateral Agent shall have the authority to act as the exclusive agent of such Secured Party with respect to the enforcement of any provision of any Security Document, the exercise of remedies hereunder or thereunder and the giving or withholding of any consent or approval hereunder or thereunder relating to any Collateral or any Loan Party’s or Thai Borrower’s obligations with respect thereto except as expressly provided in the Loan Documents, (iv) agrees that it shall not take any action to enforce any provision of any Security Document against Holdings or any pledgor or to exercise any remedy hereunder or thereunder or to give any consents or approvals hereunder or thereunder except as expressly provided in the Loan Documents and (v) agrees to be bound by the Security Documents and the terms of any Intercreditor Agreement entered into in accordance with Section 8.11. In this connection, the Collateral Agent (and any Subagents appointed by the Collateral Agent pursuant to Section 8.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights or remedies thereunder at the direction of the Collateral Agent) shall be entitled to the benefits of this Article VIII (including, without limitation, Section 8.07) as though the Collateral Agent (and any such Subagents) were an “Agent” under the Loan Documents, as if set forth in full herein with respect thereto.
Section 8.02    Delegation of Duties. The Administrative Agent and the Collateral Agent may execute any of their respective duties under this Agreement and the other Loan Documents (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof)) by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care. Each Agent may also from time to time, when it deems it to be necessary or desirable, appoint one or more trustees, co-trustees, collateral co-agents, collateral subagents or attorneys-in-fact (each, a “Subagent”) with respect to all or any part of the Collateral; provided that no such Subagent shall be authorized to take any action with respect to any Collateral unless and except to the extent expressly authorized in writing by the Administrative Agent or the Collateral Agent. Should any instrument in writing from the Borrower, the Thai Borrower or any other Loan Party be required by any Subagent so appointed by an Agent to more fully or certainly vest in and confirm to such Subagent such rights, powers, privileges and duties, the Borrower shall, or shall cause such Loan Party or Thai Borrower to, execute, acknowledge and deliver any and all such instruments promptly upon request by such Agent. If any Subagent, or successor thereto, shall become incapable of acting, resign or be removed, all rights, powers, privileges and duties of such Subagent, to the extent permitted by law, shall automatically vest in and be exercised by the Administrative Agent or the Collateral Agent until the appointment of a new Subagent. No Agent shall be responsible for the negligence or misconduct of any agent, attorney-in-fact or Subagent that it selects with reasonable care.
Section 8.03    Exculpatory Provisions. None of the Agents, or their respective Affiliates or any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such person’s own gross negligence or willful misconduct) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party, the Thai Borrower or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by any Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party or the Thai Borrower to perform its obligations hereunder or thereunder. No Agent shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or the Thai Borrower. No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing, and (b) no Agent shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by such Agent or any of its Affiliates in any capacity. The Agents shall be deemed not to have knowledge of any Default or Event of Default unless and until written notice describing such Default or Event of Default is given to the Administrative Agent by the Borrower, a Lender or an Issuing Bank. No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. No Cash Management Bank or Hedge Bank that obtains the benefits of Section 7.02, any Guarantee or any Collateral by virtue of the provisions hereof or of any Guarantee or any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Obligations arising under Secured Cash Management Agreements or Secured Hedge Agreements unless the Administrative Agent has received written notice of such Secured Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.
Section 8.04    Reliance by Agents. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) or conversation believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to any Credit Event, that by its terms must be fulfilled to the satisfaction of a Lender or any Issuing Bank, each Agent may presume that such condition is satisfactory to such Lender or Issuing Bank unless such Agent shall have received notice to the contrary from such Lender or Issuing Bank prior to such Credit Event. Each Agent may consult with legal counsel (including counsel to the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. Each Agent may deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with such Agent. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, any other requisite group of Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, any other requisite group of Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.
Section 8.05    Notice of Default. Neither Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless such Agent has received written notice from a Lender, Holdings or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, any other requisite group of Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.
Section 8.06    Non-Reliance on Agents and Other Lenders. Each Lender and Issuing Bank expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender and Issuing Bank represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into the business, operations, property, financial and other condition and creditworthiness of, the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.
Section 8.07    Indemnification.
(a)    The Lenders agree to indemnify each Agent and the Revolving Facility Lenders agree to indemnify each Issuing Bank and Swingline Lender (with respect to the USD Revolving Facility), in each case, in its capacity as such (to the extent not reimbursed by Holdings or the Borrower and without limiting the obligation of Holdings or the Borrower to do so), in the amount of its pro rata share (based on its share of the aggregate USD Revolving Facility Credit Exposure or its share of the aggregate Thai Baht Revolving Facility Credit Exposure, as applicable, and, in the case of the indemnification of each Agent, outstanding Term Loans and unused Commitments hereunder; provided that the aggregate principal amount of Swingline Loans owing to the Swingline Lender and of L/C Disbursements owing to any Issuing Bank shall be considered to be owed to the USD Revolving Facility Lenders or Thai Baht Revolving Facility Lenders, as applicable, ratably in accordance with their respective share of the aggregate USD Revolving Facility Credit Exposure or Thai Baht Revolving Facility Credit Exposure, as applicable) (determined at the time such indemnity is sought), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent, such Issuing Bank or Swingline Lender in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent, Issuing Bank or Swingline Lender under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s, Issuing Bank’s or Swingline Lender’s gross negligence or willful misconduct.    The    failure of    any    Lender    to    reimburse    any Agent,    Issuing    Bank or Swingline
Lender, as the case may be, promptly upon demand for its ratable share of any amount required to be paid by the Lenders to such Agent, Issuing Bank or Swingline Lender, as the case may be, as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse such Agent, Issuing Bank or Swingline Lender, as the case may be, for its ratable share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse such Agent, Issuing Bank or Swingline Lender, as the case may be, for such other Lender’s ratable share of such amount. The agreements in this Section 8.07(a) shall survive the payment of the Loans and all other amounts payable hereunder.
(b)    Upon an Event of Default, regardless of whether such Event of Default has been cured or waived, each Revolving Lender with a Revolving Facility Commitment (other than the Initial Thai Baht Revolving Lender) shall, upon three Business Days’ written notice, pay to the Administrative Agent, for the benefit of the Thai Baht Revolving Facility Lenders not later than 1:00 p.m., New York City time on the requested date of payment in such notice in U.S. Dollars (taking into account appropriate exchange rates at such time as determined by the Administrative Agent) its pro rata share of the funded Loans under the Thai Baht Revolving Facility calculated based on the aggregate principal amount of all Revolving Facility Commitments; provided, as used in this Section 8.07(b), the Revolving Facility Commitment shall be considered to be the total amount of all USD Revolving Facility

Commitments (including any refinancing, replacements, extensions or other modifications thereof) and Thai Baht Revolving Facility Commitments (including any refinancing, replacements, extensions or other modifications thereof), collectively, at the time of such Event of Default (an “Event of Default Thai Baht Funding”). Upon an Event of Default Thai Baht Funding, the Event of Default Thai Baht Funding shall automatically be deemed to be a usage of the USD Revolving Facility (including any refinancing, replacement, extensions or modifications thereof) in the amount of such Event of Default Thai Baht Funding and a Loan Obligation of the Borrower and the other Loan Parties with a corresponding decrease in outstanding Loans under the Thai Baht Revolving Facility.
Section 8.08    Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from, and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued, or Letter of Credit or Swingline Loan participated in, by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.
Section 8.09    Successor Agents. The Administrative Agent may resign as Administrative Agent and Collateral Agent upon 30 days’ notice to the Lenders and the Borrower and, when such resignation is effective, the Administrative Agent shall also automatically and unconditionally be deemed to have resigned as Swingline Lender hereunder. If the Administrative Agent shall resign as Administrative Agent and Collateral Agent under this Agreement and the other Loan Documents, then the Borrower shall have the right, subject to the consent of the Required Lenders (which shall not be unreasonably withheld, delayed or conditioned) (so long as no Specified Event of Default shall have occurred and be continuing, in which case the Required Lenders shall have the right), to appoint a successor which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States, whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent and Collateral Agent, and the term “Administrative Agent” and “Collateral Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent and Collateral Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent and Collateral Agent by the date that is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective (except in the case of the Collateral Agent holding collateral security on behalf of such Secured Parties, the retiring Collateral Agent shall continue to hold such collateral security as nominee until such time as a successor Collateral Agent is appointed), and the Lenders shall assume and perform all of the duties of the Administrative Agent and Collateral Agent hereunder until such time, if any, as the Borrower (or the Required Lenders) appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent and Collateral Agent, the provisions of this Section 8.09 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent and Collateral Agent under this Agreement and the other Loan Documents. Notwithstanding anything herein to the contrary, no Ineligible Institution (nor any Affiliate thereof) may be appointed as a successor Administrative Agent.
Section 8.10    Arrangers and Bookrunners. Notwithstanding any other provision of this Agreement or any provision of any other Loan Document, each of the persons named on the cover page hereof or otherwise herein as Joint Bookrunner, Co-Documentation Agent or Arranger is named as such for recognition purposes only, and in its capacity as such shall have no rights, duties, responsibilities or liabilities with respect to this Agreement or any other Loan Document, except (i) with respect to the representations, warranties and agreements expressly set forth in Section 2.17 and (ii) each such person and its Affiliates shall be entitled to the rights expressly stated to be applicable to them in Sections 9.05 and 9.17 (subject to the applicable obligations and limitations as set forth therein).
Section 8.11    Security Documents, Collateral Agent and Intercreditor Agreement. The Lenders and the other Secured Parties authorize the Collateral Agent to release any Collateral or Guarantors in accordance with Section 9.18 or if approved, authorized or ratified in accordance with Section 9.08.
The Lenders and the other Secured Parties hereby irrevocably authorize and instruct the Collateral Agent to, without any further consent of any Lender or any other Secured Party, enter into (or acknowledge and consent to) or amend, renew, extend, supplement, restate, replace, waive or otherwise modify any Permitted Junior Intercreditor Agreement, any Permitted Pari Passu Intercreditor Agreement, or any other intercreditor agreement with the collateral agent or other representatives of the holders of Indebtedness that is to be secured by a Lien on the Collateral that is not prohibited (including with respect to priority) under this Agreement and to subject the Secured Obligations and the Liens on the Collateral securing the Secured Obligations to the provisions thereof (any of the foregoing, an “Intercreditor Agreement”); provided that the Collateral Agent shall take any such action at the request of any Loan Party. The Lenders and the other Secured Parties irrevocably agree that (x) the Collateral Agent may rely exclusively on a certificate of a Responsible Officer of any Loan Party as to whether any such other Liens are not prohibited and (y) any Intercreditor Agreement entered into by the Collateral Agent shall be binding on the Secured Parties, and each Lender and the other Secured Parties hereby agrees that it will take no actions contrary to the provisions of, if entered into and if applicable, any Intercreditor Agreement. The foregoing provisions are intended as an inducement to any provider of any Indebtedness not prohibited by Section 6.01 hereof to extend credit to the Loan Parties.
Section 8.12    Right to Realize on Collateral and Enforce Guarantees. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party or the Thai Borrower, (i) the Administrative Agent (irrespective of whether the principal of any Loan Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise (A) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of any or all of the Loan Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent and any Subagents allowed in such judicial proceeding, and (B) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same, and (ii) any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and Issuing Bank to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under the Loan Documents. Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Loan Obligations or the rights of any Lender or Issuing Bank or to authorize the Administrative Agent to vote in respect of the claim of any Lender or Issuing Bank in any such proceeding.
Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, the Administrative Agent, the Collateral Agent and each Secured Party hereby agree that (a)

no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guarantee, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent, on behalf of the Secured Parties in accordance with the terms hereof and all powers, rights and remedies under the Security Documents may be exercised solely by the Collateral Agent, and (b) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Collateral Agent or any Lender may be, to the extent permitted by, and in accordance with, applicable law, the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, to the extent permitted by, and in accordance with, applicable law, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Loan Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other Disposition.
Section 8.13    Withholding Tax. To the extent required by any applicable Requirement of Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the IRS or any authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding Tax ineffective), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by any applicable Loan Party and without limiting the obligation of any applicable Loan Party to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including penalties, fines, additions to Tax and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this Section 8.13.
Section 8.14    Erroneous Payment.
(a)    If the Administrative Agent notifies a Lender, Issuing Bank or Secured Party, or any Person who has received funds on behalf of a Lender, Issuing Bank or Secured Party (any such Lender, Issuing Bank, Secured Party or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Issuing Bank, Secured Party or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Lender, Issuing Bank or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such demand was made to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.
(b)    Without limiting immediately preceding clause (a), each Payment Recipient hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) or (z) that such Payment Recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:
(i)    (A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and
(ii)    the applicable Lender, Issuing Bank or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 8.14(b).
(c)    Each Lender, Issuing Bank or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender, Issuing Bank or Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender, Issuing Bank or Secured Party from any source, against any amount due to the Administrative Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.
(d)    In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (a), from any Lender or Issuing Bank that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to any such Lender or Issuing Bank at any time, (i) such Lender or Issuing Bank (the “Erroneous Payment Assigning Lender”) shall be deemed to have assigned its Loans (but not its Commitments) of the relevant Class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest, and is hereby (together with Holdings) deemed to execute and deliver an Assignment and Acceptance (or, to the extent applicable, an agreement incorporating an Assignment and Acceptance by reference pursuant to an electronic platform as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Erroneous Payment Assigning

Lender shall deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent, (ii) the Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Administrative Agent as the assignee shall become a Lender or Issuing Bank, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the Erroneous Payment Assigning Lender shall cease to be a Lender or Issuing Bank, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such Erroneous Payment Assigning Lender and (iv) the Administrative Agent may reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. The Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment in accordance with this Agreement and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Erroneous Payment Assigning Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Erroneous Payment Assigning Lender (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender or Issuing Bank and such Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Administrative Agent has acquired legal title pursuant to an effective Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Erroneous Payment Assigning Lender under the Loan Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).
(e)    The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Loan Obligations owed by the Borrower, the Thai Borrower or any other Loan Party; provided that clause (d) (above) and this clause (e) shall not be interpreted to accelerate the due date for, or have the effect of accelerating the due date for, the Loan Obligations of the Loan Parties or the Thai Borrower relative to the timing for payment of the Loan Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, clause (d) (above) and this clause (e) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from or on behalf of the Borrower, the Thai Borrower or any other Loan Party for the purpose of making such Erroneous Payment.
(f)    In the event that a Revolving Facility Loan is assigned pursuant to clause (d) above, then (i) for purposes of determining “Required Lenders”, “Required Revolving Facility Lenders”, or any other provision hereof specifying the number or percentage of Revolving Facility Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, (x) the unused Commitment of the applicable Class of an Erroneous Payment Assigning Lender shall be deemed to be reduced by the Erroneous Payment Assigned Amount (as defined below) of such Erroneous Payment Assigning Lender and (y) the Erroneous Payment Assigned Amount held by the Administrative Agent shall be included as Revolving Facility Loans of the applicable Class in any determination under such defined terms or provisions, (ii) the amount of the Revolver Commitment Fee payable to any Revolving Facility Lender shall not be increased as a result of such assignment, (iii) the amount available to be borrowed by the Borrower from the Erroneous Payment Assigning Lender in respect of the affected Class of Revolving Facility Commitments shall not be increased as a result of such assignment, (iv) to the extent appropriate and relating to the determination of the proper recipient of any payment attributable to the applicable Erroneous Payment Assigned Amount, such Erroneous Payment

Assigned Amount shall be treated as a part of the Revolving Facility Credit Exposure of the Administrative Agent with respect to the affected Class and (v) otherwise, such Erroneous Payment Assigned Amount shall be treated as a part of the Revolving Facility Credit Exposure of the Erroneous Payment Assigning Lender, including for purposes of determining participations in Letters of Credit or Swingline Loans. For purposes hereof, “Erroneous Payment Assigned Amount” shall mean, as to any Erroneous Payment Assigning Lender, the principal amount assigned in accordance with clause (d) above (taking into account any prepayment or repayment from time to time of such principal amount in accordance with the terms of this Agreement).
(g)    To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.
(h)    Each party’s obligations, agreements and waivers under this Section 8.14 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or Issuing Bank, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Loan Obligations (or any portion thereof) under any Loan Document.
Section 8.15    Certain ERISA Matters.
(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,
(ii)    the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,
(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the

Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or
(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)    In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
Section 8.16    Ineligible Institutions, Affiliate Lenders, Etc. The Administrative Agent shall have no duty to (x) inquire as to or investigate the accuracy of any representation or deemed representation as to whether a Lender is an Ineligible Institution, an Affiliate Lender or a Net Short Lender, (y) verify any statements in any officer’s certificates delivered to it or (z) otherwise ascertain or monitor whether any Lender, Assignee or Participant or prospective Lender, Assignee or Participant is a an Ineligible Institution, an Affiliate Lender or a Net Short Lender or (in the case of Net Short Lenders) make any calculations, investigations or determinations with respect to any derivative contracts and/or net short positions. Without limiting the foregoing, the Administrative Agent shall not (A) be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Ineligible Institutions, Affiliate Lenders or Net Short Lenders or (B) have any liability with respect to or arising out of any assignment or participation of Loans to any Ineligible Institution or Net Short Lender.
ARTICLE IX
Miscellaneous
Section 9.01    Notices; Communications. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 9.01(b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by electronic means as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)    if to any Loan Party, the Thai Borrower, the Administrative Agent, the Collateral Agent, the Issuing Banks or the Swingline Lender as of the Closing Date, to the address, electronic mail address or telephone number specified for such person on Schedule 9.01; and

(ii)    if to any other Lender or any other Issuing Bank, to the address, electronic mail address or telephone number specified in its Administrative Questionnaire.
(b)    Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by electronic communication (including the Internet or intranet websites) pursuant to procedures approved by the Administrative Agent. The Administrative Agent or the Borrower may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by them; provided that approval of such procedures may be limited to particular notices or communications.
(c)    Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices delivered through electronic communications to the extent provided in Section 9.01(b) above shall be effective as provided in such Section 9.01(b). Notices sent to an electronic mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment); provided that if such notice is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(d)    Any party hereto may change its address, telecopy number or other information for notices and other communications hereunder by notice to the other parties hereto.
(e)    Documents required to be delivered pursuant to Section 5.04 may be delivered electronically (including as set forth in Section 9.17) and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 9.01, or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender entitled to access thereto and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent). Except for any Compliance Certificate required by Section 5.04(c), the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
Section 9.02    Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Parties and the Thai Borrower herein, in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and each Issuing Bank and shall survive the making by the Lenders of the Loans and the execution and delivery of the Loan Documents and the issuance of the Letters of Credit, regardless of any investigation made by such persons or on their behalf, and shall continue in full force and effect until the Termination Date. Without prejudice to the survival of any other agreements contained herein, indemnification and reimbursement obligations contained herein (including pursuant to Sections 2.15, 2.16, 2.17 and 9.05) shall survive the Termination Date.
Section 9.03    [Reserved].
Section 9.04    Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), except that (i) except as permitted by Section 6.05, neither the Borrower nor the Thai Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (in the case of the Borrower) and the Thai Baht Revolving Facility Lenders (in the case of the Thai Borrower) (and any attempted assignment or transfer by the Borrower or the Thai Borrower, as applicable, without such consent shall be null and void and, with respect to any assignment or transfer to any Ineligible Institution, subject to Section 9.04(i)) and (i) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in clause (c) of this Section 9.04), and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement or the other Loan Documents.
(b)    (i) Subject to the conditions set forth in sub-clause (ii) below, any Lender may assign to one or more Eligible Assignees (any assignee, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:
(A)    the Borrower, which consent, with respect to the assignment of a Term Loan, will be deemed to have been given if the Borrower has not responded within ten Business Days after the delivery of any request for such consent; provided that no consent of the Borrower shall be required for (x) an assignment of a Term Loan to a Lender, an Affiliate of a Lender, an Approved Fund (as defined below), or in the case of assignments during the primary syndication of the Initial Term B Loans to persons identified to and agreed by the Borrower in writing prior to the Closing Date or (y) an assignment of a Revolving Facility Commitment or Revolving Facility Loan to a Revolving Facility Lender, an Affiliate of a Revolving Facility Lender or Approved Fund with respect to a Revolving Facility Lender or, in each case, if a Specified Event of Default has occurred and is continuing, any other person; and
(B)    the Administrative Agent, the Swingline Lender and each Issuing Bank; provided that (i) no consent of the Swingline Lender or any Issuing Bank shall be required (x) for an assignment of all or any portion of a Term Loan or Term Facility Commitment or (y) for an assignment of a Revolving Facility Commitment or Revolving Facility Loan to a Revolving Facility Lender, an Affiliate of a Revolving Facility Lender or Approved Fund with respect to a Revolving Facility Lender, (ii) no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan or Term Facility Commitment to a Lender, an Affiliate of a Lender, an Approved Fund, the Borrower or an Affiliate of the Borrower otherwise made in accordance with this Agreement, (iii) no consent of the Administrative Agent shall be required for an assignment of a Revolving Facility Commitment or Revolving Facility Loan to a Revolving Facility Lender, an Affiliate of a Revolving Facility Lender or Approved Fund with respect to a Revolving Facility Lender and (iv) the only consent required (other than from the Borrower as set forth in clause (A) above) for an assignment of a Thai Baht Revolving Facility Commitment or a Thai Baht Revolving Facility Loan shall be the Thai Baht Revolving Facility Lenders.

(ii)    Assignments shall be subject to the following additional conditions:
(A)    except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility or as otherwise agreed by the Borrower and the Administrative Agent, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than (x) $1,000,000 or an integral multiple of $1,000,000 in excess thereof in the case of Term Loans or Term Facility Commitments and (y) $5,000,000 or an integral multiple of $1,000,000 in excess thereof in the case of Revolving Facility Loans or Revolving Facility Commitments, provided that such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds (with simultaneous assignments to or by two or more Related Funds shall be treated as one assignment);
(B)    the parties to each assignment shall (1) execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent or (2) if previously agreed with the Administrative Agent, manually execute and deliver to the Administrative Agent an Assignment and Acceptance, in each case together with a processing and recordation fee of $3,500 (which fee may be waived or reduced in the reasonable discretion of the Administrative Agent and shall not be payable in the case of any assignment to the Borrower or any Affiliate of the Borrower);
(C)    the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and any Tax forms and information required to be delivered pursuant to Section 2.17; and
(D)    the Assignee shall not be the Borrower or any of the Borrower’s
Affiliates or Subsidiaries except in accordance with Section 9.04(g) or Section 9.21.
For the purposes of this Section 9.04, “Approved Fund” shall mean any Person (other than a natural person (or a holding company, investment vehicle or trust for, or owned and operated by or for the primary benefit of a natural person)) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
Upon the request of any Lender, the Administrative Agent may make the list of Ineligible Institutions at the relevant time and such Lender may provide the list to any potential assignee for the purpose of verifying whether such person is an Ineligible Institution, in each case so long as such Lender and such potential assignee agree to keep the list of Ineligible Institutions confidential in accordance with the terms of this Agreement. Any assigning Lender shall, in connection with any potential assignment, provide to the Borrower a copy of its request (including the name of the prospective assignee) concurrently with its delivery of the same request to the Administrative Agent irrespective of whether or not a Specified Event of Default has occurred and is continuing.
(iii)    Subject to acceptance and recording thereof pursuant to sub-clause (v) below, from and after the effective date specified in each Assignment and Acceptance the

Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.05 (subject to the limitations and requirements of those Sections)); provided that an Assignee shall not be entitled to receive any greater payment pursuant to Section 2.17 than the applicable assignor would have been entitled to receive had no such assignment occurred. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) of this Section 9.04 (except to the extent such participation is not permitted by such clause (c) of this Section 9.04, in which case such assignment or transfer shall be null and void).
(iv)    The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal and interest amounts of the Loans and Revolving L/C Exposure owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Banks, the Swingline Lender and the Lenders shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Holdings, the Borrower, the Issuing Banks, the Swingline Lender and any Lender, at any reasonable time and from time to time upon reasonable prior notice; provided that (x) no Lender shall, in such capacity, have access to, or be otherwise permitted to review any information in the Register other than information with respect to such Lender and (y) no Issuing Bank or Swingline Lender shall, in such capacity, have access to, or be otherwise permitted to review any information in the Register other than information with respect to the USD Revolving Facility. It is intended that the Register be maintained such that the Loans are in registered form for the purposes of the Code.
(v)    Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an Assignee, the Assignee’s completed Administrative Questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in clause (b) of this Section 9.04, if applicable, and any written consent to such assignment required by clause (b) of this Section 9.04 and any applicable Tax forms, the Administrative Agent shall accept such Assignment and Acceptance and promptly record the information contained therein in the Register. No assignment, whether or not evidenced by a promissory note, shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this sub-clause (v).
(c)    (i) Any Lender may, without the consent of the Borrower, the Administrative Agent, the Swingline Lenders or Issuing Banks, sell participations in Loans and Commitments to one or more Eligible Assignees (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents; provided that (x) such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that both (1) requires the consent of each Lender directly affected thereby pursuant to clauses (i), (ii), (iii) or (vi) of the second proviso to Section 9.08(b) and (2) directly adversely affects such Participant (but, for the avoidance of doubt, not any waiver of any Default or Event of Default) and (y) no other agreement with respect to amendment, modification or waiver may exist between such Lender and such Participant. Subject to clause (c)(iii) of this Section 9.04, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the limitations and requirements of those Sections and Section 2.19) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 9.04. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.06 as though it were a Lender; provided that such Participant shall be subject to Section 2.18(c) as though it were a Lender.
(ii)    Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts and interest amounts of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and each party hereto shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. Without limitation of the requirements of this Section 9.04(c), no Lender shall have any obligation to disclose all or any portion of a Participant Register to any person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or other Loan Obligations under any Loan Document), except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other Loan Obligation is in registered form for U.S. federal income Tax purposes or is otherwise required by applicable law. Each Lender shall make a copy of its Participant Register, to the extent it has one, available for review by Holdings and the Borrower from time to time as such persons may reasonably request. It is intended that each Participant Register be maintained such that the Loans are in registered form for the purposes of the Code. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(iii)    A Participant shall not be entitled to receive any greater payment under Sections 2.15, 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless such entitlement to receive a greater payment is the result of a change in law after the date of the participation.
(d)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (other than to any Person who would not be an Eligible Assignee) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank and in the case of any Lender that is an Approved Fund, any pledge or assignment to any holders of obligations owed, or securities issued, by such Lender, including to any trustee for, or any other representative of, such holders, and this Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.
(e)    The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in clause (d) above.
(f)    If the Borrower wishes to replace the Loans or Commitments under any Facility with ones having different terms, it shall have the option, with the consent of the Administrative Agent (not to be unreasonably withheld, conditioned or delayed) and subject to at least three Business Days’ advance notice to the Lenders under such Facility, instead of prepaying the Loans or reducing or terminating the Commitments to be replaced, to (i) require the Lenders under such Facility to assign such Loans or Commitments to the Administrative Agent or its designees and (ii) amend the terms thereof in accordance with Section 9.08 (with such replacement, if applicable, being deemed to have been made pursuant to Section 9.08(d)). Pursuant to any such assignment, all Loans and Commitments to be replaced shall be purchased at par (allocated among the Lenders under such Facility in the same manner as would be required if such Loans were being optionally prepaid or such Commitments were being optionally reduced or terminated by the Borrower), accompanied by payment of any accrued interest and fees thereon and any amounts owing pursuant to Section 9.05(b). By receiving such purchase price, the Lenders under such Facility shall automatically be deemed to have assigned the Loans or Commitments under such Facility pursuant to the terms of the form of Assignment and Acceptance attached hereto as Exhibit A, and accordingly no other action by such Lenders shall be required in connection therewith. The provisions of this clause (f) are intended to facilitate the maintenance of the perfection and priority of existing security interests in the Collateral during any such replacement.
(g)    Notwithstanding anything to the contrary in this Agreement, including Section 2.18, any of Holdings or its Subsidiaries, including the Borrower, may purchase by way of assignment and become an Assignee with respect to Term Loans at any time and from time to time from Lenders in accordance with Section 9.04(b) hereof (each, a “Permitted Loan Purchase”); provided that (A) no Permitted Loan Purchase shall be made from the proceeds of any extensions of credit under the Revolving Facility, (B) upon consummation of any such Permitted Loan Purchase, the Loans purchased pursuant thereto shall be deemed to be automatically and immediately cancelled and extinguished, (C) the assignee and the assignor shall execute and deliver to the Administrative Agent a Permitted Loan Purchase Assignment and Acceptance (and for the avoidance of doubt, (x) shall make the representations and warranties set forth in the Permitted Loan Purchase Assignment and Acceptance and (y) shall not be required to execute and deliver an Assignment and Acceptance pursuant to Section 9.04(b)(ii)(B)) and (D) no Event of Default would be continuing immediately after giving effect on a Pro Forma Basis to such Permitted Loan Purchase.
(h)    In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or sub-participations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each Issuing Bank, Swingline Lender or any other Lender hereunder (and interest accrued thereon) and

(y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Revolving Facility Percentage; provided that notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
(i)    Notwithstanding anything to the contrary in this Agreement, including Section 2.18, if any assignment or participation under this Section 9.04 is made to any Ineligible Institution without the Borrower’s prior written consent, or to any Person without the consent of the Borrower in circumstances where the consent of the Borrower is otherwise required (and is not deemed to have been given in accordance with Section 9.04(b)(i)(A)), then the Borrower may, at their expense, upon notice to the applicable Ineligible Institution and the Administrative Agent, (i) terminate any Commitment of such Ineligible Institution or other Person and repay all outstanding Loan Obligations of the Borrower owing to such Ineligible Institution or other Person, (ii) purchase any Loans held by such Ineligible Institution or such other Person by paying the lesser of (x) par and (y) the amount that such Ineligible Institution or other Person paid to acquire such Loans, plus accrued and unpaid interest thereon and accrued and unpaid fees and other amounts payable to it hereunder (provided that any Loans repurchased pursuant to this clause (i)(ii) shall be immediately and automatically cancelled) and/or (iii) require such Ineligible Institution or such other Person to assign (in accordance with and subject to the restrictions contained in this Section 9.04) all of its rights, interests and obligations under this Agreement to one or more Eligible Assignees and if such Ineligible Institution or such other Person does not execute and deliver to the Administrative Agent a duly executed Assignment and Acceptance within two Business Days of the date on which the Eligible Assignee executes and delivers such Assignment and Acceptance to such Ineligible Institution or such other Person, then such Ineligible Institution or such other Person shall be deemed to have executed and delivered such Assignment and Acceptance without any action on its part; provided that (A) in the case of clauses (i) and (ii), no Loan Party shall be liable to the relevant Ineligible Institution under Section 2.16 if any Eurocurrency Loan or Term SOFR Loan owing to such Ineligible Institution is repaid or purchased other than on the last day of the Interest Period relating thereto, (B) in the case of clause (iii), the relevant assignment shall otherwise comply with this Section 9.04 (except that no registration and processing fee required under this Section 9.04 shall be required with any assignment pursuant to this paragraph) and (C) in no event shall such Ineligible Institution or other Person be entitled to receive amounts set forth in Section 2.13(c).
(j)    Notwithstanding anything to the contrary contained in this Agreement, any Erroneous Payment Deficiency Assignment of any Revolving Facility Loan pursuant to Section 8.14 may occur without the assignment of a corresponding amount of Revolving Facility Commitments of the applicable Erroneous Payment Assigning Lender.
Section 9.05    Expenses; Indemnity. (a) The Borrower agrees to pay (i) all reasonable and documented out-of-pocket expenses (including, without duplication, Other Taxes) incurred by the Administrative Agent or the Collateral Agent in connection with the preparation of this Agreement and the other Loan Documents, or by the Administrative Agent or the Collateral Agent in connection with the administration of this Agreement and any amendments, modifications or waivers of the provisions hereof or thereof, including the reasonable fees, charges and disbursements of Paul Hastings LLP, counsel for the Administrative Agent, the Collateral Agent and the Arrangers, and, if necessary, the reasonable fees, charges and disbursements of one local counsel per jurisdiction, and (ii) all reasonable and documented out-of-pocket expenses (including, without duplication, Other Taxes) incurred by the Agents, any Issuing Bank or any Lender in connection with the enforcement of their rights in connection with this Agreement and the other Loan Documents, in connection with the Loans made or the Letters of Credit issued hereunder, including the fees, charges and disbursements of a single counsel for all such persons, taken as a whole, and, if necessary, a single local counsel in each appropriate jurisdiction for all such persons, taken as a whole (and, in the case of an actual or perceived conflict of interest where such person affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected person).
(b)    The Borrower agrees to indemnify the Administrative Agent, the Collateral Agent, the Arrangers, the Co-Documentation Agent, the Bookrunners, each Issuing Bank, each Swingline Lender, each Lender, each of their respective Affiliates, successors and assignors, and each of their respective directors, officers, employees, agents, trustees, advisors and members (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements (excluding the allocated costs of in-house counsel and limited to not more than one counsel for all such Indemnitees, taken as a whole, and, if necessary, a single local counsel in each appropriate jurisdiction for all such Indemnitees, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Indemnitee)), incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto and thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated hereby, (ii) the use of the proceeds of the Loans or the use of any Letter of Credit (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any violation of or liability under Environmental Laws by the Borrower or any Subsidiary, (iv) any actual or alleged presence, Release of or exposure to Hazardous Materials at, under, on, from or to any property owned, leased or operated by the Borrower or any Subsidiary or (v) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto and regardless of whether such matter is initiated by a third party or by Holdings, the Borrower, or any of their subsidiaries or Affiliates, creditors or security holders; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or any of its Related Parties, (y) are determined by a final, non-appealable judgment of a court of competent jurisdiction to have arose from a material breach of such Indemnitee’s or any of its Related Parties’ obligations under any Loan Document or (z) arose from any claim, actions, suits, inquiries, litigation, investigation or proceeding that does not involve an act or omission of the Borrower or any of its Affiliates and is brought by an Indemnitee against another Indemnitee (other than any claim, actions, suits, inquiries, litigation, investigation or proceeding against any Agent or Arranger in its capacity as such, unless such claim, action, suit, inquiry, litigation, investigation or proceeding arose from the gross negligence, bad faith or willful misconduct of such Agent or Arranger or any of its Related Parties (as determined by a court of competent jurisdiction in a final, non-appealable judgment)). None of the Indemnitees (or any of their respective affiliates) shall be responsible or liable to the BDT Investor, Holdings, the Borrower or any of their respective subsidiaries, Affiliates or stockholders or any other person or entity for any special, indirect, consequential or punitive damages, which may be alleged as a result of the Facilities or the Transactions; provided that the foregoing shall not limit any Loan Party’s indemnity obligations to the extent special, indirect, consequential or punitive damages are included in any third party claim in connection with which such Indemnitee is entitled to receive indemnification hereunder. The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loan Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, any Issuing Bank or any Lender. All amounts due under this Section 9.05 shall be payable within 30 days after written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.
(c)    This Section 9.05 shall not apply to any Taxes (other than Taxes that represent losses, claims, damages, liabilities and related expenses resulting from a non-Tax claim), which shall be governed exclusively by Section 2.17 and, to the extent set forth therein, Section 2.15.
(d)    To the fullest extent permitted by applicable law, no party to this Agreement shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof (other than, in the case of the Borrower, in respect of any such damages incurred or paid by an Indemnitee to a third party for which such Indemnitee is otherwise entitled to indemnification pursuant to this Section 9.05). No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
(e)    The agreements in this Section 9.05 shall survive the resignation of the Administrative Agent, the Collateral Agent or any Issuing Bank, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Loan Obligations and the termination of this Agreement.
Section 9.06    Right of Set-off. If an Event of Default shall have occurred and be continuing, each Lender (and, in the case of Citicorp North America, Inc., its Affiliates) and each Issuing Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Lender or such Issuing Bank to or for the credit or the account of Holdings, the Borrower or any Subsidiary against any of and all the obligations of Holdings or the Borrower now or hereafter existing under this Agreement or any other Loan Document held by such Lender or such Issuing Bank, irrespective of whether or not such Lender or such Issuing Bank shall have made any demand under this Agreement or such other Loan Document and although the obligations may be unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.25 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Loan Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and each Issuing Bank under this Section 9.06 are in addition to other rights and remedies (including other rights of set-off) that such Lender or such Issuing Bank may have.
Section 9.07    Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (OTHER THAN AS

EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER, INCLUDING BUT NOT LIMITED TO THE VALIDITY, INTERPRETATION, CONSTRUCTION, BREACH, ENFORCEMENT OR TERMINATION HEREOF AND THEREOF, AND WHETHER ARISING IN CONTRACT OR TORT OR OTHERWISE, SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS THEREOF (OTHER THAN NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1401 AND SECTION 5-1402).
Section 9.08    Waivers; Amendment. (a) No failure or delay of the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, each Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by Holdings, the Borrower, the Thai Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by clause (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on Holdings, the Borrower, the Thai Borrower or any other Loan Party in any case shall entitle such person to any other or further notice or demand in similar or other circumstances.
(b)    Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (x) as provided in Sections 2.21, 2.22, 2.23 and 2.24, (y) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Holdings, the Borrower and the Required Lenders or the Administrative Agent at the direction thereof (or, in respect of any waiver, amendment or modification of Section 2.11(b) or (c), the Required Prepayment Lenders, rather than the Required Lenders, or the Administrative Agent at the direction thereof) and (z) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by each Loan Party that is a party thereto and the Administrative Agent and consented to by the Required Lenders (provided that, except as set forth in clause (vi) below, only the consent of the Administrative Agent or the Collateral Agent, as the case may be, shall be required to waive, amend or modify any Security Document or instrument delivered in connection therewith in any manner that is not otherwise inconsistent with this Agreement); provided, however, that no such agreement shall:
(i)    decrease or forgive the principal amount of, or extend the final maturity of, or decrease the rate of interest on, any Loan or any L/C Disbursement, or extend the stated expiration of any Letter of Credit beyond the applicable Revolving Facility Maturity Date (except as provided in Section 2.05(c)), without the prior written consent of each Lender directly adversely affected thereby (which, notwithstanding the foregoing, such consent of such Lender directly adversely affected thereby shall be the only consent required hereunder to make such modification); provided that no amendment to the financial definitions in this Agreement or waiver or modification of any Default or Event of Default (or of any obligation of the Borrower to pay interest at the default rate of interest under Section 2.13(c)) shall constitute a reduction in the rate of interest for purposes of this clause (i),
(ii)    increase or extend the Commitment of any Lender, or decrease the Commitment Fees, L/C Participation Fees or any other Fees of any Lender without the prior written consent of such Lender (which, notwithstanding the foregoing, such consent of such Lender shall be the only consent required hereunder to make such modification); provided that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default, mandatory prepayments or of a mandatory reduction in the aggregate Commitments shall not constitute an increase or extension of the Commitments of any Lender for purposes of this clause (ii),
(iii)    extend or waive any scheduled principal installment or reduce the amount due on the due date for any scheduled principal installment or extend any date on which payment of interest on any Loan or any L/C Disbursement or any Fees is due, without the prior written consent of each Lender directly adversely affected thereby (which, notwithstanding the foregoing, such consent of such Lender directly adversely affected thereby shall be the only consent required hereunder to make such modification); provided that no amendment to the financial definitions in this Agreement or any waiver or modifications of Defaults or Events of Default, mandatory prepayments or of a mandatory reduction in the aggregate Commitments shall constitute an increase or extension of the Commitments of any Lender for purposes of this clause (iii),
(iv)    amend the provisions of Section 7.02 with respect to the pro rata application of payments (and order of payments) required thereby in a manner that by its terms modifies the application of such payments required thereby to be on a less than pro rata basis (or modify the “waterfall” of payments), without the prior written consent of each Lender adversely affected thereby (which, notwithstanding the foregoing, such consent of such Lender directly adversely affected thereby shall be the only consent required hereunder to make such modification); provided that this clause (iv) shall not apply (A) to amendments or steps to give effect to the intended priority of obligations expressly permitted by the Loan Documents as of the Closing Date to be senior to the obligations in respect of any Facility, (B) to any debtor in possession or similar financing under applicable Debtor Relief Laws or (C) to amendments or steps to give effect to the intended priority of obligations incurred after the Closing Date and with respect to which each Lender adversely affected thereby was offered the right to participate ratably therein (each, a “Permitted Modification”),
(v)    amend or modify the provisions of this Section 9.08 or the definition of the terms “Required Lenders,” “Majority Lenders,” “Required Revolving Facility Lenders”, “Required USD Revolving Facility Lenders”, “Required Thai Baht Revolving Facility Lenders”, “Required Prepayment Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the prior written consent of each Lender adversely affected thereby, in each case except, for the avoidance of doubt, as otherwise provided in Section 9.08(d) (it being understood that additional extensions of credit pursuant to this Agreement may be included in the determination of any such requisite group of Lenders on substantially the same basis as the Loans and Commitments are included on the Closing Date),
(vi)    release all or substantially all of the Collateral or all or substantially all of the Subsidiary Loan Parties from their respective Loan Guarantees under the Guarantee Agreement,
(vii)    effect any waiver, amendment or modification that by its terms adversely affects the rights in respect of payments or Collateral of the Thai Baht Revolving Facility Lenders participating in the Thai Baht Revolving Facility or otherwise adversely affects the Thai

Baht Revolving Facility or the Thai Baht Revolving Facility Lenders differently from those USD Revolving Facility Lenders participating in the USD Revolving Facility, without the consent of the Required Thai Baht Revolving Facility Lenders participating in the adversely affected Thai Baht Revolving Facility, and
(viii)    (x) subordinate the payment priority of all or substantially all of the Loan Obligations or the Loan Guarantees and/or (y) subordinate the Liens with respect to all or substantially all of the value of the Collateral securing the Facilities, in each case, without the prior written consent of each Lender directly and adversely affected thereby, other than in connection with permitted asset sales, Dispositions, sale leasebacks, capital leases, mergers, liquidations, dissolutions or as otherwise permitted under this Agreement and other than in connection with any debtor-in-possession (or equivalent or similar) financing or use of Collateral in an insolvency proceeding or any other proceeding under any debtor relief laws or as permitted under any Intercreditor Agreement, in each case to any other Indebtedness solely in the form of third party Indebtedness for borrowed money unless such adversely affected Lender is offered the opportunity to participate on no less than a pro rata basis and on the same terms in such other Indebtedness.
Provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Collateral Agent, the Swingline Lender or an Issuing Bank hereunder without the prior written consent of the Administrative Agent, the Collateral Agent, the Swingline Lender or such Issuing Bank acting as such at the effective date of such agreement, as applicable. Each Lender shall be bound by any waiver, amendment or modification authorized by this Section 9.08 and any consent by any Lender pursuant to this Section 9.08 shall bind any Assignee of such Lender.
Notwithstanding anything to the contrary herein, no Defaulting Lender shall have the right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be affected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.
(c)    Without the consent of any Lender or Issuing Bank, the Loan Parties and the Administrative Agent and/or Collateral Agent may (in their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment, modification or waiver of any Loan Document, or enter into any new agreement or instrument, to effect (1) the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties or the granting of additional guarantees, to include holders of Other First Liens in the benefit of the Security Documents in connection with the incurrence of any Other First Lien Debt, or as required by local law (or upon the advice of counsel) to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law or this Agreement or in each case to otherwise enhance the rights or benefits of any Lender under any Loan Document (including, in all cases, to add a Designated Guarantor as a Subsidiary Loan Party or an Additional Borrower as a Borrower) and/or (2) the provisions of Section 1.08, 1.10, 1.12, 2.04, 2.05, 5.10, 5.14, 5.15 or 5.16, or any other provision specifying that any waiver, amendment or modification may be made with the consent or approval only of specified persons. The Administrative Agent and the Borrower may, without the consent of any Lender, enter into amendments or modifications to this Agreement or any of the other Loan

Documents or enter into additional Loan Documents as the Administrative Agent reasonably deems appropriate in order to implement any Benchmark Replacement or any Benchmark Replacement Conforming Changes or otherwise effectuate the terms of Section 2.14 in accordance with the terms of Section 2.14.
(d)    Notwithstanding the foregoing, the consent of the Required Lenders shall not be required, and this Agreement may be amended (or amended and restated), waived or supplemented with the written consent of the Lenders providing the relevant Loans, the Administrative Agent, Holdings and the Borrower (a) to provide for and/or to integrate in a manner not inconsistent with Section 2.21, 2.22, 2.23 and/or 2.24, as the case may be, any Incremental Term Loan Commitments, Incremental Revolving Facility Commitments, Refinancing Term Loans, Replacement Revolving Facility Commitments, Extended Revolving Loans and/or Extended Term Loans to be outstanding hereunder from time to time and to permit the accrued interest and fees and other obligations in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Initial Term B Loans and the Revolving Facility Loans and the accrued interest and fees and other obligations in respect thereof, in each case as an existing Class or as a new Class as provided for in Section 2.21, 2.22, 2.23 and/or 2.24, as the case may be, (b) to include appropriately the holders of such extensions of credit in any determination of the requisite lenders required hereunder, including the Required Lenders, the Required Prepayment Lenders, the Required Revolving Facility Lenders, the Required USD Revolving Facility Lenders, the Required Thai Baht Revolving Facility Lenders or any other requisite group of lenders, (c) to integrate any Other First Lien Debt and/or (d) to cure any ambiguity, omission, defect, inconsistency or to provide for any reasonable adjustment of a technical nature with respect to the provisions of this Agreement with respect to the borrowing and repayment of such extensions of credit.
(e)    [Reserved].
(f)    [Reserved].
(g)    With respect to the incurrence of any secured or unsecured Indebtedness (including any Intercreditor Agreement relating thereto), the Borrower may elect (in its sole discretion, but shall not be obligated) to deliver to the Administrative Agent a certificate of a Responsible Officer at least three Business Days prior to the incurrence thereof (or such shorter time as the Administrative Agent may agree in its reasonable discretion), together with either drafts of the material documentation relating to such Indebtedness or a description of such Indebtedness (including a description of the Liens intended to secure the same or the subordination provisions thereof, as applicable) in reasonably sufficient detail to be able to make the determinations referred to in this paragraph, which certificate shall either, at the Borrower’s election, (x) state that the Borrower has determined in good faith that such Indebtedness satisfies the requirements of the applicable provisions of Sections 6.01 and 6.02 (taking into account any other applicable provisions of this Section 9.08), in which case such certificate shall be conclusive evidence thereof or (y) request the Administrative Agent to confirm, based on the information set forth in such certificate and any other information reasonably requested by the Administrative Agent, that such Indebtedness satisfies such requirements, in which case the Administrative Agent may determine whether, in its reasonable judgment, such requirements have been satisfied (in which case it shall deliver to the Borrower a written confirmation of the same), with any such determination of the Administrative Agent to be conclusive evidence thereof, and the Lenders hereby authorize the Administrative Agent to make such determinations.
(h)    Notwithstanding, anything to the contrary in any Loan Document, this Agreement shall not be amended, waived or otherwise modified without the written consent of the Required USD Revolving Facility Lenders voting as a single Class (rather than the Required Lenders), the Administrative Agent and the Borrower with respect to (i) the provisions of Section 4.01, solely as they relate to the USD Revolving Facility Loans, Swingline Loans and USD Letters of Credit and (ii) with respect to the waiver of any Default or Event of Default or the waiver of any other conditions to a Credit Event with respect to the USD Revolving Facility Loans, Swingline Loans and USD Letters of Credit as set forth in Section 4.01 and (iii) the waiver of any Default or Event of Default that results from any representation made or deemed made in connection with any Credit Event in respect of the USD Revolving Facility.
(i)    Notwithstanding, anything to the contrary in any Loan Document, this Agreement shall not be amended, waived or otherwise modified without the written consent of the Required Thai Baht Revolving Facility Lenders voting as a single Class (rather than the Required Lenders), the Administrative Agent and the Thai Borrower with respect to (i) the provisions of Section 4.01, solely as they relate to the Thai Baht Revolving Facility Loans, and Thai Baht Letters of Credit, (ii) with respect to the waiver of any Default or Event of Default or the waiver of any other conditions to a Credit Event with respect to the Thai Baht Revolving Facility Loans, and Thai Baht Letters of Credit as set forth in Section 4.01 and (iii) the waiver of any Default or Event of Default that results from any representation made or deemed made in connection with any Credit Event in respect of the Thai Baht Revolving Facility.
(j)    Subject to Section 9.08(b)(vii), notwithstanding anything to the contrary in any Loan Document, (i) this Agreement may be amended, waived or otherwise modified with the written consent of solely the Required Revolving Facility Lenders voting as a single Class (rather than the Required Lenders), the Administrative Agent, Holdings, and the Borrower with respect to the provisions of Section 6.11, the waiver of any Default or Event of Default in respect of Section 6.11.
(k)    Notwithstanding anything to the contrary in any Loan Document, in connection with any determination as to whether the requisite Lenders have (A) consented (or not consented) to any waiver, amendment or modification of any provision of this Agreement or any other Loan Document or any departure by any Loan Party therefrom, (B) otherwise acted on any matter related to this Agreement or any Loan Document or (C) directed or required the Administrative Agent, the Collateral Agent or any Lender to undertake any action (or refrain from taking any action) with respect to, or under, this Agreement or any other Loan Document, any Lender (other than an Excluded Lender) that, as a result of its interest (or its and its Covered Affiliates’ collective interests) in any total return swap, total rate of return swap, credit default swap or other derivative contract (other than any such total return swap, total rate of return swap, credit default swap or other derivative contract entered into pursuant to bona fide market making activities), has a net short position with respect to any of the Loans or Commitments hereunder or with respect to any other tranche, class or series of Indebtedness for borrowed money incurred or issued by the Borrower or any of its Subsidiaries or Parent Entities at such time of determination (including commitments with respect to any revolving credit facility) (each such item of Indebtedness, including the Loan and Commitments, “Specified Indebtedness” and each such Lender, a “Net Short Lender”) shall have no right to vote with respect to any waiver, amendment or modification of this Agreement or any other Loan Documents and shall be deemed to have voted its interest as a Lender without discretion in the same proportion as the allocation of voting with respect to such matter by Lenders who are not Net Short Lenders (including in any plan of reorganization). In connection with any waiver, amendment or modification of this Agreement or the other Loan Documents, each Lender (other than any Excluded Lender) will be deemed to have represented to the Borrower and the Administrative Agent that it does not constitute a Net Short Lender, in each case, unless such Lender shall have notified the Borrower and the Administrative Agent prior to the requested response date with respect to such waiver, amendment or modification that it constitutes a Net Short Lender (it being understood and agreed that the Borrower and the Administrative Agent shall be entitled to rely on each such representation and deemed representation).
(l)    For purposes of the preceding clause:
(i)    “Covered Affiliate” means any Affiliate of a Lender (provided that for this purpose, Affiliates shall not include Persons that are subject to customary procedures to prevent the sharing of confidential information between such Lender and such Person if such Person has fiduciary duties to investors or other equityholders of such Person and such investors or equityholders are not the same as the investors or equityholders of such Lender).
(ii)    “Excluded Lender” means (A) any Lender that is a Regulated Bank, (B) any Revolving Facility Lender as of the Closing Date and (C) any Affiliate of a Regulated Bank to the extent that (1) all of the equity of such Affiliate is directly or indirectly owned by either (I) such Regulated Bank or (II) a parent entity that also owns, directly or indirectly, all of the equity of such Regulated Bank and (2) such Affiliate is a securities broker or dealer registered with the SEC under section 15 of the Securities Exchange Act of 1934).
(iii)    “Regulated Bank” means a commercial bank with a consolidated combined capital surplus of at least $5,000,000,000 that is (i) a U.S. depository institution the deposits of which are insured by the Federal Deposit Insurance Corporation; (ii) a corporation organized under section 25A of the U.S. Federal Reserve Act of 1913; (iii) a branch, agency or commercial lending company of a foreign bank operating pursuant to approval by and under the supervision of the Board under 12 CFR part 211; (iv) a non-U.S. branch of a foreign bank managed and controlled by a U.S. branch referred to in clause (iii); or (v) any other U.S. or non-U.S. depository institution or any branch, agency or similar office thereof supervised by a bank regulatory authority in any jurisdiction.
(iv)    For purposes of determining whether a Lender (alone or together with its Covered Affiliates) has a “net short position” on any date of determination: (i) derivative contracts with respect to any Specified Indebtedness and such contracts that are the functional equivalent thereof shall be counted at the notional amount of such contract in Dollars, (ii) notional amounts in other currencies shall be converted to the Dollar equivalent thereof by such Lender in a commercially reasonable manner consistent with generally accepted financial practices and based on the prevailing conversion rate (determined on a mid-market basis) on the date of determination, (iii) derivative contracts in respect of an index that includes the Borrower, any Parent Entity or any Subsidiary or any instrument issued or guaranteed by the Borrower, any Parent Entity or any Subsidiary shall not be deemed to create a short position with respect to such Specified Indebtedness, so long as (x) such index is not created, designed, administered or requested by such Lender or its Covered Affiliates and (y) the Borrower, its Parent Entities and the other Subsidiaries and any instrument issued or guaranteed by such persons, collectively, shall represent less than 5% of the components of such index, (iv) derivative transactions that are documented using either the 2014 ISDA Credit Derivatives Definitions or the 2003 ISDA Credit Derivatives Definitions (collectively, the “ISDA CDS Definitions”) shall be deemed to create a short position with respect to the relevant Specified Indebtedness if such Lender or its Covered Affiliates is a protection buyer or the equivalent thereof for such derivative transaction and (x) the relevant Specified Indebtedness is a “Reference Obligation” under the terms of such derivative transaction (whether specified by name in the related documentation, included as a “Standard Reference Obligation” on the most recent list published by Markit, if “Standard Reference Obligation” is specified as applicable in the relevant documentation or in any other manner), (y) the relevant Specified Indebtedness would be a “Deliverable Obligation” under the terms of such derivative transaction or (z) the Borrower, any Parent Entity or any Subsidiary is designated as a “Reference Entity” under the terms of such derivative transaction and (v) credit derivative transactions or other derivatives transactions not documented using the ISDA CDS Definitions shall be deemed to create a short position with respect to any Specified Indebtedness if such transactions offer the Lender or its Covered Affiliates protection against a decline in the value of such Specified Indebtedness, or in the credit quality of the Borrower, any Parent Entity or any Subsidiary, in each case, other than as part of an index so long as (x) such index is not created, designed, administered or requested by such Lender or its Covered Affiliates and (y) the Borrower, any Parent Entity, the Borrower and the Subsidiaries, and any instrument issued or guaranteed by such persons, collectively, shall represent less than 5% of the components of such index.
Section 9.09    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges that are treated as interest under applicable law (collectively, the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender or any Issuing Bank, shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, the rate of interest payable hereunder, together with all Charges payable to such Lender or such Issuing Bank, shall be limited to the Maximum Rate; provided that such excess amount shall be paid to such Lender or such Issuing Bank on subsequent payment dates to the extent not exceeding the legal limitation.
Section 9.10    Entire Agreement. This Agreement, the other Loan Documents and the agreements regarding certain Fees referred to herein constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among or representations from the parties or their Affiliates with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.
Section 9.11    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.
Section 9.12    Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
Section 9.13    Counterparts; Electronic Execution of Assignments and Certain Other Documents.
(a)    This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract, and shall become effective as provided in Section 9.03. Delivery of an executed counterpart to this Agreement by facsimile transmission (or other electronic transmission pursuant to procedures approved by the Administrative Agent) shall be as effective as delivery of a manually signed original.
(b)    Subject to paragraph (c) below, delivery of an executed counterpart of a signature page to this Agreement by facsimile or by email as a “.pdf” or “.tif” attachment shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in this Agreement, any other Loan Document or any other document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include electronic signatures, electronic records or the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
(c)    In respect of the Loan Document relating to Thai Baht Revolving Facility Borrowing or the Thai Borrower where a signature is delivered by any Party by facsimile transmission or other electronic transmissions as a “.pdf” or “.tif” attachment, its original in wet ink shall be subsequent delivered by the relevant Party.
Section 9.14    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.
Section 9.15    Jurisdiction; Consent to Service of Process. (a) Subject to any provisions to the contrary in any Loan Document governed by the law of a jurisdiction other than the United States, any state thereof or the District of Columbia, each party hereto irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in the borough of Manhattan, and of the United States District Court of the Southern District of New York sitting in the borough of Manhattan, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding shall be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other

Loan Document against the Borrower, the Thai Borrower or any other Loan Party or its properties in the courts of any jurisdiction.
(b)    Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any court of the State of New York sitting in the borough of Manhattan, or the United States District Court of the Southern District of New York, and any appellate court from any thereof. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(c)    Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement or any other Loan Document to serve process in any other manner permitted by law. The Thai Borrower hereby irrevocably appoints the Borrower as its authorized agent to accept and acknowledge service of any and all process which may be served in any suit, action or proceeding of the nature referred to in this Section 9.15 and the Borrower hereby accepts such appointment. The Thai Borrower agrees that such service (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by law, be taken and held to be valid personal service upon and personal delivery to it.
Section 9.16    Confidentiality. Each of the Lenders, each Issuing Bank and each of the Agents or any of their respective branches or Affiliates agrees that it shall maintain in confidence any information relating to Holdings, any Parent Entity, the Borrower and any Subsidiary furnished to it by or on behalf of Holdings, any Parent Entity, the Borrower or any Subsidiary (other than information that (a) has become generally available to the public other than as a result of a disclosure by such party, (b) has been independently developed by such Lender, such Issuing Bank or such Agent without violating this Section 9.16 or (c) was already in such Lender’s possession or available to such Lender, such Issuing Bank or such Agent from a third party having, to such person’s knowledge, no obligations of confidentiality to Holdings, any Parent Entity, the Borrower or any other Loan Party or any of their respective Affiliates) and shall not reveal the same other than to its directors, trustees, officers, employees and advisors with a need to know and any numbering, administration or settlement service providers or to any person that approves or administers the Loans on behalf of such Lender (so long as each such person shall have been instructed to keep the same confidential in accordance with this Section 9.16), except: (A) to the extent necessary to comply with law or any legal process or the requirements of any Governmental Authority, the National Association of Insurance Commissioners or of any securities exchange on which securities of the disclosing party or any Affiliate of the disclosing party are listed or traded (in which case, to the extent practicable and not prohibited by applicable law, such person shall inform the Borrower promptly thereof prior to disclosure), (B) as part of normal reporting or review procedures to, or examinations by, Governmental Authorities or self-regulatory authorities, including the National Association of Insurance Commissioners or the Financial Industry Regulatory Authority, Inc. or their equivalent in any jurisdiction (in which case, except with respect to any routine or ordinary course audit or examination conducted by bank accountants or any regulatory authority or self-regulatory authority exercising examination or regulatory authority, to the extent practicable and not prohibited by applicable law, such person shall inform the Borrower promptly thereof prior to disclosure), (C) to its parent companies, Affiliates and its and its Affiliates’ employees, directors, legal counsel, independent auditors, professionals and other experts, advisors, officers, service providers or agents (so long as each such person shall have been instructed to keep the same confidential in accordance with this Section 9.16), (D) in order to enforce its rights under any Loan Document in a legal proceeding or to the extent applicable and reasonably necessary or advisable, for purposes of establishing a “due diligence” defense or in connection with the exercise of any remedy or enforcement of any rights hereunder, (E) to any pledgee under Section 9.04(c) or any other prospective assignee of, or prospective Participant in, any of its rights under this Agreement (so long as such person shall have been instructed to keep the same confidential in accordance with this Section 9.16), (E) to any direct or indirect contractual counterparty in Hedging Agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 9.16); provided that, in the case of clauses (E) and (F), no information may be provided to any Ineligible Institution or person who is known to be acting on behalf of or fronting an Ineligible Institution, (G) with the written consent of the Borrower and (H) to any rating agency when required by such rating agency in connection with rating such Lender, provided that, prior to any such disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to Holdings, any Parent Entity, the Borrower and any Subsidiary received by such rating agency from the Agent or any Lender. Each Loan Party consents to the publication by the Administrative Agent or any Lender of customary advertising material relating to the transactions contemplated hereby using the name, product photographs, logo or trademark of such Loan Party. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the agents and the Lenders in connection with the administration of this Agreement, the other Loan Documents and the Commitments. For the avoidance of doubt, nothing herein prohibits any individual from communicating or disclosing information regarding suspected violations of laws, rules, or regulations to a governmental, regulatory, or self-regulatory authority without any notification to any person in accordance with applicable laws, rules, regulations, or regulatory guidance.
Section 9.17    Platform; Borrower Materials. The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the Issuing Banks materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”), and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information (or, if Holdings is not at the time a public reporting company, material information of a type that would not reasonably be expected to be publicly available if Holdings were a public reporting company) with respect to Holdings, the Borrower or the Subsidiaries or any of their respective securities) (each, a “Public Lender”). the Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (i) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the Issuing Banks and the Lenders to treat such Borrower Materials as solely containing information that is either (A) publicly available information or (B) not material (although it may be sensitive and proprietary) with respect to Holdings, the Borrower or the Subsidiaries or any of their respective securities for purposes of United States Federal and state securities laws (provided, however, that such Borrower Materials shall be treated as set forth in Section 9.16, to the extent such Borrower Materials constitute information subject to the terms thereof), (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor” and (iv) the Administrative Agent and the Arrangers shall be entitled to treat the Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.” Any Loan Documents shall be deemed to be “PUBLIC” and may be made available on the “Public Investor” portion of the Platform.

Section 9.18    Release of Liens and Guarantees.
(a)    The Lenders, the Issuing Banks and the other Secured Parties hereby irrevocably agree that the Liens granted to the Collateral Agent by the Loan Parties on any Collateral shall be automatically released or terminated, as applicable: (i) in full upon the occurrence of the Termination Date as set forth in Section 9.18(d) below, (ii) upon the Disposition (or any merger, consolidation or amalgamation to effect such Disposition) (including transfers of Securitization Assets in connection with a Permitted Securitization Financing or a Foreign Customer Finance Program) of such Collateral by any Loan Party to a person that is not (and is not required to immediately become) a Loan Party in a transaction not prohibited by this Agreement, (iii) to the extent that such Collateral comprises property leased to a Loan Party, upon termination or expiration of such lease, (iv) if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (or such other percentage of the Lenders whose consent may be required in accordance with Section 9.08), (v) to the extent that the property constituting such Collateral is owned by any Loan Party, upon the release of such Loan Party from its obligations under its Loan Guarantee in accordance with the Loan Documents, (vi) pursuant to any binding Intercreditor Agreement, (vii) as required by the Collateral Agent to effect any Disposition of Collateral in connection with any exercise of remedies of the Collateral Agent pursuant to the Security Documents, (viii) upon any property becoming Excluded Property. Furthermore, the Lenders, the Issuing Banks and the other Secured Parties hereby irrevocably authorize the Administrative Agent and the Collateral Agent to release or subordinate any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by clauses (c), (f), (g), (i), (j), (n), (t), (u), (ee)(ii), (kk), (mm) or (nn) of Section 6.02, in each case to the extent the contract or agreement pursuant to which such Lien is granted prohibits the Liens under the Loan Documents on such property or requires the subordination thereof, and the Administrative Agent and the Collateral Agent shall do so upon request of any Loan Party; provided that upon the request of the Administrative Agent, the Borrower shall deliver to the Administrative Agent a certificate of a Responsible Officer of the Borrower certifying as to the applicable matters described in this sentence. Any such release (other than pursuant to clause (i) above) shall not in any manner discharge, affect, or impair the Secured Obligations or any Liens (other than the Liens released) upon (or obligations (other than those released) of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any Disposition, to the extent otherwise constituting Collateral.
(b)    In addition, the Lenders, the Issuing Banks and the other Secured Parties hereby irrevocably agree that a Subsidiary Loan Party shall be automatically released from its Loan Guarantee and its other obligations under the Loan Documents upon consummation of any transaction not prohibited hereunder resulting in such Subsidiary Loan Party ceasing to constitute a Subsidiary Loan Party or otherwise becoming an Excluded Subsidiary; provided that no Subsidiary Loan Party shall be automatically released from its obligations under the Loan Documents solely by reason of such Subsidiary Loan Party becoming an Excluded Subsidiary of the type described in clause (b) of the definition thereof unless either (x) it is no longer a direct or indirect Subsidiary of the Borrower or (y) such Subsidiary Loan Party ceases to be a Wholly Owned Subsidiary as a result of a sale or transfer of Equity Interests to (A) a person that is not an Affiliate of the Borrower or (B) an Affiliate of the Borrower if, in the case of this clause (B), such sale or transfer is made for a bona fide business purpose of the Borrower and its Subsidiaries and not for the primary purpose of evading the Collateral and Guarantee Requirement (as determined by the Borrower in good faith, in consultation with the Administrative Agent).

(c)    The Collateral Agent may rely conclusively on a certificate provided to it by any Loan Party upon its reasonable request as to any matter of fact described in the preceding clauses (a) and (b) without further inquiry.
(d)    The Lenders, the Issuing Banks and the other Secured Parties hereby authorize the Administrative Agent and the Collateral Agent, as applicable, to execute and deliver any instruments, documents, and agreements necessary or desirable to evidence and confirm the release of any Loan Party or Collateral pursuant to the foregoing provisions of this Section 9.18 and to return to Holdings, the Borrower or its applicable Subsidiary all possessory collateral (including any certificates or instruments) held by it in respect of any Collateral so released, all without the need for further consent of any Lender or any other Secured Party. For the avoidance of doubt, upon any such release, any representation, warranty or covenant contained in any Loan Document relating to any such Loan Party or such Collateral shall no longer be deemed to be made.
(e)    Notwithstanding anything to the contrary contained herein or any other Loan Document, on the Termination Date, all Liens granted to the Collateral Agent by the Loan Parties on any Collateral and all obligations of the Borrower, the Thai Borrower and the other Loan Parties under any Loan Documents (other than such obligations that expressly survive the Termination Date pursuant to the terms hereof) shall, in each case, be automatically released and, upon request of the Borrower, the Administrative Agent and/or the Collateral Agent, as applicable, shall (without notice to, or any vote or consent of, any Secured Party) take such actions as shall be required to evidence the release its security interest in all Collateral (including returning to Holdings or the Borrower all possessory collateral (including any certificates or instruments) held by it in respect of any Collateral), and to evidence the release of all such obligations under any Loan Document, whether or not on the date of such release there may be any (i) outstanding obligations in respect of any Secured Hedge Agreements or any Secured Cash Management Agreements or (ii) contingent indemnification obligations or expense reimbursement claims not then due. Any such release of obligations shall be deemed subject to the provision that such obligations shall be reinstated if after such release any portion of any payment in respect of the obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Loan Party or the Thai Borrower, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Loan Party or the Thai Borrower or any substantial part of its respective property, or otherwise, all as though such payment had not been made.
(f)    The Administrative Agent and the Collateral Agent shall promptly (and the Secured Parties hereby authorize and direct the Administrative Agent and the Collateral Agent to) take such action and execute any such documents or instruments as may be reasonably requested by the Borrower in connection with any release or termination contemplated by this Section 9.18; provided that such release shall be without recourse to or warranty by the Administrative Agent or Collateral Agent, other than as to the authority of the Administrative Agent or Collateral Agent to execute and deliver any such document or instrument. The Borrower agrees to pay all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or the Collateral Agent (and their respective representatives) in connection with taking such actions.
(g)    For the avoidance of doubt, (i) Secured Obligations in respect of any Secured Cash Management Agreement or Secured Hedge Agreement shall be secured and guaranteed pursuant to the Security Documents only to the extent that, and for so long as, the other Secured Obligations are so secured and guaranteed, and the discharge of obligations in respect of Secured Cash Management Agreements or Secured Hedge Agreements shall not be a condition to the occurrence of the Termination Date, (ii) no person shall have any voting rights under any Loan Document solely as a result of the existence of obligations owed to it under any such Secured Hedge Agreement or Secured Cash Management Agreement and (iii) no release of Collateral or any Loan Guarantee or any other obligations pursuant to this Agreement or any other Loan Document shall require the consent of any holder of obligations under Secured Hedge Agreements or Secured Cash Management Agreements.
Section 9.19    Conflicts with Permitted Securitization Financings and Foreign Customer Finance Programs. Each of the parties hereto agrees that nothing in this Agreement or any other Loan Document is intended to conflict with any Permitted Securitization Financing or Foreign Customer Finance Program. In the event of any conflict or apparent conflict between any term, covenant, condition or provision of this Agreement or any other Loan Document and any term, covenant, condition or provision of a Permitted Securitization Financing or Foreign Customer Finance Program, as applicable, this Agreement and such Loan Document shall be interpreted to the maximum extent possible to avoid causing any “Default,” “Event of Default,” “Rapid Amortization Event,” “Potential Rapid Amortization Event,” “Manager Termination Event” or “Potential Manager Termination Event,” each as defined under a Permitted Securitization Financing or Foreign Customer Finance Program, as applicable, and such interpretation shall control and govern.
Section 9.20    USA PATRIOT Act Notice. Each Lender that is subject to the USA PATRIOT Act and the Beneficial Ownership Regulation and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies each Loan Party and the Thai Borrower, which information includes the name and address of each Loan Party and the Thai Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party and the Thai Borrower in accordance with the USA PATRIOT Act and the Beneficial Ownership Regulation. The Borrower and the Thai Borrower shall, promptly following a request by the Administrative agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests that is necessary in order for the Administrative Agent or such Lender to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, include the USA PATRIOT Act and the Beneficial Ownership Regulation.
Section 9.21    Affiliate Lenders.
(a)    Each Lender who is an Affiliate of the Borrower (other than any Debt Fund Affiliate, Holdings, the Borrower or any Subsidiary) (each, an “Affiliate Lender”), in connection with any (i) consent (or decision not to consent) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document, (ii) other action on any matter related to any Loan Document or (iii) direction to the Administrative Agent, the Collateral Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, agrees that, except with respect to any amendment, modification, waiver, consent or other action (1) described in clauses (i), (ii), (iii), (iv), (v) or (vi) of the first proviso of Section 9.08(b) or (2) that adversely affects such Affiliate Lender (in its capacity as a Lender) in a disproportionately adverse manner as compared to other Lenders, such Affiliate Lender shall be deemed to have voted its interest as a Lender without discretion in such proportion as the allocation of voting with respect to such matter by Lenders who are not Affiliate Lenders. Each Affiliate Lender hereby acknowledges, agrees and consents that if, for any reason, its vote to accept or reject any plan pursuant to the US Bankruptcy Code is not deemed to have been so voted, then such vote will be (x) deemed not to be in good faith and (y) “designated” pursuant to Section 1126(e) of the US Bankruptcy Code such that the vote is not counted in determining whether the applicable class has accepted or rejected such plan in accordance with Section 1126(c) of the US Bankruptcy Code; provided that Debt Fund Affiliates will not be subject to such voting limitations and will be entitled to vote as any other Lender; provided that Debt Fund Affiliates may not account for more than 49.9% of the “Required Lenders” in any Required Lender vote. Each Affiliate Lender hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Affiliate Lender’s attorney-in-fact, with full authority in the place and stead of such Affiliate Lender and in the name of such Affiliate Lender, from time to time in the Administrative Agent’s discretion to take any action and to execute any instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this clause (a).
(b)    Notwithstanding anything to the contrary in this Agreement, no Affiliate Lender shall have any right to (1) attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent or any Lender to which representatives of the Borrower are not then present, (2) receive any information or material prepared by Administrative Agent or any Lender or any communication by or among Administrative Agent and/or one or more Lenders, except to the extent such information or materials have been made available to the Borrower or its Subsidiaries or their representatives, (3) make or bring (or participate in, other than as a passive participant in or recipient of its pro rata benefits of) any claim, in its capacity as a Lender, against Administrative Agent, the Collateral Agent or any other Lender with respect to any duties or obligations or alleged duties or obligations of such Agent or any other such Lender under the Loan Documents, (4) receive advice of counsel to the Administrative Agent, the Collateral Agent or any Lender (or challenge any assertion of attorney-client privilege by such counsel), (5) purchase any Term Loan if, immediately after giving effect to such purchase, Affiliate Lenders in the aggregate would own Term Loans with an aggregate principal amount in excess of 25% of the aggregate principal amount of all Term Loans then outstanding or (6) purchase any Revolving Facility Loans or Revolving Facility Commitments. Each Lender (other than any other Affiliate Lender) that assigns any Loans to an Affiliate Lender shall deliver to the Administrative Agent, the Borrower and such Affiliate Lender a customary Big Boy Letter.
(c)    Notwithstanding anything herein to the contrary, (1) each Affiliate Lender shall have the right (but shall not be obligated to) to contribute any Term Loans, Incremental Equivalent Debt or Refinancing Notes acquired by it to Holdings, the Borrower or any of its Subsidiaries for the purpose of canceling such Term Loans, Incremental Equivalent Debt or Refinancing Notes, and in exchange therefor such Affiliate Lender may receive debt or equity securities of such entity or a direct or indirect parent entity or subsidiary thereof that are otherwise permitted to be issued by such entity at such time, it being understood that (x) in the case of any Term Loans, such Term Loans shall be cancelled immediately upon such contribution and (y) any such contribution shall be treated as a capital contribution that builds the Cumulative Credit pursuant to clause (l) of the definition thereof by an amount equal to the fair market value (as determined by Holdings in good faith) of the Term Loans, Incremental Equivalent Debt, Refinancing Notes or other applicable debt for borrowed money so contributed.
Section 9.22    [Reserved].
Section 9.23    [Reserved].

Section 9.24    Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among the parties hereto, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
Section 9.25    No Advisory or Fiduciary Responsibility.
(a)    In connection with all aspects of each transaction contemplated hereby, each Loan Party and the Thai Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that (i) the Facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between Holdings and its Subsidiaries, on the one hand, and the Agents, the Arrangers, the Issuing Banks and the Lenders, on the other hand, and the Borrower are capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof), (ii) in connection with the process leading to such transaction, each of the Agents, the Arrangers, the Issuing Banks and the Lenders is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person, (iii) none of the Agents, the Arrangers, the Issuing Banks or the Lenders has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any Agent or Lender has advised or is currently advising the Borrower or any of its Affiliates on other matters) and none of the Agents, the Arrangers, the Issuing Banks or the Lenders has any obligation to the Borrower or any of its Affiliates with respect to the financing transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents, (iv) the Agents, the Arrangers, the Issuing Banks and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from, and may conflict with, those of the Borrower and its Affiliates, and none of the Agents, the Arrangers, the Issuing Banks or the Lenders has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship and (v) the Agents, the

Arrangers, the Issuing Banks and the Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Loan Parties and the Thai Borrower have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate. Each Loan Party and the Thai Borrower hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Agents, the Arrangers, the Issuing Banks and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty under applicable law relating to agency and fiduciary obligations.
(b)    Each Loan Party and the Thai Borrower acknowledges and agrees that each Lender, the Arrangers, the Issuing Banks and any Affiliate thereof may lend money to, invest in, and generally engage in any kind of business with, any of the Borrower, Holdings, the BDT Investor, any Affiliate thereof or any other person or entity that may do business with or own securities of any of the foregoing, all as if such Lender, Arranger, Issuing Bank or Affiliate thereof were not a Lender, Arranger, Issuing Bank or an Affiliate thereof (or an agent or any other person with any similar role under the Facilities) and without any duty to account therefor to any other Lender, Arranger, Issuing Bank, Holdings, the Borrower, the BDT Investor or any Affiliate of the foregoing. Each Lender, Arranger, Issuing Bank and any Affiliate thereof may accept fees and other consideration from Holdings, the Borrower, the BDT Investor or any Affiliate thereof for services in connection with this Agreement, the Facilities or otherwise without having to account for the same to any other Lender, Arranger, Issuing Bank, Holdings, the Borrower, the BDT Investor or any Affiliate of the foregoing. Some or all of the Lenders, Arrangers and Issuing Banks may have directly or indirectly acquired certain equity interests (including warrants) in Holdings, the Borrower, the BDT Investor or an Affiliate thereof or may have directly or indirectly extended credit on a subordinated basis to Holdings, the Borrower, the BDT Investor or an Affiliate thereof. Each party hereto, on its behalf and on behalf of its Affiliates, acknowledges and waives the potential conflict of interest resulting from any such Lender, Arranger, Issuing Bank or an Affiliate thereof holding disproportionate interests in the extensions of credit under the Facilities or otherwise acting as arranger or agent thereunder and such Lender, Arranger, Issuing Bank or any Affiliate thereof directly or indirectly holding equity interests in or subordinated debt issued by Holdings, the Borrower, the BDT Investor or an Affiliate thereof.
Section 9.26    Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedging Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
(a)    In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
(b)    As used in this Section 9.26, the following terms have the following meanings:
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Covered Entity” means any of the following:
(i)    a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(ii)    a “covered bank” as that term is defined in, and interpreted in accordance with 12 C.F.R. § 47.3(b); or
(iii)    a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
Section 9.27    Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Thai Borrower and each Loan Party in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from the Thai Borrower or any Loan Party in the Agreement Currency, the Thai Borrower or such Loan Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to the Thai Borrower or such Loan Party (or to any other Person who may be entitled thereto under applicable Requirement of Law).
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ALLIANCE LAUNDRY HOLDINGS
LLC, as Holdings

By:
Name:
Title:

ALLIANCE LAUNDRY SYSTEMS
LLC, as Borrower

By:
Name:
Title:
[Signature Page to Credit Agreement]

ALLIANCE LAUNDRY (THAILAND)
COMPANY LIMITED, as Thai Borrower

By:
Name:
Title:
[Signature Page to Credit Agreement]

CITIBANK N.A., as Administrative Agent, Collateral Agent, Swingline Lender, an Issuing Bank and as a Lender

By:
Name:
Title:
[Signature Page to Credit Agreement]

[ ],as a Lender

By:

Name:
Title:
[Signature Page to Credit Agreement]